As filed with the Securities and Exchange Commission on February 6, 2020

Registration No. 333-235442

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-11

REGISTRATION STATEMENT

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Medalist Diversified REIT, Inc.

(Exact name of registrant as specified in its charter)

11 S. 12th Street
Suite 401
Richmond, Virginia 23219
(804) 344-4445

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Thomas E. Messier
11 S. 12th Street, Suite 401

Richmond, Virginia 23219

(804) 344-4435

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas G. Voekler, Esq. Michael R. Beville, Esq. Kaplan Voekler Cunningham & Frank, PLC 1401 East Cary Street Richmond, Virginia 23219 Telephone: (804) 823-4000 Facsimile: (804) 823-4099	Darrin M. Ocasio, Esq. Sichenzia Ross Ference LLP 1185 Avenue of Americas 37th Floor New York, NY 10036 Telephone: (212) 930-9700 Facsimile: (212) 930-9725

Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of the registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller Reporting Company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Series A Preferred Stock, $0.01 par value per share	$8,625,000	$1,120

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act.
(2)	Includes shares the underwriters have the option to purchase to cover overallotments, if any.
(3)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 6, 2020

PROSPECTUS

        Shares

MEDALIST DIVERSIFIED REIT, INC.

% Series A Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 Per Share)

We were formed to acquire, reposition, renovate, lease and manage income-producing properties, with a primary focus on (i) commercial properties, including flex-industrial, and retail properties, (ii) multi-family residential properties and (iii) hotel properties. We invest primarily in properties across secondary and tertiary markets in the southeastern part of the United States, with a concentration in Virginia, North Carolina, South Carolina, Georgia, Florida and Alabama. We are externally managed and advised by Medalist Fund Manager, Inc., a Virginia corporation, or our Manager. Our Manager makes all investment decisions for us. Our Manager is owned fifty percent each by Mr. Bill Elliott and Mr. Tim Messier, who are co-Presidents thereof.

We are offering        shares of our                  % Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share, or the Series A Preferred Stock.

Dividends on the Series A Preferred Stock will be payable quarterly in arrears on or about the 25th day of January, April, July and October of each year. The dividend rate is                  % per annum of the $25.00 liquidation preference, which is equivalent to $                 per share of Series A Preferred Stock. The first dividend on the Series A Preferred Stock sold in this offering will be paid on                  , 2020, will cover the period from, but excluding,                 , 2020 to, but excluding,                 , 2020 and will be in the amount of $                 per share.

Generally, we may not redeem the Series A Preferred Stock until                 , 2022. On and after                   , 2022, we may, at our option, redeem the Series A Preferred Stock, in whole or in part from time to time, by paying $25.00 per share, plus any accrued and unpaid dividends (whether or not declared) to, but not including, the date of redemption. The shares of Series A Preferred Stock have a maturity and mandatory redemption date of                 , 2025. If a Change of Control Triggering Event, as described herein, occurs, unless we have exercised our option to redeem the Series A Preferred Stock, holders of the Series A Preferred Stock may require us to redeem the Series A Preferred Stock at the price described in this prospectus under “Description of Capital Stock—Series A Preferred Stock—Change of Control.”

We have filed an application to list the Series A Preferred Stock on the Nasdaq Capital Market under the symbol “MDRR PRA.” Our common stock is traded on the Nasdaq Capital Market under the symbol “MDRR.”

Beginning with our taxable year ended December 31, 2017, we believe that we have operated in a manner qualifying us as a REIT, and we have elected to be taxed as a REIT for federal income tax purposes. Shares of our common stock are subject to ownership limitations that are primarily intended to assist us in maintaining our qualification as a REIT. Our charter contains certain restrictions relating to the ownership and transfer of our common stock, including, subject to certain exceptions, a 9.8% ownership limit of our common stock by value or number of shares, whichever is more restrictive. See “Description of Capital Stock—Restrictions on Ownership and Transfer” beginning on page 101 of this prospectus.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for future filings.

Investing in us involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus for a discussion of the risks that should be considered in connection with your investment in the Units. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” for additional disclosure regarding the underwriting discounts and commissions and other expenses payable to the underwriters by us.

We have granted a 45-day option to the representative of the underwriters to purchase a maximum of          additional shares of Series A Preferred Stock solely to cover over-allotments, if any.

The underwriters expect to deliver the shares of Series A Preferred Stock to purchasers on or about                  , 2020, subject to customary closing conditions.

Sole Book-Running Manager

Aegis Capital Corp.

Prospectus Dated                    , 2020

You should rely only on the information contained in this prospectus, and in any free writing prospectus prepared by us. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, and in any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in those documents. This prospectus is an offer to sell only the shares offered hereby, but only in circumstances and in jurisdictions where it is lawful to do so. Our business, financial condition, results of operations and prospects may have changed since those dates.

Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to this offering and the distribution of this prospectors.

Certain Definitions

We use certain defined terms throughout this prospectus that have the following meanings:

Value-Add: Value-Add investments generally consist of real properties that are well-occupied and provide a relatively stable stream of cash flow; however, they also provide an opportunity for the improvement of the physical, financial, operational, or management characteristics of the property in order to drive rent growth, minimize turnover, and/or control operating expenses, with a high proportion of the total return attributable to appreciation on the resulting increase in value.  Value-Add investments are typically identified by the buyer prior to acquisition and include projects such as comprehensive interior upgrades to units, re-tenanting and/or repositioning of the property, and curing deferred maintenance or physical obsolescence.

Opportunistic: Opportunistic investments generally consist of real properties that exhibit some characteristics of distress, such as impaired operating cash flow, severe deferred capital maintenance or physical obsolescence, legacy leverage issues or broken capital structures requiring fresh capital in order to stabilize the property.  Opportunistic strategies ultimately result in creating a stable stream of cash flow for the property, and thus the total return is largely attributable to appreciation.

2018 Exempt Offering: Our 2018 Exempt Offering refers to our initial exempt public offering pursuant to Section 3(b)(2) of the Securities Act which closed on June 19, 2018 pursuant to which we issued an aggregate of 1,995,580 shares of our common stock and received approximately $17,921,110 in net proceeds.

IPO: Our IPO refers to our initial registered public offering on Form S-11 which closed on November 30, 2018 pursuant to which we issued an aggregate of 240,000 shares of our common stock and received approximately $1,838,727 in net proceeds

Industry and Market Data

We obtained the industry forecasts and projections and market data described in this prospectus, including data from publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry and there can be no assurance that any of the projections will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information. We have not sought the consent of the sources to refer to their reports appearing in this prospectus.

PROSPECTUS SUMMARY

This summary highlights the material information from this prospectus. Because it is a summary, it may not contain all the information that you should consider before investing in our Series A Preferred Stock. To fully understand this offering, you should carefully read this entire prospectus, including the more detailed information set forth under the caption “Risk Factors,” the historical and pro forma financial statements, including the related notes thereto, appearing elsewhere in this prospectus, and any free writing prospectus provided or approved by us before investing in our Series A Preferred Stock.

Unless the context otherwise requires or indicates, references in this prospectus to “us,” “we,” “our” or “our company” refer to Medalist Diversified REIT, Inc., a Maryland corporation, together with its consolidated subsidiaries, including Medalist Diversified Holdings, L.P., a Delaware limited partnership, which we refer to as our operating partnership. We refer to Medalist Fund Manager, Inc., a Virginia corporation, as our Manager.  As used in this prospectus, an affiliate of, or person affiliated with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

Unless the context otherwise requires or indicates, the information set forth in this prospectus assumes that the underwriters’ option to acquire additional shares of Series A Preferred Stock is not exercised.

Our Company

Medalist Diversified REIT, Inc. was formed in 2015 as a Maryland corporation, to acquire, reposition, renovate, lease and manage income-producing properties, with a primary focus on (i) commercial properties, including flex-industrial, and retail properties, (ii) multi-family residential properties and (iii) hotel properties. We invest primarily in properties across secondary and tertiary markets in the southeastern part of the United States, with a concentration in Virginia, North Carolina, South Carolina, Georgia, Florida and Alabama. Beginning with our taxable year ended December 31, 2017, we believe that we have operated in a manner qualifying us as a REIT, and we have elected to be taxed as a REIT for federal income tax purposes. We are externally managed and advised by Medalist Fund Manager, Inc., a Virginia corporation, or our Manager. Our Manager makes all investment decisions for us. Our Manager is owned fifty percent each by Mr. Bill Elliott and Mr. Tim Messier, who are co-Presidents thereof.

We operate as an UPREIT, and own our properties through our subsidiary, Medalist Diversified Holdings, L.P., a Delaware limited partnership. We may also pursue other real estate-related investments, including but not limited to equity or other ownership interests in entities that are the direct or indirect owners of real property, or indirect investments in real property, such as those that may be obtained in a joint venture. We anticipate that any such equity or joint venture investments to be in controlling interests in such entities. While we do not intend for these types of investments to be a primary focus, we may make such investments in our Manager’s sole discretion. We refer to our investments in real property and our real estate-related investments, collectively, as Investments.

As of the date of the prospectus, we own six Investments comprised of three retail properties, two hotel properties and one flex/industrial property. We own 100% of the interests in our Investments, except for one hotel property of which we own 75% tenant-in-common interest in the property and one retail property of which we own 84% tenant-in-common interest in the property.

Our principal objectives include sourcing value-add Investments in markets in which we maintain deep industry relationships and local market knowledge, and the creation of value for stockholders by utilizing our relationships and local knowledge of commercial real estate investment, management and disposition. There is, however, no assurance that any of these objectives will be achieved.

 We may make Investments in properties owned by unaffiliated third parties, our Manager, or affiliates of our Manager, as determined by our Manager in its sole discretion. The purchase price of any Investment owned by an affiliated party will be based upon the fair market value of the asset established by third-party MAI appraisal.

Recent Developments

Property Acquisitions

On August 30, 2019, we acquired a retail shopping center property totaling approximately 160,356 square feet of gross leasable area in Goldsboro, North Carolina, commonly referred to as the Ashley Plaza shopping center, or the Ashley Plaza Property, for a purchase price of $15,200,000, exclusive of closing costs. In connection with the acquisition, we paid $3,281,144 in cash and incurred new secured debt of $11,400,000, or the Ashley Plaza Loan, and new unsecured debt of $1,000,000, in addition to closing and acquisition costs.

On September 27, 2019, we acquired a 148-room hotel in Clemson, South Carolina, commonly referred to as the Best Western Plus University Inn & Conference Center Clemson, or the Clemson Best Western Property, for a purchase price of $9,750,000, exclusive of closing costs. In connection with the acquisition, we paid $1,767,528 in cash and incurred new secured debt of $7,750,000, or the Clemson Best Western Loan, and new unsecured debt of $1,000,000, in addition to closing and acquisition costs.

On October 3, 2019, we acquired a mixed-use industrial/office property totaling approximately 64,884 square feet of gross leasable area in Greenville, South Carolina, commonly referred to as the Brookfield Center Property for a purchase price of $6,700,000, exclusive of closing costs. In connection with the acquisition, we paid $1,876,138 in cash and incurred new secured debt of $4,850,000, or the Brookfield Loan, and new unsecured, related party debt of $263,000, in addition to closing and acquisition costs.

Cash Dividend

On November 27, 2019, our board of directors declared a quarterly cash dividend of $0.125 per share of common stock. The dividend will be paid in cash on March 10, 2020 to holders of record of common stock as of February 11, 2020.

Market Opportunity

Our goal is to build upon our current portfolio of commercial real estate by investing in secondary and tertiary markets in the Southeast in assets diversified across key property types (flex/industrial, neighborhood shopping centers, multifamily and limited service hotels) and geographies. While the economy and real estate fundamentals have begun to improve, a persistent lack of capital for investment in non-prime properties has resulted in higher capitalization rates relative to prime properties in the secondary and tertiary markets. We believe that these necessity-based properties in our target markets present attractive, long-term investment opportunities due to the strength and resilience of the economies in the Southeast. Areas such as Greenville, South Carolina, Charleston, South Carolina and Savannah, Georgia have benefited from an increase in industries and businesses moving into to those areas. The port cities, Charleston and Savannah, have benefited from the widening of the Panama Canal. That holds true for Jacksonville, Florida as well. Charlotte, North Carolina and the surrounding areas have seen a major rejuvenation post-recession. Our Company is currently benefiting from this growth. The opportunity for investors is that our company will be investing in an area of the country with higher property yields and resilient economies.

Our Business and Growth Strategies

Our Manager believes that its focus on value-add and opportunistic commercial real estate provides an attractive balance of risk and returns. Our Manager intends to use some or all of the following strategies to enhance the performance, quality and value of our Investments:

•	proprietary investment sourcing;

•	a rigorous, consistent and replicable process for sourcing and conducting due diligence;

•	appropriate exit strategy;

•	hands-on portfolio management; and

•	focus on opportunistic properties.

Our growth strategy is to build a sound platform of investment properties in the Southeast United States and to create value in such properties through redevelopment, repositioning and lease-up of the properties. We will target high quality properties located in their respective markets with stable demographics and historically favorable trends in population and income growth. We may diversify in terms of property locations, size and market, and we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area.

Our investment policies provide our Manager with substantial discretion with respect to the selection, purchase and sale of specific Investments, subject to the limitations in the Management Agreement. We may revise the investment policies, which are described below, without the approval of our stockholders. We will review the investment policies at least annually to determine whether the policies are in the best interests of our stockholders.

Our Competitive Strengths

We believe the experience of our Manager and its affiliates, which we refer to as the Medalist companies, as well as our investment strategies, distinguish us from other real estate companies. Specifically, our competitive strengths include the following:

▪	Experienced and Dedicated Management Team. The Medalist companies consist of a committed management team with experience in all phases of commercial real estate investment, management and disposition. The Medalist management team has 50+ years combined experience in commercial real estate and fixed income capital markets. The Medalist management team has also established a robust infrastructure of service providers, including longstanding relationships with two fully-staffed property managers for assets under management.

▪	Strong Investment Track Record. Our Manager and its affiliates have a strong track record of success. The Medalist companies have acquired and managed an over $152 million commercial real estate portfolio since 2003. Medalist Fund I, LLC, our first multi-property affiliated investment fund, invested in three properties, representing retail, flex-industrial and multifamily. Those properties were sold in May of 2017, August of 2017, and January of 2018. Medalist Fund I, LLC, paid out its required 8% annualized cash distribution in each consecutive quarter (Q3 of 2013 through Q1 of 2018) out of operating cash flow and paid distributions resulting from the sales of the properties. After taking into account all contributions to and distributions from Medalist Fund I, LLC, Medalist Fund I, LLC had a fund-level IRR of 12.8%. Medalist Fund I, LLC paid approximately 4.9% of its offering proceeds in sales commissions, offering expenses and fees. Medalist Fund I, LLC wound up its investments in late 2018 and is no longer in existence. Medalist Fund II, LLC, our second multi-property affiliated investment fund has acquired two properties. Medalist Fund II, LLC has paid out its required 7.5% annualized cash distribution in each consecutive quarter (Q1 of 2016 through Q2 of 2019) out of operating cash flow. Medalist Fund II’s offering closed on December 31, 2016 and it paid approximately 10.15% of its offering proceeds in sales commissions, offering expenses and fees. Medalist Fund II pays market property management fees. Prospective investors in our company should note, however, that they will have no interest in Medalist Fund II, LLC. See “Risk Factors.”

▪	Strategy of Opportunistic Investing. The Medalist companies have an extensive deal flow network in target markets due to long-standing relationships with brokers and lenders. The Medalist companies focus on value creation through a “hands on” management approach to previously neglected properties and a thorough knowledge of the geographic target area.

▪	Highly Disciplined Investing Approach. The Medalist companies take a time-tested and thorough approach to analysis, management and investor reporting. The Medalist companies also adhere to a rigorous due diligence process, strict acquisition price discipline and prudent leverage levels.

▪	Market Opportunity. The Medalist companies have identified market opportunities based on severe dislocations in the secondary and tertiary commercial real estate markets and the availability of debt financing at historically low rates.

Our Manager

Our Manager and its affiliated companies specialize in acquiring, developing, owning and managing value-added commercial real estate in the Mid-Atlantic and Southeast regions. Through their prior experience in the real estate industry, our Manager’s principals and their respective affiliates have developed a strong network of relationships with real estate owners, investors, operators and developers of all sizes and investment formats, across the United States and have a track record of success. We intend to leverage this experience to gain access to and identify suitable Investments, located across secondary and tertiary markets throughout the southeastern part of the United States, primarily in Virginia, North Carolina, South Carolina, Georgia, Florida and Alabama. We do not anticipate making Investments outside of the United States. This offering represents an opportunity for outside investors to take advantage of the principals’ expertise through a pooled investment vehicle.

Our Manager oversees our overall business and affairs, and it has broad discretion to make operating decisions on behalf of our company and to make Investments. Our stockholders will not be involved in our day-to-day affairs. Summary background information regarding the management of our Manager appears in the section entitled “Our Manager and Related Agreements.”

Financing Policy

We anticipate that with respect to Investments either acquired with debt financing or refinanced, the debt financing amount generally would be up to approximately 70-80% of the acquisition price of a particular Investment, provided, however, we are not restricted in the amount of leverage we may use to finance an Investment. Particular Investments may be more highly leveraged. Further, our Manager expects that any debt financing for an Investment will be secured by that Investment or the interests in an entity that owns that Investment. The current aggregate leverage of our Investments is approximately 70%.

Distribution Policy

In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our annual taxable income (excluding net capital gains and income from operations or sales through a taxable REIT subsidiary, or TRS). We intend to make regular cash distributions to our stockholders out of our cash available for distribution, typically on a quarterly basis. Our board of directors will determine the amount of distributions to be distributed to our stockholders on a quarterly basis. Our board of directors’ determination will be based on a number of factors, including funds available from operations, our capital expenditure requirements and the annual distribution requirements necessary to maintain our REIT qualification under the Code. As a result, our distribution rate and payment frequency may vary from time to time. Generally, our policy will be to pay distributions from cash flow from operations. However, our distributions may be paid from sources other than cash flows from operations, such as from the proceeds of this offering, borrowings, advances from our Manager or from our Manager’s deferral of its fees and expense reimbursements, as necessary. See “Distribution Policy.”

REIT Status

Beginning with our taxable year ended December 31, 2017, we believe that we have operated in a manner qualifying us as a REIT, and we have elected to be taxed as a REIT for federal income tax purposes. As long as we maintain our qualification as a REIT, we generally will not be subject to federal income or excise tax on income that we currently distribute to our stockholders. Under the Code, a REIT is subject to numerous organizational and operational requirements, including a requirement that it annually distribute at least 90% of its REIT taxable income (determined without regard to the deduction for dividends paid and excluding net capital gain) to its stockholders. If we fail to maintain our qualification as a REIT in any year, our income will be subject to federal income tax at regular corporate rates, regardless of our distributions to stockholders, and we may be precluded from qualifying for treatment as a REIT for the four-year period immediately following the taxable year in which such failure occurs. We may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income. Moreover, we have created multiple TRSs and such TRSs generally will be subject to federal income taxation and to various other taxes.

Compensation to Our Manager

Type	Description

Asset Management Fee	We pay our Manager a monthly asset management fee equal to 0.125% of our stockholders’ equity payable in arrears in cash. For purposes of calculating the asset management fee, our stockholders’ equity means: (a) the sum of (1) the net proceeds from (or equity value assigned to) all issuances of our company’s equity and equity equivalent securities (including common stock, common stock equivalents, preferred stock and OP Units issued by our operating partnership) since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (2) our company’s retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that our company has paid to repurchase our common stock issued in this or any subsequent offering. Stockholders’ equity also excludes (1) any unrealized gains and losses and other non-cash items (including depreciation and amortization) that have impacted stockholders’ equity as reported in our company’s financial statements prepared in accordance with GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between our Manager and our independent director(s) and approval by a majority of our independent directors. For the years ended December 31, 2017 and 2018, we incurred $83,881 and $305,193 in asset management fees, respectively. For the nine months ended September 30, 2019, we incurred $345,438 in asset management fees.

Property Management Fee	Dodson Properties, an entity in which Mr. Elliott holds a 6.32% interest, wholly owns Shockoe Properties. Shockoe Properties receives an annual property management fee, of up to 3.0% of the monthly gross revenue from any of our Investments it manages. The Property Management Fee is paid in arrears on a monthly basis. Shockoe Properties manages the Franklin Square Property, Hanover Square North, Ashley Plaza Property and Brookfield Center Property, and it may manage additional properties we may acquire.

Acquisition Fee	Our Manager receives an acquisition fee, of 2.0% of the purchase price plus transaction costs, for each Investment made on our behalf at the closing of such Investment, in consideration for our Manager’s assistance in identifying and effectuating the Investment. For the years ended December 31, 2017 and 2018, we incurred $785,560 and $252,451 in acquisition fees, respectively. For the nine months ended September 30, 2019, we incurred $512,171 in acquisition fees. We incurred additional acquisition fees of $137,000 on October 3, 2019, related to the acquisition of the Brookfield Center Property. Our board of directors has determined that any acquisition fee payable to our Manager within one year of the closing of this offering shall be paid half in cash and half in shares of our common stock. Our Manager has agreed that it shall neither, within one year of the receipt of such shares, offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of such shares without the written consent of Aegis Capital Corp.

Incentive Fee	Our Manager is entitled to an incentive fee, payable quarterly, equal to an amount, not less than zero, equal to the difference between (1) the product of (x) 20% and (y) the difference between (i) our Adjusted Funds from Operations (AFFO) (as further defined below) for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price of equity securities issued in our 2018 Exempt Offering and in future offerings and transactions, multiplied by the weighted average number of all shares of our common stock outstanding on a fully-diluted basis (including any restricted stock units, any restricted shares of our common stock and OP Units) in the previous 12-month period, exclusive of equity securities issued prior to 2018 Exempt Offering, and (B) 7%, and (2) the sum of any incentive fee paid to our Manager with respect to the first three calendar quarters of such previous 12-month period. For purposes of calculating the incentive fee during the first 12 months after completion of our 2018 Exempt Offering, AFFO will be determined by annualizing the applicable period following completion of our 2018 Exempt Offering. See "Our Management and Related Agreements" – "Our Manager" — "Incentive Compensation" herein for further details of the Incentive Fee.

AFFO is calculated by removing the effect of items that do not reflect ongoing property operations. We further adjust FFO for certain items that are not added to net income in NAREIT’s definition of FFO, such as acquisition expenses, equity-based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtract recurring capital expenditures (and, when calculating the incentive fee only, we further adjust FFO to include any realized gains or losses on our real estate investments). The following example illustrates how we would calculate our quarterly incentive fee in accordance with the Management Agreement. Our actual results may differ materially from the following example.

Assume the following:

•	AFFO for the 12-month period equals $4,000,000;
•	3,000,000 shares of our common stock are outstanding and the weighted average number of shares of our common stock outstanding during the 12-month period is 3,000,000;
•	weighted average issue price per share of our common stock is $10.00; and
•	incentive fees paid during the first three quarters of such 12-month period are $300,000.

Under these assumptions, the quarterly incentive fee payable to our Manager would be $80,000, as calculated below:

1.	AFFO	$4,000,000
2.	Weighted average issue price per share of our common stock of $10.00 multiplied by the weighted average number of shares of our common stock outstanding of 3,000,000 multiplied by 7%	$2,100,000
3.	Excess of AFFO over amount calculated in 2 above	$1,900,000
4.	20% of the amount calculated in 3 above	$380,000
5.	Incentive fee equals the amount calculated in 4 above less the incentive fees paid during the first three quarters of such previous 12-month period;	$300,000
6.	Quarterly incentive fee payable to our Manager:	$80,000

Pursuant to the calculation formula, if AFFO increases and the weighted average share price and weighted average number of shares of our common stock outstanding remain constant, the incentive fee will increase.

Our Manager computes each quarterly installment of the incentive fee within 45 days after the end of the calendar quarter with respect to which such installment is payable and promptly delivers such calculation to our board of directors. The amount of the installment shown in the calculation is due and payable no later than the date which is five business days after the date of delivery of such computation to our board of directors.

We have yet to pay our Manager or accrue any incentive fees.

Restriction on Ownership and Transfer of Our Common Stock

Our charter contains a restriction on ownership of our shares that generally prevents any one person from owning more than 9.8% in value of the outstanding shares of our capital stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, unless otherwise excepted (prospectively or retroactively) by our board of directors. Our charter also contains other restrictions designed to help us maintain our qualification as a REIT. In addition, the articles supplementary establishing the Series A Preferred Stock will provide that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Code, either more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding Series A Preferred Stock. Upon the closing of our IPO, our board of directors exempted the Virginia Birth-Related Neurological Injury Compensation Program, or the Virginia Birth Injury Program, from the 9.8% ownership limit. In connection with that exemption, our board of directors set the Virginia Birth Injury Program’s ownership limit at 32.95% of our issued and outstanding common stock. As of the date of this prospectus, our top five stockholders, by share ownership, beneficially own 33.5% of our issued and outstanding common stock. If any of these stockholders increase their holdings, our top five stockholders could own in excess of 50% threshold which could result in our company being considered “closely held” by the IRS and our failure to qualify as a REIT for federal income tax purposes. If this were to occur, your investment would be negatively affected. See “Risk Factors— You may be restricted from acquiring or transferring certain amounts of our common stock” and “Description of Capital Stock — Restrictions on Ownership and Transfer.”

Emerging Growth Company under the JOBS Act

As a company with less than $1.07 billion in revenues during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we have elected to take advantage of reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•	we may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	we are exempt from the requirement to obtain an attestation and report from our auditors on whether we maintained effective internal control over financial reporting under the Sarbanes-Oxley Act;

•	we are permitted to provide less extensive disclosure about our executive compensation arrangements;

•	We are permitted to utilize the extended transition period for complying with new or revised accounting standards available to private companies; and

•	we are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions until December 31, 2023 (the last day of the fiscal year following the fifth anniversary of our initial public offering) if we continue to be an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected to provide two years of audited financial statements. Additionally, we have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act.

Summary Risk Factors

An investment in our Series A Preferred Stock involves a number of risks. See “Risk Factors,” beginning on page 11 of this prospectus. Some of the more significant risks include those set forth below.

•	Our success is totally dependent on our ability to make additional Investments consistent with our investment goals.

•	We have limited operating history, and there is no guaranty that we will be successful in the operation of the company moving forward.

•	Because we are dependent on our Manager and its affiliates to conduct our operations, any adverse changes in the financial health of our Manager or its affiliates or our relationship with them could hinder our operating performance and the return on your investment.

•	We may have conflicts of interest with our Manager and its affiliates, which could result in investment decisions that are not in the best interests of stockholders.

•	Our Manager and our senior management team have limited experience managing a REIT or a publicly traded company.

•	The stock ownership limit imposed by the Code for REITs and our charter may inhibit market activity in our stock and may restrict our business combination opportunities.

•	We have experienced losses in the past, and we may experience similar losses in the future.

•	We may not be able to satisfy the listing requirements of Nasdaq Capital Market to maintain a listing of our Series A Preferred Stock.

•	Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act; if we are subject to registration under the Investment Company Act, we will not be able to continue our business.

•	Our board of directors has approved very broad investment guidelines for our Manager and will not approve each investment and financing decision made by our Manager unless required by our investment guidelines.

If we are unable to effectively manage the impact of these and other risks, our ability to meet our investment objectives would be substantially impaired. In turn, the value of our common stock and our ability to make distributions would be materially reduced.

Conflicts of Interest

Our officers and directors, and the owners and officers of our Manager and its affiliates are involved in, and will continue to be involved in, the ownership and advising of other real estate entities and programs, including those sponsored by the Medalist companies and its affiliates or in which one or more of the Medalist companies is a manager or participant. These pre-existing interests, and similar additional interests as may arise in the future, may give rise to conflicts of interest with respect to our business, our investments and our investment opportunities. In particular, but without limitation:

•	Our Manager, its officers and their respective affiliates will face conflicts of interest relating to the purchase and leasing of real estate investments, and such conflicts may not be resolved in our favor. This could limit our investment opportunities, impair our ability to make distributions and reduce the value of your investment in us.

•	If we acquire properties from entities owned or sponsored by affiliates of our Manager, the price may be higher than we would pay if the transaction was the result of arm’s-length negotiations with a third party.

•	Our Manager will have considerable discretion with respect to the terms and timing of our acquisition, disposition and leasing transactions.

•	Our Manager and its affiliates, including our officers, some of whom are also our directors, face conflicts of interest caused by their ownership of our Manager and their roles with other programs, which could result in actions that are not in the long-term best interests of our stockholders.

•	If the competing demands for the time of our Manager, its affiliates and our officers result in them spending insufficient time on our business, we may miss investment opportunities or have less efficient operations, which could reduce our profitability and result in lower distributions to you.

We do not have a policy that expressly restricts any of our directors, officers, stockholders or affiliates, including our Manager and its officers and employees, from having a pecuniary interest in an investment in or from conducting, for their own account, business activities of the type we conduct. We have not adopted any specific conflicts of interest policies, and, therefore, other than in respect of the restrictions placed on our Manager in the Management Agreement, we will be reliant upon the good faith of our Manager, officers and directors in the resolution of any conflict.

Background and Corporate Information

We were incorporated on September 28, 2015 under the laws of the State of Maryland for the purpose of raising capital and acquiring a diverse portfolio of real estate assets. Our principal executive offices are located at 11 S. 12th Street, Suite 401, Richmond, Virginia 23219. Our telephone number is (804) 344-4435.

The Offering

Issuer	Medalist Diversified REIT, Inc.

Securities offered by us	shares of Series A Preferred Stock ( shares of Series A Preferred Stock if the underwriters’ option is exercised in full). We reserve the right to reopen this series and issue additional shares of Series A Preferred Stock either through public or private sales at any time.

Ranking	The Series A Preferred Stock will, with respect to distribution rights and rights upon our liquidation, dissolution or winding up, rank:

•	senior to our common stock and any class or series of our capital stock expressly designated as ranking junior to the Series A Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up (“Junior Stock”);

•	on a parity with any class or series of our capital stock expressly designated as ranking on a parity with the Series A Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up (“Parity Stock”); and

•	junior to any class or series of our capital stock expressly designated as ranking senior to the Series A Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up.

For purposes of this prospectus, the term “capital stock” does not include convertible or exchangeable debt securities, including convertible or exchangeable debt securities that rank senior to the Series A Preferred Stock prior to conversion or exchange.

Dividends	Holders of Series A Preferred Stock will be entitled to receive cumulative cash dividends on the Series A Preferred Stock at the rate of % per annum of the $25.00 per share liquidation preference, which is equivalent to $ per annum per share. Dividends on the Series A Preferred Stock will be payable quarterly in arrears on or about the 25th day of January, April, July and October of each year. The first dividend on the Series A Preferred Stock sold in this offering will be paid on , 2020, will cover the period from, but excluding, , 2020 to, but excluding, , 2020 and will be in the amount of $ per share.

Liquidation preference	In the event of our liquidation, dissolution or winding up, the holders of the Series A Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference in cash or property, at fair market value as determined by our Board of Directors, of $25.00 per share, plus any accrued and unpaid dividends (whether or not declared) to, but not including, the date of the payment. Holders of Series A Preferred Stock will be entitled to receive this liquidating distribution before we distribute any assets to holders of our common stock and any other class or series of Junior Stock.

Mandatory Redemption

The Series A Preferred Stock has a mandatory redemption date of                 , 2025. We are not required to set aside funds to redeem the Series A Preferred Stock. Accordingly, the shares of Series A Preferred Stock will remain outstanding until redeemed on                 , 2025, unless redeemed earlier under the circumstances set forth below under “—Optional redemption” or “—Change of control.”

Optional redemption	We may not redeem the Series A Preferred Stock prior to , 2022, except in limited circumstances relating to maintaining our qualification as a REIT. On and after , 2022, we may, at our option, redeem the Series A Preferred Stock, in whole, at any time, or in part, from time to time, by paying $25.00 per share, plus any accrued and unpaid dividends (whether or not declared) to, but not including, the date of redemption.

Change of control	If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the Series A Preferred Stock, holders of the Series A Preferred Stock may require us to redeem the Series A Preferred Stock at a specified price. See “Description of Capital Stock—Series A Preferred Stock— Change of Control.”

Conversion	Shares of Series A Preferred Stock are not convertible into or exchangeable for any other securities or property.

Voting rights	Holders of Series A Preferred Stock generally will have no voting rights. However, if we do not pay dividends on the Series A Preferred Stock for six consecutive quarterly periods, the holders of Series A Preferred Stock, voting together as a single class with the holders of our Parity Stock having similar voting rights, will be entitled to vote for the election of two additional directors to serve on our Board of Directors until we pay all dividends which we owe on the Series A Preferred Stock. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class with the holders of any other class or series of our preferred stock upon which like voting rights have been conferred and are exercisable, is required for us to authorize, create or increase the number of shares of any class or series of our capital stock expressly designated as ranking senior to the Series A Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up. In addition, the affirmative vote of at least two-thirds of the outstanding shares of Series A Preferred Stock (voting as a separate class) is required to amend our charter (including the articles supplementary designating the Series A Preferred Stock) in a manner that materially and adversely affects the rights of the holders of Series A Preferred Stock.

Among other things, we may, without any vote of the holders of Series A Preferred Stock, issue additional shares of Series A Preferred Stock and we may authorize and issue additional shares of any class or series of our Junior Stock or our Parity Stock.

Use of proceeds

We estimate that the net proceeds of this offering will be approximately $        , after deducting applicable underwriting discounts, commissions and estimated expenses payable by us in connection with the offering. See “Underwriting.”

We intend to contribute the net proceeds of this offering to our operating partnership in exchange for Series A Preferred Units and our operating partnership intends to use the net proceeds from this offering received from us to acquire additional properties, for working capital, for general corporate purposes, and to repay outstanding debt. In addition, we intend to use a portion of the net proceeds of this offering to place an amount equal to the first four quarterly dividends of the Series A Preferred Stock, or $     , into an irrevocable escrow account with such funds to be released to the holders of Series A Preferred Stock upon the declaration of such dividends. See “Use of Proceeds.”

Settlement date	Delivery of the shares will be made against payment therefor on or about , 2020

Transfer agent	The transfer agent for the Series A Preferred Stock will be V Stock Transfer LLC.

Proposed Nasdaq Capital Market symbol	We have filed an application to list the Series A Preferred Stock on the Nasdaq Capital Market under the symbol “MDRR PRA.” If the application is approved, we expect trading to commence upon the initial delivery of the Series A Preferred Stock.

Risk factors	Investing in the Series A Preferred Stock involves risks. See “Risk Factors” beginning on page 11 of this prospectus.

RISK FACTORS

An investment in our Series A Preferred Stock involves a number of very significant risks. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing our Series A Preferred Stock . The risks discussed in this prospectus could adversely affect our business, operating results, prospects and financial condition. This could cause the value of our Series A Preferred Stock to decline and/or you to lose part or all of your investment. The risks and uncertainties described below are not the only ones we face but do represent those risks and uncertainties that we believe are material to us. Additional risks and uncertainties not presently known to us or that, as of the date of this prospectus, we deem immaterial may also harm our business. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Investments

Our success is totally dependent on our ability to make additional Investments consistent with our investment goals.

We cannot provide prospective investors with any specific information as to the identification, location, operating histories, lease terms or other relevant economic and financial data regarding any other Investments we will make with the net proceeds of this offering. Our success is totally dependent on our ability to make Investments consistent with our investment goals, and a failure to do so is likely to materially and adversely affect returns to our stockholders.

Restrictions in tenants in common agreements related to the Greensboro Hampton Inn and Hanover Square North may adversely impact our investments in those properties.

We own two of our six Investments, the Greensboro Hampton Inn and Hanover Square North, with a tenant in common. In connection with each of our acquisitions of those Investments, we entered into a tenant in common agreement with an unaffiliated third party. The tenant in common agreements require consent of both tenants in common for certain actions, including but not limited to, selling the property and refinancing the property. As a result, we may be unable to sell or refinance either or both properties when it would be advantageous to us. While each agreement provides a buy/sell provision in the event the tenants in common are unable to agree on a decision requiring unanimous consent, there is no guaranty that we will be able to buyout our tenant in common in a timely manner or at all.

You will not have the opportunity to evaluate our Investments before we make them.

Because we have not identified all of the specific assets that we will acquire with the proceeds raised in this offering, we are not able to provide you with information that you may want to evaluate before deciding to invest in our shares. Our investment policies and strategies are very broad and permit us to invest in any type of commercial real estate, including developed and undeveloped properties, entities owning these assets or other real estate assets regardless of geographic location or property type.  Our Manager and board of directors have absolute discretion in implementing these policies and strategies, subject to the restrictions on investment objectives and policies set forth in our articles of incorporation.  Because you cannot evaluate our investments in advance of purchasing shares of our Series A Preferred Stock, this offering may entail more risk than other types of offerings. This additional risk may hinder your ability to achieve your own personal investment objectives related to portfolio diversification, risk-adjusted investment returns and other objectives.

Our future growth will depend upon our ability to acquire and lease properties in a competitive real estate business and to raise additional capital.

Our future growth will depend, in large part, upon our ability to acquire and lease properties and raise additional capital. In order to grow we need to continue to acquire and finance investment properties and sell non-core properties. We face significant competition with respect to our acquisition and origination of assets from many other companies, including other REITs, insurance companies, private investment funds, hedge funds, specialty finance companies and other investors. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, there is significant competition on a national, regional and local level with respect to property management services and in commercial real estate services generally, and we are subject to competition from large national and multi-national firms as well as local or regional firms that offer similar services to ours. Some of our competitors may have greater financial and operational resources, larger customer bases, and more established relationships with their customers and suppliers than we do. The competitive pressures we face, if not effectively managed, may have a material adverse effect on our business, financial condition, liquidity and results of operations.

Also, as a result of this competition, we may not be able to take advantage of attractive origination and investment opportunities, and therefore may not be able to identify and pursue opportunities that are consistent with our objectives. Competition may limit the number of suitable investment opportunities offered to us. It may also result in higher prices, lower yields and a narrower spread of yields over our borrowing costs, making it more difficult for us to acquire new investments on attractive terms. In addition, competition for desirable investments could delay our investment in desirable assets, which may in turn reduce our earnings per share and negatively affect our ability to declare and make distributions to our stockholders.

Our Manager may not be successful in identifying and consummating suitable investment opportunities.

Our investment strategy requires us, through our Manager, to identify suitable investment opportunities compatible with our investment criteria. Our Manager may not be successful in identifying suitable opportunities that meet our criteria or in consummating investments, including those identified as part of our investment pipeline, on satisfactory terms or at all. Our ability to make investments on favorable terms may be constrained by several factors including, but not limited to, competition from other investors with significant capital, including publicly-traded REITs and institutional investment funds, which may significantly increase investment costs; and/or the inability to finance an investment on favorable terms or at all. The failure to identify or consummate investments on satisfactory terms, or at all, may impede our growth and negatively affect our cash available for distribution to our stockholders.

If we cannot obtain additional capital, our ability to make acquisitions and lease properties will be limited. We are subject to risks associated with debt and capital stock issuances, and such issuances may have consequences to holders of shares of our common stock.

Our ability to make acquisitions and lease properties will depend, in large part, upon our ability to raise additional capital. If we were to raise additional capital through the issuance of equity securities, we could dilute the interests of holders of shares of our common stock. Our board of directors may authorize the issuance of classes or series of preferred stock which may have rights that could dilute, or otherwise adversely affect, the interest of holders of shares our common stock.

Further, we expect to incur additional indebtedness in the future, which may include a corporate credit facility. Such indebtedness could also have other important consequences to holders of the notes and holders of our common and preferred stock, including subjecting us to covenants restricting our operating flexibility, increasing our vulnerability to general adverse economic and industry conditions, limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements, requiring the use of a portion of our cash flow from operations for the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements, and limiting our flexibility in planning for, or reacting to, changes in our business and our industry.

Lack of diversification in number of investments increases our dependence on individual investments.

If we acquire other property interests that are similarly large in relation to our overall size, our portfolio could become even more concentrated, increasing the risk of loss to stockholders if a default or other problem arises. Alternatively, property sales may reduce the aggregate amount of our property investment portfolio in value or number. As a result, our portfolio could become concentrated in larger assets, thereby reducing the benefits of diversification by geography, property type, tenancy or other measures.

We may never reach sufficient size to achieve diversity in our portfolio.

We are presently a comparatively small company with a modest number of properties, resulting in a portfolio that lacks geographic and tenant diversity. While we intend to endeavor to grow and diversify our portfolio through additional property acquisitions, we may never reach a significant size to achieve true portfolio diversity.

We have limited operating history, and there is no guaranty that we will be successful in the operation of the company moving forward.

We were organized in September 2015 for the purpose of engaging in the activities set forth in this prospectus. We have a limited history of operations and, accordingly, a limited financial history to which a potential investor may refer in determining whether to invest in us. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by emerging ventures, including our reliance on our Manager and its key personnel and affiliates and other factors. Our Manager believes that the risks associated with real estate investing can be reduced by diversifying among multiple Investments. However, there is no assurance that any attempts by our Manager to diversify will reduce the potential for our company to incur losses. A significant financial reversal for our Manager or its affiliates could adversely affect the ability of our Manager to satisfy its obligation to manage our company.

The market for real estate investments is highly competitive.

Identifying attractive real estate investment opportunities, particularly in the value-added real estate arena, is difficult and involves a high degree of uncertainty. Furthermore, the historical performance of a particular property or market is not a guarantee or prediction of the property’s or market’s future performance. There can be no assurance that we will be able to locate suitable acquisition opportunities, achieve its investment goal and objectives, or fully deploy for investment the net proceeds of this offering.

Because of the recent growth in demand for real estate investments, there may be increased competition among investors to invest in the same asset classes as our company. This competition may lead to an increase in the investment prices or otherwise less favorable investment terms. If this situation occurs with a particular Investment, our return on that Investment is likely to be less than the return it could have achieved if it had invested at a time of less investor competition for the Investment. For this and other reasons, our Manager is under no restrictions concerning the timing of Investments.

We are required to make a number of judgments in applying accounting policies, and different estimates and assumptions in the application of these policies could result in changes to our reporting of financial condition and results of operations.

Various estimates are used in the preparation of our financial statements, including estimates related to asset and liability valuations (or potential impairments) and various receivables. Often these estimates require the use of market data values that may be difficult to assess, as well as estimates of future performance or receivables collectability that may be difficult to accurately predict. While we have identified those accounting policies that are considered critical and have procedures in place to facilitate the associated judgments, different assumptions in the application of these policies could result in material changes to our financial condition and results of operations.

We utilize, and intend to continue to utilize, leverage, which may limit our financial flexibility in the future.

We make acquisitions and operate our business in part through the utilization of leverage pursuant to loan agreements with various financial institutions. These loan agreements contain financial covenants that restrict our operations. These financial covenants, as well as any future financial covenants we may enter into through further loan agreements, could inhibit our financial flexibility in the future and prevent distributions to stockholders.

We may incur losses as a result of ineffective risk management processes and strategies.

We seek to monitor and control our risk exposure through a risk and control framework encompassing a variety of separate but complementary financial, credit, operational, compliance and legal reporting systems, internal controls, management review processes and other mechanisms. While we employ a broad and diversified set of risk monitoring and risk mitigation techniques, those techniques and the judgments that accompany their application cannot anticipate every economic and financial outcome or the specifics and timing of such outcomes. Thus, we may, in the course of our activities, incur losses due to these risks.

We are dependent on information systems and third parties, and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our securities and our ability to make distributions to our stockholders.

Our business is dependent on communications and information systems, some of which are provided by third parties. Any failure or interruption of our systems could cause delays or other problems, which could have a material adverse effect on our operating results and negatively affect the market price of our securities and our ability to make distributions to our stockholders.

Inflation may adversely affect our financial condition and results of operations.

Although inflation has not materially impacted the results of operations of our affiliates in the recent past, increased inflation could have a more pronounced negative impact on any variable rate debt we incur in the future and on our results of operations. During times when inflation is greater than increases in rent, the contracted rent increases called for under our leases may be unable to keep pace with the rate of inflation. Likewise, while triple-net leases will generally reduce our exposure to rising property expenses resulting from inflation, substantial inflationary pressures and increased costs may have an adverse impact on our tenants, which may adversely affect the ability of our tenants to pay rent.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, or the “Sarbanes-Oxley Act”, the Dodd-Frank Wall Street Reform and Consumer Protection Act, new Securities and Exchange Commission regulations and stock exchange rules and state blue sky laws, regulations and filing requirements, are creating uncertainty for companies such as ours. These new or changed laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity. As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, our efforts to comply with evolving laws, regulations, and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

We will incur increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, and particularly after we are no longer an “emerging growth company,” we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the Nasdaq Capital Market and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs.

If we are unable to maintain effective internal control over financial reporting in the future, our ability to produce accurate financial statements could be impaired, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our securities may decline.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance with this law, we will file periodic reports (Form 10-K’s, Form 10-Q’s and Form 8-K’s), proxy statements and other information with the Securities and Exchange Commission. As a public reporting company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. We are also required to establish and maintain effective disclosure controls. In addition, we are required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. In early 2018, we began the process of implementing the internal control over financial reporting required to comply with this obligation, which process is time consuming, costly and complicated. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting beginning with our annual report on Form 10-K following the date on which we are no longer an “emerging growth company,” which may be up to five full years following the date of our IPO, or 2023. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our securities could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the Securities and Exchange Commission or other regulatory authorities, which could require additional financial and management resources.

We may discover deficiencies with our internal controls that require improvements, and we will be exposed to potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002.

It may be time consuming, difficult and costly for us to implement and maintain the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act. Currently, as a small company, we maintain our internal controls through a segregation of duties between our executive officers. Our current officers and directors have limited experience in management of a publicly reporting company. This may be inadequate to have internal controls as we will rely heavily on direct management oversight of transactions, along with the use of external legal and accounting professionals. We may need to hire additional financial reporting, internal auditing and other finance staff in order to implement and maintain appropriate additional internal controls, processes and reporting procedures.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our securities.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, we are required to prepare assessments regarding internal controls over financial reporting and, furnish a report by our management on our internal control over financial reporting. We are not required to obtain the auditor attestation of management’s evaluation of internal controls over financial reporting because we are a smaller reporting company.

This process of internal control evaluation and testing is likely to result in increased general and administrative expenses and may shift management time and attention from revenue-generating activities to compliance activities. While our management expects to expend significant resources in an effort to complete this important project, there can be no assurance that we will be able to achieve our objective on a timely basis. If it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and re-evaluate our financial reporting. Failure to maintain an effective internal control environment or complete our Section 404 certifications could have a material adverse effect on our ability to comply with our periodic reporting obligations under the Exchange Act and on our stock price.

In addition, in connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover a “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

In the event that a material weakness is identified, we would be required to adopt and implement policies and procedures to address such material weaknesses. We may also need to employ additional qualified personnel to assist us in these efforts. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

In the course of preparing our consolidated financial statements for the fiscal years ended December 31, 2016 and 2017, a material weakness in our internal control over financial reporting was identified, and in the course of preparing our consolidated financial statements for the fiscal year ended December 31, 2018, significant deficiencies in our internal control over financial reporting were identified. There can be no guaranty that additional material weaknesses or significant deficiencies do not exist.

Prior to our IPO in 2018, we were a non-reporting company with limited accounting personnel and other resources for addressing our internal control over financial reporting. In connection with the preparation and audit of our consolidated financial statements for the fiscal years ended December 31, 2016 and 2017, we and our independent registered public accounting firm identified a material weakness as defined in the U.S. Public Company Accounting Oversight Board Standard AU Section 325, Communications About Control Deficiencies in an Audit of Financial Statements, or AU325, in our internal control over financial reporting as of December 31, 2017 and 2016. As defined in AU325, a material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness identified related to insufficient segregation of duties and accounting personnel without appropriate U.S. GAAP knowledge. Following the identification of the material weakness, we have taken measures and plan to continue to take measures to remediate the material weakness. In connection with the preparation and audit of our consolidated financial statements for the fiscal year ended December 31, 2018, neither we nor our independent registered public accounting firm identified a material weakness in our internal control over financial reporting. Failure to discover and address any control deficiencies in the future could result in inaccuracies in our consolidated financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, effective internal control over financial reporting is important to help prevent fraud.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our securities less attractive to investors.

For as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and our stock price may be more volatile.

We will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million, (ii) the end of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period or (iv) five years from the date of this prospectus.

We have experienced losses in the past, and we may experience similar losses in the future.

From inception of our company through December 31, 2018, we had a cumulative net loss of $3,779,325. Our losses can be attributed, in part, to the initial start-up costs and high corporate general and administrative expenses relative to the size of our portfolio. In addition, acquisition costs and depreciation and amortization expenses substantially reduced our income. We cannot assure you that, in the future, we will be profitable or that we will realize growth in the value of our assets.

We have paid and may continue to pay distributions from offering proceeds to the extent our cash flow from operations or earnings are not sufficient to fund declared distributions. Rates of distribution to you will not necessarily be indicative of our operating results. If we make distributions from sources other than our cash flows from operations or earnings, we will have fewer funds available for the acquisition of properties and your overall return may be reduced.

Our organizational documents permit us to make distributions from any source, including the net proceeds from this offering. There is no limit on the amount of offering proceeds we may use to pay distributions. To date, we have funded and expect to continue to fund distributions from the net proceeds of our offerings, including our 2018 Exempt Offering and our IPO. We may also fund distributions with borrowings and the sale of assets to the extent distributions exceed our earnings or cash flows from operations. While our policy is generally to pay distributions from cash flow from operations, our distributions paid to date were funded, in part, by proceeds from our 2018 Exempt Offering and our IPO. To the extent we fund distributions from sources other than cash flow from operations, such distributions may constitute a return of capital and we will have fewer funds available for the acquisition of properties and your overall return may be reduced. Further, to the extent distributions exceed our earnings and profits, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder will be required to recognize capital gain.

Risks Related to our Management and Relationships with our Manager

Our Manager and our senior management team have limited experience managing a REIT or a publicly traded company.

Our senior management team has limited experience managing a REIT or a publicly traded company. We cannot assure you that the past experience of our Manager and our senior management team will be sufficient to successfully operate our company as a REIT and as a publicly traded company, including meeting the requirements to timely meet disclosure and reporting obligations under the Exchange Act, exchange listing requirements and requirements relative to maintaining our qualification as a REIT.

We are dependent on our Manager and its key personnel for our success.

Currently, we are advised by our Manager and, pursuant to the Management Agreement, our Manager is not obligated to dedicate any specific personnel exclusively to us, nor is its personnel obligated to dedicate any specific portion of their time to the management of our business. As a result, we cannot provide any assurances regarding the amount of time our Manager will dedicate to the management of our business. Moreover, each of our officers and non-independent directors is also an employee of our Manager or one of its affiliates, and they have significant responsibilities for other investment vehicles currently managed by affiliates. As a result, they may not always be able to devote sufficient time to the management of our business. Consequently, we may not receive the level of support and assistance that we otherwise might receive if we were internally managed.

In addition, we offer no assurance that our Manager will remain our manager or that we will continue to have access to our Manager’s principals and professionals. The initial term of the Management Agreement extended until December 31, 2018, with automatic one-year renewals thereafter, and may be terminated earlier under certain circumstances. While the Management Agreement was renewed on January 1, 2019 for a one-year term, if the Management Agreement is terminated or not renewed at the end of the year and no suitable replacement is found to manage us, we may not be able to execute our business plan, which could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders.

The inability of our Manager to retain or obtain key personnel could delay or hinder implementation of our investment strategies, which could impair our ability to make distributions and could reduce the value of your investment.

Our Manager is obligated to supply us with substantially all of our senior management team, including our chief executive officer, president, chief accounting officer and chief operating officer. Subject to investment, leverage and other guidelines or policies adopted by our board of directors, our Manager has significant discretion regarding the implementation of our investment and operating policies and strategies. Accordingly, we believe that our success will depend significantly upon the experience, skill, resources, relationships and contacts of the senior officers and key personnel of our Manager and its affiliates. In particular, our success depends to a significant degree upon the contributions of Messrs. Elliott and Messier, who are senior officers of our Manager. We do not have employment agreements with any of these key personnel and do not currently have key man life insurance on any of them. However, as of the closing of this offering, we shall have obtained, and shall maintain for a period of no less than two (2) years, key man life insurance on the life of Mr. Messier, our Chief Executive Officer. If either of Messrs. Elliott and Messier were to cease their affiliation with us or our Manager, our Manager may be unable to find suitable replacements, and our operating results could suffer. We believe that our future success depends, in large part, upon our Manager’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for highly skilled personnel is intense, and our Manager may be unsuccessful in attracting and retaining such skilled personnel. If we lose or are unable to obtain the services of highly skilled personnel, our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline.

Termination of the Management Agreement, even for poor performance, could be difficult and costly, including as a result of termination or incentive fees, and may cause us to be unable to execute our business plan.

Termination of the Management Agreement without cause, even for poor performance, could be difficult and costly. We may generally terminate our Manager for “cause” (as defined in the Management Agreement); provided, that if we are terminating due to a “change of control” of our Manager (as defined in the Management Agreement), and a majority of our directors must determine such change of control is materially detrimental to us prior to any termination. If we terminate the Management Agreement without cause or in connection with an internalization, or if our Manager terminates the Management Agreement because of a material breach thereof by us or as a result of a change of control of our company, we must pay our Manager a termination fee payable in cash or, in connection with an internalization, acquire our Manager at an equivalent price, which may include a contribution of our Manager’s assets in exchange for OP Units or other tax-efficient transaction. The termination fee, if any, will be equal to three times the sum of the management fee and incentive fee earned, in each case, by our Manager during the 12-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter. These provisions may substantially restrict our ability to terminate the Management Agreement without cause and would cause us to incur substantial costs in connection with such a termination. Furthermore, in the event that the Management Agreement is terminated, with or without cause, and we are unable to identify a suitable replacement to manage us, our ability to execute our business plan could be adversely affected.

Because we are dependent upon our Manager and its affiliates to conduct our operations, any adverse changes in the financial health of our Manager or its affiliates or our relationship with them could hinder our operating performance and the return on your investment.

We are dependent on our Manager and its affiliates to manage our operations and acquire and manage our portfolio of real estate assets. Under the direction of our board of directors, and subject to our investment guidelines, our Manager makes all decisions with respect to the management of our company. Our Manager depends upon the fees and other compensation that it receives from us in connection with managing our company to conduct its operations. Any adverse changes in the financial condition of our Manager or its affiliates, or our relationship with our Manager, could hinder its ability to successfully manage our operations and our portfolio of investments, which would adversely affect us and our stockholders.

Our board of directors has approved very broad investment guidelines for our Manager and will not approve each investment and financing decision made by our Manager unless required by our investment guidelines.

Our Manager is authorized to follow very broad investment guidelines established by our board of directors. Our board of directors will periodically review our investment guidelines and our portfolio of assets but will not, and will not be required to, review all of our proposed investments, except in limited circumstances as set forth in our investment policies. In addition, in conducting periodic reviews, our board of directors may rely primarily on information provided to them by our Manager. Furthermore, transactions entered into by our Manager may be costly, difficult or impossible to unwind by the time they are reviewed by our board of directors. Our board of directors is currently controlled by affiliates of our Manager. Our Manager has great latitude within the broad parameters of our investment guidelines in determining the types and amounts of assets in which to invest on our behalf, including making investments that may result in returns that are substantially below expectations or result in losses, which would materially and adversely affect our business and results of operations, or may otherwise not be in the best interests of our stockholders.

Our Manager may fail to identify acceptable Investments.

There can be no assurances that our Manager will be able to identify, make or acquire suitable Investments meeting our investment criteria. There is no guarantee that any Investment selected by our Manager will generate operating income or gains. While affiliates of our Manager have been successful in the past in identifying and structuring favorable real estate investments, there is no guarantee that our Manager will be able to identify and structure favorable Investments in the future.

Risks Related to the Real Estate Industry and Investments in Real Estate

Our real estate investments are subject to risks particular to real property.

Real estate investments are subject to risks particular to real property, including:

•	adverse changes in national and local economic and market conditions, including the credit and securitization markets;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	takings by condemnation or eminent domain;

•	real estate conditions, such as an oversupply of or a reduction in demand for real estate space in the area;

•	the perceptions of tenants and prospective tenants of the convenience, attractiveness and safety of our properties;

•	competition from comparable properties;

•	the occupancy rate of our properties;

•	the ability to collect all rent from tenants on a timely basis;

•	the effects of any bankruptcies or insolvencies of major tenants;

•	the expense of re-leasing space;

•	changes in interest rates and in the availability, cost and terms of mortgage funding;

•	the impact of present or future environmental legislation and compliance with environmental laws;

•	acts of war or terrorism, including the consequences of terrorist attacks;

•	acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses; and

•	cost of compliance with the Americans with Disabilities Act.

If any of these or similar events occur, it may reduce our return from an affected property or investment and reduce or eliminate our ability to make distributions to stockholders.

Real estate investments are not as liquid as other types of assets, which may reduce economic returns to our stockholders.

Real estate investments are not as liquid as other types of investments. In addition, the instruments that we purchase in connection with privately negotiated transactions are not registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. As a result, our ability to sell under-performing assets in our portfolio or respond to changes in economic and other conditions may be relatively limited.

Investments in real estate-related assets can be speculative.

Investments in real estate-related assets can involve speculative risks and always involve substantial risks. No assurance can be given that our Manager will be able to execute the investment strategy or that stockholders in our company will realize their investment objectives. No assurance can be given that our stockholders will realize a substantial return (if any) on their investment or that they will not lose their entire investment in our company. For this reason, each prospective purchaser of Series A Preferred Stock should carefully read this prospectus and all exhibits to this prospectus. All such persons or entities should consult with their attorney or business advisor prior to making an investment.

Our Investments may be concentrated.

We expect to diversify our Investments, and do not expect to concentrate on any single Investment. However, our investments may nonetheless result in significant concentration in a single Investment, especially in our early stages of operation. If such an Investment experienced a material adverse event, our company and our stockholders would likely be significantly and adversely affected.

Liability relating to environmental matters may impact the value of the properties that we may acquire or underlying our investments.

Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. If we fail to disclose environmental issues, we could also be liable to a buyer or lessee of a property.

There may be environmental problems associated with our properties which we were unaware of at the time of acquisition. The presence of hazardous substances may adversely affect our ability to sell real estate, including the affected property, or borrow using real estate as collateral. The presence of hazardous substances, if any, on our properties may cause us to incur substantial remediation costs, thus harming our financial condition. In addition, although our leases will generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant’s activities on the property, we nonetheless would be subject to strict liability by virtue of our ownership interest for environmental liabilities created by such tenants, and we cannot ensure the stockholders that any tenants we might have would satisfy their indemnification obligations under the applicable sales agreement or lease. The discovery of material environmental liabilities attached to such properties could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our stockholders.

Discovery of previously undetected environmentally hazardous conditions, including mold or asbestos, may lead to liability for adverse health effects and costs of remediating the problem could adversely affect our operating results.

Under various U.S. federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. The costs of removal or remediation could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. The cost of defending against claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims related to any contaminated property could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to our security holders.

We may invest in real estate-related Investments, including joint ventures and co-investment arrangements.

We expect to primarily invest in properties as sole owner. However, we may, in our Manager's sole discretion subject to our investment guidelines, invest as a joint venture partner or co-investor in an Investment. In such event, we generally anticipate owning a controlling interest in the joint venture or co-investment vehicle. However, our joint venture partner or co-investor may have a consent or similar right with respect to certain major decisions with respect to an Investment, including a refinancing, sale or other disposition. Additionally, we may rely on our joint venture partner or co-investor to act as the property manager or developer, and, thus, our returns will be subject to the performance of our joint venture partner or co-investor. While our Manager does not intend for these types of Investments to be a primary focus of our company, our Manager may make such Investments in its sole discretion.

We expect to lease a significant portion of our real estate to middle-market businesses, which may be more susceptible to adverse market conditions.

We expect that a substantial number of our properties will be leased to middle-market businesses that generally have less financial and other resources than larger businesses. Middle-market companies are more likely to be adversely affected by a downturn in their respective businesses or in the regional, national or international economy. As such, negative market conditions affecting existing or potential middle-market tenants, or the industries in which they operate, could materially adversely affect our financial condition and results of operations.

Adverse economic conditions may negatively affect our results of operations and, as a result, our ability to make distributions to our stockholders or to realize appreciation in the value of our Investments.

Our operating results may be adversely affected by market and economic challenges, which may negatively affect our returns and profitability and, as a result, our ability to make distributions to our stockholders or to realize appreciation in the value of our Investments. These market and economic challenges include, but are not limited to, the following:

•	any future downturn in the U.S. economy and the related reduction in spending, reduced home prices and high unemployment could result in tenant defaults under leases, vacancies at our office, industrial, retail or multifamily properties, and concessions or reduced rental rates under new leases due to reduced demand;

•	the rate of household formation or population growth in our target markets or a continued or exacerbated economic slow-down experienced by the local economies where our properties are located or by the real estate industry generally may result in changes in supply of or demand for apartment units in our target markets; and

•	the failure of the real estate market to attract the same level of capital investment in the future that it attracts at the time of our purchases or a reduction in the number of companies seeking to acquire properties may result in the value of our investments not appreciating or decreasing significantly below the amount we pay for these investments.

The length and severity of any economic slow-down or downturn cannot be predicted. Our operations and, as a result, our ability to make distributions to our stockholders and/or our ability to realize appreciation in the value of our properties could be materially and adversely affected to the extent that an economic slow-down or downturn is prolonged or becomes severe.

We may be adversely affected by unfavorable economic changes in the specific geographic areas where our Investments are concentrated.

Adverse conditions (including business layoffs or downsizing, industry slowdowns, changing demographics and other factors) in the areas where our Investments are located and/or concentrated, and local real estate conditions (such as oversupply of, or reduced demand for, office, industrial, retail or multifamily properties) may have an adverse effect on the value of our Investments. A material decline in the demand or the ability of tenants to pay rent for office, industrial or retail space in these geographic areas may result in a material decline in our cash available for distribution to our stockholders.

We may not be able to re-lease or renew leases at the Investments held by us on terms favorable to us or at all.

We are subject to risks that upon expiration or earlier termination of the leases for space located at our Investments the space may not be re-leased or, if re-leased, the terms of the renewal or re-leasing (including the costs of required renovations or concessions to tenants) may be less favorable than current lease terms. Any of these situations may result in extended periods where there is a significant decline in revenues or no revenues generated by an Investment. If we are unable to re-lease or renew leases for all or substantially all of the spaces at these Investments, if the rental rates upon such renewal or re-leasing are significantly lower than expected, if our reserves for these purposes prove inadequate, or if we are required to make significant renovations or concessions to tenants as part of the renewal or re-leasing process, we will experience a reduction in net income and may be required to reduce or eliminate distributions to our stockholders.

The bankruptcy, insolvency or diminished creditworthiness of our tenants under their leases or delays by our tenants in making rental payments could seriously harm our operating results and financial condition.

We lease our properties to tenants, and we receive rents from our tenants during the terms of their respective leases. A tenant’s ability to pay rent is often initially determined by the creditworthiness of the tenant. However, if a tenant’s credit deteriorates, the tenant may default on its obligations under its lease and the tenant may also become bankrupt. The bankruptcy or insolvency of our tenants or other failure to pay is likely to adversely affect the income produced by our real estate investments. Any bankruptcy filings by or relating to one of our tenants could bar us from collecting pre-bankruptcy debts from that tenant or its property, unless we receive an order permitting us to do so from the bankruptcy court. A tenant bankruptcy could delay our efforts to collect past due balances under the relevant leases and could ultimately preclude full collection of these sums. If a tenant files for bankruptcy, we may not be able to evict the tenant solely because of such bankruptcy or failure to pay. A court, however, may authorize a tenant to reject and terminate its lease with us. In such a case, our claim against the tenant for unpaid, future rent would be subject to a statutory cap that might be substantially less than the remaining rent owed under the lease. In addition, certain amounts paid to us within 90 days prior to the tenant’s bankruptcy filing could be required to be returned to the tenant’s bankruptcy estate. In any event, it is highly unlikely that a bankrupt or insolvent tenant would pay in full amounts it owes us under its lease. In other circumstances, where a tenant’s financial condition has become impaired, we may agree to partially or wholly terminate the lease in advance of the termination date in consideration for a lease termination fee that is likely less than the agreed rental amount. If a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold against a bankrupt entity may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. We may recover substantially less than the full value of any unsecured claims, which would harm our financial condition.

Lease defaults or terminations or landlord-tenant disputes may adversely reduce our income from our leased property portfolio.

Lease defaults or terminations by one or more of our significant tenants may reduce our revenues unless a default is cured or a suitable replacement tenant is found promptly. In addition, disputes may arise between the landlord and tenant that result in the tenant withholding rent payments, possibly for an extended period. These disputes may lead to litigation or other legal procedures to secure payment of the rent withheld or to evict the tenant. In other circumstances, a tenant may have a contractual right to abate or suspend rent payments. Even without such right, a tenant might determine to do so. Any of these situations may result in extended periods during which there is a significant decline in revenues or no revenues generated by the property. If this were to occur, it could adversely affect our results of operations.

Net leases may require us to pay property-related expenses that are not the obligations of our tenants.

Under the terms of net leases, in addition to satisfying their rent obligations, tenants are responsible for the payment of real estate taxes, insurance and ordinary maintenance and repairs. However, pursuant to leases we may assume or enter into in the future, we may be required to pay certain expenses, such as the costs of environmental liabilities, roof and structural repairs, insurance, certain non-structural repairs and maintenance and other costs and expenses for which insurance proceeds or other means of recovery are not available. If one or more of our properties incur significant expenses under the terms of the leases, such property, our business, financial condition and results of operations will be adversely affected and the amount of cash available to meet expenses and to make distributions to our stockholders may be reduced.

Net leases may not result in fair market lease rates over time, which could negatively impact our income and reduce the amount of funds available to make distributions to our stockholders.

A significant portion of our rental income is expected to come from net leases, which generally provide the tenant greater discretion in using the leased property than ordinary property leases, such as the right to freely sublease the property, to make alterations in the leased premises and to terminate the lease prior to its expiration under specified circumstances. Furthermore, net leases typically have longer lease terms and, thus, there is an increased risk that contractual rental increases in future years will fail to result in fair market rental rates during those years. As a result, our income and distributions to our stockholders could be lower than they would otherwise be if we did not engage in net leases.

We could be adversely affected by various facts and events related to our Investments over which we have limited or no control.

We could be adversely affected by various facts and events over which we have limited or no control, such as (i) oversupply of space and changes in market rental rates; (ii) economic or physical decline of the areas where the Investments are located; and (iii) deterioration of the physical condition of our Investments. Negative market conditions or adverse events affecting our existing or potential tenants, or the industries in which they operate, could have an adverse impact on our ability to attract new tenants, re-lease space, collect rent or renew leases, any of which could adversely affect our financial condition.

We may be required to reimburse tenants for overpayments of estimated operating expenses.

Under certain of our leases, tenants pay us as additional rent their proportionate share of the costs we incur to manage, operate and maintain the buildings and properties where they rent space. These leases often limit the types and amounts of expenses we can pass through to our tenants and allow the tenants to audit and contest our determination of the operating expenses they are required to pay. Given the complexity of certain additional rent calculations, tenant audit rights under large portfolio leases can remain unresolved for several years. If as a result of a tenant audit it is determined that we have collected more additional rent than we are permitted to collect under a lease, we must refund the excess amount back to the tenant and, sometimes, also reimburse the tenant for its audit costs. Such unexpected reimbursement payments could materially adversely affect our financial condition and results of operations.

An uninsured loss or a loss that exceeds the policies on our Investments could subject us to lost capital or revenue on those properties.

Under the terms and conditions of the leases expected to be in force on our Investments, tenants are generally expected to be required to indemnify and hold us harmless from liabilities resulting from injury to persons, air, water, land or property, on or off the premises, due to activities conducted on the Investments, except for claims arising from the negligence or intentional misconduct of us or our agents. Additionally, tenants are generally expected to be required, at the tenants’ expense, to obtain and keep in full force during the term of the lease, liability and property damage insurance policies. Insurance policies for property damage are generally expected to be in amounts not less than the full replacement cost of the improvements less slab, foundations, supports and other customarily excluded improvements and insure against all perils of fire, extended coverage, vandalism, malicious mischief and special extended perils (“all risk,” as that term is used in the insurance industry). Insurance policies are generally expected to be obtained by the tenant providing general liability coverage in varying amounts depending on the facts and circumstances surrounding the tenant and the industry in which it operates. These policies may include liability coverage for bodily injury and property damage arising out of the ownership, use, occupancy or maintenance of the properties and all of their appurtenant areas. To the extent that losses are uninsured or underinsured, we could be subject to lost capital and revenue on those Investments.

Acquired Investments may not meet projected occupancy.

If the tenants in an Investment do not renew or extend their leases or if tenants terminate their leases, the operating results of the Investment could be substantially and adversely affected by the loss of revenue and possible increase in operating expenses not reimbursed by the tenants. There can be no assurance that the Investments will be substantially occupied at projected rents. We will anticipate a minimum occupancy rate for each Investment, but there can be no assurance that the Investments will maintain the minimum occupancy rate or meet our anticipated lease-up schedule. In addition, lease-up of the unoccupied space may be achievable only at rental rates less than those we anticipate.

We could be exposed to environmental liabilities with respect to Investments to which we take title.

In the course of our business, and taking title to properties, we could be subject to environmental liabilities with respect to such properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or we may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Properties may contain toxic and hazardous materials.

Federal, state and local laws impose liability on a landowner for releases or the otherwise improper presence on the premises of hazardous substances. This liability is without regard to fault for, or knowledge of, the presence of such substances. A landowner may be held liable for hazardous materials brought onto the property before it acquired title and for hazardous materials that are not discovered until after it sells the property. Similar liability may occur under applicable state law. If any hazardous materials are found within an Investment that are in violation of law at any time, we may be liable for all cleanup costs, fines, penalties and other costs. This potential liability will continue after we sell the Investment and may apply to hazardous materials present within the Investment before we acquired such Investment. If losses arise from hazardous substance contamination which cannot be recovered from a responsible party, the financial viability of that property may be substantially affected. It is possible that we will acquire an Investment with known or unknown environmental problems which may adversely affect us.

Properties may contain mold.

Mold contamination has been linked to a number of health problems, resulting in recent litigation by tenants seeking various remedies, including damages and ability to terminate their leases. Originally occurring in residential property, mold claims have recently begun to appear in commercial properties as well. Several insurance companies have reported a substantial increase in mold-related claims, causing a growing concern that real estate owners might be subject to increasing lawsuits regarding mold contamination. No assurance can be given that a mold condition will not exist at one or more of our Investments, with the risk of substantial damages, legal fees and possibly loss of tenants. It is unclear whether such mold claims would be covered by the customary insurance policies to be obtained for us.

Significant restrictions on transfer and encumbrance of Investments are expected.

The terms of any debt financing for an Investment are expected to prohibit the transfer or further encumbrance of that Investment or any interest in that Investment except with the lender’s prior consent, which consent each lender is expected to be able to withhold. The relative illiquidity of the Investments may prevent or substantially impair our ability to dispose of an Investment at times when it may be otherwise advantageous for us to do so. If we were forced to immediately liquidate some or all of our Investments, the proceeds are likely to result in a significant loss, if such a liquidation is possible at all.

We will likely receive limited representations and warranties from sellers.

Investments will likely be acquired with limited representations and warranties from the seller regarding the condition of the Investment, the status of leases, the presence of hazardous substances, the status of governmental approvals and entitlements and other significant matters affecting the use, ownership and enjoyment of the Investment. As a result, if defects in an Investment or other matters adversely affecting an Investment are discovered, we may not be able to pursue a claim for damages against the seller of the Investment. The extent of damages that we may incur as a result of such matters cannot be predicted, but potentially could result in a significant adverse effect on the value of the Investments.

We may be subject to the risk of liability and casualty loss as the owner of an Investment.

It is expected that our Manager will maintain or cause to be maintained insurance against certain liabilities and other losses for an Investment, but the insurance obtained will not cover all amounts or types of loss. There is no assurance that any liability that may occur will be insured or that, if insured, the insurance proceeds will be sufficient to cover the loss. There are certain categories of loss that may be or may become uninsurable or not economically insurable, such as earthquakes, floods and hazardous waste.

Further, if losses arise from hazardous substance contamination that cannot be recovered from a responsible party, the financial viability of the affected Investment may be substantially impaired. It is expected that lenders will require a Phase I environmental site assessment to determine the existence of hazardous materials and other environmental problems prior to making a Loan secured by an Investment. However, a Phase I environmental site assessment generally does not involve invasive testing, but instead is limited to a physical walk through or inspection of an Investment and a review of governmental records. It is possible that we will acquire an Investment with known or unknown environmental problems that may adversely affect our Investments.

Risks Related to Our Taxation as a REIT

Our failure to qualify as a REIT would result in higher taxes and reduced cash available for stockholders.

We intend to continue to operate in a manner so as to qualify as a REIT for U.S. federal income tax purposes. Our initial and continued qualification as a REIT depends on our satisfaction of certain asset, income, organizational, distribution and stockholder ownership requirements on a continuing basis. Our ability to satisfy some of the asset tests depends upon the fair market values of our assets, some of which are not able to be precisely determined and for which we will not obtain independent appraisals. If we were to fail to qualify as a REIT in any taxable year, and certain statutory relief provisions were not available, we would be subject to U.S. federal income tax on our taxable income at regular corporate rates, and distributions to stockholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. In addition, if we fail to qualify as a REIT, we will no longer be required to make distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect the value of our securities.

REIT distribution requirements could adversely affect our liquidity.

In order to maintain our REIT status and to meet the REIT distribution requirements, we may need to borrow funds on a short-term basis or sell assets, even if the then-prevailing market conditions are not favorable for these borrowings or sales. To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding capital gains. In addition, we will be subject to corporate income tax to the extent we distribute less than 100% of our net taxable income including any net capital gain. We intend to make distributions to our stockholders to comply with the requirements of the Internal Revenue Code for REITs and to minimize or eliminate our corporate income tax obligation to the extent consistent with our business objectives. Our cash flows from operations may be insufficient to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt service or amortization payments. The insufficiency of our cash flows to cover our distribution requirements could have an adverse impact on our ability to raise short- and long-term debt or sell equity securities in order to fund distributions required to maintain our REIT status. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

Further, amounts distributed will not be available to fund investment activities. We expect to fund our investments by raising equity capital and through borrowings from financial institutions and the debt capital markets. If we fail to obtain debt or equity capital in the future, it could limit our ability to grow, which could have a material adverse effect on the value of our securities.

The stock ownership limit imposed by the Code for REITs and our charter may inhibit market activity in our stock and may restrict our business combination opportunities.

In order for us to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year. Additionally, at least 100 persons must beneficially own our capital stock during at least 335 days of a taxable year for each taxable year. Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person may own more than 9.8% of the aggregate value of the outstanding shares of our stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock. Our board of directors may not grant such an exemption to any proposed transferee whose ownership in excess of 9.8% of the value of our outstanding shares or more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, would result in the termination of our status as a REIT. These ownership limits could delay or prevent a transaction or a change in our control that might be in the best interest of our stockholders.

Upon the closing of our IPO, our board of directors exempted the Virginia Birth-Related Neurological Injury Compensation Program, or the Virginia Birth Injury Program, from the 9.8% ownership limit. In connection with that exemption, our board of directors set the Virginia Birth Injury Program’s ownership limit at 32.95% of our issued and outstanding common stock. As of the date of this prospectus, our top five stockholders, by share ownership, beneficially own 33.5% of our issued and outstanding common stock. If any of these stockholders increase their holdings, we may go over the 50% threshold which could result in our failure to qualify or preserve our status as a REIT for federal income tax purposes. If this were to occur, your investment would be negatively affected.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to “qualified dividend income” payable to U.S. stockholders that are taxed at individual rates is 20% (exclusive of the application of the net investment tax). Dividends payable by REITs, however, generally are not eligible for the reduced rates on qualified dividend income. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are taxed at individual rates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock.

The prohibited transactions tax may subject us to tax on our gain from sales of property and limit our ability to dispose of our properties.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Although we intend to acquire and hold all of our assets as investments and not for sale to customers in the ordinary course of business, the IRS may assert that we are subject to the prohibited transaction tax equal to 100% of net gain upon a disposition of real property. Although a safe harbor to the characterization of the sale of real property by a REIT as a prohibited transaction is available, not all of our prior property dispositions qualified for the safe harbor and we cannot assure you that we can comply with the safe harbor in the future or that we have avoided, or will avoid, owning property that may be characterized as held primarily for sale to customers in the ordinary course of business. Consequently, we may choose not to engage in certain sales of our properties or may conduct such sales through a TRS, which would be subject to federal and state income taxation. Additionally, in the event that we engage in sales of our properties, any gains from the sales of properties classified as prohibited transactions would be taxed at the 100% prohibited transaction tax rate.

We may be unable to generate sufficient revenue from operations, operating cash flow or portfolio income to pay our operating expenses, and our operating expenses could rise, diminishing our ability to pay distributions to our stockholders.

As a REIT, we are generally required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and not including net capital gains, each year to our stockholders. To qualify for the tax benefits accorded to REITs, we have and intend to continue to make distributions to our stockholders in amounts such that we distribute all or substantially all our net taxable income each year, subject to certain adjustments. However, our ability to make distributions may be adversely affected by the risk factors described herein. Our ability to make and sustain cash distributions is based on many factors, including the return on our investments, the size of our investment portfolio, operating expense levels, and certain restrictions imposed by Maryland law. Some of the factors are beyond our control and a change in any such factor could affect our ability to pay future dividends. No assurance can be given as to our ability to pay distributions to our stockholders. In the event of a downturn in our operating results and financial performance or unanticipated declines in the value of our asset portfolio, we may be unable to declare or pay quarterly distributions or make distributions to our stockholders. The timing and amount of distributions are in the sole discretion of our board of directors, which considers, among other factors, our earnings, financial condition, debt service obligations and applicable debt covenants, REIT qualification requirements and other tax considerations and capital expenditure requirements as our board of directors may deem relevant from time to time.

Although our use of TRSs may partially mitigate the impact of meeting the requirements necessary to maintain our qualification as a REIT, our ownership of and relationship with our TRSs will be limited, and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS generally may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Any TRSs that we own will pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to us but will not be required to be distributed to us. We will monitor the value of our investments in TRSs for the purpose of ensuring compliance with the rule that no more than 20% of the value of a REIT’s assets may consist of TRS securities (which is applied at the end of each calendar quarter). In addition, we will scrutinize all of our transactions with any TRSs for the purpose of ensuring that they are entered into on arm’s-length terms in order to avoid incurring the 100% excise tax described above. The value of the securities that we hold in TRSs may not be subject to precise valuation. Accordingly, there can be no assurance that we will be able to comply with the 20% REIT subsidiaries limitation or to avoid application of the 100% excise tax.

In connection with the acquisition of the Greensboro Hampton Inn, we created MDR Greensboro HI TRS, LLC, a Delaware limited liability company and a TRS jointly owned with PMI Greensboro, or the Greensboro TRS. Also in connection with the acquisition of the Clemson Best Western Property, we created MDR Clemson TRS, LLC, a Delaware limited liability company, or the Clemson TRS. While we believe our ownership of the Greensboro TRS and the Clemson TRS will not affect our qualification as a REIT for federal income tax purposes, your investment in our company would be materially affected if we do not qualify and maintain our qualification as a REIT for federal income tax purposes as the result of our ownership of the Greensboro TRS and Clemson TRS or otherwise.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our securities.

At any time, the U.S. federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation, or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in the U.S. federal income tax laws, regulations or administrative interpretations.

If our operating partnership failed to qualify as a partnership for federal income tax purposes, we would cease to qualify as a REIT and suffer other adverse consequences.

We believe that our operating partnership will be treated as a partnership for federal income tax purposes. As a partnership, our operating partnership will not be subject to federal income tax on its income. Instead, each of its partners, including us, will be allocated, and may be required to pay tax with respect to, its share of our operating partnership’s income. We cannot assure you, however, that the IRS will not challenge the status of our operating partnership or any other subsidiary partnership in which we own an interest as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our operating partnership or any such other subsidiary partnership as an entity taxable as a corporation for federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, we would likely cease to qualify as a REIT. Also, the failure of our operating partnership or any subsidiary partnerships to qualify as a partnership could cause it to become subject to federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including us.

Risks Related to Conflicts of Interest

The Management Agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

Our executive officers, including a majority of our current directors, are executives of our Manager. The Management Agreement was negotiated between related parties and its terms, including fees payable to our Manager, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the Management Agreement because of our desire to maintain our ongoing relationship with Medalist and its affiliates.

We may have conflicts of interest with our Manager and its affiliates, which could result in investment decisions that are not in the best interests of our stockholders.

There are numerous conflicts of interest between our interests and the interests of our Manager, the Medalist companies and their respective affiliates, including conflicts arising out of allocation of personnel to our activities, allocation of investment opportunities between us and investment vehicles affiliated with our Manager, purchase or sale of properties, including from affiliates of our Manager and fee arrangements with our Manager that might induce our Manager to make investment decisions that are not in our best interests. Examples of these potential conflicts of interest include:

•	Competition for the time and services of personnel that work for us and our affiliates;

•	Compensation payable by us to our Manager and its affiliates for their various services, which may not be on market terms and is payable, in some cases, whether or not our stockholders receive distributions;

•	The possibility that our Manager, its officers and their respective affiliates will face conflicts of interest relating to the purchase and leasing of properties, and that such conflicts may not be resolved in our favor, thus potentially limiting our investment opportunities, impairing our ability to make distributions and adversely affecting the trading price of our stock;

•	The possibility that if we acquire properties from Medalist or its affiliates, the price may be higher than we would pay if the transaction were the result of arm’s-length negotiations with a third party;

•	The possibility that our Manager will face conflicts of interest caused by its indirect ownership by Medalist, some of whose officers are also our officers and two of whom are directors of ours, resulting in actions that may not be in the long-term best interests of our stockholders;

•	Our Manager has considerable discretion with respect to the terms and timing of our acquisition, disposition and leasing transactions;

•	The possibility that we may acquire or merge with our Manager, resulting in an internalization of our management functions; and

•	The possibility that the competing demands for the time of our Manager, its affiliates and our officers may result in them spending insufficient time on our business, which may result in our missing investment opportunities or having less efficient operations, which could reduce our profitability and result in lower distributions to you.

Any of these and other conflicts of interest between us and our Manager could have a material adverse effect on the returns on our investments, our ability to make distributions to stockholders and the trading price of our stock.

Our executive officers have interests that may conflict with the interests of stockholders.

Our executive officers are also affiliated with or are executive and/or senior officers of our Manager, and its affiliates. These individuals may have personal and professional interests that conflict with the interests of our stockholders with respect to business decisions affecting us and our operating partnership. As a result, the effect of these conflicts of interest on these individuals may influence their decisions affecting the negotiation and consummation of the transactions whereby we acquire Investments in the future from affiliates of our Manager, or in the allocation of investment opportunities to us by our Manager.

Risks Associated with Debt Financing

We have used and may continue to use mortgage and other debt financing to acquire properties or interests in properties and otherwise incur other indebtedness, which increases our expenses and could subject us to the risk of losing properties in foreclosure if our cash flow is insufficient to make loan payments.

We are permitted to acquire real properties and other real estate-related investments, including entity acquisitions, by assuming either existing financing secured by the asset or by borrowing new funds. In addition, we may incur or increase our mortgage debt by obtaining loans secured by some or all of our assets to obtain funds to acquire additional investments or to pay distributions to our stockholders. We also may borrow funds, if necessary, to satisfy the requirement that we distribute at least 90% of our annual “REIT taxable income,” or otherwise as is necessary or advisable to assure that we maintain our qualification as a REIT for federal income tax purposes.

There is no limit on the amount we may invest in any single property or other asset or on the amount we can borrow to purchase any individual property or other investment. If we mortgage a property and have insufficient cash flow to service the debt, we risk an event of default which may result in our lenders foreclosing on the properties securing the mortgage.

If we cannot repay or refinance loans incurred to purchase our properties, or interests therein, then we may lose our interests in the properties secured by the loans we are unable to repay or refinance.

High levels of debt or increases in interest rates could increase the amount of our loan payments, which could reduce the cash available for distribution to stockholders.

Our policies do not limit us from incurring debt. For purposes of calculating our leverage, we assume full consolidation of all of our real estate investments, whether or not they would be consolidated under GAAP, include assets we have classified as held for sale, and include any joint venture level indebtedness in our total indebtedness.

High debt levels will cause us to incur higher interest charges, resulting in higher debt service payments, and may be accompanied by restrictive covenants. Interest we pay reduces cash available for distribution to stockholders. Additionally, with respect to our variable rate debt, increases in interest rates increase our interest costs, which reduces our cash flow and our ability to make distributions to you. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times which may not permit realization of the maximum return on such investments and could result in a loss. In addition, if we are unable to service our debt payments, our lenders may foreclose on our interests in the real property that secures the loans we have entered into.

High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our cash flow from operations and the amount of cash distributions we can make.

To qualify as a REIT, we will be required to distribute at least 90% of our annual taxable income (excluding net capital gains) to our stockholders in each taxable year, and thus our ability to retain internally generated cash is limited. Accordingly, our ability to acquire properties or to make capital improvements to or remodel properties will depend on our ability to obtain debt or equity financing from third parties or the sellers of properties. If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the debt becomes due or of being unable to refinance on favorable terms. If interest rates are higher when we refinance the properties, our income could be reduced. We may be unable to refinance properties. If any of these events occurs, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise capital by issuing more stock or borrowing more money.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to you.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property, discontinue insurance coverage, or replace our Manager. These or other limitations may limit our flexibility and prevent us from achieving our operating plans.

Our ability to obtain financing on reasonable terms would be impacted by negative capital market conditions.

Recently, domestic and international financial markets have experienced unusual volatility and uncertainty. Although this condition occurred initially within the “subprime” single-family mortgage lending sector of the credit market, liquidity has tightened in overall financial markets, including the investment grade debt and equity capital markets. Consequently, there is greater uncertainty regarding our ability to access the credit market in order to attract financing on reasonable terms. Investment returns on our assets and our ability to make acquisitions could be adversely affected by our inability to secure financing on reasonable terms, if at all.

Some of our mortgage loans may have “due on sale” provisions, which may impact the manner in which we acquire, sell and/or finance our properties.

In purchasing properties subject to financing, we may obtain financing with “due-on-sale” and/or “due-on-encumbrance” clauses. Due-on-sale clauses in mortgages allow a mortgage lender to demand full repayment of the mortgage loan if the borrower sells the mortgaged property. Similarly, due-on-encumbrance clauses allow a mortgage lender to demand full repayment if the borrower uses the real estate securing the mortgage loan as security for another loan. In such event, we may be required to sell our properties on an all-cash basis, which may make it more difficult to sell the property or reduce the selling price.

Lenders may be able to recover against our other Investments under our mortgage loans.

In financing our acquisitions, we will seek to obtain secured nonrecourse loans. However, only recourse financing may be available, in which event, in addition to the Investment securing the loan, the lender would have the ability to look to our other assets for satisfaction of the debt if the proceeds from the sale or other disposition of the Investment securing the loan are insufficient to fully repay it. Also, in order to facilitate the sale of an Investment, we may allow the buyer to purchase the Investment subject to an existing loan whereby we remain responsible for the debt.

If we are required to make payments under any “bad boy” carve-out guaranties that we may provide in connection with certain mortgages and related loans, our business and financial results could be materially adversely affected.

In obtaining certain nonrecourse loans, we may provide standard carve-out guaranties. These guaranties are only applicable if and when the borrower directly, or indirectly through agreement with an affiliate, joint venture partner or other third party, voluntarily files a bankruptcy or similar liquidation or reorganization action or takes other actions that are fraudulent or improper (commonly referred to as “bad boy” guaranties). Although we believe that “bad boy” carve-out guaranties are not guaranties of payment in the event of foreclosure or other actions of the foreclosing lender that are beyond the borrower’s control, some lenders in the real estate industry have recently sought to make claims for payment under such guaranties. In the event such a claim were made against us under a “bad boy” carve-out guaranty following foreclosure on mortgages or related loan, and such claim were successful, our business and financial results could be materially adversely affected.

Interest-only indebtedness may increase our risk of default and ultimately may reduce our funds available for distribution to our stockholders.

We may finance our property acquisitions using interest-only mortgage indebtedness. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest-only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum or “balloon” payment at maturity. These required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of our scheduled payments also may increase at a time of rising interest rates. Increased payments and substantial principal or balloon maturity payments will reduce the funds available for distribution to our stockholders because cash otherwise available for distribution will be required to pay principal and interest associated with these mortgage loans.

We may enter into derivative or hedging contracts that could expose us to contingent liabilities and certain risks and costs in the future.

Part of our investment strategy may involve entering into derivative or hedging contracts that could require us to fund cash payments in the future under certain circumstances, such as the early termination of the derivative agreement caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the derivative contract. The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses would be reflected in our financial results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could adversely impact our financial condition and results of operations.

Further, the cost of using derivative or hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates. We may increase our derivative or hedging activity and thus increase our related costs during periods when interest rates are volatile or rising and hedging costs have increased.

In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, in many cases, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in a default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot be assured that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

Complying with REIT requirements may limit our ability to hedge risk effectively.

The REIT provisions of the Code may limit our ability to hedge the risks inherent to our operations. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging transactions may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. Any income or gain derived by us from transactions that hedge certain risks, such as the risk of changes in interest rates, will not be treated as gross income for purposes of either the 75% or the 95% income test, as defined below in “Material Federal Income Tax Considerations — Gross Income Tests,” unless specific requirements are met. Such requirements include that the hedging transaction be properly identified within prescribed time periods and that the transaction either (1) hedges risks associated with indebtedness issued by us that is incurred to acquire or carry real estate assets or (2) manages the risks of currency fluctuations with respect to income or gain that qualifies under the 75% or 95% income test (or assets that generate such income). To the extent that we do not properly identify such transactions as hedges, hedge with other types of financial instruments, or hedge other types of indebtedness, the income from those transactions is not likely to be treated as qualifying income for purposes of the 75%- and 95%-income tests. As a result of these rules, we may have to limit the use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

Interest rates might increase.

Based on historical interest rates, current interest rates are low and, as a result, it is likely that the interest rates available for future real estate loans and refinances will be higher than the current interest rates for such loans, which may have a material and adverse impact on our company and our Investments. If there is an increase in interest rates, any debt servicing on Investments could be significantly higher than currently anticipated, which would reduce the amount of cash available for distribution to the stockholders. Also, rising interest rates may affect the ability of our Manager to refinance an Investment. Investments may be less desirable to prospective purchasers in a rising interest rate environment and their values may be adversely impacted by the reduction in cash flow due to increased interest payments.

We may use floating rate, interest-only or short-term loans to acquire Investments.

Our Manager has the right, in its sole discretion, to negotiate any debt financing, including obtaining (i) interest-only, (ii) floating rate and/or (iii) short-term loans to acquire Investments. If our Manager obtains floating rate loans, the interest rate would not be fixed but would float with an established index (probably at higher interest rates in the future). No principal would be repaid on interest-only loans. Finally, we would be required to refinance short-term loans at the end of a relatively short period. The credit markets have recently been in flux and are experiencing a malaise. No assurance can be given that our Manager would be able to refinance with fixed-rate permanent loans in the future, on favorable terms or at all, to refinance the short-term loans. In addition, no assurance can be given that the terms of such future loans to refinance the short-term loans would be favorable to our company.

We may use leverage to make Investments.

Our Manager, in its sole discretion, may leverage the Investments. As a result of the use of leverage, a decrease in revenues of a leveraged Investment may materially and adversely affect that Investment’s cash flow and, in turn, our ability to make distributions. No assurance can be given that future cash flow of a particular Investment will be sufficient to make the debt service payments on any borrowed funds for that Investment and also cover operating expenses. If the Investment’s revenues are insufficient to pay debt service and operating expenses, we would be required to use net income from other Investments, working capital or reserves, or seek additional funds. There can be no assurance that additional funds will be available, if needed, or, if such funds are available, that they will be available on terms acceptable to us.

Leveraging an Investment allows a lender to foreclose on that Investment.

Lenders to an Investment, even non-recourse lenders, are expected in all instances to retain the right to foreclose on that Investment if there is a default in the loan terms. If this were to occur, we would likely lose our entire investment in that Investment.

Lenders may have approval rights with respect to an encumbered Investment.

A lender to an Investment will likely have numerous other rights, which may include the right to approve any change in the property manager for a particular Investment.

Availability of financing and market conditions will affect the success of our company.

Market fluctuations in real estate financing may affect the availability and cost of funds needed in the future for Investments. In addition, credit availability has been restricted in the past and may become restricted again in the future. Restrictions upon the availability of real estate financing or high interest rates for real estate loans could adversely affect the Investments and our ability to execute its investment goals.

We do not have guaranteed cash flow.

There can be no assurance that cash flow or profits will be generated by the Investments. If the Investments do not generate the anticipated amount of cash flow, we may not be able to pay the anticipated distributions to the stockholders without making such distributions from the net proceeds of this offering or from reserves.

Risks Related to Our Organization and Structure

A limit on the percentage of our securities a person may own may discourage a takeover or business combination, which could prevent our stockholders from realizing a premium price for their stock.

Our charter restricts direct or indirect ownership by one person or entity to no more than 9.8% in value of the outstanding shares of our capital stock or 9.8% in number of shares or value, whichever is more restrictive, of the outstanding shares of our capital stock unless exempted (prospectively or retroactively) by our board of directors. This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to our stockholders.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our stockholders or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.

Our board of directors may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue and may classify or reclassify any unissued common stock or preferred stock into other classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of any such stock. Our board of directors could also authorize the issuance of up to 250,000,000 shares of preferred stock with terms and conditions that could have priority as to distributions and amounts payable upon liquidation over the rights of the holders of our other stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to holders of our common stock.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act; if we are subject to registration under the Investment Company Act, we will not be able to continue our business.

Neither we, nor our operating partnership, nor any of our subsidiaries intend to register as an investment company under the Investment Company Act. We expect that our operating partnership’s and subsidiaries’ investments in real estate will represent the substantial majority of our total asset mix, which would not subject us to the Investment Company Act. In order to maintain an exemption from regulation under the Investment Company Act, we intend to engage, through our operating partnership and our wholly and majority-owned subsidiaries, primarily in the business of buying real estate, and these investments must be made within a year after this offering ends. If we are unable to invest a significant portion of the proceeds of this offering in properties within one year of the termination of this offering, we may avoid being required to register as an investment company by temporarily investing any unused proceeds in government securities with low returns, which would reduce the cash available for distribution to stockholders and possibly lower your returns.

We expect that most of our assets will be held through wholly-owned or majority-owned subsidiaries of our operating partnership. We expect that most of these subsidiaries will be outside the definition of investment company under Section 3(a)(1) of the Investment Company Act as they are generally expected to hold at least 60% of their assets in real property or in entities that they manage or co-manage that own real property. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. We believe that we, our operating partnership and most of the subsidiaries of our operating partnership will not fall within either definition of investment company as we intend to invest primarily in real property, through our wholly or majority-owned subsidiaries, the majority of which we expect to have at least 60% of their assets in real property or in entities that they manage or co-manage that own real property. As these subsidiaries would be investing either solely or primarily in real property, they would be outside of the definition of “investment company” under Section 3(a)(1) of the Investment Company Act. We are organized as a holding company that conducts its businesses primarily through the operating partnership, which in turn is a holding company conducting its business through its subsidiaries. Both we and our operating partnership intend to conduct our operations so that they comply with the 40% test. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe that neither we nor the operating partnership will be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because neither we nor the operating partnership will engage primarily or hold itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through the operating partnership’s wholly-owned or majority-owned subsidiaries, we and the operating partnership will be primarily engaged in the non-investment company businesses of these subsidiaries.

In the event that the value of investment securities held by the subsidiaries of our operating partnership were to exceed 40%, we expect our subsidiaries to be able to rely on the exclusion from the definition of “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires each of our subsidiaries relying on this exception to invest at least 55% of its portfolio in “mortgage and other liens on and interests in real estate,” which we refer to as “qualifying real estate assets” and maintain at least 80% of its assets in qualifying real estate assets or other real estate-related assets. The remaining 20% of the portfolio can consist of miscellaneous assets. What we buy and sell is therefore limited to these criteria. How we determine to classify our assets for purposes of the Investment Company Act will be based in large measure upon no-action letters issued by the SEC staff in the past and other SEC interpretive guidance. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. Pursuant to this guidance, and depending on the characteristics of the specific investments, certain joint venture investments may not constitute qualifying real estate assets and therefore investments in these types of assets may be limited. No assurance can be given that the SEC will concur with our classification of our assets. Future revisions to the Investment Company Act or further guidance from the SEC may cause us to lose our exclusion from registration or force us to re-evaluate our Portfolio and our investment strategy. Such changes may prevent us from operating our business successfully.

In the event that we, or our operating partnership, were to acquire assets that could make either entity fall within the definition of investment company under Section 3(a)(1) of the Investment Company Act, we believe that we would still qualify for an exclusion from registration pursuant to Section 3(c)(6). Section 3(c)(6) excludes from the definition of investment company any company primarily engaged, directly or through majority-owned subsidiaries, in one or more of certain specified businesses. These specified businesses include the business described in Section 3(c)(5)(C) of the Investment Company Act. It also excludes from the definition of investment company any company primarily engaged, directly or through majority-owned subsidiaries, in one or more of such specified businesses from which at least 25% of such company’s gross income during its last fiscal year is derived, together with any additional business or businesses other than investing, reinvesting, owning, holding, or trading in securities. Although the SEC staff has issued little interpretive guidance with respect to Section 3(c)(6), we believe that we and our operating partnership may rely on Section 3(c)(6) if 55% of the assets of our operating partnership consist of, and at least 55% of the income of our operating partnership is derived from, qualifying real estate assets owned by wholly-owned or majority-owned subsidiaries of our operating partnership.

To ensure that neither we, nor our operating partnership nor subsidiaries are required to register as an investment company, each entity may be unable to sell assets they would otherwise want to sell and may need to sell assets they would otherwise wish to retain. In addition, we, our operating company or our subsidiaries may be required to acquire additional income or loss-generating assets that we might not otherwise acquire or forego opportunities to acquire interests in companies that we would otherwise want to acquire. Although we, our operating partnership and our subsidiaries intend to monitor our respective portfolios periodically and prior to each acquisition or disposition, any of these entities may not be able to maintain an exclusion from registration as an investment company. If we, our operating partnership or our subsidiaries are required to register as an investment company but fail to do so, the unregistered entity would be prohibited from engaging in our business, and criminal and civil actions could be brought against such entity. In addition, the contracts of such entity would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of the entity and liquidate its business.

For more information on issues related to compliance with the Investment Company Act, see “Policies with Respect to Certain Activities—Policies Relating to the Investment Company Act.”

We may change our investment and operational policies without stockholder consent.

We may change our investment and operational policies, including our policies with respect to investments, acquisitions, growth, operations, indebtedness, capitalization and distributions, at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the types of investments described in this filing. A change in our investment strategy may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect our ability to make distributions.

We may in the future choose to pay dividends in our own stock, in which case you may be required to pay income taxes in excess of the cash dividends you receive.

We may in the future distribute taxable dividends that are payable in cash and shares of our common stock at the election of each stockholder. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for United States federal income tax purposes. As a result, a U.S. stockholder may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a U.S. stockholder sells the stock it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock.

Risks Related to this Offering

The Series A Preferred Stock ranks junior to all of our indebtedness and other liabilities.

In the event of our bankruptcy, liquidation, dissolution or winding-up of our affairs, our assets will be available to pay obligations on our Series A Preferred Stock (and other securities ranking on parity with the Series A Preferred Stock) only after all of our indebtedness and other liabilities have been paid. The rights of holders of such preferred stock to participate in the distribution of our assets will rank junior to the prior claims of our current and future creditors and any future series or class of preferred stock we may issue the ranks senior to the Series A Preferred Stock. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets to pay amounts due on any or all of the Series A Preferred Stock then outstanding.

Future offerings of debt or senior equity securities may adversely affect the market price of the Series A Preferred Stock. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Series A Preferred Stock and may result in dilution to owners of the Series A Preferred Stock. We and, indirectly, our stockholders, will bear the cost of issuing the servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of the Series A Preferred Stock will bear the risk of our future offerings reducing the market price of the Series A Preferred Stock and diluting the value of their holdings in us.

The Series A Preferred Stock has not been rated.

We have not sought to obtain a rating for the Series A Preferred Stock, and the Series A Preferred Stock may never be rated. It is possible, however, that one or more rating agencies might independently determine to assign a rating to the Series A Preferred Stock or that we may elect to obtain a rating or our Series A Preferred Stock in the future. Furthermore, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the Series A Preferred Stock in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of the Series A Preferred Stock.

Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. Further, a rating is not a recommendation to purchase, sell or hold any particular security, including the Series A Preferred Stock. In addition, ratings do not reflect market prices or suitability or a security for a particular investor and any future rating of the Series A Preferred Stock may not reflect all risks related to us and our business, or the structure or market value of the Series A Preferred Stock.

We may issue additional shares of Series A Preferred Stock or additional series of preferred stock that rank on parity with the Series A Preferred Stock as to dividend rights, rights upon liquidation or voting rights.

We are allowed to issue additional shares of Series A Preferred Stock and additional series of preferred stock that could rank on parity with the Series A Preferred Stock as to dividend payments and rights upon our liquidation, dissolution or winding up of our affairs, without any shareholder consent. The issuance of additional share of Series A Preferred Stock and additional series of preferred stock could have the effect of reducing the amounts available to the Series A Preferred Stock issued in this offering upon our liquidation or dissolution or the winding up of our affairs. It also may reduce dividend payments on the Series A Preferred Stock issued in this offering if we do not have sufficient funds to pay dividends on all Series A Preferred Stock outstanding and other classes of stock with equal priority with respect to dividends.

Future issuances and sales of Series A Preferred Stock or other preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for the Series A Preferred Stock and our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

Our estimated cash available for distribution is insufficient to cover our anticipated annual dividends and distributions paid from sources other than our cash flow from operations, particularly proceeds of this offering, will result in us having fewer funds available for the acquisition of properties, which may adversely affect our ability to fund future distributions with cash flow from operations and may adversely affect your overall return.

We expect that our operating cash flow will be insufficient to cover our anticipated initial distributions to stockholders. We have paid distributions from sources other than from our cash flow from operations. Until we acquire additional properties, we will not generate sufficient cash flow from operations to pay distributions. Our inability to acquire properties may result in a lower return on your investment than you expect. If we have not generated sufficient cash flow from our operations and other sources, such as from borrowings or sales of additional securities, to fund distributions, we will continue to use the proceeds from this offering. Moreover, our board of directors may change this policy, in its sole discretion, at any time. Distributions made from offering proceeds are a return of capital to stockholders, from which we will have already paid offering and organization expenses in connection with this offering.

By funding distributions, in part, from the proceeds of this offering, we will have less funds available for acquiring properties. As a result, the return you realize on your investment may be reduced. Funding distributions from borrowings could restrict the amount we can borrow for investments, which may affect our profitability. Funding distributions with the sale of assets or the proceeds of the offerings may affect our ability to generate cash flows. Funding distributions from the sale of additional securities could dilute your interest in us if we sell shares of our common stock or securities convertible or exercisable into shares of our common stock to third party investors. Payment of distributions from the mentioned sources could restrict our ability to generate sufficient cash flow from operations, affect our profitability and/or affect the distributions payable to you, any or all of which may have an adverse effect on your investment.

We may not be able to pay dividends or other distributions on the Series A Preferred Stock.

There can be no guarantee that we will have sufficient cash to pay dividends on the Series A Preferred Stock. Our ability to pay dividends may be impaired if any of the risks described in this prospectus were to occur. In addition, payment of our dividends depends upon our earnings, our financial condition, maintenance or our REIT qualification and other factors as our board of directors may deem relevant from time to time. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will available to us in an amount sufficient to enable us to make distributions on our common stock and preferred stock, including the Series A Preferred Stock offered by this prospectus, to pay our indebtedness or to fund out other liquidity needs.

The market price of the Series A Preferred Stock could be substantially affected by various factors.

The market price of the Series A Preferred Stock will depend on many factors, which may change from time to time, including:

•	prevailing interest rates, increases in which may have an adverse effect on the market prices of such securities;

•	trading prices of securities issued by REITS and other similar companies;

•	the annual yield from distributions on our Series A Preferred Stock, as compared to yields on other financial instruments;

•	general economic and financial market conditions;

•	government action or regulation;

•	the financial condition, performance and prospects of our company and our competitors;

•	changes in financial estimates or recommendations by securities analysts with respect to our company, our competitors or our industry;

•	our issuance of additional preferred equity or debt securities;

•	actual or anticipated variations in our quarterly operating results and those of our competitors; and

•	the underlying value of our Series A Preferred Stock.

As a result of these and other factors, investors who purchase the Series A Preferred Stock in this offering may experience a decrease, which could be substantial and rapid, in the market price of the Series A Preferred Stock, including decreases unrelated to our operating performance or prospects.

We have broad discretion in the use of the net proceeds from the offering and may not use them effectively.

We will have broad discretion in the application of any net proceeds of this offering, including working capital, possible acquisitions of other properties, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could adversely affect our business and financial condition. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

Risks Related to the Ownership of Our Common Stock

Future sales of shares of our common stock in the public market or the issuance of other equity may adversely affect the market price of our common stock.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

The stock price of our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price.

The market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our operating results, funds from operations, or FFO, cash flows, liquidity or distributions;

•	changes in our earnings estimates or those of analysts;

•	publication of research reports about us or the real estate industry or sector in which we operate;

•	increases in market interest rates that lead purchasers of our shares to demand a higher dividend yield;

•	changes in market valuations of companies similar to us;

•	adverse market reaction to any securities we may issue or additional debt it incurs in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	continuing high levels of volatility in the credit markets;

•	the realization of any of the other risk factors included herein; and

•	general market and economic conditions.

The availability and timing of cash distributions is uncertain.

We are generally required to distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, each year in order for us to qualify as a REIT under the Code, which we intend to satisfy through quarterly cash distributions of all or substantially all of our REIT taxable income in such year, subject to certain adjustments. Our board of directors will determine the amount and timing of any distributions. In making such determinations, our directors will consider all relevant factors, including the amount of cash available for distribution, capital expenditures, general operational requirements and applicable law. We intend over time to make regular quarterly distributions to holders of shares of our common stock. However, we bear all expenses incurred by our operations, and the funds generated by operations, after deducting these expenses, may not be sufficient to cover desired levels of distributions to stockholders. In addition, our board of directors, in its discretion, may retain any portion of such cash in excess of our REIT taxable income for working capital. We cannot predict the amount of distributions we may make, maintain or increase over time.

There are many factors that can affect the availability and timing of cash distributions to stockholders. Because we may receive rents and income from our properties at various times during our fiscal year, distributions paid may not reflect our income earned in that particular distribution period. The amount of cash available for distribution will be affected by many factors, including without limitation, the amount of income we will earn from investments in target assets, the amount of its operating expenses and many other variables. Actual cash available for distribution may vary substantially from our expectations.

While we intend to fund the payment of quarterly distributions to holders of shares of our common stock entirely from distributable cash flows, we may fund quarterly distributions to its stockholders from a combination of available net cash flows, equity capital and proceeds from borrowings. In the event we are unable to consistently fund future quarterly distributions to stockholders entirely from distributable cash flows, the value of our common stock may be negatively impacted.

An increase in market interest rates may have an adverse effect on the market price of our common stock and our ability to make distributions to its stockholders.

One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our distribution rate as a percentage of our share price, relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate on shares of common stock or seek alternative investments paying higher distributions or interest. As a result, interest rate fluctuations and capital market conditions can affect the market price of shares of our common stock. For instance, if interest rates rise without an increase in our distribution rate, the market price of shares of our common stock could decrease because potential investors may require a higher distribution yield on shares of our common stock as market rates on interest-bearing instruments such as bonds rise. In addition, to the extent we have variable rate debt, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting our cash flow and its ability to service our indebtedness and make distributions to our stockholders.

We may not be able to satisfy listing requirements of Nasdaq Capital Market to maintain a listing of our common stock.

We must meet certain financial and liquidity criteria to maintain the listing of our common stock on the Nasdaq Capital Market. If we violate Nasdaq Capital Market listing requirements, our common stock may be delisted. If we fail to meet any of the Nasdaq Capital Market listing standards, our common stock may be delisted. In addition, our board may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock from Nasdaq Capital Market may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. In addition, the delisting of our common stock could significantly impair our ability to raise capital.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us and our business. If few analysts commence coverage of us, or if analysts cease coverage of us, the trading price for our common stock would be negatively affected. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, the price for our common stock would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause the price and trading volume for our common stock to decline.

Material Federal Income Tax Risks

Failure to remain qualified as a REIT would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our stockholders.

We have elected to be taxed as a REIT for federal income tax purposes beginning with our taxable year ended December 31, 2017. We believe that we have operated in a manner qualifying us as a REIT commencing with our taxable year ended December 31, 2017 and intend to continue to so operate. However, we cannot assure you that we will remain qualified as a REIT. In connection with this offering, we have received an opinion from our tax counsel, that our organization and current and proposed method of operation enable us to qualify and continue to qualify as a REIT. Investors should be aware that tax counsel’s opinion is based upon customary assumptions, conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the Internal Revenue Service, or the IRS, or any court and speaks as of the date issued. In addition, tax counsel’s opinion is based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Tax counsel will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.

If we fail to qualify as a REIT in any taxable year, we will face serious tax consequences that will substantially reduce the funds available for distributions to our stockholders because:

•	we would not be able to deduct dividends paid to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•	we could be subject to possible increased state and local taxes; and

•	unless we are entitled to relief under certain U.S. federal income tax laws, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.

In addition, if we fail to qualify as a REIT, we will no longer be required to make distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect the value of our securities. See “Material Federal Income Tax Considerations” for a discussion of material federal income tax consequences relating to us and our securities.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or liquidate otherwise attractive investments.

To maintain our qualification as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our capital stock. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our performance.

In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investment in securities (other than government securities, securities of TRSs and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities, securities of TRSs and qualified real estate assets) can consist of the securities of any one issuer, and no more than 20% of the value of our total assets can be represented by the securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flows.

Even if we remain qualified as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. In addition, any TRS in which we own an interest will be subject to regular corporate federal, state and local taxes. Any of these taxes would decrease cash available for distributions to stockholders.

Failure to make required distributions would subject us to U.S. federal corporate income tax.

We intend to continue to operate in a manner so as to qualify as a REIT for U.S. federal income tax purposes. In order to remain qualified as a REIT, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, each year to our stockholders. To the extent that we satisfy this distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under the Code.

The prohibited transactions tax may subject us to tax on our gain from sales of property and limit our ability to dispose of our properties.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Although we intend to acquire and hold all of our assets as investments and not for sale to customers in the ordinary course of business, the IRS may assert that we are subject to the prohibited transaction tax equal to 100% of net gain upon a disposition of real property.

Although a safe harbor to the characterization of the sale of real property by a REIT as a prohibited transaction is available, not all of our prior property dispositions qualified for the safe harbor and we cannot assure you that we can comply with the safe harbor in the future or that we have avoided, or will avoid, owning property that may be characterized as held primarily for sale to customers in the ordinary course of business. Consequently, we may choose not to engage in certain sales of our properties or may conduct such sales through a TRS, which would be subject to federal and state income taxation. Additionally, in the event that we engage in sales of our properties, any gains from the sales of properties classified as prohibited transactions would be taxed at the 100% prohibited transaction tax rate.

The ability of our board of directors to revoke our REIT qualification without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

Our ownership of any TRSs will be subject to limitations and our transactions with any TRSs will cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on arm’s-length terms.

Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the Code limits the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The Code also imposes a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. Furthermore, we will monitor the value of our respective investments in any TRSs for the purpose of ensuring compliance with TRS ownership limitations and will structure our transactions with any TRSs on terms that we believe are arm’s-length to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 20% REIT subsidiaries limitation or to avoid application of the 100% excise tax.

You may be restricted from acquiring or transferring certain amounts of our capital stock.

The stock ownership restrictions of the Code for REITs and the 9.8% stock ownership limits in our charter may inhibit market activity in our capital stock and restrict our business combination opportunities.

In order to qualify as a REIT, five or fewer individuals, as defined in the Code to include specified private foundations, employee benefit plans and trusts, and charitable trusts, may not own, beneficially or constructively, more than 50% in value of our issued and outstanding stock at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity beneficially or constructively owns our capital stock under this requirement. Additionally, at least 100 persons must beneficially own our capital stock during at least 335 days of a taxable year. To help insure that we meet these tests, among other purposes, our charter restricts the acquisition and ownership of shares of our capital stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted, prospectively or retroactively, by our board of directors, our charter prohibits any person from beneficially or constructively owning more than 9.8% in value of the aggregate of our outstanding shares of capital stock or 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our capital stock. Our board of directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of such thresholds does not satisfy certain conditions designed to ensure that we will not fail to qualify as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT or that compliance is no longer required for REIT qualification.

Upon the closing of our IPO, our board of directors exempted the Virginia Birth-Related Neurological Injury Compensation Program, or the Virginia Birth Injury Program, from the 9.8% ownership limit. In connection with that exemption, our board of directors set the Virginia Birth Injury Program’s ownership limit at 32.95% of our issued and outstanding common stock. As of the date of this prospectus, our top five stockholders, by share ownership, beneficially own 33.5% of our issued and outstanding common stock. If any of these stockholders increase their holdings, we go over the 50% threshold which could result in our failure to qualify or preserve our status as a REIT for federal income tax purposes. If this were to occur, your investment would be negatively affected.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our securities.

At any time, the U.S. federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation, or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in the U.S. federal income tax laws, regulations or administrative interpretations.

Dividends payable by REITs generally do not qualify for the reduced tax rates available for certain dividends.

The maximum tax rate applicable to “qualified dividend income” payable to U.S. stockholders taxed at individual rates is 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are taxed at individual rates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our Series A Preferred Stock and our common stock.

Distributions to tax-exempt investors may be classified as unrelated business taxable income and tax-exempt investors would be required to pay tax on the unrelated business taxable income and to file income tax returns.

Neither ordinary nor capital gain distributions with respect to our capital stock nor gain from the sale of stock should generally constitute unrelated business taxable income to a tax-exempt investor. However, there are certain exceptions to this rule. In particular:

•	under certain circumstances, part of the income and gain recognized by certain qualified employee pension trusts with respect to our stock may be treated as unrelated business taxable income if our stock is predominately held by qualified employee pension trusts, such that we are a “pension-held” REIT (which we do not expect to be the case);

•	part of the income and gain recognized by a tax-exempt investor with respect to our stock would constitute unrelated business taxable income if such investor incurs debt in order to acquire our common stock; and

•	part or all of the income or gain recognized with respect to our stock held by social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans which are exempt from federal income taxation under Sections 501(c)(7), (9), (17) or (20) of the Code may be treated as unrelated business taxable income.

We encourage you to consult your own tax advisor to determine the tax consequences applicable to you if you are a tax-exempt investor. See “Material Federal Income Tax Considerations — Taxation of Tax-Exempt Stockholders.”

Benefit Plan Risks Under ERISA or the Code

If you fail to meet the fiduciary and other standards under the Employee Retirement Income Security Act of 1974, as amended or the Code as a result of an investment in our stock, you could be subject to criminal and civil penalties.

Special considerations apply to the purchase of stock by employee benefit plans subject to the fiduciary rules of title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, including pension or profit sharing plans and entities that hold assets of such plans, which we refer to as ERISA Plans, and plans and accounts that are not subject to ERISA, but are subject to the prohibited transaction rules of Section 4975 of the Code, including IRAs, Keogh Plans, and medical savings accounts. (Collectively, we refer to ERISA Plans and plans subject to Section 4975 of the Code as “Benefit Plans” or “Benefit Plan Investors”). If you are investing the assets of any Benefit Plan, you should consider whether:

•	your investment will be consistent with your fiduciary obligations under ERISA and the Code;

•	your investment will be made in accordance with the documents and instruments governing the Benefit Plan, including the Plan’s investment policy;

•	your investment will satisfy the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;

•	your investment will impair the liquidity of the Benefit Plan;

•	your investment will produce “unrelated business taxable income” for the Benefit Plan;

•	you will be able to satisfy plan liquidity requirements as there may be only a limited market to sell or otherwise dispose of our stock; and

•	your investment will constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Code may result in the imposition of civil and criminal penalties and can subject the fiduciary to claims for damages or for equitable remedies. In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Code, the fiduciary or IRA owner who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested. In the case of a prohibited transaction involving an IRA owner, the IRA may be disqualified, and all of the assets of the IRA may be deemed distributed and subjected to tax. Benefit Plan Investors should consult with counsel before making an investment in our Series A Preferred Stock.

Plans that are not subject to ERISA or the prohibited transactions of the Code, such as government plans or church plans, may be subject to similar requirements under state law. The fiduciaries of such plans should satisfy themselves that the investment satisfies applicable law.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this prospectus that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements. These statements are only predictions. We caution that forward-looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in any forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	the factors included in this prospectus, including those set forth under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business and Properties;”

•	the competitive environment in which we operate;

•	national, international, regional and local economic conditions;

•	capital expenditures;

•	the availability, terms and deployment of capital;

•	financing risks;

•	the general level of interest rates;

•	changes in our business or strategy;

•	fluctuations in interest rates and increased operating costs;

•	our limited operating history;

•	the degree and nature of our competition;

•	our dependence upon our Manager and key personnel;

•	defaults on or non-renewal of leases by tenants;

•	decreased rental rates or increased vacancy rates;

•	our ability to make distributions on shares of our Series A Preferred Stock;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	our ability to operate as a public company;

•	potential natural disasters such as hurricanes;

•	our ability to maintain our qualification as a REIT for U.S. federal income tax purposes;

•	potential changes in the law or governmental regulations that affect us and interpretations of those laws and regulations, including changes in real estate and zoning or tax laws, and potential increases in real property tax rates; and

•	related industry developments, including trends affecting our business, financial condition and results of operations.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this prospectus. All forward-looking statements are made as of the date of this prospectus and the risk that actual results will differ materially from the expectations expressed in this prospectus will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this prospectus will be achieved.

USE OF PROCEEDS

We estimate that the net proceeds based on a $         per share of Series A Preferred Stock we will receive from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $         (or approximately $         if the underwriters’ overallotment option is exercised in full). We will contribute the net proceeds of this offering to our operating partnership in exchange for Series A Preferred Units.

We intend to use the net proceeds of this offering to acquire additional properties, for working capital, for general corporate purposes, and to repay outstanding debt. Such amounts shall include: (i) $2,000,000 to repay amounts outstanding on our short term line of credit with Virginia Commonwealth Bank which matures on February 21, 2020 and bears interest at a variable rate calculated at 250 basis points over USD 1-Month LIBOR as published in the Wall Street Journal; and (ii) $852,000 to repay amounts outstanding under notes held by the Manager which are due on demand and bear interest at a rate of five percent annually. In addition, we intend to use a portion of the net proceeds of this offering to place an amount equal to the first four quarterly dividends of the Series A Preferred Stock, or $     , into an irrevocable escrow account with such funds to be released to the holders of Series A Preferred Stock upon the declaration of such dividends.

Pending the permanent use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, short-term investment-grade securities, money-market accounts or other investments that are consistent with our intention to maintain our qualification as a REIT.

DISTRIBUTION POLICY

Beginning with our taxable year ended December 31, 2017, we believe that we have operated in a manner qualifying us as a REIT, and we have elected to be taxed as a REIT for federal income tax purposes. The Code generally requires that a REIT annually distribute at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain, and imposes tax on any taxable income retained by a REIT, including capital gains. We intend to continue making dividend payments approximately quarterly.

To satisfy the requirements for qualification as a REIT and generally not be subject to federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income, determined without regard to dividends paid, to our stockholders out of assets legally available for such purposes. Our board of directors has not yet determined the rate for our future dividends, and all future distributions will be determined at the sole discretion of our board of directors on a quarterly basis. When determining the amount of future distributions, we expect that our board of directors will consider, among other factors, (i) the amount of cash generated from our operating activities, (ii) our expectations of future cash flows, (iii) our determination of near-term cash needs for acquisitions of new properties, general property capital improvements and debt repayments, (iv) our ability to continue to access additional sources of capital, (v) the requirements of Maryland law, (vi) the amount required to be distributed to maintain our status as a REIT and to reduce any income and excise taxes that we otherwise would be required to pay and (vii) any limitations on our distributions contained in our credit or other agreements.

We cannot assure you that we will generate sufficient cash flows to make distributions to our stockholders or that we will be able to sustain those distributions. If our operations do not generate sufficient cash flow to allow us to satisfy the REIT distribution requirements, we may be required to fund distributions from working capital, borrow funds, sell assets, make a taxable distribution of our equity or debt securities, or reduce such distributions. In addition, prior to the time we have fully invested the net proceeds of this offering, we may fund our distributions out of the net proceeds of this offering, which could adversely impact our results of operations. Our distribution policy enables us to review the alternative funding sources available to us from time to time. Our actual results of operations will be affected by a number of factors, including the revenues we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see “Risk Factors.”

For income tax purposes, dividends to stockholders will be characterized as ordinary income, capital gains, or as a return of a stockholder’s invested capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital qualified dividend income or capital gain.

CAPITALIZATION

The following table sets forth: (i) our capitalization as of September 30, 2019, (ii) our pro forma capitalization to give effect to our acquisition of the Brookfield Center Property on October 3, 2019 and (iii) our pro forma as adjusted capitalization to give effect to our acquisition of the Brookfield Center Property on October 3, 2019 and the sale by us in this offering of        shares of Series A Preferred Stock at a public offering price of $         per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of September 30, 2019
	Historical	Pro Forma (1)	Pro Forma As Adjusted
Mortgages, net	$51,942,387	$56,678,882		$56,678,882
Stockholders' Equity
Common stock, $0.01 par value per share, 4,500,144 issued and outstanding on a historical, pro forma and pro forma as adjusted, basis (2)	45,001	45,001		45,001
% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share, 0 issued and outstanding on a historical and pro forma basis and issued and outstanding on a pro forma as adjusted basis (2)	-	-
Additional paid-in capital, net of offering costs	28,793,192	28,793,192
Accumulated deficit	(9,104,410)	(9,104,410)		(9,104,410)
Total stockholders' equity	19,733,783	19,733,783
Non-controlling interest – Greensboro Hampton Inn	1,345,662	1,345,662		1,345,662
Non-controlling interest – Hanover Square North	560,438	560,438		560,438
Non-controlling interest – operating partnership, 125,000 outstanding on a historical, pro forma and pro forma as adjusted, basis	861,017	861,017		861,017
Total Equity	22,500,900	22,500,900
Total capitalization	$74,443,287	$79,179,782	$

(1)	Represents the mortgage, net of issuance costs, for the Brookfield Center acquired on October 3, 2019.

(2)	The outstanding number of shares on a pro forma basis includes 4,500,144 shares of common stock issued and outstanding as of the date of this prospectus. The outstanding number of shares on a pro forma as adjusted basis includes 4,500,144 shares of common stock issued and outstanding as of the date of this prospectus and shares of Series A Preferred Stock issued in this offering. The number of shares issued and outstanding does not include (a) any shares which may be issued in connection with the exercise of the underwriter’s over-allotment option or (b) any shares which may be issued in exchange for OP Units or other convertible securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is based on, and should be read in conjunction with, the consolidated financial statements and the related notes thereto of Medalist Diversified REIT, Inc.

This management’s discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks, uncertainties and assumptions. See “Cautionary Statement Regarding Forward-Looking Statements” for a discussion of the risks, uncertainties and assumptions associated with those statements. Our actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors.

Company Overview

Medalist Diversified REIT Inc. is a Maryland corporation formed on September 28, 2015. Beginning with our taxable year ended December 31, 2017, we believe that we have operated in a manner qualifying us as a real estate investment trust (“REIT”), and we have elected to be taxed as a REIT for federal income tax purposes. Our company serves as the general partner of Medalist Diversified Holdings, LP which was formed as a Delaware limited partnership on September 29, 2015.

Our company was formed to acquire, reposition, renovate, lease and manage income-producing properties, with a primary focus on (i) commercial properties, including flex-industrial, limited service hotels, and retail properties, (ii) multi-family residential properties and (iii) hotel properties in secondary and tertiary markets in the southeastern part of the United States, with an expected concentration in Virginia, North Carolina, South Carolina, Georgia, Florida and Alabama. We may also pursue, in an opportunistic manner, other real estate-related investments, including, among other things, equity or other ownership interests in entities that are the direct or indirect owners of real property, indirect investments in real property, such as those that may be obtained in a joint venture. While these types of investments are not intended to be a primary focus, we may make such investments in our Manager’s discretion.

Our company is externally managed by Medalist Fund Manager, Inc. (the “Manager”). The Manager makes all investment decisions for our company. The Manager and its affiliated companies specialize in acquiring, developing, owning and managing value-added commercial real estate in the Mid-Atlantic and Southeast regions. The Manager oversees our company’s overall business and affairs and has broad discretion to make operating decisions on behalf of our company and to make investment decisions. Our company’s stockholders are not involved in its day-to-day affairs.

As of September 30, 2019, our company owned and operated five investment properties, the Shops at Franklin Square (the “Franklin Square Property”), a 134,239 square foot retail property located in Gastonia, North Carolina, the Greensboro Hampton Inn (the “Hampton Inn Property”) a hotel with 125 rooms on 2.162 acres in Greensboro, North Carolina, the Hanover North Shopping Center (the “Hanover Square Property”), a 73,440 square foot retail property located in Mechanicsville, Virginia, the Ashley Plaza Shopping Center (the “Ashley Plaza Property”), a 160,356 square foot retail property located in Goldsboro, North Carolina and the Best Western Plus University Inn & Conference Center Clemson (the “Clemson Best Western Property”), a hotel with 148 rooms on 5.92 acres in Clemson, South Carolina. As of September 30, 2019, we owned 64 percent of the Hampton Inn Property as a tenant in common with a noncontrolling owner which owned the remaining 36 percent interest. The tenants in common lease the Hampton Inn Property to a taxable REIT subsidiary that is also owned 64 percent by us and 36 percent by the noncontrolling owner. As of September 30, 2019, we owned 84 percent of the Hanover Square Property as a tenant in common with a noncontrolling owner which owned the remaining 16 percent interest.

In addition to the five investment properties our company owned as of September 30, 2019, we closed on the acquisition of our sixth investment property, the Brookfield Center Property, on October 3, 2019. The Brookfield Center Property is a flex/industrial property with 64,884 leasable square feet located in Greenville, South Carolina.

Recent Trends and Activities

There have been several significant events during 2018 and 2019 that have impacted our company. These events are summarized below.

Equity Issuances

Between January and June 2018, our company issued and sold 847,580 shares of common stock at an offering price of $10.00 per share. Net proceeds from the issuances totaled $7,749,992, which includes the impact of discounts and offering costs, including the underwriters' selling commissions and legal, accounting and other professional fees. The net funds after issuance costs were used to (i) retire the short-term notes payable used to finance the purchase of the Hampton Inn Property and (ii) fund our company’s acquisition of the Hanover Square Property, which closed on May 8, 2018.

On November 30, 2018, we completed our initial registered public offering, or our IPO, pursuant to which we issued an aggregate of 240,000 shares of our common stock at an offering price of $10.00 per share and received approximately $1,838,727 in net proceeds.

On May 8, 2019, our company issued and sold 1,666,667 shares of common stock at an offering price of $4.80 per share. Net proceeds from the issuance totaled $7,222,501, which includes the impact of discounts and offering costs, including the underwriter’s selling commissions and reimbursable legal fees and other expenses. On May 21, 2019, our company issued and sold 227,062 shares of common stock at an offering price of $4.80 per share, pursuant to its underwriter’s over-allotment option related to the May 8, 2019 offering. Net proceeds from the issuance totaled $991,807, which includes the impact of discounts and offering costs, including the underwriter’s selling commissions. On May 31, 2019, our company issued and sold 270,833 shares of common stock pursuant to a private placement at an offering price of $4.80 per share. Net proceeds from the issuance totaled $1,183,998, which includes the impact of discounts and offering costs, including the underwriter’s selling commissions and reimbursable legal fees. During the three and nine months ended September 30, 2019, our company also incurred $116,632 and $887,465 respectively, in offering costs, including legal, accounting, advisory and other professional fees.

On August 31, 2018, our company’s Board of Directors approved a grant of 80,000 shares of our common stock to two employees of the Manager who also serve as directors of our company and a grant of 6,000 shares of our common stock to our company’s three independent directors. The shares were granted under our company’s 2018 Equity Incentive Plan (the “Plan”). The effective date of the grants was December 4, 2018, the date on which the registration of the Plan shares was effective. The shares vested immediately, but, pursuant to lock-up agreements executed in connection with our May 8, 2019 common stock issuance, the holders of these shares are restricted from selling any of their shares of our common stock for a period of six months. Specifically, the sale of any shares held by our directors is restricted for six months following the effective date of the registration statement, or until November 8, 2019. In addition, the Plan includes other restrictions on the sale of shares issued under the Plan. Because the shares vest immediately, the fair value of the grants, or $790,340, was recorded to expense on the effective date of the grant. The fair value of the grants was determined by the market price of our company’s common stock on the effective date of the grant.

On July 18, 2019, our company’s Board of Directors approved a grant of 14,000 shares of our common stock to our company’s five independent directors. The effective date of the grants was July 18, 2019. The shares granted vest immediately and are unrestricted. However, the Plan includes other restrictions on the sale of shares issued under the Plan. Because the shares vest immediately, the fair value of the grants, or $61,600, was recorded to expense on the effective date of the grant. The fair value of the grants was determined by the market price of our company’s common stock on the effective date of the grant.

2017 Acquisitions

The Shops at Franklin Square

On April 28, 2017, we completed our acquisition of the Franklin Square Property through a wholly owned subsidiary. The purchase price for the Franklin Square Property was $20,500,000 paid through a combination of cash and assumed, secured debt. Our total investment, including acquisition and closing costs, escrows and lease reserves was approximately $22,054,071. The Franklin Square Property, built in 2006 and 2007, was 68 percent leased as of the acquisition date, was anchored by Ashley Furniture and Monkey Joe’s as of the acquisition date, and is located in Gastonia, North Carolina.

On May 10, 2018, we entered into a lease with Altitude Trampoline Park, or Altitude, a national tenant, for 30,000 square feet of rentable space. Altitude’s occupancy commenced in November 2018 and rent commenced on August 1, 2019. On October 18, 2018, we entered into a lease with Allen Tate, Inc. for 4,156 square feet. Allan Tate’s occupancy commenced on December 1, 2018, and rent commenced on March 1, 2019. Allen Tate’s and Altitude’s occupancy brought the Franklin Square Property’s occupancy rate to 92.4 percent as of September 30, 2019.

Greensboro Airport Hampton Inn

On November 3, 2017 we completed our acquisition of an undivided 64 percent tenant-in-common interest in the Hampton Inn Property through a wholly owned subsidiary. The total purchase price for the Hampton Inn Property was $15,100,000, paid through a combination of cash provided by our company, the issuance of 125,000 OP Units, the incurrence of new mortgage debt in the original principal amount of $10,600,000 and approximately $2,300,000 in cash provided by the unaffiliated, tenant-in-common noncontrolling owner. The total investment, including acquisition, closing costs, escrow deposits and an escrow for property improvements required under the Hampton Inn Property’s franchise agreement, was $18,004,621. The hotel has 125 rooms and was built in 1996.

Our company is obligated under the mortgage loan for the Hampton Inn Property to complete a property improvement plan (the “Property Improvement Plan”) which includes exterior and interior renovations and replacement of furniture and fixtures. Our company has entered into a series of contracts for this work with a total estimated cost of $2,913,453 and work commenced in July, 2018. These costs have been and will be partially funded by $2,206,099 of funds held in escrow by the mortgage holder, with the remainder being funded by our company and the noncontrolling owner. As of September 30, 2019, we estimate that the remaining costs to be incurred associated with this work is $120,465, a portion of which will be funded by the remaining escrow balance of $82,693, as of September 30, 2019.

2018 Acquisition

Hanover North Shopping Center

On May 8, 2018, we completed our acquisition of an undivided 84 percent tenant-in-common interest in the Hanover Square Property through a wholly owned subsidiary. The contract purchase price for the Hanover Square Property was $12,173,000. We acquired the Hanover Square Property with $3,291,404 in cash, $648,120 in cash from an unaffiliated tenant-in-common noncontrolling owner, and the assumption of a secured loan of approximately $8,527,315 from Langley Federal Credit Union, which amount was increased by an additional $372,685. The Hanover Square Property is located in Mechanicsville, Virginia and consists of approximately 73,440 square feet of improvements located on an 8.766 acre parcel of land and a contiguous, undeveloped parcel of land totaling 0.864 acres. As of September 30, 2019, the Hanover Square Property was 100 percent leased.

2019 Acquisitions through September 30, 2019

The Ashley Plaza Property

On August 30, 2019, our company completed its acquisition of the Ashley Plaza Property, a 160,356 square foot retail property located in Goldsboro, North Carolina, through a wholly owned subsidiary. The Ashley Plaza Property, built in 1977 and fully renovated in 2018, was 98 percent leased as of September 30, 2019 and is anchored by Hobby Lobby, Harbor Freight and Ashley Home Store. The purchase price for the Ashley Plaza Property was $15,200,000 paid through a combination of cash provided by our company, the incurrence of new mortgage debt and funds from a line of credit, short term. Our company’s total investment, including acquisition and closing costs, escrows and lease reserves was $15,885,444, including $204,300 of loan issuance costs.

The Clemson Best Western Property

On September 27, 2019, our company completed its acquisition of the Clemson Best Western Property, a 148 room hotel on 5.92 acres located in Clemson, South Carolina, through a wholly owned subsidiary. The Clemson Best Western Property was built in 1982 and substantially renovated in 2016 and 2017. The purchase price for the Clemson Best Western Property was $9,750,000 paid through a combination of cash provided by our company, the incurrence of new mortgage debt and funds from a line of credit, short term. Our total investment, including acquisition and closing costs, escrows and lease reserves was $10,786,782, including $269,254 of loan issuance costs.

Financing Activities

Our company financed its acquisitions of its investment properties through mortgages, as follows:

				Balance
	Monthly	Interest		Balance – September 30,
Property	Payment	Rate	Maturity	2019	2018
Franklin Square	Interest only	4.70%	October 2021	$14,275,000	$14,275,000
Hampton Inn (a)	Interest only	Variable	November 2020	10,600,000	10,600,000
Hanover Square (b)	$51,993	4.90%	December 2027	8,642,520	8,815,924
Ashley Plaza (c)	Interest only	3.75%	September 2029	11,400,000	-
Clemson Best Western (d)	Interest only	Variable	October 2029	7,750,000	-

(a)	The mortgage loan for the Hampton Inn Property bears interest at a variable rate based on LIBOR with a minimum rate of 6.1 percent. The interest rate payable is the USD LIBOR one-month rate plus 5 percent. As of September 30, 2019 and 2018, respectively, the rates in effect for the Hampton Inn Property mortgage loan were 7.125 percent and 7.50 percent.

(b)	As part of its acquisition of the Hanover Square Property, our company assumed a secured loan of $8,527,315 and incurred additional mortgage debt from the same lender of $372,685. The mortgage loan for the Hanover Square Property matures on December 1, 2027 and requires monthly payments of principal, on a 25-year amortization schedule, and interest during the term. The mortgage loan for the Hanover Square Property will bear interest at 4.90 percent through January 1, 2023, at which time the interest rate will be adjusted to the daily average yield on US Treasury securities adjusted to a constant maturity of five years, plus 3.10 percent with an interest rate floor of 4.90 percent. The fixed monthly payment includes principal and interest.

(c)	The mortgage loan for the Ashley Plaza Property bears interest at a fixed rate of 3.75 percent and is interest only for the first twelve months. Beginning on October 1, 2020, the monthly payment will be $52,795 for the remaining term of the loan, which will include interest at the fixed rate, and principal, based on a thirty year amortization schedule.

(d)	The mortgage loan for the Clemson Best Western Property bears interest at a variable rate based on LIBOR with a minimum rate of 7.15 percent. The interest rate payable is the USD LIBOR one-month rate plus 4.9 percent. As of September 30, 2019, the rate in effect for the Clemson Best Western Property mortgage was 7.15 percent.

On November 3, 2017, our company entered into an Interest Rate Protection Transaction to limit our company’s exposure to increases in interest rates on the variable rate mortgage loan on the Hampton Inn Property. Under this agreement, our company’s interest rate exposure is capped at 7 percent if USD 1-Month LIBOR BBA exceeds 2 percent. As of September 30, 2019 and 2018, USD 1-Month LIBOR was 2.016 percent and 2.256 percent, respectively. In accordance with the guidance on derivatives and hedging, our company records all derivatives on the balance sheet at fair value. Our company reports the changes in the fair value of the derivative as an increase (decrease) in fair value-interest rate cap on its consolidated statement of operations.

Beginning in July 2018, the USD 1-Month LIBOR BBA rate exceeded two percent and remained in excess of two percent on each subsequent monthly valuation date from July 2018 through September 30, 2019. For the three months ended September 30, 2019 and 2018, respectively, we received $10,122 and $3,386 in payments under the Interest Rate Protection Transaction and for the nine months ended September 30, 2019 and 2018, respectively, we received $38,057 and $3,386 in payments under the Interest Rate Protection Transaction. All payments were recorded as a reduction to interest expense.

On September 27, 2019, our company entered into an interest rate protection transaction to limit our company’s exposure to increases in interest rates on the variable rate mortgage loan on the Clemson Best Western Property. Under this agreement, our company’s interest rate exposure is capped at 8.4 percent if USD 1-Month LIBOR BBA exceeds 3.5 percent. USD 1-Month LIBOR was 2.016 percent as of September 30, 2019. In accordance with the guidance on derivatives and hedging, our company records all derivatives on the balance sheet at fair value. As of September 30, 2019, the fair value of the interest rate protection transaction was $1,364. Our company reports changes in the fair value of the derivative as a decrease (increase) in fair value-interest rate cap on its consolidated statements of operations.

As of September 30, 2019, our company had a line of credit, short term outstanding in the principal amount of $2,000,000. The line of credit, short term was established on August 21, 2019 to provide short term funding for our company’s acquisition of the Ashley Plaza Property and the Clemson Best Western Property. On August 29, 2019, our company received $1,000,000 in funding from the line of credit, short term, to fund a portion of its acquisition of the Ashley Plaza Property. On September 26, 2019, our company received $1,000,000 to fund a portion of its acquisition of the Clemson Best Western Property. Our company paid $30,000 of loan fees, which were recorded as capitalized issuance costs and are presented as a direct reduction of the associated debt.

The line of credit, short term, bears interest at a variable rate calculated at 250 basis points over USD 1-Month LIBOR as published in the Wall Street Journal. The rate adjusts on the first day of each month during which the loan is outstanding. As of September 30, 2019, the rate in effect for the line of credit, short term, was 4.724 percent. On October 1, 2019, the rate in effect adjusted to 4.516 percent. Interest expense includes amortization of the capitalized issuance costs using the straight-line method, which approximates to the effective interest method, over the six-month term of the loan.

As of September 30, 2019 and 2018, our company had a related party note payable, short term, outstanding in the principal amount of $183,000 and $0, respectively. This note was issued on September 30, 2019 to fund a portion of our company’s acquisition of the Brookfield Center Property, which closed on October 3, 2019. The note is due on demand and bears interest at a rate of 5 percent annually. In addition, during the three and nine months ended September 30, 2018, our company repaid related party notes payable, short term, totaling $0 and $677,538 respectively. These short term notes to five related parties were issued on November 3, 2017 to fund a portion of the purchase price of the Hampton Inn Property.

Off-Balance Sheet Arrangements

As of September 30, 2019 and 2018, we have no off-balance sheet arrangements.

Summary of Critical Accounting Policies

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to use judgment in the application of accounting policies, including making estimates and assumptions. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, or different assumptions were made, it is possible that different accounting policies would have been applied, resulting in different financial results or a different presentation of our financial statements. Below is a discussion of the accounting policies that we consider critical to an understanding of our financial condition and operating results that may require complex or significant judgment in their application or require estimates about matters which are inherently uncertain. A discussion of our significant accounting policies, including further discussion of the accounting policies described below, can be found in Note 2, “Summary of Significant Accounting Policies,” of our Consolidated Financial Statements. We believe that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our operating results and financial condition.

Revenue Recognition

Principal components of our total revenues for our retail properties include base rents and tenant reimbursements. We accrue minimum (base) rent on a straight-line basis over the terms of the respective leases which results in an unbilled rent asset or deferred rent liability being recorded on the balance sheet. Certain lease agreements contain provisions that grant additional rents based on tenants’ sales volumes (contingent or percentage rent) which we recognize when the tenants achieve the specified targets as defined in their lease agreements. We periodically review the valuation of the asset/liability resulting from the straight-line accounting treatment of our leases in light of any changes in lease terms, financial condition or other factors concerning our tenants.

For our hotel property, revenues are recognized as earned, which is generally defined as the date upon which a guest occupies a room or utilizes the hotel’s services.

Our company adopted ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) effective on January 1, 2019 (see Recent Accounting Pronouncements in Note 2, “Summary of Significant Accounting Polices,” of our Consolidated Financial Statements). This adoption did not have a material impact on our company’s recognition of revenues from either its retail properties or its hotel property.

Rents and Other Tenant Receivables

For our retail properties, we record a tenant receivable for amounts due from tenants such as base rents, tenant reimbursements and other charges allowed under the lease terms. We periodically review tenant receivables for collectability and determine the need for an allowance for the uncollectible portion of accrued rents and other accounts receivable based upon customer creditworthiness (including expected recovery of a claim with respect to any tenants in bankruptcy), historical bad debt levels and current economic trends. We consider a receivable past due once it becomes delinquent per the terms of the lease. A past due receivable triggers certain events such as notices, fees and other actions per the lease.

Acquisition of Investments in Real Estate

The adoption of ASU 2017-01, as discussed in Note 2, “Summary of Significant Accounting Policies” of the Consolidated Financial Statements included in this report, has impacted our accounting framework for the acquisition of investment properties. Upon acquisition of investment properties, our company estimates the fair value of acquired tangible assets (consisting of land, buildings and improvements, and furniture, fixtures and equipment) and identified intangible assets and liabilities, including in-place leases, above- and below-market leases, tenant relationships and assumed debt based on evaluation of information and estimates available at that date. Fair values for these assets are not directly observable and estimates are based on comparable market data and other information which is subjective in nature, including estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information.

Impairment of Long-Lived Assets

We periodically review investment properties for impairment on a property-by-property basis to identify any events or changes in circumstances that indicate that the carrying value of investment properties may not be recoverable. These circumstances include, but are not limited to, declines in the property’s cash flows, occupancy and fair market value. If any such events or changes in circumstances are identified, we perform a formal impairment analysis. We measure any impairment of investment property when the estimated undiscounted operating income before depreciation and amortization, is less than the carrying value of the property. To the extent impairment has occurred, we charge to income the excess of carrying value of the property over its estimated fair value. We estimate fair value using data such as operating income, estimated capitalization rates or multiples, leasing prospects and local market information. Our company also reviews its intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of its intangible assets may not be recoverable, but at least annually.

REIT Status

We are a Maryland corporation that has elected to be treated, for U.S. federal income tax purposes, as a REIT. We elected to be taxed as a REIT under the Code for the year ended December 31, 2017 and have not revoked such election. A REIT is a corporate entity which holds real estate interests and must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90 percent of its adjusted taxable income to stockholders. As a REIT, we generally will not be subject to corporate level federal income tax on our taxable income if we annually distribute 100 percent of our taxable income to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to regular federal and state corporate income taxes and may not be able to elect to qualify as a REIT for four subsequent taxable years. Our qualification as a REIT requires management to exercise significant judgment and consideration with respect to operational matters and accounting treatment. Therefore, we believe our REIT status is a critical accounting estimate.

Liquidity and Capital Resources

Our business model is intended to drive growth through acquisitions. Access to the capital markets is an important factor for our continued success. We expect to continue to issue equity in our company, with proceeds being used to acquire additional investment properties.

Our liquidity needs are primarily to fund (i) operating expenses and cash dividends; (ii) property acquisitions; (iii) deposits and fees associated with long-term debt financing for our properties; (iv) recurring capital expenditures; (v) debt repayments; (vi) payment of principal of, and interest on, outstanding indebtedness; and (vii) corporate and administrative costs.

Internal liquidity will be provided solely by the rental receipts from our real properties. The only external liquidity source we have currently identified is our ongoing efforts to raise capital by the issuance of shares of common or preferred stock.

Cash Flows

At September 30, 2019, our consolidated cash on hand totaled $2,573,087 compared to consolidated cash on hand of $646,971 at September 30, 2018. Cash from operating activities, investing activities and financing activities for the nine months ended September 30, 2019 and 2018 are as follows:

Operating Activities

During the nine months ended September 30, 2019, our financial results include the impact of owning the Franklin Square Property, the Hampton Inn Property and the Hanover Square Property for the full nine months, as well as Ashley Plaza for one month and the Clemson Best Western Property for a partial month. During the nine months ended September 30, 2018, our company owned and operated the Franklin Square Property and the Hampton Inn Property for the full nine months and the Hanover Square Property for five months.

During the nine months ended September 30, 2019 our cash used in operating activities was $86,272 compared to cash used in operating activities of $15,193 for the nine months ended September 30, 2018, an increase of cash used in operating activities of $71,079. For the nine months ended September 30, 2019, this increase was largely driven by a $373,240 decrease in the net operating income from our Hampton Inn Property resulting from reduced occupancy from the impact of the Property Improvement Plan.

Investing Activities

During the nine months ended September 30, 2019, our cash used in investing activities was $27,448,591 compared to cash used in investing activities of $4,630,655 during the nine months ended September 30, 2018, an increase in cash used in investing activities of $22,817,936. During the nine months ended September 30, 2019, cash used in investing activities included $25,488,071 used for investment property acquisitions (the Ashley Plaza Property and the Clemson Best Western Property, including tangible and intangible assets recorded as part of the Ashley Plaza Property acquisition), $626,650 in advance deposits for furniture and fixtures related to the Property Improvement Plan for the Hampton Inn Property, and $1,333,870 in capital expenditures, consisting of $1,190,637 in interior and exterior construction costs and furniture, fixtures and equipment for the Property Improvement Plan for the Hampton Inn Property, $71,934 in tenant improvements and leasing commissions for the Franklin Square Property and $71,299 in equipment for the Hampton Inn Property.

During the nine months ended September 30, 2018, cash used in investing activities included the acquisition of the Hanover Square Property, payment of leasing commissions for the Franklin Square Property and initial expenditures for the Hampton Inn Property’s Property Improvement Plan.

Non-cash investing activities for the nine months ended September 30, 2019 that did not affect our cash used in investing activities were $1,050,397, representing advance deposits made for Hanover Square Property furniture, fixtures and equipment that was expended and transferred to investment properties, and $398,705, representing deposits and other payments made for investment property acquisitions prior to the closing of the acquisition that, upon closing, were transferred to investment properties. There were no non-cash investing activities during the nine months ended September 30, 2018.

Financing Activities

During the nine months ended September 30, 2019, our cash provided by financing activities was $27,621,885 compared to cash provided by financing activities of $5,310,737 during the nine months ended September 30, 2018, an increase in cash provided by financing activities of $22,311,148. During the nine months ended September 30, 2019, we generated net proceeds, after offering costs, from our stock issuances of $8,510,841. Additionally, we incurred new mortgage debt (in connection with our acquisition of the Ashley Plaza Property and Clemson Best Western Property) of $18,694,646 (net of capitalized loan issuance costs, including the acquisition cost for the interest rate cap), we generated funds from a line of credit, short term, net, in the amount of $1,970,000 (net of capitalized loan issuance costs) and we issued a new related party note payable, short term in the amount of $183,000. We also paid dividends and distributions of $1,606,560 and repaid mortgage debt principal associated with the Hanover Square Property of $130,042.

During the nine months ended September 30, 2018, our company generated net proceeds, after offering costs, from its common stock issuances, of $7,450,368. Additionally, we repaid short term notes payable of $2,177,538, paid dividends of $776,789, incurred new mortgage debt associated with the Hanover Square Property of $250,652 (net of capitalized loan issuance costs), in addition to the assumed mortgage debt of $8,527,315, and repaid mortgage debt principal associated with the Hanover Square Property of $84,076. We also generated $648,120 from the investment of noncontrolling interests associated with the acquisition of the Hanover Square Property.

Non-cash financing activities that did not affect our cash provided by financing activities were $0 for the nine months ended September 30, 2019 and $8,527,315, representing a mortgage payable assumed for the acquisition of the Hanover Square Property, for the nine months ended September 30, 2018.

Future Liquidity Needs

Liquidity for general operating needs and our company’s investment properties is provided solely by the rental receipts from those properties. Liquidity for growth (acquisition of new investment properties) will be provided by additional equity issuances, net of issuance costs.

Results of Operations

Nine months ended September 30, 2019

Total Revenue

Total revenue was $5,159,141 for the nine months ended September 30, 2019, consisting of $1,694,506 in revenues from the Franklin Square Property, $987,109 in revenues from the Hanover Square Property, $146,116 in revenue from the Ashley Plaza Property, $2,315,413 in revenues from the Hampton Inn Property and $15,997 in revenues from the Clemson Best Western Property. Total revenue was $4,722,271 for the nine-month period ended September 30, 2018, consisting of $1,491,072 in revenues from the Franklin Square Property, $510,687 in revenues from the Hanover Square Property and $2,720,512 in revenues from the Greensboro Hampton Inn.

Total revenues for the nine months ended September 30, 2019 increased by $436,870 over the nine months ended September 30, 2018. A decline in revenues from the Hampton Inn Property of $405,099 due to the ongoing construction related to the Property Improvement Plan and increased competition was offset by increases in retail property revenues resulting from owning and operating the Hanover Square Property for the full nine months, revenues from the Ashley Plaza Property which was acquired on August 30, 2019, and increased revenues from new leases and contractual increases in existing leases at the Franklin Square Property.

Total Operating Expenses

Total operating expenses for the nine months ended September 30, 2019 were $5,574,982, consisting of $525,246 in expenses for the Franklin Square Property, $234,891 for the Hanover Square Property, $1,906,687 for the Hampton Inn Property, $45,114 for the Ashley Plaza Property and $10,967 for the Clemson Best Western Property, $61,600 in share-based compensation expenses, $827,789 of legal, accounting and other professional fees, $207,194 in corporate general and administrative expenses and $1,755,494 in depreciation and amortization expenses.

Total operating expenses for the nine-month period ended September 30, 2018 were $4,904,217, consisting of $558,920 in expenses for the Franklin Square Property, $111,471 for the Hanover Square Property, $1,938,546 for the Greensboro Hampton Inn, $782,088 of legal, accounting and other professional fees, $36,330 of corporate general and administrative expenses, and $1,476,862 in depreciation and amortization expenses.

Total operating expenses for the nine months ended September 30, 2019 increased by $670,765 over the nine months ended September 30, 2018. This increase was a result of owning the Hanover Square Property for the full nine months ended September 30, 2019, an increase in corporate general and administrative expenses resulting from the ongoing requirements for a public company, including directors’ and officers’ liability insurance, stock exchange fees and SEC filing fees, share-based compensation expenses, and increased depreciation and amortization expenses.

Loss on Disposition of FF&E

Our company allocated and recorded a portion of the acquisition cost of the Hampton Inn Property to furniture, fixtures and equipment (“FF&E”), a component of investment properties on the consolidated balance sheet, when it acquired the Hampton Inn Property in November 2017. As part of a property improvement plan for the Hampton Inn Property, we have replaced a significant portion of the FF&E we acquired. During the nine months ended September 30, 2019, our company recorded a loss on disposition of FF&E of $983,855, which represented the net book value of the assets that were disposed. No such losses were recorded during the nine months ended September 30, 2018.

Interest Expense

Interest expense for the nine months ended September 30, 2019 was $1,589,951. This consisted of (i) $508,783 in mortgage interest and $13,914 in amortization of loan issuance costs for the Franklin Square Property, (ii) $597,281 in mortgage interest, $104,670 in amortization of loan issuance costs and $38,057 in payments (recorded as a reduction in interest expense) from the interest rate cap transaction for the Hampton Inn Property, (iii) $320,012 in mortgage interest and $9,549 in amortization of loan issuance costs for the Hanover Square Property, (iv) $38,000 in mortgage interest and $1,453 in amortization of loan issuance costs for the Ashley Plaza Property, (v) $13,853 in mortgage interest for the Clemson Best Western Property, (vi) other interest of $15,493 and (vii) amortization of loan issuance costs for the line of credit, short term, of $5,000.

Interest expense for the nine-month period ended September 30, 2018 was $1,397,673. This consisted of (i) $508,784 in mortgage interest and $13,914 in amortization of loan issuance costs for the Franklin Square Property (ii) $560,622 in mortgage interest, $104,670 in amortization of loan issuance costs and $3,386 in payments recorded as a reduction in interest expense) from the interest rate cap transaction for the Greensboro Hampton Inn, (iii) $167,762 in mortgage interest and $5,305 in amortization of loan issuance costs for Hanover Square North and (iv) other interest of $40,002.

Total interest expense for the nine months ended September 30, 2019 increased by $192,278 over the nine months ended September 30, 2018. This increase was a result of owning the Hanover Square Property for the full nine months of the nine months ended September 30, 2019, interest rate increases on the variable rate mortgage payable for the Hampton Inn Property, and new interest expense from the Ashley Plaza Property and Clemson Best Western Property.

Other income

Other income for the nine months ended September 30, 2019 was $50,177, which represents interest income on money market balances held by our Company.

Increase (decrease) in fair value – interest rate cap

As of September 30, 2019, the fair value of the Interest Rate Protection Transaction (discussed above) for the Hampton Inn Property was $7,129, a decrease of $119,668 from the December 31, 2018 fair value, and the fair value of the Interest Rate Protection Transaction for the Clemson Best Western Property was $1,364, a decrease of $10,436 from the acquisition cost on September 27, 2019, the date of our company’s purchase of the Interest Rate Protection Transaction as part of the acquisition of the Clemson Best Western Property.

As of September 30, 2018, the fair value of the Interest Rate Protection Transaction for the Hampton Inn Property was $204,063, an increase of $120,627 over the December 31, 2017 fair value. The change in the fair value was recognized as “increase (decrease) in fair value-interest rate cap” during the nine months ended September 30, 2019 and 2018.

Net Loss

Total net loss was $3,069,574 for the nine months ended September 30, 2019, before adjustments for net loss attributable to noncontrolling interests. After adjusting for noncontrolling interests, the net loss attributable to our common shareholders was $2,351,840. Total net loss was $1,458,992 for the nine-month period ended September 30, 2018, before adjustments for net loss attributable to noncontrolling interests. After adjusting for noncontrolling interests, the net loss attributable to Medalist common shareholders was $1,324,474.

Total net loss for the nine months ended September 30, 2019 increased by $1,610,582 over the nine months ended September 30, 2018, before adjustments for net loss attributable to noncontrolling interests. After adjusting for noncontrolling interests, total net loss for the nine months ended September 30, 2019 increased by $1,027,366 over the nine months ended September 30, 2018. Increased operating income from the retail properties of $691,112 was offset by decreased operating income from the Hampton Inn Property of $373,240. Increased depreciation and amortization expense resulting from the 2019 property acquisitions (see note above), the loss on the disposition of FF&E, increased corporate general and administrative expenses and share based compensation expenses incurred during the nine months ended September 30, 2019 contributed to the increased net loss.

Funds from Operations

We use Funds from operations (“FFO”), a non-GAAP measure, as an alternative measure of our operating performance, specifically as it relates to results of operations and liquidity. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in its March 1995 White Paper (as amended in November 1999, April 2002 and December 2018). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs and above and below market leases) and after adjustments for unconsolidated partnerships and joint ventures. Most industry analysts and equity REITs, including us, consider FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO is a helpful tool that can assist in the comparison of the operating performance of a company’s real estate between periods, or as compared to different companies. Management uses FFO as a supplemental measure to conduct and evaluate our business because there are certain limitations associated with using GAAP net income alone as the primary measure of our operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, while historically real estate values have risen or fallen with market conditions. Accordingly, we believe FFO provides a valuable alternative measurement tool to GAAP when presenting our operating results.

NAREIT’s December 2018 White Paper states, “FFO of a REIT includes the FFO of all consolidated properties, including consolidated, partially owned affiliates”. Additionally, since the adjustments to GAAP net income, such as depreciation and amortization, used in the reconciliation of net income (loss) to determine FFO are not allocated between shareholders and noncontrolling interests (i.e. 100 percent of depreciation and amortization are “added back” without reduction to reflect the noncontrolling owners’ interest in such items), our company believes that the appropriate starting point for the calculation is the net income (loss) before allocation to noncontrolling interests.  This allows our company to use FFO as a tool to measure the overall performance of its investment properties, as a whole, not just the portion of the investment properties controlled by Company shareholders.

Below is our company’s FFO, which is a non-GAAP measurement, for the nine months ended September 30, 2019:

Net income (loss)	$(3,069,574)
Depreciation of tangible real property assets (1)	1,044,829
Depreciation of tenant improvements (2)	186,980
Amortization of leasing commissions (3)	29,570
Amortization of tenant inducements (4)	12,780
Amortization of intangible assets (5)	494,115
Funds from operations	$(1,301,300)

(1)	Depreciation expense for buildings, site improvements and furniture and fixtures.

(2)	Depreciation of tenant improvements, including those acquired as part of the purchase of the Franklin Square Property, Hanover Square Property and Ashley Plaza Property and those constructed during the nine months ended September 30, 2019.

(3)	Amortization of leasing commissions paid for the Franklin Square Property and the Hanover Square Property during the nine months ended September 30, 2019.

(4)	Amortization of tenant inducements paid for the Franklin Square Property during the nine months ended September 30, 2019.

(5)	Amortization of intangible assets acquired as part of the purchase of the Franklin Square Property, the Hanover Square Property and the Ashley Plaza Property, including leasing commissions, leases in place and legal and marketing costs during the nine months ended September 30, 2019.

NAREIT’s December 2018 White Paper encourages companies reporting FFO to “make supplemental disclosure of all material non-cash revenues and expenses affecting their results for each period.” We believe that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by our operating portfolio and affect the comparability of our period-over-period performance. These items include non-cash items such as amortization of loans and above and below market leases, unbilled rent arising from applying straight line rent revenue recognition and share-based compensation expenses. Additionally, the impact of capital expenditures, including tenant improvement and leasing commissions, net of reimbursements of such expenditures by property escrow funds, is included in our calculation of AFFO. Therefore, in addition to FFO, management uses Adjusted FFO (“AFFO”), which we define to exclude such items. Management believes that these adjustments are appropriate in determining AFFO as their exclusion is not indicative of the operating performance of our assets. In addition, we believe that AFFO is a useful supplemental measure for the investing community to use in comparing us to other REITs as many REITs provide some form of adjusted or modified FFO. However, there can be no assurance that AFFO presented by us is comparable to the adjusted or modified FFO of other REITs.

Total AFFO for the nine months ended September 30, 2019 was as follows:

Funds from operations	$(1,301,300)
Amortization of above market leases (1)	165,699
Amortization of below market leases (2)	(82,143)
Straight line rent (3)	(179,529)
Capital expenditures (4)	(441,404)
Increase (Decrease) in fair value of interest rate cap (5)	130,104
Amortization of loan issuance costs (6)	134,586
Loss on disposition of FF&E (7)	983,855
Share-based compensation (7)	61,600
Adjusted funds from operations (AFFO)	$(528,532)

(1)	Adjustment to FFO resulting from non-cash amortization of intangible assets recorded as part of the purchase of the Franklin Square Property, the Hanover Square Property and the Ashley Plaza Property during the nine months ended September 30, 2019.

(2)	Adjustment to FFO resulting from non-cash amortization of intangible liabilities recorded as part of the Franklin Square Property, the Hanover Square Property and the Ashley Plaza Property during the nine months ended September 30, 2019.

(3)	Adjustment to FFO resulting from non-cash revenues recognized as a result of applying straight line revenue recognition for the Franklin Square Property, the Hanover Square Property and the Ashley Plaza Property during the nine months ended September 30, 2019.

(4)	Adjustment to FFO for capital expenditures made during the nine months ended September 30, 2019 for the Franklin Square Property, the Hanover Square Property and Hampton Inn Property that will not be reimbursed by property escrow accounts. During the nine months ended September 30, 2019, our company paid $1,960,520 in costs for leasing commissions, tenant inducements and tenant improvements at the Franklin Square Property and the Hanover Square Property and interior and exterior renovations and advance deposits for furniture and fixtures at the Hampton Inn Property. During the nine months ended September 30, 2019, our company received $1,519,116 in funds from property capital reserves held by the Hampton Inn Property mortgage holder.

(5)	Adjustment to FFO resulting from non-cash expenses recognized as a result of decreases in the fair value of the interest rate caps for the Hampton Inn Property and the Clemson Best Western Property during the nine months ended September 30, 2019.

(6)	Adjustment to FFO for amortization of non-cash expenses recognized as a result of amortizing loan issuance costs over the terms of the respective mortgages during the nine months ended September 30, 2019.

(7)	Adjustment to FFO for the non-cash loss recognized as a result of the disposition of FF&E at the Hampton Inn Property during the nine months ended September 30, 2019. NAREIT’s December 2018 White Paper provides guidance for the treatment of material non-cash revenues and expenses affecting their results, stating “NAREIT encourages those reporting FFO to make supplemental disclosure of all material non-cash revenues and expenses affecting their results for each period.”

Three Months Ended September 30, 2019

Total Revenue

Total revenue was $1,907,565 for the three months ended September 30, 2019, consisting of $568,071 in revenues from the Franklin Square Property, $330,403 in revenues from the Hanover Square Property, $146,116 in revenues from the Ashley Plaza Property, $846,978 in revenues from the Hampton Inn Property and $15,997 in revenues from the Clemson Best Western Property. Total revenues for the three months ended September 30, 2018 were $1,712,105, consisting of $522,494 in revenues from the Franklin Square Property, $317,741 in revenues from Hanover Square North and $871,870 in revenues from the Greensboro Hampton Inn.

Total revenues for the three months ended September 30, 2019 increased by $195,460 over the three months ended September 30, 2018. While revenues from the Hampton Inn Property declined by $24,892 due to the ongoing construction related to the Property Improvement Plan and increased competition, this was offset by increased retail center property revenues from the Franklin Square Property resulting from new leases and contractual increases in existing leases and new retail center property revenues from the Ashley Plaza Property.

Total Operating Expenses

Total operating expenses for the three months ended September 30, 2019 were $2,045,388, consisting of $166,201 in expenses for the Franklin Square Property, $74,379 for the Hanover Square Property, $45,114 for the Ashley Plaza Property, $707,953 for the Hampton Inn Property, $10,967 for the Clemson Best Western Property, $61,600 in share-based compensation expenses, $283,980 of legal, accounting and other professional fees, $68,045 in corporate general and administrative expenses and $627,149 in depreciation and amortization expenses.

Total operating expenses for the three-month period ended September 30, 2018 were $1,656,739, consisting of $156,052 in expenses for the Franklin Square Property, $70,084 for Hanover Square North, $637,383 for the Greensboro Hampton Inn, $212,373 of legal, accounting and other professional fees, $8,854 in corporate general and administrative expenses and $571,993 in depreciation and amortization expenses.

Total operating expenses for three months ended September 30, 2019 increased by $388,649 from the three months ended September 30, 2018. This increase was a result of an increase in legal, accounting and other professional fees, corporate general and administrative expenses resulting from the requirements for a public company, including directors’ and officers’ liability insurance, stock exchange fees and SEC filing fees, increased retail center property operating expenses resulting from the addition of the Ashley Plaza Property to our company’s investment properties, share-based compensation expenses, increased hotel operating expenses, some of which resulted from the addition of the Clemson Best Western Property to our company’s investment properties and increased depreciation and amortization expenses.

Interest Expense

Interest expense for the three months ended September 30, 2019 was $573,118. This consisted of (i) $171,458 in mortgage interest and $4,638 in amortization of loan issuance costs for the Franklin Square Property, (ii) $196,432 in mortgage interest, $34,890 in amortization of loan issuance costs and $10,122 in payments (recorded as a reduction in interest expense) from the interest rate cap transaction for the Hampton Inn Property, (iii) $106,067 in mortgage interest and $3,183 in amortization of loan issuance costs for the Hanover Square Property, (iv) $38,000 in mortgage interest and $1,453 in amortization of loan issuance costs for the Ashley Plaza Property, (v) $13,853 in mortgage interest expense from the Clemson Best Western Property, (vi) other interest of $8,266 and (vii) amortization of loan issuance costs for the line of credit, short term, of $5,000.

Interest expense for the three-month period ended September 30, 2018 was $510,118. This consisted of (i) $171,458 in mortgage interest and $4,638 in amortization of loan issuance costs for the Franklin Square Property (ii) $194,112 in mortgage interest, $34,890 in amortization of loan issuance costs and $3,386 in payments (recorded as a reduction in interest expense) from the interest rate cap transaction for the Greensboro Hampton Inn, (iii) $104,844 in mortgage interest and $3,183 in amortization of loan issuance costs for Hanover Square North and (iv) other interest of $379.

Total interest expense for the three months ended September 30, 2019 increased by $63,000 over the three months ended September 30, 2018. This increase was a result of the addition of the Ashley Plaza Property and Clemson Best Western Property to our company’s investment properties and interest expense on our company’s line of credit, short term.

Other income

Other income for the three months ended September 30, 2019 was $30,156, which represents interest income on money market balances held by our Company.

Increase (decrease) in fair value – interest rate cap

As of September 30, 2019, the fair value of the Interest Rate Protection Transaction (discussed above) for the Hampton Inn Property was $7,129, a decrease of $15,254 from the June 30, 2019 fair value. As of September 30, 2018, the fair value of the Interest Rate Protection Transaction for the Hampton Inn was $204,063, an increase of $16,462 over the June 30, 2018 fair value.

As of September 30, 2019, the fair value of the Interest Rate Protection Transaction (discussed above) for the Clemson Best Western Property was $1,364, a decrease of $10,436 from the acquisition cost on September 27, 2019, the date of our company’s purchase of the Interest Rate Protection Transaction as part of the acquisition of the Clemson Best Western Property.

The change in the fair values of the Interest Rate Protection Transactions was recognized as “increase (decrease) in fair value-interest rate cap” during the three months ended September 30, 2019 and 2018.

Net Loss

Total net loss was $706,475 for the three months ended September 30, 2019, before adjustments for net loss attributable to noncontrolling interests. After adjusting for noncontrolling interests, the net loss attributable to our common shareholders was $606,206. Total net loss was $438,290 for the three-month period ended September 30, 2018, before adjustments for net loss attributable to noncontrolling interests. After adjusting for noncontrolling interests, the net loss attributable to our common shareholders was $373,512.

Total net loss for the three months ended September 30, 2019 increased by $268,185 over the three months ended September 30, 2018, before adjustments for net loss attributable to noncontrolling interests. After adjusting for noncontrolling interests, total net loss for the three months ended September 30, 2019 increased by $232,694 over the three months ended September 30, 2018. Increased operating income from the retail properties of $144,797 was offset by decreased operating income from the hotel properties of $90,432. Increased depreciation and amortization expense resulting from the 2019 property acquisitions (see note above), increased corporate general and administrative expenses and share based compensation expenses incurred during the three months ended September 30, 2019 contributed to the increased net loss.

Funds from Operations

Below is our company’s FFO, which is a non-GAAP measurement, for the three months ended September 30, 2019:

Net income (loss)	$(706,475)
Depreciation of tangible real property assets (1)	376,328
Depreciation of tenant improvements (2)	66,819
Amortization of leasing commissions (3)	10,106
Amortization of tenant inducements (4)	4,260
Amortization of intangible assets (5)	173,896
Funds from operations	$(75,066)

(1)	Depreciation expense for buildings, site improvements and furniture and fixtures.

(2)	Depreciation of tenant improvements, including those acquired as part of the purchase of the Franklin Square Property, Hanover Square Property and Ashley Plaza Property and those constructed during the three months ended September 30, 2019.

(3)	Amortization of leasing commissions paid for the Franklin Square Property and the Hanover Square Property during the three months ended September 30, 2019.

(4)	Amortization of tenant inducements paid for the Franklin Square Property during the three months ended September 30, 2019.

(5)	Amortization of intangible assets acquired as part of the purchase of the Franklin Square Property, the Hanover Square Property and the Ashley Plaza Property, including leasing commissions, leases in place and legal and marketing costs.

NAREIT’s December 2018 White Paper encourages companies reporting FFO to “make supplemental disclosure of all material non-cash revenues and expenses affecting their results for each period.” We believe that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by our operating portfolio and affect the comparability of our period-over-period performance. These items include non-cash items such as amortization of loans and above and below market leases, unbilled rent arising from applying straight line rent revenue recognition and share-based compensation expenses. Additionally, the impact of capital expenditures, including tenant improvement and leasing commissions, net of reimbursements of such expenditures by property escrow funds, is included in our calculation of AFFO. Therefore, in addition to FFO, management uses Adjusted FFO (“AFFO”), which we define to exclude such items. Management believes that these adjustments are appropriate in determining AFFO as their exclusion is not indicative of the operating performance of our assets. In addition, we believe that AFFO is a useful supplemental measure for the investing community to use in comparing us to other REITs as many REITs provide some form of adjusted or modified FFO. However, there can be no assurance that AFFO presented by us is comparable to the adjusted or modified FFO of other REITs.

Total AFFO for the three months ended September 30, 2019 was as follows:

Funds from operations	$(75,066)
Amortization of above market leases (1)	55,830
Amortization of below market leases (2)	(35,120)
Straight line rent (3)	(26,096)
Capital expenditures (4)	(15,904)
Increase (Decrease) in fair value of interest rate cap (5)	25,690
Amortization of loan issuance costs (6)	49,164
Share-based compensation (7)	61,600
Adjusted funds from operations (AFFO)	$40,098

(1)	Adjustment to FFO resulting from non-cash amortization of intangible assets recorded as part of the purchase of the Franklin Square Property, the Hanover Square Property and the Ashley Plaza Property during the three months ended September 30, 2019.

(2)	Adjustment to FFO resulting from non-cash amortization of intangible liabilities recorded as part of the Franklin Square Property, the Hanover Square Property and the Ashley Plaza Property during the three months ended September 30, 2019.

(3)	Adjustment to FFO resulting from non-cash revenues recognized as a result of applying straight line revenue recognition for the Franklin Square Property, the Hanover Square Property and the Ashley Plaza Property during the three months ended September 30, 2019.

(4)	Adjustment to FFO for capital expenditures made during the three months ended September 30, 2019 for the Franklin Square Property, the Hanover Square Property and Hampton Inn Property that will not be reimbursed by property escrow accounts. During the three months ended September 30, 2019, our company paid $458,307 in costs for leasing commissions, tenant inducements and tenant improvements at the Franklin Square Property and the Hanover Square Property and interior and exterior renovations and advance deposits for furniture and fixtures at the Hampton Inn Property. During the three months ended September 30, 2019, our company received $442,403 in funds from property capital reserves held by the Hampton Inn Property mortgage holder.

(5)	Adjustment to FFO resulting from non-cash expenses recognized as a result of decreases in the fair value of the interest rate caps for the Hampton Inn Property and the Clemson Best Western Property during the three months ended September 30, 2019.

(6)	Adjustment to FFO for amortization of non-cash expenses recognized as a result of amortizing loan issuance costs over the terms of the respective mortgages during the three months ended September 30, 2019.

(7)	Adjustment to FFO for the non-cash loss recognized as a result of the disposition of FF&E at the Hampton Inn Property during the three months ended September 30, 2019. NAREIT’s December 2018 White Paper provides guidance for the treatment of material non-cash revenues and expenses affecting their results, stating “NAREIT encourages those reporting FFO to make supplemental disclosure of all material non-cash revenues and expenses affecting their results for each period.”

Our INDUSTRY AND Market Opportunity

Sector Outlook

Multifamily Outlook*

Multifamily absorption kept pace with unit completions, allowing fundamentals to strengthen for the sixth consecutive quarter. National absorption remains well above the cyclical average with nearly 300,000 units leased over the past year. Expanding renter base has pushed vacancy rates to a new low of 4.6%, making a 30.0 basis point decline from one year ago. Urban multifamily submarkets saw rent gains accelerate for the seventh consecutive quarter, at 3.3% as of Q1 2019. That said, urban submarket still lag the national growth rate of 4.5% due to heightened completions of luxury and Class A multifamily assets in the urban core.

Multifamily transactions totaled $38.3 billion in the first quarter of 2019, representing a 13.0% increase from Q1 2018. The multifamily sector was the only asset type to post year-over-year gains, lifting its share of total US real estate transaction volumes to 41.5%. The quarter saw an 8.8% increase in single asset transaction size on an annualized basis. Strong liquidity among domestic private and institutional investors has driven the groups’ average transaction size by 13.0% and 14.4%, respectively, over the past year. On an annualized basis, portfolio sales accounted for 25.4% of multifamily activity, the largest share since 2016, as investors seek to gain exposure to the sector at scale.

Primary markets, which recorded a rebound in investment in recent quarters, saw their share of activity decline in Q1 2019. This is largely driven by concerns of exit price assumptions, which led investors to seek to gain exposure outside of top markets. Tertiary markets capture the growing share of capital, accounting for 21.8% of the deal flow, challenging to previous cyclical high. As investors recognize strong multifamily fundamentals, positive economic conditions and a balanced supply-demand environment in the Northeast and Mid-Atlantic, this region’s share of quarterly investment grew to the highest proportion in over three years.

Private investment continues to pour into the space, representing 72.2% of total multi family values in Q1 2019. Rising appetite for mid-rise assets contributed to the increase in private capital, as Class B assets are expected to outperform other asset classes in the mid-term. Rising 23.8% from one year ago, annualized cross-border investment activity remains near record levels at 14 .6 billion. Additionally, growing familiarity with non-gateway markets as lead to growth in foreign investment and secondary and tertiary markets.

Even though average national vacancy rates in the urban locations have declined in recent quarters, the heightened development pipeline in select urban submarkets is expected to cause multifamily demand fundamentals to soften in the near term. Over the past three years, Class B and C average rent growth has outpaced Class A growth. Class A rents continue to test their affordability limits, which is expected to hinder the ability to drive rents higher in the near term.

Industrial Outlook**

In the second quarter, the U.S. industrial market maintained the momentum seen in Q1 2019 and continues to be near all-time historic lows. Quarterly completions outpaced net absorption for another consecutive quarter; despite this, the vacancy rate remains stable at 5.0 percent due to strong preleasing rates. After a slower Q1, the U.S. absorption rebounded in Q2. Typical of the beginning of the year, seasonality played a role in the first quarter of 2019—weather conditions caused a slowdown in groundbreakings and delayed deliveries of some projects. This caused delays in tenants taking occupancy, further lowering the net absorption for the quarter. However, in Q2 markets showed an uptick in absorption rates, bringing the year-to-date total net absorption to 96.6 million square feet. Rent increases were evenly spread out between Tier 1 and Tier 2 markets. Overall for the U.S., we are continuing to see rent increases but at a slower rate. Class A market remains tight and speculative product is primarily driving rental growth. The U.S. industrial rents for Q1 reported another quarter-over-quarter increase, continuing to move closer to the $6.00 mark, at $5.84 per square foot. As top logistics markets continue to operate at a sub–3.0 percent vacancy rate, we expect continued competition for quality space to add pressure on rents through 2019. Rent growth is primarily driven by three key factors: a) new buildings breaking ground, b) the rise of last mile facilities located close to the urban core, and c) smallbox spaces, 50,000–250,000 square feet.

Developers are still bullish in the top industrial markets. Large blocks of contiguous space in existing buildings are becoming scarce, making preleasing industrial space an attractive option. We did note an uptick in total new deliveries and overall preleasing rates. Total U.S. preleasing rates for new deliveries jumped from 43.1 percent last quarter to 57.0 percent in the second quarter, a good sign of new product getting leased at delivery. For the U.S. industrial construction pipeline, we now have 259.3 million square feet of new product under construction, close to the 258.8 million square feet reported last quarter. In spite of an increase in new projects being delivered, the under-construction pipeline remained steady, indicating new projects are continuing to break ground.

Of the 55 markets tracked by JLL’s Industrial Research, availability rates dropped in 35 cities. New construction has proved to be a much more attractive option to tenants looking to sign long-term leases. With declining availability rates and near historic-low vacancies, the demand for preleasing industrial space will continue to increase for the foreseeable future. 3PL leasing has finally outpaced logistics and distribution as the leading sector for industrial leasing in Q2. Given rent increases in most U.S. markets, tenants are pushing for early renewal options to lock in rates. We expect leasing momentum to remain strong going forward, which will further push rents higher.

Continuing with the trend seen in 2018, market conditions are expected to continue to favor landlords through the end of 2019. Demand from 3PLs and logistics and distribution companies is representing the real shift in the center of gravity. Companies are reviewing their supply chain networks and, with the increased emphasis on last mile delivery demand, are attempting to get close to their retail counterparts, and in turn closer to the consumer base. The uptick in demand for last-mile, multistory and return locations has pushed land and rental values. Demand is stronger than supply in most logistics markets. Savvy investors will continue to look for opportunities to build in tight markets, potentially trying to enter the urban infill market. Tariffs and trade tensions will bring some volatility to supply chain networks, but this could provide some relief to tenants. For now, 2019 is expected to be another positive year for the logistics real estate market, although for the first time we anticipate a slowdown in the growth trajectory.

Retail Outlook**

Retail sales in June were healthy, showing a 0.5 percent increase from the previous quarter and a 3.4 percent increase from last year. The top contributors to sales growth were non-store retailers (1.7 percent growth quarter-over-quarter), restaurants (0.9 percent) and motor vehicles and parts (0.7 percent). With consumer fundamentals remaining positive, sales should continue to be strong in coming months.

Approximately 74.4 percent of the store closures in the second quarter were due to a small subset of bankrupt retailers liquidating stores. Most of the store closures are by retailers like Payless and Gymboree, whose average square footage is small— 2,000–3,000 square feet. These spaces, when vacated, will have less of an impact than the mass department store and big-box closures we have seen in previous quarters, particularly in 2018. Furthermore, smaller spaces are typically easier for landlords to backfill. Total US retail vacancy has managed to remain remarkably low at 4.5 percent—a full 260 basis points lower than its level coming out of the recession in 2010—and inching up only 10 basis points in the last quarter. In fact, US retail vacancy has been sub-5.0 percent since 2016.

So what’s the story? How has vacancy stayed compressed despite high closures? First, total net absorption in major markets has consistently been positive, although it has declined considerably in the last few quarters. Net absorption for major markets in the U.S. fell 45.1 percent, quarter-over-quarter, to 3.9 million square feet in the first quarter. Malls showed the strongest decline among retail property types, with negative net absorption of 1.6 million square feet. Mass closures from bankrupt Gymboree and Payless ShoeSource stores contributed to the dip in absorption for malls. Power centers also saw negative net absorption of approximately 592,000 square feet. Conversely, shopping center and general retail absorption remained positive. General/freestanding retail, which incorporates urban street front locations, had the strongest absorption of 3.9 million square feet, while shopping center net absorption totaled 2.3 million square feet. Second, developers have pulled hard on the reins of new construction, and deliveries of new retail space plunged from 150.8 million in 2009 to 60.0 million in 2018—a 60.2 percent decrease. For most quarters, deliveries have also clocked in lower than net absorption, helping keep vacancies compressed. Third, most of the negative net absorption we are seeing is concentrated in malls and power centers. And while vacancies have climbed in these retail property types over the last year (45 basis points and 53 basis points, respectively), vacancies are still significantly lower than 2010 levels.

Since the end of the recession, retail growth has been following rooftops and there is every indication this will continue in coming quarters. The top 10 markets for rent growth over the last year have average population growth of 1.4 percent. In contrast, the bottom 10 markets for rent growth (where rent has fallen 1.7 and 4.3 percent) have average population growth of only 0.2 percent. This trend is also true for net absorption: the top markets have a robust, growing population, and the bottom markets have almost no population growth, on average.

Second-quarter net absorption in U.S. shopping centers (i.e., community, neighborhood and strip centers) remained positive at 1.9 million square feet, with the majority coming from neighborhood center demand. Move-outs were lower than the first quarter, falling 4.6 percent. Shopping center vacancy remained flat from the previous quarter. Service tenants and groceries continue to dominate shopping center openings, thanks to strong consumer demand. Fitness centers and entertainment concepts are also expanding. Notable move-ins for community centers included service tenants like H&R Block and Chase Bank, beauty retailers like ULTA and fitness centers like Orange Theory and 9Round Fitness. AT&T was also very active in community centers. Neighborhood center move-ins included grocery stores like Kroger and Aldi, as well as fitness centers like Anytime Fitness and Burn Boot Camp. Service tenants like tax preparation firms and education were also active. Service tenants dominated openings in strip centers, led by insurance companies and salons. Small chain restaurants like Subway and Little Caesar’s were also active.

Hotel Outlook*

Hotel fundamentals in the first quarter of 2019 saw relatively sluggish growth, with room nights available and room nights sold growing at similar rates. Revenue per available room is being pressured due to little additional growth in occupancy and softening ADR growth. With this, revenue per available room is expected to increase by 2.3 percent in 2019, down from the 2.9 percent growth seen in 2018.

U.S. hotel transaction volume totals $5.6 billion in Q1 2019, 30.0 percent lower than Q1 2018. Single-asset sales underpinned transaction volume in the first quarter, accounting for over 80.0 percent of activity. Portfolio sales moderated due to fewer opportunities in the marketplace. Full-service luxury and upper upscale assets represented an increased amount of overall volume in Q1 2019, rising from 33.0 percent of activity in Q1 2018 to 59.0 percent of activity in Q1 2019, evidencing investors’ flight to quality.

Nearly half of the top-25 markets continue to see growth in revenue per available room. New supply is placing downward pressure on fundamentals, with approximately half of the country’s top-25 markets posting a decrease in revenue per available room (RevPAR) in year-to-date March 2019. At year-end 2019, these top-25 markets are collectively expected to average RevPAR growth of 2.1 percent, with almost all markets slated to see growth, similar to 2018.

Private-equity buyers accounted for 27.0 percent of hotel purchases in Q1 2019, focusing on full-service single assets situated in top markets. The buyer group also led the acquisition of the second-largest portfolio sale in the quarter, worth $229.0 million. REITs continued to pursue acquisition opportunities and accounted for 21.0 percent of quarterly volume. A lodging REIT also acquired the highest-value hotel asset on a per-room basis in the first quarter, the One Hotel South Beach. Cross-border investment in Q1 2019 was limited as foreign investors are finding it increasingly difficult to find attractive opportunities in the U.S., attributable to the strength of the U.S. dollar and currency hedging costs, which are impacting investors from selected countries.

Slowing growth in fundamentals and challenging operating environment remain top of mind. While 2019 is expected to mark the tenth consecutive year of growth in revenue per available room, the U.S. hotel market is anticipated to see growth moderate to 2.3 percent.

*Source - JLL Research, Investment Outlook Q1 2019

**Source - JLL Research, Investment Outlook Q2 2019

OUR BUSINESS AND PROPERTIES

Overview of Our Business Objectives and Strategy

Medalist Diversified REIT, Inc. was formed in 2015 as a Maryland corporation, to acquire, reposition, renovate, lease and manage income-producing properties, with a primary focus on (i) commercial properties, including flex-industrial, and retail properties, (ii) multi-family residential properties and (iii) hotel properties. We invest primarily in properties across secondary and tertiary markets in the southeastern part of the United States, with a concentration in Virginia, North Carolina, South Carolina, Georgia, Florida and Alabama. Beginning with our taxable year ended December 31, 2017, we believe that we have operated in a manner qualifying us as a REIT, and we have elected to be taxed as a REIT for federal income tax purposes. We are externally managed and advised by Medalist Fund Manager, Inc., a Virginia corporation, or our Manager. Our Manager makes all investment decisions for us. Our Manager is owned fifty percent each by Mr. Bill Elliott and Mr. Tim Messier, who are co-Presidents thereof.

We operate as an UPREIT, and own our properties through our subsidiary, Medalist Diversified Holdings, L.P., a Delaware limited partnership. We may also pursue other real estate-related investments, including but not limited to equity or other ownership interests in entities that are the direct or indirect owners of real property, or indirect investments in real property, such as those that may be obtained in a joint venture. We anticipate that any such equity or joint venture investments to be in controlling interests in such entities. While we do not intend for these types of investments to be a primary focus, we may make such investments in our Manager’s sole discretion. We refer to our investments in real property and our real estate-related investments, collectively, as Investments.

As of the date of the prospectus, we own six Investments comprised of three retail properties, two hotel properties and one flex/industrial property. We own 100% of the interests in our Investments, except for one hotel property of which we own 75% tenant-in-common interest in the property and one retail property of which we own 84% tenant-in-common interest in the property.

Our principal objectives include sourcing value-add Investments in markets in which we maintain deep industry relationships and local market knowledge, and the creation of value for stockholders by utilizing our relationships and local knowledge of commercial real estate investment, management and disposition. There is, however, no assurance that any of these objectives will be achieved.

We may make Investments in properties owned by unaffiliated third parties, our Manager, or affiliates of our Manager, as determined by our Manager in its sole discretion. The purchase price of any Investment owned by an affiliated party will be based upon the fair market value of the asset established by third-party MAI appraisal.

Management

Our Manager and its affiliated companies specialize in acquiring, developing, owning and managing value-added commercial real estate in the Mid-Atlantic and Southeast regions. Through their prior experience in the real estate industry, our Manager’s principals and their respective affiliates have developed a strong network of relationships with real estate owners, investors, operators and developers of all sizes and investment formats, across the United States and have a track record of success. We intend to leverage this experience to gain access to and identify suitable Investments, located across secondary and tertiary markets throughout the southeastern part of the United States, primarily in Virginia, North Carolina, South Carolina, Georgia, Florida and Alabama. We do not anticipate making Investments outside of the United States. This offering represents an opportunity for outside investors to take advantage of the principals’ expertise through a pooled investment vehicle.

Our Manager oversees our overall business and affairs, and it has broad discretion to make operating decisions on behalf of our company and to make Investments. Our stockholders will not be involved in our day-to-day affairs. Summary background information regarding the management of our Manager appears in the section entitled “Our Manager and Related Agreements.”

Background and Corporate Information

We were incorporated in 2015 for the purpose of raising capital and acquiring a diverse portfolio of real estate assets. The principal executive offices of the company and our Manager are located at 11 S. 12th Street, Suite 401, Richmond, Virginia 23219. Our telephone number is (804) 344-4445.

Investment Strategies

Our Manager believes that its focus on value-add and opportunistic commercial real estate provides an attractive balance of risk and returns. Our Manager intends to use some or all of the following strategies to enhance the performance, quality and value of our Investments:

•	proprietary investment sourcing;

•	a rigorous, consistent and replicable process for sourcing and conducting due diligence;

•	appropriate exit strategy;

•	hands-on portfolio management; and

•	focus on opportunistic properties.

Our investment policies provide our Manager with substantial discretion with respect to the selection, purchase and sale of specific Investments, subject to the limitations in the Management Agreement. We may revise the investment policies, which are described below, without the approval of our stockholders. We will review the investment policies at least annually to determine whether the policies are in the best interests of our stockholders.

Our Portfolio

Our goal is to acquire and own, through wholly owned subsidiaries of our operating partnership, a portfolio of commercial and retail properties located primarily in the southeastern United States. To date, we have acquired and own the Franklin Square Property, an undivided 75% tenant-in-common interest in the Greensboro Hampton Inn, an undivided 84% tenant-in-common interest in Hanover Square North, the Ashley Plaza Property, the Clemson Best Western Property and the Brookfield Center Property:

Name	Type	Description
Franklin Square Property	Retail	134,239 square foot retail property located at 3940 East Franklin Boulevard in Gastonia, North Carolina 28056, on 10.293 acres, built in 2006 and 2007, that is 92.5% occupied as of September 30, 2019 and anchored by Ashley Furniture, Monkey Joe’s and Altitude.

Greensboro Hampton Inn	Hotel	Located at 7803 National Service Road, Greensboro, North Carolina, 27409. The hotel has 125 rooms, was built in 1996, is approximately 65,400 square feet and sits on 2.162 acres.

Hanover Square North	Retail	73,441 square foot retail center located at 7230 Bell Creek Road in Mechanicsville, Virginia 23111, on 9.630 acres, built in 2007, that is 96.7% occupied as of September 30, 2019 and anchored by a Marshalls store and an Old Navy store.

Ashley Plaza Property	Retail	160,356 square foot retail property located at 201–221 North Berkeley Boulevard in Goldsboro, North Carolina 27534, built in 1977, fully renovated in 2018, 98.0 percent leased as of September 30, 2019, and is anchored by Hobby Lobby, Harbor Freight, Ashley Home Store and Planet Fitness.

Clemson Best Western Property	Hotel	Located at 1310 Tiger Boulevard, Clemson, South Carolina, 29631 The Clemson Best Western Property has 148 rooms, was built in 1982, substantially renovated in 2016 and 2017, is approximately 85,300 square feet and sits on 5.92 acres.

Brookfield Center Property	Flex-industrial	64,880 square foot flex-industrial property located at 48 Brookfield Center Drive, Greenville, South Carolina 29607, built in 2007, 93.8 percent leased as of October 3, 2019, and is anchored by Gravitopia Trampoline Park and Summit Church.

Franklin Square Property

On April 28, 2017, we purchased from Medalist Fund I, LLC, a Delaware limited liability company and an affiliate of our company, or Fund I, the Shops at Franklin Square, a 134,239 square foot retail property located at 3940 East Franklin Boulevard in Gastonia, North Carolina 28056, or the Franklin Square Property. The purchase price for the Franklin Square Property was $20,500,000, as agreed by our Manager and Fund I and based upon an independent, third party MAI appraisal of the Franklin Square Property. We paid $7,779,071 in cash and assumed secured debt of $14,275,000, or the Franklin Square Loan, to acquire the Franklin Square Property, in addition to closing and acquisition costs, including acquisition fees of $421,809 that were paid to our Manager. The Franklin Square Property is located on 10.293 acres in Gastonia, North Carolina. It was built in 2006 and 2007, anchored by Ashley Furniture, Monkey Joe’s and Altitude and, as of September 30, 2019, is 92.5% occupied.

The Franklin Square Loan was originally made on February 10, 2016 in the original principal amount of $14,275,000 and assumed by us at acquisition.  The Franklin Square Loan will mature on March 6, 2021. The Franklin Square Loan requires monthly interest only payments during the term. The Franklin Square Loan bears interest at 4.7%. The Franklin Square Loan may be prepaid, subject to certain conditions and limitations contained in the loan documents. The Franklin Square Loan is secured by the Franklin Square Property.

The property is an eight building one-floor retail center totaling approximately 134,239 gross leasable area. The building is concrete slab on grade with spread footings. The exterior walls are a combination of insulation and finish system, metal panel siding, brick veneer and textured CMU. Retail storefronts are double-pane glass set in anodized aluminum frames. The roof is flat with fully-adhered, thermoplastic olefin membrane roof system. The parking area comprises 435 spaces.

The property is considered to be overall good and well-maintained condition, with average landscaping that is well maintained.

Occupancy data for the five preceding years (as of December 31, unless otherwise noted):

	As of September 30, 2019	2018	2017	2016	2015	2014
Occupancy Rate	92.5%	92.5%	71.0%	95.1%	87.7%	90.3%

Tenants occupying 10% or more of the rentable square footage:

Tenant	Business	Leased Square Footage	Percentage of Rentable Square Footage	Annual Rent	Lease Expiration	Renewal Options
Ashley Furniture	Retail	34,682	25.84%	$612,327	5/31/2022	N/A
Altitude Trampoline Park	Entertainment	30,000	22.35%	$270,000	7/31/2029	7/31/2034 7/31/2039 7/31/2044

Average effective annual rent per square foot for the five preceding years:

	Nine months ended September 30, 2019	2018	2017	2016	2015	2014
Average Effective Annual Rent Per Square Foot(1)	$13.02	$11.98	$9.87	$12.86	$14.60	$14.80

(1)	Average effective rent per square foot represents the average annual rent for all occupied space for the respective periods after accounting for rent abatements and concessions but before accounting for tenant reimbursements.

Lease expirations in the next 10 years:

	Three months ending December 31, 2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029
Leases Expiring	-	5	1	3	1	4	3	-	2	-	1

Square Footage	-	12,655	4,260	38,338	4,235	9,564	18,879	-	6,190	-	30,000

Annual Rent (1)	$-	$271,152	$89,460	$695,747	$95,965	$223,048	$263,554	$-	$155,273	$-	$300,000

Percentage of Aggregate Annual Rent (2)	0%	15.0%	4.9%	38.5%	5.3%	12.3%	14.6%	0%	8.6%	0%	16.6%

(1)	Annual rent is determined by multiplying the monthly rent in effect at the time of the lease expiration by 12 months.
(2)	The percentage of aggregate annual rent is determined by dividing (i) the annual rent (see note 1) related to expiring leases by (ii) the total 2019 rent.

Greensboro Hampton Inn

On November 3, 2017, we purchased an undivided 64% tenant-in-common interest in the property commonly referred to as the Greensboro Airport Hampton Inn located at 7803 National Service Road in Greensboro, North Carolina, or the Greensboro Hampton Inn. The purchase price for the Greensboro Hampton Inn was $15,100,000, which was based upon an independent, third-party MAI appraisal. The Greensboro Hampton Inn has 125 rooms, was built in 1996, is approximately 65,400 square feet and sits on 2.162 acres. In the transaction, our operating partnership acquired an undivided sixty-four percent (64%) tenant-in-common interest in the Greensboro Hampton Inn and PMI Greensboro, LLC, or PMI Greensboro, a noncontrolling owner, acquired the remaining undivided thirty-six percent (36%) tenant-in-common interest, each from Medalist Properties 8, LLC, a Delaware limited liability company and affiliate of our company.

The purchase price, closing costs and acquisition fee for the Greensboro Hampton Inn was financed with (a) $7,823,312 in equity, comprised of (i) $4,048,281 in cash from our company, (ii) $300,000 in the form of 3,000 shares of common stock, (iii) $1,175,000 in the form of 125,000 operating partnership units, or OP Units, and (iv) $2,300,031 in cash from PMI Greensboro, and (b) net mortgage loan proceeds of $10,181,309 from a senior mortgage loan made by Benefit Street Partners Realty Operating Partnership, L.P., or the Greensboro Lender, in the original principal amount of $10,600,000, or the Greensboro Senior Loan.

The cash portion of the amount contributed by us was financed by (i) a short-term loan made by Virginia Commonwealth Bank in the original principal amount of $1,500,000, or the Virginia Commonwealth Bank Loan, (ii) a short-term loan made by Medalist Fund I, LLC, our affiliate, in the original principal amount of $252,000, or the Fund I Loan, (iii) a short-term loan made by Medalist Fund II, LLC, our affiliate, in the original principal amount of $150,000, or the Fund II Loan, (iv) a short-term loan from Medalist Properties 8, LLC, our affiliate and the seller of the Greensboro Airport Hampton Inn Property, in the original principal amount of $125,238, or the Seller Loan, (v) a short-term loan from K&R Automotive in the original principal amount of $100,000, or the K&R Loan, and (vi) a short-term loan from Medalist Fund I-B, LLC, our affiliate, in the original principal amount of $50,000, or the Fund I-B Loan.  In connection with our acquisition of the Greensboro Hampton Inn, we paid closing and acquisition costs, including acquisition fees of $363,751 to our Manager.

The Greensboro Senior Loan has an initial 36-month term, maturing on November 9, 2020. The borrowers, however, have extension options, which if exercised, could extend the maturity date of the Greensboro Senior Loan for two (2) successive 12-month periods. The Greensboro Senior Loan requires monthly interest only payments during the 36-month term. The Greensboro Senior Loan bears interest at the greater of (i) 5.0% plus the Adjusted LIBOR rate (which is calculated by multiplying the LIBOR rate by the resulting reciprocal fraction of 1.0 less the reserve percentage of the Greensboro Lender, and (ii) 6.1%. The Greensboro Senior Loan may be prepaid, subject to certain conditions and payments. The Greensboro Senior Loan is secured by the Greensboro Hampton Inn.

The Virginia Commonwealth Bank Loan carried interest at the rate of 4.223%.  The Virginia Commonwealth Bank Loan was repaid on January 24, 2018, including interest and loan fees, using $1,537,456 in proceeds from the 2018 Exempt Offering.

The Fund I Loan, the Fund II Loan, the Seller Loan, the K&R Loan and the Fund I-B Loan were repaid on January 31, 2018, including interest, with $705,138 in proceeds from the 2018 Exempt Offering.  The Fund I Loan, the Fund II Loan, the K&R Loan and the Fund I-B Loan were issued at interest rates of 5%, and the Seller Loan was an interest free loan.

In connection with our acquisition of the Greensboro Hampton Inn, we, through a subsidiary, entered into the Tenants in Common Agreement with PMI Greensboro, as amended, or the Greensboro TIC Agreement. Among other approvals, under the Greensboro TIC Agreement, the consent of both tenants in common is required to approve (i) any lease, sublease, deed restriction, or grant of easement of/on all or any portion of the Greensboro Hampton Inn, (ii) any sale or exchange of the Greensboro Hampton Inn, or (iii) any indebtedness or loan, and any negotiation or refinancing thereof, secured by a lien on the Greensboro Hampton Inn. In the event the tenants in common are unable to agree on a decision which requires the consent of both tenants in common, a tenant in common may purchase the undivided interest of the other tenant in common subject to certain rights contained in the Greensboro TIC Agreement.

On January 1, 2020, we effected a transaction by which PMI Greensboro exchanged (i) approximately 7.55% of its tenant in common interest in the Greensboro Hampton Inn for the settlement of $867,000 in advances made by our company to the Greensboro Hampton Inn; and (ii) approximately 3.45% of its tenant in common interest in the Greensboro Hampton Inn for 93,580 OP Units. As a result of this transaction, our company’s tenant-in-common interest in the Greensboro Hampton Inn increased from 64% to 75%, and PMI Greensboro’s tenant in common interest decreased from 36% to 25%.

The hotel is a five-story building totaling approximately 65,400 square feet, with 125 guestrooms. The building is cast in place reinforced concrete upper level flooring supported by reinforced concrete columns bearing on spread footings and piers. The ground level floor is a concrete slab-on-grade. The exterior walls are frame with brick veneer with synthetic stucco exterior elements. Carpeting covers common area corridor and guestroom flooring with ceramic tiles in restrooms and guest services lobby, business center and breakfast/lounge area. Flat rubber membrane roof covers the building.

The parking area comprises 138 spaces, including 6 ADA accessible stalls. Perimeter sidewalks are concrete. The hotel is considered to be overall good and well-maintained condition.

The Greensboro Hampton Inn is operated by Marshall Hotels and Resorts. More information can be found at www.marshallhotels.com, but any information is not to be included or incorporated herein and not to be considered as part of this prospectus or reviewed or passed on by us.

The Greensboro Hampton Inn average occupancy rate, average daily rate, or ADR and RevPAR for the past five years are as follows:

Period	Average Occupancy Rate	ADR	RevPAR
Nine Months Ended September 30, 2019	58.50%	$113.25	$66.30

Year Ended December 31, 2018	67.62%	$117.83	$79.71

Year Ended December 31, 2017	70.10%	$115.24	$80.77

Year Ended December 31, 2016	70.08%	$114.80	$80.45

Year Ended December 31, 2015	73.61%	$108.53	$79.89

Year Ended December 31, 2014	79.41%	$103.83	$82.46

Hanover Square North

On May 8, 2018, we acquired an undivided 84% tenant-in-common interest in the Shops at Hanover Square North from COF North, LLC, a Virginia limited liability company. The property is comprised of (i) an approximately 73,441 square foot retail center located on 8.766 acres of land at 7230 Bell Creek Road in Mechanicsville, Virginia 23111 and (ii) a contiguous, undeveloped parcel of land totaling 0.864 acres. We refer to both parcels herein as Hanover Square North. The contract purchase price for Hanover Square North was $12,173,000. We acquired Hanover Square North with $3,291,404 in cash from us, $648,120 in cash from PMI Hanover Square, LLC, an unaffiliated tenant-in-common, and the assumption of a secured loan of approximately $8,527,315 from Langley Federal Credit Union, which amount was increased by an additional $372,685, or the Hanover Square North Loan. In connection with the acquisition, we paid our Manager an acquisition fee of $252,451. Our company purchased Hanover Square North as a tenant-in-common with an unaffiliated party. Our company acquired an 84% interest in Hanover Square North, and PMI Hanover Square, LLC owns the remaining 16% interest. The retail center forming a part of Hanover Square North was built in 2007 and, as of September 30, 2019, was 96.7% occupied. On October 1, 2019 a new tenant took possession of the remaining vacant space in Hanover Square North, bringing the occupancy to 100%.

We assumed the Hanover Square North Loan as of the closing of the acquisition. The Hanover Square North Loan matures on December 1, 2027. The Hanover Square North Loan requires monthly payments of principal, on a 25-year amortization schedule, and interest during the term. The Hanover Square North Loan bears interest at 4.90% through January 1, 2023, at which time the interest rate will be adjusted to the daily average yield on US Treasury securities adjusted to a constant maturity of five years, plus 3.10% with an interest rate floor of 4.90%. The Hanover Square North Loan is secured by the developed parcel of Hanover Square North.

In connection with our acquisition of Hanover Square North, we, through a subsidiary, entered into the Tenants in Common Agreement with PMI Hanover SQ, LLC, or PMI Hanover, or the Hanover Square TIC Agreement. Among other approvals, under the Hanover Square TIC Agreement, the consent of both tenants in common is required to approve (i) any lease, sublease, deed restriction, or grant of easement of/on all or any portion of Hanover Square North, (ii) any sale or exchange of Hanover Square North, or (iii) any indebtedness or loan, and any negotiation or refinancing thereof, secured by a lien on Hanover Square North. In the event the tenants in common are unable to agree on a decision which requires the consent of both tenants in common, a tenant in common may purchase the undivided interest of the other tenant in common subject to certain rights contained in the Hanover Square North TIC Agreement.

The property is a three-lot one-floor strip retail shopping center totaling approximately 73,441 square feet of net leasable area. The building is concrete slab with floor coverings consisting of a mixture of vinyl tile and carpeting. The exterior walls are masonry with brick veneer and EIFS at front and painted concrete block sides and rear. Windows are plate glass fixed pane storefront type in aluminum frames. The roof is single-ply, mechanically fastened EPDM over rigid insulation and steel framing in a flat configuration. The parking area comprises approximately 365 spaces.

The property was constructed in 2007 and is currently considered to be in good physical condition. The improved sales were built between 1989 and 2006 and are adjusted accordingly for age/condition variations.

Occupancy data for the five preceding years (as of December 31, unless otherwise noted):

	As of September 30, 2019	2018	2017	2016	2015	2014
Occupancy Rate	97%	97%	92%	96%	95%	95%

Tenants occupying 10% or more of the rentable square footage:

Tenant	Business	Leased Square Footage	Percentage of Rentable Square Footage	Annual Rent	Lease Expiration	Renewal Options
Old Navy	Retail	15,000	20.42%	$208,800	4/30/2022	4/30/2027
Marshall’s	Retail	28,000	38.13%	$322,000	2/28/2022	2/28/2027
						2/28/2032
						2/28/2037

Average effective annual rent per square foot for the five preceding years:

	Nine months ended September 30, 2019	2018	2017	2016	2015	2014
Average Effective Annual Rent Per Square Foot(1)	$15.30	$14.71	$15.83	$15.42	$15.31	$15.01

(1)	Average effective rent per square foot represents the average annual rent for all occupied space for the respective periods after accounting for rent abatements and concessions but before accounting for tenant reimbursements. For the year ended December 31, 2018, we owned Hanover Square North for eight months, the period on which the average annual rent per square foot is based.

Lease expirations in the next 10 years:

	Three months ending December 31, 2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029
Leases Expiring	-	2	-	6	3	1	-	-	-	-	-

Square Footage	-	5,200	-	57,900	8,401	1,940	-	-	-	-	-

Annual Rent (1)	$-	$98,603	$-	$871,258	$74,993	$44,065	$-	$-	$-	$-	$-

Percentage of Aggregate Annual Rent (2)	0%	8.8%	0%	77.5%	6.7%	3.9%	0%	0%	0%	0%	0%

(1)	Annual rent is determined by multiplying the monthly rent in effect at the time of the lease expiration by 12 months.

(2)	The percentage of aggregate annual rent is determined by dividing (i) the annual rent (see note 1) related to expiring leases by (ii) the total 2019 rent.

Ashley Plaza Property

On August 30, 2019, we purchased from RCG-Goldsboro, LLC, a Georgia limited liability company, Ashley Plaza, a 160,356 square foot retail property located at 201–221 North Berkeley Boulevard in Goldsboro, North Carolina 27534, or the Ashley Plaza Property, for $15,200,000. The Ashley Plaza Property was built in 1977, fully renovated in 2018, was 98 percent leased as of September 30, 2019, and is anchored by Hobby Lobby, Harbor Freight, Ashley Home Store and Planet Fitness

The purchase price, closing costs and acquisition fee for the Ashley Plaza Property was financed with $3,281,144 in equity, $1,000,000 in funds from a short term line of credit from Virginia Commonwealth Bank, and net mortgage loan proceeds of $11,225,700 from a senior mortgage loan made by Bank of America, N.A., or the Ashley Plaza Lender, in the original principal amount of $11,400,000, or the Ashley Plaza Senior Loan. In connection with the acquisition, we paid our Manager an acquisition fee of $309,080.

The Ashley Plaza Senior Loan will mature on September 1, 2029. The Ashley Plaza Senior Loan requires monthly interest only payments during the first 12 months of the term. For the remainder of the term, the Ashley Plaza Senior Loan requires monthly payments of principal on a 30-year amortization schedule, and interest. The Ashley Plaza Senior Loan bears interest at 3.75%. The Ashley Plaza Senior Loan may not be prepaid until June 1, 2029, subject to certain conditions and limitations contained in the loan documents. The Ashley Plaza Senior Loan is secured by the Ashley Plaza Property.

The Virginia Commonwealth Bank line of credit has a six month term, maturing on February 21, 2020 and bears interest at 2.5% plus the 30 day LIBOR rate. As of September 30, 2019, the rate in effect was 4.724%. The Virginia Commonwealth Bank line of credit requires interest payments every three months.

The Ashley Plaza Property consists of a single-story, main retail strip building and two pad sites, all constructed in 1977. Foundations consist of continuous, concrete spread footers. The floor is a reinforced concrete slab-on-grade. The building superstructure utilizes load bearing CMU, interior steel columns supporting steel beams and open web steel joists supporting metal decking. The exterior walls consist of exterior insulation and finishing system, ribbed and painted concrete masonry unit walls. The roof is low-sloped with a portion covered by a single play TPO roof membrane and a portion covered by tar and gravel roofing. Parking is available for five hundred and sixty-seven (567) automobiles on asphalt-paved parking areas.

The property is considered to be overall good and well-maintained condition, with average landscaping that is well maintained.

Occupancy data for the five preceding years (as of December 31, unless otherwise noted):

	As of September 30, 2019	2018	2017	2016	2015	2014
Occupancy Rate	98.0%	52.5%	28.7%	94.6%	95.5%	96.5%

Tenants occupying 10% or more of the rentable square footage:

Tenant	Business	Leased Square Footage	Percentage of Rentable Square Footage	Annual Rent	Lease Expiration	Renewal Options
Ashley Home Store	Retail	17,920	11.2%	$161,280	8/31/2028	8/31/2033 8/31/2038 8/31/2043 8/31/2048
Harbor Freight Tools	Retail	21,416	13.4%	$159,840	2/28/2029	2/28/2034 2/28/2039
Hobby Lobby	Retail	50,000	31.2%	$250,000	3/31/2029	3/31/2034 3/31/2039 3/31/2044
Planet Fitness	Fitness	20,131	12.6%	$181,179	4/30/2028	4/30/2033 4/30/2038

Average effective annual rent per square foot for the five preceding years:

	Nine months ended September 30, 2019	2018	2017	2016	2015	2014
Average Effective Annual Rent Per Square Foot(1)	$7.56	$4.60	$3.32	$3.44	$3.17	$3.14

(1)	Average effective rent per square foot represents the average annual rent for all occupied space for the respective periods after accounting for rent abatements and concessions but before accounting for tenant reimbursements.

Lease expirations in the next 10 years:

	Three months ending December 31, 2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029
Leases Expiring	-	1	1	2	1	1	1	-	1	2	2

Square Footage	-	3,070	3,000	19,880	14,719	1,575	4,000	-	1,400	38,051	71,416

Annual Rent (1)	$-	$28,532	$120,000	$188,049	$133,760	$29,925	$42,000	$-	$40,575	$350,523	$438,324

Percentage of Aggregate Annual Rent (2)	0%	2.2%	9.1%	14.3%	10.2%	2.3%	3.2%	0%	3.1%	26.7%	33.4%

(1)	Annual rent is determined by multiplying the monthly rent in effect at the time of the lease expiration by 12 months.

(2)	The percentage of aggregate annual rent is determined by dividing (i) the annual rent (see note 1) related to expiring leases by (ii) the total 2020 rent.

Clemson Best Western Hotel

On September 27, 2019, we purchased the Clemson Best Western University Inn located at 1310 Tiger Boulevard, Clemson, South Carolina 29631, or the Clemson Best Western Property, from Heri AUM, LLC, a South Carolina limited liability company, for $9,750,000. The Clemson Best Western Property has 148 rooms, was built in 1982, substantially renovated in 2016 and 2017, is approximately 85,300 square feet and sits on 5.92 acres.

The purchase price, closing costs and acquisition fee for the Clemson Best Western Property was financed with $1,767,528 in equity, $1,000,000 in funds from a short term line of credit from Virginia Commonwealth Bank, and net mortgage loan proceeds of $7,480,746 from a senior mortgage loan made by Ladder Capital Finance, LLC, or the Clemson Lender, in the original principal amount of $7,750,000, or the Clemson Senior Loan. In connection with the acquisition, we paid our Manager an acquisition fee of $203,091.

The Clemson Senior Loan has an initial 36-month term, maturing on October 6, 2022. The borrower, however, has an extension option, which if exercised, could extend the maturity date of the Clemson Senior Loan for one (1) 12-month period. The Clemson Senior Loan requires monthly interest only payments during the 36-month term. The Clemson Senior Loan bears interest at the greater of (i) 4.9% plus the 30 day LIBOR rate, and (ii) 7.15%. The Clemson Senior Loan may be prepaid, subject to certain conditions and payments. The Clemson Senior Loan is secured by the Clemson Best Western Property.

The Virginia Commonwealth Bank line of credit has a six month term, maturing on February 21, 2020 and bears interest at 2.5% plus the 30 day LIBOR rate. As of September 30, 2019, the rate in effect was 4.724%. The Virginia Commonwealth Bank line of credit requires interest payments every three months.

The Clemson Best Western Property is a four-story building totaling approximately 85,300 square feet, with 148 guestrooms. The building is cast in place concrete upper level flooring supported by a concrete masonry unit (CMU) superstructure bearing on continuous perimeter reinforced spread footings and interior isolated spread footings and column pads. The ground level floor is a concrete slab-on-grade. The exterior walls are CMU with faux-stone veneer and EIFS. Common area flooring consists of a combination of carpet, laminate strip, ceramic tile and vinyl tile. Guest room flooring consists of carpet, laminate and ceramic tile. The upper roof consists of standing-seam metal panels and the lower roof consists of single-ply thermoplastic polyolefin (TPO) membrane.

The parking area comprises 240 spaces, including 12 ADA accessible stalls. Perimeter sidewalks are concrete. The hotel is considered to be overall good and well-maintained condition.

The Clemson Best Western Property is operated by Marshall Hotels and Resorts. More information can be found at www.marshallhotels.com, but any information is not to be included or incorporated herein and not to be considered as part of this prospectus or reviewed or passed on by us.

The Clemson Best Western Property average occupancy rate, average daily rate, or ADR and RevPAR for the past five years are as follows:

Period	Average Occupancy Rate	ADR	RevPAR
Nine months ended September 30, 2019	40.7%	$107.36	$43.66

Year Ended December 31, 2018	35.1%	$110.63	$38.88

Year Ended December 31, 2017	24.6%	$131.26	$32.33

Year Ended December 31, 2016	13.7%	$120.93	$16.58

Year Ended December 31, 2015	14.5%	$50.14	$7.27

Year Ended December 31, 2014	21.3%	$61.44	$13.09

Brookfield Center Property

On October 3, 2019, we purchased from Appian-Brookfield South 48, LLC, a South Carolina limited liability company, Brookfield Center, a 64,880 square foot flex-industrial property located at 48 Brookfield Center Drive, Greenville, South Carolina 29607, or the Brookfield Center Property, for $6,700,000. The Brookfield Center Property was built in 2007, was 93.8 percent leased as of the date of acquisition, and is anchored by the Gravitopia Trampoline Park and Summit Church.

The purchase price, closing costs and acquisition fee for the Brookfield Center Property was financed with $1,876,138 in equity, $263,000 in funds from a short term, related party note and net mortgage loan proceeds of $4,736,495 from a senior mortgage loan made by CIBC, Inc., or the Brookfield Center Lender, in the original principal amount of $4,850,000, or the Brookfield Center Senior Loan. In connection with the acquisition, we paid our Manager an acquisition fee of $137,000.

The Brookfield Center Senior Loan will mature on November 1, 2029. The Brookfield Center Senior Loan requires monthly interest only payments during the first 12 months of the term. For the remainder of the term, the Brookfield Center Senior Loan requires monthly payments of principal on a 30-year amortization schedule, and interest. The Brookfield Center Senior Loan bears interest at 3.90%. The Brookfield Center Senior Loan may not be prepaid until September 1, 2029, subject to certain conditions and limitations contained in the loan documents. The Brookfield Center Senior Loan is secured by the Brookfield Center Property.

We entered into short term, related party notes with the Manager by which the Manager provided an aggregate of $263,000 to fund a portion of the Company’s acquisition of the Brookfield Center Property. The notes are due on demand and bear interest at a rate of 5 percent annually.

The Brookfield Center Property consists of a single-story building on a 7.88 acre parcel of land, and was built in 2007. The foundation consists of a concrete slab-on-grade with continuous perimeter reinforced concrete spread footings and interior isolated spread footings and column pads. The floor is a reinforced concrete slab-on-grade. The building superstructure consists of concrete tilt-up panels with steel columns and steel stud infill walls. The roof is flat and consists of a single ply thermoplastic polyolefin (TPO) membrane. Parking is available for two hundred and seventy three (273) automobiles on asphalt-paved parking areas, including 12 ADA accessible spaces.

The property is considered to be in good overall condition and appears to have been proactively maintained.

Occupancy data for the five preceding years (as of December 31, unless otherwise noted):

	As of September 30, 2019	2018	2017	2016	2015	2014
Occupancy Rate	93.8%	93.8%	93.8%	100.0%	86.8%	80.5%

Tenants occupying 10% or more of the rentable square footage:

Tenant	Business	Leased Square Footage	Percentage of Rentable Square Footage	Annual Rent	Lease Expiration	Renewal Options
Summit Church	Religious	9,000	13.9%	$101,366	9/30/2020	9/30/2021 9/30/2022 9/30/2023 9/30/2024
S&ME	Engineering	8,582	13.2%	$96,225	8/31/2024	N/A
Gravitopia	Entertainment	35,160	54.2%	$263,715	4/30/2026	4/30/2031

Average effective annual rent per square foot for the five preceding years:

	Nine months ended September 30, 2019	2018	2017	2016	2015	2014
Average Effective Annual Rent Per Square Foot(1)	5.96	$7.86	$8.49	$6.62	$5.75	$5.48

(1)	Average effective rent per square foot represents the average annual rent for all occupied space for the respective periods after accounting for rent abatements and concessions but before accounting for tenant reimbursements.

Lease expirations in the next 10 years:

	Three months ending December 31, 2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029
Leases Expiring	-	1	-	1	1	1	-	1	-	-	-

Square Footage	-	9,000	-	4,046	8,582	4,046	-	35,160	-	-	-

Annual Rent (1)	$-	$101,366	$-	$40,784	$105,994	$39,971	$-	$296,986	$-	$-	$-

Percentage of Aggregate Annual Rent (2)	0%	19.6%	0%	7.9%	20.5%	7.7%	0%	57.3%	0%	0%	0%

(1)	Annual rent is determined by multiplying the monthly rent in effect at the time of the lease expiration by 12 months.

(2)	The percentage of aggregate annual rent is determined by dividing (i) the annual rent (see note 1) related to expiring leases by (ii) the total 2020 rent.

Our Competitive Strengths

We believe the experience of our Manager and its affiliates, which we refer to as the Medalist companies, as well as our investment strategies, distinguish us from other real estate companies. Specifically, our competitive strengths include the following:

▪	Experienced and Dedicated Management Team. The Medalist companies consist of a committed management team with experience in all phases of commercial real estate investment, management and disposition. The Medalist management team has 50+ years combined experience in commercial real estate and fixed income capital markets. The Medalist management team has also established a robust infrastructure of service providers, including longstanding relationships with two fully-staffed property managers for assets under management.

▪	Strong Investment Track Record. Our Manager and its affiliates have a strong track record of success. The Medalist companies have acquired and managed an over $152 million commercial real estate portfolio since 2003. Medalist Fund I, LLC, our first multi-property affiliated investment fund, has invested in three properties since its first close in the third quarter of 2013, representing retail, flex-industrial and multifamily. Those properties were sold in May of 2017, August of 2017, and January of 2018. Medalist Fund I, LLC, paid out its required 8% annualized cash distribution in each consecutive quarter (Q3 of 2013 through Q1 of 2018) out of operating cash flow and paid distributions resulting from the sales of the properties. After taking into account all contributions to and distributions from Medalist Fund I, LLC, Medalist Fund I, LLC had a fund-level IRR of 12.8%. Medalist Fund I, LLC paid approximately 4.9% of its offering proceeds in sales commissions, offering expenses and fees. Medalist Fund I, LLC wound up its investments in late 2018 and is no longer in existence. Medalist Fund II, LLC, our second multi-property affiliated investment fund has acquired two properties. Medalist Fund II, LLC has paid out its required 7.5% annualized cash distribution in each consecutive quarter (Q1 of 2016 through Q3 of 2019) out operating cash flow. Medalist Fund II’s offering closed on December 31, 2016 and it paid approximately 10.15% of its offering proceeds in sales commissions, offering expenses and fees. Medalist Fund II pays market property management fees. Prospective investors in our company should note, however, that they will have no interest in Medalist Fund II, LLC. See “Risk Factors.”

▪	Strategy of Opportunistic Investing. The Medalist companies have an extensive deal flow network in target markets due to long-standing relationships with brokers and lenders. The Medalist companies focus on value creation through a “hands on” management approach to previously neglected properties and a thorough knowledge of the geographic target area.

▪	Highly Disciplined Investing Approach. The Medalist companies take a time-tested and thorough approach to analysis, management and investor reporting. The Medalist companies also adhere to a rigorous due diligence process, strict acquisition price discipline and prudent leverage levels.

▪	Market Opportunity. The Medalist companies have identified market opportunities in the secondary and tertiary commercial real estate markets and the availability of debt financing at historically low rates.

Real Estate Tax Information

The following table sets forth certain real estate tax information for each of our existing properties for the year ended December 31, 2019:

	2019 Realty	2019 Realty
Property	Taxes	Tax Rate(1)
Franklin Square Property	$210,120	$1.31
Greensboro Hampton Inn	107,188	1.363
Hanover Square North	95,636	0.81
Ashley Plaza Property	76,449	1.31
Clemson Best Western Hotel	83,529	1.64
Brookfield Center Property	75,269	1.96

(1)	Per $100.

Federal Tax Basis and Depreciation Information

The following table sets forth certain federal tax basis and depreciation information for each of our existing properties for the year ended December 31, 2018 (the last date on which the federal tax basis information was available):

	Federal	Depreciation	Depreciation
Property	Tax Basis (1)	Period	Rate / Method
Franklin Square Property (1)	$20,639,070	4 – 39 years	Straight Line
Greensboro Hampton Inn (2)	8,294,733	3 – 39 years	Straight Line
Hanover Square North (2)	9,684,783	7 – 39 years	Straight Line
Ashley Plaza Property (3)	15,557,823	7 – 39 years	Straight Line
Clemson Best Western Hotel (4)	10,328,953	7 – 39 years	Straight Line
Brookfield Center Property (5)	6,907,957	7 – 39 years	Straight Line

(1)	As of December 31, 2018.

(2)	As of December 31, 2018. Federal tax basis for our company’s ownership interest only. Does not include the basis of any noncontrolling owner’s interest.

(3)	Calculated as purchase price plus capitalized acquisition costs (acquired in August, 2019).

(4)	Calculated as purchase price plus capitalized acquisition costs (acquired in September, 2019).

(5)	Calculated as purchase price plus capitalized acquisition costs (acquired in October, 2019).

Insurance

The Company carries comprehensive liability, fire, extended coverage, business interruption and rental loss insurance covering all of the properties in its portfolio, in addition to other coverages that may be appropriate for certain of its properties. Additionally, the Company carries a directors and officers liability insurance policy that covers such claims made against the Company and its directors and officers. The Company believes the policy specifications and insured limits are appropriate and adequate for its properties given the relative risk of loss, the cost of the coverage and industry practice; however, its insurance coverage may not be sufficient to fully cover its losses.

Competition

We are subject to significant competition in seeking real estate investments and tenants. We compete with many third parties engaged in real estate investment activities including other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, lenders, hedge funds, governmental bodies and other entities. We also face competition from other real estate investment programs, for investments that may be suitable for us. Many of our competitors have substantially greater financial and other resources than we have and may have substantially more operating experience than either us or our Manager. They also may enjoy significant competitive advantages that result from, among other things, a lower cost of capital.

Staffing

We will be externally managed by our Manager pursuant to the Management Agreement. See “Our Manager and The Management Agreement.”

Legal Proceedings

Neither we nor, to our knowledge, our Manager is currently subject to any legal proceedings which we or our Manager consider to be material.

Debt Obligations

Financing Activities

Our company financed its acquisitions of the three properties through mortgages, as follows:

				Balance
Property	Monthly Payment	Interest Rate	Maturity	September 30, 2019	December 31, 2018
Franklin Square	Interest only	4.70%	March 2021	$14,275,000	$14,275,000
Hampton Inn (a)	Interest only	Variable	November 2020	10,600,000	10,600,000
Hanover Square (b)	$51,993	4.90%	December 2027	8,642,520	8,772,562

Ashley Plaza (c)	Interest only	3.75%	September 2029	11,400,000	-

Clemson Best Western (d)	Interest only	Variable	October 2022	7,750,000	-

Brookfield Center (e)	Interest only	3.90%	November 2029	$4,850,000	$-

(a)	The mortgage loan for the Greensboro Hampton Inn bears interest at a variable rate based on LIBOR with a minimum rate of 6.1%. The interest rate payable is the USD LIBOR one-month rate plus 5%. For the year ended December 31, 2018, the rate in effect for the Greensboro Hampton Inn mortgage loan was 7.5 percent.

(b)	As part of its acquisition of Hanover Square North, our company assumed a secured loan of $8,527,315 from Langley Federal Credit Union and incurred additional mortgage debt of $372,685, also from Langley Federal Credit Union (the “Hanover Square North Loan”). The Hanover Square North Loan matures on December 1, 2027 and requires monthly payments of principal, on a 25-year amortization schedule, and interest during the term. The Hanover Square North Loan will bear interest at 4.90% through January 1, 2023, at which time the interest rate will be adjusted to the daily average yield on US Treasury securities adjusted to a constant maturity of five years, plus 3.10% with an interest rate floor of 4.90%. The fixed monthly payment includes principal and interest. The Hanover Square North Loan is secured by the Developed Parcel of Hanover Square North. The mortgage loan agreement for the Hanover Square North property includes covenants to (i) maintain a Debt Service Coverage Ratio (“DSCR”) in excess of 1.35 to 1.00 and (ii) maintain a loan-to-value of real estate ratio of 75%. As of December 31, 2018, the Company believes that it is complaint with these covenants.

(c)	The mortgage loan for the Ashley Plaza Property bears interest at a fixed rate of 3.75 percent and is interest only for the first twelve months. Beginning on October 1, 2020, the monthly payment will be $52,795 for the remaining term of the loan, which will include interest at the fixed rate, and principal, based on a thirty year amortization schedule.

(d)	The mortgage loan for the Clemson Best Western Property bears interest at a variable rate based on LIBOR with a minimum rate of 7.15 percent. The interest rate payable is the USD LIBOR one-month rate plus 4.9 percent. As of September 30, 2019, the rate in effect for the Clemson Best Western Property mortgage was 7.15 percent.

(e)	The mortgage loan for the Brookfield Center Property bears interest at a fixed rate of 3.90 percent and is interest only for the first twelve months. Beginning on November 1, 2020, the monthly payment will be $22,876 for the remaining term of the loan, which will include interest at the fixed rate, and principal, based on a thirty year amortization schedule.

On November 3, 2017, our company entered into an Interest Rate Protection Transaction to limit our company’s exposure to increases in interest rates on the variable rate mortgage loan on the Greensboro Hampton Inn. Under this agreement, our company’s interest rate exposure is capped at 7 percent if USD 1-Month LIBOR BBA exceeds 2 percent. As of September 30,2019, USD 1-Month LIBOR was 2.016 percent. In accordance with the guidance on derivatives and hedging, our company records all derivatives on the balance sheet at fair value. The Company reports changes in the fair value of the derivative as a decrease (increase) in fair value-interest rate cap on its consolidated statements of operations.

Beginning in July 2018, the USD 1-Month LIBOR BBA rate exceeded two percent and remained in excess of two percent on each subsequent monthly valuation date from July 2018 through September 30, 2019. For the three months ended September 30, 2019 and 2018, respectively, our company received $10,122 and $3,386 in payments under the Interest Rate Protection Transaction and for the nine months ended September 30, 2019 and 2018, respectively, our company received $38,057 and $3,386 in payments under the Interest Rate Protection Transaction. All payments were recorded as a reduction to interest expense.

On September 27, 2019, our company entered into an interest rate protection transaction to limit our company’s exposure to increases in interest rates on the variable rate mortgage loan on the Clemson Best Western Property. Under this agreement, our company’s interest rate exposure is capped at 8.4 percent if USD 1-Month LIBOR BBA exceeds 3.5 percent. USD 1-Month LIBOR was 2.016 percent. In accordance with the guidance on derivatives and hedging, our company records all derivatives on the balance sheet at fair value. The Company reports changes in the fair value of the derivative as a decrease (increase) in fair value-interest rate cap on its consolidated statements of operations.

As of September 30, 2019, our company had a line of credit, short term outstanding in the principal amount of $2,000,000. The line of credit, short term was established on August 21, 2019 to provide short term funding for our company’s acquisition of the Ashley Plaza Property and the Clemson Best Western Property (see note on 2019 acquisitions, above). On August 29, 2019, our company received $1,000,000 in funding from the line of credit, short term, to fund a portion of its acquisition of the Ashley Plaza Property. On September 26, 2019, our company received $1,000,000 to fund a portion of its acquisition of the Clemson Best Western Property. The Company paid $30,000 of loan fees, which were recorded as capitalized issuance costs, which are presented as a direct reduction of the associated debt. The line of credit, short term, has a six month term and matures on February 21, 2020.

The line of credit, short term, bears interest at a variable rate calculated at 250 basis points over USD 1-Month LIBOR as published in the Wall Street Journal. The rate adjusts on the first day of each month during which the loan is outstanding. As of September 30, 2019, the rate in effect for the line of credit, short term, was 4.724 percent. On October 1, 2019 the rate in effect adjusted to 4.516 percent. Interest expense includes amortization of the capitalized issuance costs using the straight-line method, which approximates to the effective interest method, over the six-month term of the loan.

As of September 30, 2019 and December 31, 2018, our company had a related party note payable, short term, outstanding in the principal amount of $183,000 (see related party transactions, below) and $0, respectively. This note was issued on September 30, 2019 to fund a portion of our company’s acquisition of the Brookfield Center Property, which closed on October 3, 2019 (see Note 10, below). The note is due on demand and bears interest at a rate of 5 percent annually.

During the three and nine months ended September 30, 2018, our company repaid a short term note payable in the principal amount of $0 and $1,500,000, respectively. In addition, during the three and nine months ended September 30, 2018, our company repaid related party notes payable, short term, to five related parties totaling $0 and $677,538, respectively.

Contractual Obligations

As of September 30, 2019, we had the following material contractual obligations including estimated interest payments on our debt:

	For the three months ended December 31, 2019	2020	2021	2022	2023	2024 - 2027
Fixed rate mortgages (1)
Principal payments	$50,319	$263,419	$14,777,197	$524,332	$547,459	$23,004,795
Interest payments	402,130	1,732,363	1,596,325	1,007,631	984,504	4,630,055

Adjustable rate mortgage (2)
Principal payments	-	10,600,000	-	7,750,000	-	-
Interest payments	327,632	1,255,894	561,821	467,928	-	-
	$780,081	$13,851,676	$16,935,343	$9,749,891	$1,531,963	$27,634,850

(1)	Franklin Square Property, Hanover Square North, Ashley Plaza Property and Brookfield Center Property mortgages. (While we did not acquire Brookfield Center Property until October 3, 2019, we have included the principal and interest payments associated with the Brookfield Center Property mortgage in our future contractual obligations, above.)

(2)	Greensboro Hampton Inn and Clemson Best Western Property mortgages.

MANAGEMENT

Our Board of Directors

We operate under the direction of our board of directors. Our board of directors is responsible for the management and control of our affairs. Our board of directors has retained our Manager to manage our day-to-day operations and our portfolio of real estate assets, subject to the supervision of our board of directors.

Our directors must perform their duties in good faith and in a manner each director reasonably believes to be in our best interests. Further, our directors must act with such care as an ordinarily prudent person in a like position would use under similar circumstances. However, our directors and executive officers are not required to devote all of their time to our business and must only devote such time to our affairs as their duties may require. We do not expect that our directors will be required to devote a substantial portion of their time to us in discharging their duties.

We have seven directors, five of whom our board of directors has determined are independent directors under standards established by the SEC and Nasdaq. Our directors will serve until the next annual meeting of our shareholders and until their respective successors have been duly elected and qualified or until they resign or upon death or disability. At any stockholder meeting, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter constitutes a quorum.

Although our board of directors may increase or decrease the number of directors, a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time or may be removed only for cause, and then only by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast generally in the election of directors. The notice of any special meeting called to remove a director will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

A vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred.

In addition to meetings of the various committees of our board of directors, which committees we describe below, we expect our directors to hold at least four regular board meetings each year.

Our Executive Officers and Directors

The individuals listed as our executive officers below also serve as officers and employees of our Manager. As executive officers of our Manager, they serve to manage the day-to-day affairs and carry out the directives of our board of directors in the review, selection and recommendation of investment opportunities and operating acquired investments and monitoring the performance of those investments to ensure that they are consistent with our investment objectives.

The following table and biographical descriptions set forth certain information with respect to the individuals who currently serve as our executive officers and directors:

Name	Age*	Position
Thomas E. Messier	65	Chairman of the Board, Chief Executive Officer, Secretary and Treasurer
William R. Elliott	68	Vice Chairman of the Board, President and Chief Operating Officer
Neil P. Farmer	63	Independent Director
Charles S. Pearson, Jr.	62	Independent Director
Charles M. Polk, III	55	Independent Director
Dianna Raedle	57	Independent Director
Mark Mullinix	64	Independent Director

*As of the date of this prospectus

Thomas E. Messier, Chairman of the Board and Chief Executive Officer. Mr. Messier is co-president and co-founder of Medalist Fund Manager, Inc. Since 2003 he has co-managed the Medalist property portfolio as co-President of our Manager and its predecessor. Our Manager is the sole manager of Medalist Fund II, LLC and Mr. Messier co-manages, with Mr. Elliott, Fund II through our Manager. From 2003 until December of 2015 he was also President of Medalist Securities, Inc. which provided real estate investment banking relative to certain of the prior acquisitions of the Medalist companies and investor relations related to the same. Prior to 2003, Mr. Messier worked with institutional investors in the fixed income securities industry for over twenty years. From January 2002 to June 2003, he was a Managing Partner of Westmoreland Capital Management. From 1992 to January 2002, Mr. Messier was a Director of Global Capital Markets at First Union/Wachovia. Prior to that, from 1980 to 1992, he was a Senior Vice President of Capital Markets at Bank of America. Mr. Messier received his BBA from the Terry College of Business at the University of Georgia in 1977. Mr. Messier has been selected to our board of directors because, we believe that as our Chief Executive Officer, he is well positioned to provide essential insight and guidance to our board of directors from the inside perspective of the day-to-day operations of the company. Furthermore, Mr. Messier brings to the board approximately 35 years of experience in capital market transactions and approximately 15 years of experience in commercial real estate and managing real estate private equity funds.

William R. Elliott, Vice Chairman of the Board, President and Chief Operating Officer. Mr. Elliott has been involved in the commercial real estate industry since 1983. Prior to that he was a civil engineer from 1977 to 1983. Mr. Elliott co-founded the Medalist companies with Mr. Messier in 2003 and is currently co-President of our Manager with Mr. Messier. Through our Manager, he, along with Mr. Messier, co-manages Fund II. As co-President of our Manager, Mr. Elliott is involved in sourcing, executing and the management of investment properties. He was formerly Managing Partner of Prudential Commercial Real Estate, former President of Virginia Realty and Development Company and former President of the Central Virginia Region of Goodman, Segar, Hogan, Hoffler. As a commercial real estate professional, he has demonstrated proficiency in transactions including major office buildings, shopping centers, industrial land and facility sales and large mixed-use development land sales. Mr. Elliott is a licensed real estate broker, certified property manager, Vice President of the Institute of Real Estate Management, a Certified Value Engineer and a member of the American Society of Civil Engineers and the Building Owners and Managers Association. Mr. Elliott received his B.S. in Building Construction from Auburn University in 1974. He received his Master’s in Civil Engineering from Virginia Polytechnic Institute in 1977. Mr. Elliott has been selected to our board of directors because, we believe that as our President, he is well positioned to provide essential insight and guidance to our board of directors from the inside perspective of the day-to-day operations of the company. Furthermore, Mr. Elliott brings to the board approximately 35 years of experience in the commercial real estate industry.

Neil P. Farmer, Independent Director. Mr. Farmer is an independent director being appointed to our board of directors as of April 28, 2017. Mr. Farmer founded Farmer Properties, Inc., a real estate development firm located in Richmond, Virginia in 1983. Mr. Farmer is the President of Farmer Properties with responsibility over the entirety of its real estate development business. He received his B.A. in Government and Foreign Affairs from Hampden-Sydney College in 1978. Mr. Farmer has been in the commercial real estate and residential real estate business for over 30 years, and management believes he provides the Company with real estate expertise gained in his career, especially with regard to renovations and large capital projects.

Charles S. Pearson, Jr., Independent Director. Mr. Pearson has been providing accounting, tax and consulting services in the metro Richmond area for more than 30 years. He began his career with Deloitte and Touche in 1978 rising to Senior Manager before leaving the firm to open his own practice in 1989. His currently focuses on small businesses with a concentration in real estate and construction. Mr. Pearson is a fellow member of the American Institute of Certified Public Accountants (AICPA) and the Virginia Society of Certified Public Accountants. He graduated with honors from the University of Richmond in 1978. Mr. Pearson has specialized in accounting for real estate focused companies throughout his career, and management believes that experience will be a significant contribution to the Company, especially with regard to his service on the committees of our board.

Charles M. Polk, III, Independent Director. Mr. Polk joined JLL in 2009 as Managing Director with primary responsibility for the brokerage and management businesses in the Richmond and Hampton Roads regions. In addition to providing leadership and management, Charlie specializes in offering comprehensive services including tenant representation and agency leasing to corporations, institutions, and associations on a diverse array of real estate matters. Mr. Polk leads our tenant representation and brokerage practices for the Richmond office and he has completed transactions for tenant clients locally, nationally, and internationally. With more than 29 years of experience in providing expert service. He has extensive experience in advising clients and acting on their behalf for relocation, renegotiation and disposition of industrial and office space on a multi-market basis. Mr. Polk graduated with a B.S. with a concentration in Finance and Marketing from the University of Richmond. Mr. Polk has spent 30 years in the commercial real estate business, and management believes he will be a valuable resource with regard to acquisitions, dispositions, leasing and other transactional decisions related to the assets of the Company.

Dianna Raedle, Independent Director. Ms. Raedle is CEO/President and Founder of Deer Isle - an innovative investment banking and advisory firm, founded in 2007, that provides institutional financial strategy/closing advisory and that has raised, through its broker/dealer subsidiary, over $5 billion in private placement capital utilizing a proprietary technology solution. Deer Isle specializes in global growth strategies and complex capital solutions. Before founding Deer Isle Group, Ms. Raedle was co-founder/managing member and investment committee member of Millennium Americas, a sub-advisor to the Millennium Americas Special Situations Fund which invested in private capital transactions across the Americas with a focus on Latin America. Prior to Millennium Americas, Dianna worked in structured finance at institutions including CS First Boston, where she worked in London and Switzerland, SBC Warburg, and Citibank. Ms. Raedle is currently on the board of OceanGate, the Princeton University Entrepreneurship Council Alumni Advisory Board and the Harvard Business School Club of NY where she is co-chair of the strategy committee and is Board Emeritus/former co-chair of HBSCNY Community Partners. She also teaches workshops at the Princeton University Keller Center for Entrepreneurship. Ms. Raedle has an MBA from Harvard Business School and a BA from Princeton University.

Mark Mullinix, Independent Director. Mr. Mullinix served as the interim President and Chief Executive Officer and Chief Operating Officer of the Federal Reserve Bank of Richmond from April 2017 to June 2018 and during that time he sat on the FOMC representing the Richmond Fed. Mr. Mullinix joined the Richmond Fed as the Bank’s first vice president and chief operating officer in June 2013. Prior to joining the Richmond Fed, Mullinix served the Federal Reserve Bank of San Francisco as its chief financial officer and executive-in-charge of Fed services. Later he became the Bank’s executive vice president responsible for the Federal Reserve’s cash services, leading to the formulation of policies and business and technology strategies to meet demand for U.S. currency globally that today surpasses $1.5 trillion in circulation. In all has had a 33-year history of executive level management for the Federal Reserve Bank in different regions of the U.S. Mr. Mullinix also served in the Marine Corps Reserve and retired at the rank of lieutenant colonel. Mullinix currently serves as co-chair of the Capital Region Collaborative Organizing Council in Richmond, Va., the Greater Richmond and Petersburg United Way, and the Executive Advisory Council of the Robins School of Business. Mullinix earned his bachelor’s degree from the University of Kansas and a master’s degree from the Fletcher School of Law and Diplomacy at Tufts University. He is also a graduate of the University of Wisconsin’s Graduate School of Banking.

Our general investment and borrowing policies are set forth in this prospectus. Our directors may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that our executive officers and Manager follow these policies and that these policies continue to be in the best interests of our stockholders. Unless modified by our directors, we will follow the policies on investments and borrowings set forth in this prospectus.

Committees of Our Board of Directors

Our board of directors has established a standing audit committee, a standing compensation committee, a standing nominating and corporate governance committee and a standing acquisition committee. The principal functions of these committees are briefly described below. Our board of directors may from time to time establish other committees to facilitate our management.

Audit Committee

The audit committee meets on a regular basis, at least quarterly and more frequently as necessary. The audit committee’s primary functions are:

•	to evaluate and approve the services and fees of our independent registered public accounting firm;

•	to periodically review the auditors’ independence; and

•	to assist our board of directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, management’s system of internal controls and the audit and financial reporting process.

The audit committee is comprised of three independent directors. The audit committee also considers and approves the audit and non-audit services and fees provided by the independent public accountants.

Charles S. Pearson, Jr. is the chairman of the audit committee, and he is joined by Neil P. Farmer and Mark Mullinix as members of the audit committee. Our board of directors has determined that all members of the audit committee are independent under standards established by the SEC and Nasdaq.

Our board of directors has determined that Charles S. Pearson, Jr. qualifies as an “audit committee financial expert,” as that term is defined by the applicable SEC regulations and Nasdaq corporate governance listing standards.

The background and experience of Messrs. Farmer, Pearson and Mullinix are described above in “— Our Executive Officers and Directors.”

Compensation Committee

Our compensation committee consists of our three independent directors, and our compensation committee charter details the principal functions of the compensation committee. These functions include:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, if any, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration, if any, of our chief executive officer based on such evaluation;

•	reviewing and approving the compensation, if any, of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans, if any;

•	assisting management in complying with our report disclosure requirements; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Neil P. Farmer is the chairman of the compensation committee, and he is joined by Charles S. Pearson, Jr. and Dianna Raedle.

The background and experience of Messrs. Farmer and Pearson and Ms. Raedle are described above in “— Our Executive Officers and Directors.”

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of three independent directors, and our nominating and corporate governance committee charter details the principal functions of the nominating and corporate governance committee. These functions include:

•	identifying and recommending to our full board of directors qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to our board of directors’ corporate governance guidelines and implementing and monitoring such guidelines;

•	reviewing and making recommendations on matters involving the general operation of our board of directors, including board size and composition, and committee composition and structure;

•	recommending to our board of directors’ nominees for each committee of our board of directors;

•	annually facilitating the assessment of our board of directors’ performance as a whole and of the individual directors, as required by applicable law, regulations and Nasdaq Capital Market or another national exchange’s corporate governance listing standards, if applicable; and

•	overseeing our board of directors’ evaluation of management.

Charles M. Polk, III is the chairman of the nominating and corporate governance committee, and he is joined by Dianna Raedle and Mark Mullinix.

The background and experience of Messrs. Farmer and Mullinix and Ms. Raedle are described above in “— Our Executive Officers and Directors.”

Acquisition Committee

Our acquisition committee consists of our three independent directors, and our acquisition committee charter details the principal functions of the acquisition committee. The acquisition committee establishes guidelines for acquisitions and dispositions to be presented to our board of directors and leads the Board in its review of potential acquisitions and dispositions presented by management. The acquisition committee evaluates and approves acquisitions and dispositions with an equity investment of more than $10 million and leads the Board in its review of acquisitions and dispositions that require board approval under the investment guidelines set forth in the Management Agreement. See “Policies With Respect to Certain Activities – Our Investment Policies.” The acquisition committee makes recommendations to the Board and senior management regarding potential acquisitions and dispositions and reviews due diligence reports prepared by management conducted on all potential acquisitions.

Charles M. Polk, III is the chairman of the acquisition committee, and he is joined by Dianna Raedle and Neil P. Farmer.

The background and experience of Messrs. Polk and Farmer and Ms. Raedle are described above in “— Our Executive Officers and Directors.”

Director Independence

Our board of directors currently consists of seven members. Our board of directors has determined that two of the seven current members do not qualify as “independent” in accordance with Nasdaq Capital Market listing standards because those members are executive officers of the Company. As a result, a majority of our board of directors are independent.

There are no family relationships among any of our directors or executive officers.

Compensation of Directors and Officers

Director Compensation

We will grant our independent directors an annual retainer of 4,000 shares of our common stock upon election and re-election to our board of directors. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors and any committees. Our directors who are also executive officers will not receive any additional compensation from us for acting as directors. Directors will be eligible for awards under our Equity Incentive Plan, as described in detail below.

Executive Officer Compensation

We do not currently have any employees and our executive officers are employed by our Manager. We will not reimburse our Manager for compensation paid to our executive officers. Officers will be eligible for awards under the Medalist Diversified REIT, Inc. 2018 Equity Incentive Plan, or the Equity Incentive Plan, as described in detail below.

Equity Incentive Plan

Our board of directors has adopted, and our stockholders have approved, the Equity Incentive Plan to attract and retain independent directors, executive officers and other key employees, including officers and employees of our Manager and operating partnership and their affiliates and other service providers, including our Manager and its affiliates. The Equity Incentive Plan provides for the grant of options to purchase shares of our common stock, stock awards, stock appreciation rights, performance units, incentive awards and other equity-based awards.

Administration of the Equity Incentive Plan

The Equity Incentive Plan is administered by the compensation committee of our board of directors, or the Administrator. In connection with stock splits, dividends, phased-in liquidity and certain other events, the board of directors will make equitable adjustments that it deems appropriate in the aggregate number of shares of our common stock that may be issued under the Equity Incentive Plan and the terms of outstanding awards.

Eligibility

Our employees and members of the board of directors are eligible to participate in the Equity Incentive Plan. In addition, other individuals who provide services to the company or an affiliate of the company, including our Manager, are eligible to participate in the Equity Incentive Plan if the Administrator determines that the participation of such individual is in the best interest of the company.

Share Authorization

The initial aggregate number of shares of our common stock that may be issued under the Equity Incentive Plan is 240,000 shares. If any options or stock appreciation rights terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or are paid in cash without delivery of common stock or if any stock awards, performance units or other equity-based awards are forfeited, the shares of our common stock subject to such awards will again be available for purposes of the Equity Incentive Plan. Shares of our common stock tendered or withheld to satisfy the exercise price of an award or for tax withholding are also available for future grants under the Equity Incentive Plan.

On each January 1st during the term of the Equity Incentive Plan, the maximum number of shares of common stock that may be issued under the Equity Incentive Plan will increase by eight percent (8%) of any additional shares of common stock or interests in our operating partnership we issue in the preceding calendar year. However, no adjustment will be made relative to shares of common stock issued pursuant to the Equity Incentive Plan or upon conversion of interests in our operating partnership to shares of common stock. The maximum number of shares issuable under the Equity Incentive Plan following adjustments is 240,000.

Options

The Equity Incentive Plan authorizes the grant of incentive stock options (under Section 422 of the Code) and authorizes the grant of options that do not qualify as incentive stock options. The exercise price of each option will be determined by the administrator, provided that the price cannot be less than 100% of the fair market value of the shares of our stock on the date on which the option is granted (or 110% of the shares’ fair market value on the grant date in the case of an incentive stock option granted to an individual who is a ‘‘ten percent stockholder’’ under Sections 422 and 424 of the Code). Except for adjustments to equitably reflect stock splits, stock dividends or similar events, the exercise price of an outstanding option may not be reduced without the approval of our stockholders. The exercise price for any option is generally payable (i) in cash, (ii) by certified check, (iii) by the surrender of shares of our common stock (or attestation of ownership of shares of our common stock) with an aggregate fair market value on the date on which the option is exercised, equal to the exercise price, or (iv) by payment through a broker in accordance with procedures established by the Federal Reserve Board. The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to an individual who is a ‘‘ten percent stockholder’’). Incentive stock options may only be granted under the Equity Incentive Plan to our employees and employees of our subsidiaries and may only be transferred by will or the laws of descent and distribution to the heirs of the recipient.

Stock Awards

The Equity Incentive Plan also provides for the grant of stock awards. A stock award is an award of shares of our common stock that may be subject to vesting requirements, restrictions on transfer and other restrictions as the administrator determines in its sole discretion on the date of grant. Unless prohibited by the stock award agreement, the stock award may be transferred during the recipient’s lifetime and during the period in which the stock award is forfeitable or otherwise restricted to the recipient’s immediate family, (child, stepchild, grandchild, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law) or one or more trusts, partnerships or other entities in which such individuals have more than 50% of the beneficial interests. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as the administrator may determine. A participant who receives a stock award will have all of the rights of a stockholder as to those shares, including, without limitation, voting rights and the right to receive distributions. During the period, if any, when stock awards are non-transferable or forfeitable, (i) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of the participant’s stock award shares, (ii) the Company will retain custody of any certificates and (iii) a participant must deliver a stock power to the Company for each stock award.

Stock Appreciation Rights

The Equity Incentive Plan authorizes the grant of stock appreciation rights. A stock appreciation right provides the participant with the right to receive, upon exercise of the stock appreciation right, cash, shares of our common stock or a combination of the two. The amount that the participant will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of the shares of our common stock on the date of exercise over the shares’ fair market value on the date of grant. Stock appreciation rights will become exercisable in accordance with terms determined by the administrator. Stock appreciation rights may be granted in tandem with an option grant or as independents grants. Stock appreciation rights may be transferred by will or the laws of descent and distribution, may be subject to additional restrictions on the transferability of the awarded units, and, unless prohibited by the award agreement, may be transferred to the recipient’s immediate family, (child, stepchild, grandchild, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law) or one or more trusts, partnerships or other entities in which such individuals have more than 50% of the beneficial interests. The term of a stock appreciation right cannot exceed ten years from the date of grant or five years in the case of a stock appreciation right granted under the Equity Incentive Plan in tandem with an incentive stock option awarded to an individual who is a ‘‘ten percent stockholder.’’

Performance Units

The Equity Incentive Plan also authorizes the grant of performance units. Performance units represent the participant’s right to receive an amount, based on the value of a specified number of shares of our common stock, if performance goals or other requirements established by the administrator are met. The administrator will determine the applicable performance period, the performance goals and such other conditions that apply to the performance unit. Performance goals may relate to our financial performance, the participant’s performance or such other criteria determined by the administrator. If the performance goals are met, performance units will be paid in cash, shares of our common stock, other securities or property or a combination thereof. Performance units may be transferred by will or the laws of descent and distribution, may be subject to additional restrictions on the transferability of the awarded units, and, unless prohibited by the award agreement, may be transferred to the recipient’s immediate family, (child, stepchild, grandchild, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law) or one or more trusts, partnerships or other entities in which such individuals have more than 50% of the beneficial interests.

Incentive Awards

The Equity Incentive Plan also authorizes us to make incentive awards. An incentive award entitles the participant to receive a payment if certain requirements are met. The administrator will establish the requirements that must be met before an incentive award is earned and the requirements may be stated with reference to one or more performance measures, or criteria prescribed by the administrator. A performance goal or objective may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index and may be adjusted for unusual or non-recurring events, changes in applicable tax laws or accounting principles. An incentive award that is earned will be settled in a single payment, which may be in cash, common stock or a combination of cash and common stock. Performance units may be transferred by will or the laws of descent and distribution, may be subject to additional restrictions on the transferability of the awarded units, and, unless prohibited by the award agreement, may be transferred to the recipient’s immediate family, (child, stepchild, grandchild, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law) or one or more trusts, partnerships or other entities in which such individuals have more than 50% of the beneficial interests.

Other Equity-Based Awards

The administrator may grant other types of stock-based awards as other equity-based awards, including LTIP units, under the Equity Incentive Plan. Other equity-based awards are payable in cash, shares of our common stock or shares or units of such other equity, or a combination thereof, as determined by the administrator. The terms and conditions of other equity-based awards are determined by the administrator and may include a requirement that objectives stated with reference to one or more performance measures are attained. These awards may be transferred by will or the laws of descent and distribution, may be subject to additional restrictions on the transferability of the awarded units, and, unless prohibited by the award agreement, may be transferred to the recipient’s immediate family, (child, stepchild, grandchild, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law) or one or more trusts, partnerships or other entities in which such individuals have more than 50% of the beneficial interests.

LTIP units are a special class of partnership interest in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one share of common stock under the Equity Incentive Plan, reducing the Equity Incentive Plan’ aggregate share authorization for other awards on a one-for-one basis. We will not receive a tax deduction for the value of any LTIP units granted to participants. The vesting period for LTIP units, if any, will be determined at the time of issuance. LTIP units, whether vested or not, will receive the same quarterly per-unit distributions as other limited partnership interests in our operating partnership, or OP units, which distributions will generally equal the per share distributions on shares of our common stock. This treatment with respect to quarterly distributions is similar to the expected treatment of our stock awards, which will generally receive full dividends whether vested or not. Initially, LTIP units will not have full parity with OP units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in the operating partnership’s valuation from the time of the last revaluation until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of holders of OP units. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of OP units, the LTIP units will achieve full parity with OP units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units at any time, and thereafter enjoy all the rights of OP units, including redemption/exchange rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that a holder of LTIP units will realize for a given number of vested LTIP units will be less than the value of an equal number of shares of our common stock.

Dividend Equivalent Rights

The administrator may grant dividend equivalent rights in connection with the grant of performance units, other equity-based awards and incentive awards granted under the Equity Incentive Plan. Dividend equivalent rights may be paid currently or accrued as contingent cash obligations (in which case they may be deemed to have been reinvested in shares of our common stock or otherwise reinvested) and may be payable in cash, shares of our common stock or other property or a combination thereof. The administrator will determine the terms of any dividend equivalent rights.

Change in Control

If we experience a change in control, outstanding options, stock appreciation rights, stock awards, performance units, incentive awards or other equity-based awards (including LTIP units) will automatically become vested. Thus, outstanding options and stock appreciation rights will be fully exercisable on the change in control, restrictions and conditions on outstanding stock awards and other equity-based awards will lapse upon the change in control and performance units, incentive awards and other equity-based awards (including LTIP units) will become earned and nonforfeitable in their entirety on the change in control. The administrator may provide that outstanding awards (all of which will then be vested) will be assumed by the surviving entity or will be replaced by a comparable substitute award of substantially equal value granted by the surviving entity. The administrator may also provide that participants must surrender their outstanding options and stock appreciation rights, stock awards, performance units, incentive awards and other equity based awards (including LTIP units) (all of which will then be vested) in exchange for a payment, in cash or shares of our common stock or other securities or consideration received by stockholders in the change in control transaction, equal to the value received by stockholders in the change in control transaction (or, in the case of options and stock appreciation rights, the amount by which that transaction value exceeds the exercise price) after acceleration of vesting for the change in control.

In summary, a change in control under the Equity Incentive Plan occurs if:

•	a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, more than 50% of the total combined voting power of our outstanding securities;

•	there occurs a merger, consolidation, reorganization, or business combination, unless the holders of our voting securities immediately prior to such transaction have more than 50% of the combined voting power of the securities in the successor entity or its parent;

•	we (i) sell or dispose of all or substantially all of our assets or (ii) acquire assets or stock of another entity, unless the holders of our voting securities immediately prior to such transaction have more than 50% of the combined voting power of the securities in the successor entity or its parent; or

•	during any period of two consecutive years, individuals who, at the beginning of such period, constitute our Board together with any new directors (other than individuals who become directors in connection with certain transactions or election contests) cease for any reason to constitute a majority of our Board.

The Code has special rules that apply to ‘‘parachute payments,’’ i.e., compensation or benefits the payment of which is contingent upon a change in control. If certain individuals receive parachute payments in excess of a safe harbor amount prescribed by the Code, the payor is denied a federal income tax deduction for a portion of the payments and the recipient must pay a 20% excise tax, in addition to income tax, on a portion of the payments.

If we experience a change in control, benefits provided under the Equity Incentive Plan could be treated as parachute payments. In that event, the Equity Incentive Plan provide that the benefits under the Equity Incentive Plan, and all other parachute payments provided under other plans and agreements, will be reduced to the safe harbor amount, i.e., the maximum amount that may be paid without excise tax liability or loss of deduction, if the reduction allows the participant to receive greater after-tax benefits. The benefits under the Equity Incentive Plan and other plans and agreements will not be reduced, however, if the participant will receive greater after-tax benefits (taking into account the 20% excise tax payable by the participant) by receiving the total benefits. The Equity Incentive Plan also provide that these provisions do not apply to a participant who has an agreement with us providing that the individual is entitled to indemnification or other payment from us for the 20% excise tax or if the participant has an agreement with us providing that the participant cannot receive payments in excess of the safe harbor amount.

Amendment; Termination

Our Board may amend or terminate the Equity Incentive Plan at any time, provided that no amendment may adversely impair the rights of participants under outstanding awards. Our stockholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our stockholders also must approve, among other things, any amendment that materially increases the benefits accruing to participants under the Equity Incentive Plan, materially increases the aggregate number of shares of our common stock that may be issued under the Equity Incentive Plan (other than on account of stock dividends, stock splits, or other changes in capitalization as described above) or materially modifies the requirements as to eligibility for participation in the Equity Incentive Plan. Unless terminated sooner by our Board or extended with stockholder approval, the Equity Incentive Plan will terminate on the day before the tenth anniversary of the date our Board adopted the Equity Incentive Plan.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

Our charter limits the personal liability of our directors and officers to us and our stockholders for monetary damages and our charter authorizes us to obligate ourselves to indemnify and advance expenses to our directors, our officers, and our Manager, except to the extent prohibited by the Maryland General Corporation Law, or MGCL, and as set forth below. In addition, our bylaws require us to indemnify and advance expenses to our directors and our officers, and permit us, with the approval of our board of directors, to indemnify and advance expenses to our Manager, except to the extent prohibited by the MGCL.

Under the MGCL, a Maryland corporation may limit in its charter the liability of directors and officers to the corporation and its stockholders for money damages unless such liability results from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

In addition, the MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in a proceeding unless the following can be established:

•	the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

Finally, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

To the maximum extent permitted by Maryland law, our charter limits the liability of our directors and officers to us and our stockholders for monetary damages and our charter authorizes us to obligate ourselves to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors, our officers, and our Manager (including any director or officer who is or was serving at the request of our company as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise). In addition, our bylaws require us to indemnify and advance expenses to our directors and our officers, and permit us, with the approval of our board of directors, to provide such indemnification and advance of expenses to any individual who served a predecessor of us in any of the capacities described above and to any employee or agent of us, including our Manager, or a predecessor of us.

However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.

We intend to purchase and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

OUR MANAGER AND RELATED AGREEMENTS

Our Manager

We are externally managed and advised by Medalist Fund Manager, Inc., or our Manager, pursuant to a Management Agreement. See “— The Management Agreement.” Each of our officers and two of our directors are also officers of our Manager. Our Manager is primarily responsible for managing our day-to-day business affairs and assets and carrying out the directives of our board of directors. Our Manager maintains a contractual as opposed to a fiduciary relationship with us. Our Manager will conduct our operations and manage our portfolio of real estate investments. We have no paid employees.

The officers of our Manager are as follow:

Name	Age	Position
Thomas E. Messier	65	Co-Founder and Co-President
William R. Elliott	68	Co-Founder and Co-President

The background and experience of Messrs. Elliott and Messier are described above in “Management — Our Executive Officers and Directors.”

Management Agreement

We have entered into a Management Agreement with our Manager pursuant to which it will provide for the day-to-day management of our operations. The Management Agreement requires our Manager to manage our business affairs in conformity with the investment guidelines and other policies as approved and monitored by our board of directors. Our Manager’s role as Manager is under the supervision and direction of our board of directors. Our Manager does not currently manage or advise any other entities and is not actively seeking new clients in such a capacity, although it is not prohibited from doing so under the Management Agreement.

Management Services

Our Manager is responsible for (1) the selection, purchase and sale of our portfolio investments, (2) our financing activities, and (3) providing us with advisory services. Our Manager is responsible for our day-to-day operations and will perform (or will cause to be performed) such services and activities relating to our assets and operations as may be appropriate.

Term and Termination

The Management Agreement had an initial term through December 31, 2016 and then automatic, annual renewals. The Management Agreement was previously renewed through December 31, 2019. The Management Agreement may be amended or modified by agreement between us and our Manager. Our independent directors will review our Manager’s performance and the fees payable to our Manager under the Management Agreement annually and, following the initial term, the Management Agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, based upon (1) unsatisfactory performance that is materially detrimental to us or (2) our determination that the fees payable to our Manager are not fair, subject to our Manager’s right to prevent such termination due to unfair fees by accepting a reduction of the fees agreed to by at least two-thirds of our independent directors. We must provide 180 days prior notice of any such termination. Unless terminated for cause as described below, our Manager will be paid a termination fee equal to three times the sum of the management fee and incentive fee earned, in each case, by our Manager during the 12-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter.

We may also terminate the Management Agreement at any time, including during the initial term, without the payment of any termination fee, with 30 days prior written notice from our board of directors for cause, which is defined as:

•	our Manager’s continued breach of any material provision of the Management Agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

•	the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

•	any change of control of our Manager which a majority of our independent directors determines is materially detrimental to us;

•	our Manager’s inability to perform its obligations under the Management Agreement;

•	our Manager commits fraud against us, misappropriates or embezzles our funds, or acts, or fails to act, in a manner constituting gross negligence, or acts in a manner constituting bad faith or willful misconduct, in the performance of its duties under the Management Agreement; provided, however, that if any of these actions or omissions is caused by an employee and/or officer of our Manager or one of its affiliates and our Manager takes all necessary and appropriate action against such person and cures the damage caused by such actions or omissions within 30 days of our Manager’s actual knowledge of its commission or omission, the Management Agreement shall not be terminable; and

•	the dissolution of our Manager.

Our Manager may assign the agreement in its entirety or delegate certain of its duties under the Management Agreement to any of its affiliates without the approval of our independent directors, subject to certain caveats.

Our Manager may terminate the Management Agreement if we become required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may decline to renew the Management Agreement by providing us with 180 days written notice, in which case we would not be required to pay a termination fee. In addition, if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, our Manager may terminate the Management Agreement upon 60 days’ written notice. If the Management Agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described above.

We may not assign our rights or responsibilities under the Management Agreement without the prior written consent of our Manager, except in the case of assignment to another REIT or other organization which is our successor, in which case such successor organization will be bound under the Management Agreement and by the terms of such assignment in the same manner as we are bound under the Management Agreement.

Management Fees, Incentive Fees and Expense Reimbursements

Type	Description

Asset Management Fee	We pay our Manager a monthly asset management fee equal to 0.125% of our stockholders’ equity payable in arrears in cash. For purposes of calculating the asset management fee, our stockholders’ equity means: (a) the sum of (1) the net proceeds from (or equity value assigned to) all issuances of our company’s equity and equity equivalent securities (including common stock, common stock equivalents, preferred stock and OP Units issued by our operating partnership) since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (2) our company’s retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that our company has paid to repurchase our common stock issued in this or any subsequent offering. Stockholders’ equity also excludes (1) any unrealized gains and losses and other non-cash items (including depreciation and amortization) that have impacted stockholders’ equity as reported in our company’s financial statements prepared in accordance with GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between our Manager and our independent director(s) and approval by a majority of our independent directors. For the years ended December 31, 2017 and 2018, we incurred $83,881 and $305,193 in asset management fees, respectively. For the nine months ended September 30, 2019, we incurred $345,438 in asset management fees.

Property Management Fee	Dodson Properties, an entity in which Mr. Elliott holds a 6.32% interest, wholly owns Shockoe Properties. Shockoe Properties receives an annual property management fee, of up to 3.0% of the monthly gross revenue from any of our Investments it manages. The Property Management Fee is paid in arrears on a monthly basis. Shockoe Properties manages the Franklin Square Property, Hanover Square North, Ashley Plaza Property and Brookfield Center Property and it may manage additional properties we may acquire.

Acquisition Fee

Our Manager receives an acquisition fee, of 2.0% of the purchase price plus transaction costs, for each Investment made on our behalf at the closing of such Investment, in consideration for our Manager’s assistance in identifying and effectuating the Investment. For the years ended December 31, 2017 and 2018, we incurred $785,560 and $252,451 in acquisition fees, respectively. For the nine months ended September 30, 2019, we incurred $512,171 in acquisition fees. We incurred additional acquisition fees of $137,000 on October 3, 2019, related to the acquisition of the Brookfield Center Property. Our board of directors has determined that any acquisition fee payable to our Manager within one year of the closing of this offering shall be paid half in cash and half in shares of our common stock. Our Manager has agreed that it shall neither, within one year of the receipt of such shares, offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of such shares without the written consent of Aegis Capital Corp.

Incentive Fee

Our Manager is entitled to an incentive fee, payable quarterly, equal to an amount, not less than zero, equal to the difference between  (1) the product of (x) 20% and (y) the difference between (i) our Adjusted Funds from Operations (AFFO) (as further defined below) for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price of equity securities issued in our 2018 Exempt Offering and in future offerings and transactions, multiplied by the weighted average number of all shares of our common stock outstanding on a fully-diluted basis (including any restricted stock units, any restricted shares of common stock and OP Units) in the previous 12-month period, exclusive of equity securities issued prior to our 2018 Exempt Offering, and (B) 7%, and (2) the sum of any incentive fee paid to our Manager with respect to the first three calendar quarters of such previous 12-month period. For purposes of calculating the incentive fee during the first 12 months after completion of our 2018 Exempt Offering, AFFO will be determined by annualizing the applicable period following completion of our 2018 Exempt Offering.   See "Our Management and Related Agreements" – "Our Manager" —  "Incentive Compensation" herein for further details of the Incentive Fee.

AFFO is calculated by removing the effect of items that do not reflect ongoing property operations. We further adjust FFO for certain items that are not added to net income in NAREIT’s definition of FFO, such as acquisition expenses, equity-based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtract recurring capital expenditures (and, when calculating the incentive fee only, we further adjust FFO to include any realized gains or losses on our real estate investments). The following example illustrates how we would calculate our quarterly incentive fee in accordance with the Management Agreement. Our actual results may differ materially from the following example.

Assume the following:

•	AFFO for the 12-month period equals $4,000,000;

•	3,000,000 shares of common stock are outstanding and the weighted average number of shares of common stock outstanding during the 12-month period is 3,000,000;

•	weighted average issue price per share of common stock is $10.00; and

•	incentive fees paid during the first three quarters of such 12-month period are $300,000.

Under these assumptions, the quarterly incentive fee payable to our Manager would be $80,000, as calculated below:

1.	AFFO	$4,000,000
2.	Weighted average issue price per share of common stock of $10.00 multiplied by the weighted average number of shares of common stock outstanding of 3,000,000 multiplied by 7%	$2,100,000
3.	Excess of AFFO over amount calculated in 2 above	$1,900,000
4.	20% of the amount calculated in 3 above	$380,000
5.	Incentive fee equals the amount calculated in 4 above less the incentive fees paid during the first three quarters of such previous 12-month period;	$300,000
6.	Quarterly incentive fee payable to our Manager:	$80,000

Pursuant to the calculation formula, if AFFO increases and the weighted average share price and weighted average number of shares of common stock outstanding remain constant, the incentive fee will increase.

Our Manager computes each quarterly installment of the incentive fee within 45 days after the end of the calendar quarter with respect to which such installment is payable and promptly delivers such calculation to our board of directors. The amount of the installment shown in the calculation is due and payable no later than the date which is five business days after the date of delivery of such computation to our board of directors.

We have yet to pay our Manager or accrue any incentive fees.

Liability and Indemnification

Pursuant to the Management Agreement and unless provided otherwise therein, our Manager will not assume any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager maintains a contractual as opposed to a fiduciary relationship with us (however, to the extent that officers of our Manager also serve as officers of our company, such officers will owe us duties under Maryland law in their capacity as officers of our company, which may include the duty to exercise reasonable care in the performance of such officers’ responsibilities, as well as the duties of loyalty, good faith and candid disclosure). Under the terms of the Management Agreement, our Manager, its officers, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the Management Agreement, except because of acts or omissions constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the Management Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify and hold harmless our Manager, its officers, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of such indemnified party not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement as determined by a final, non-appealable order of a court of competent jurisdiction, or those incurred in connection with our Manager’s proper release of our company’s money or other property, as set forth in the Management Agreement. Additionally, we have agreed to advance funds to any of the indemnified parties for legal fees and other costs and expenses incurred as a result of any claim, suit, action or proceeding for which indemnification is sought, provided, that such Manager indemnified party undertakes to repay the advanced funds to us in the event it is ultimately determined that indemnification is not appropriate. Our Manager has agreed to indemnify and hold harmless us, our directors and officers, personnel, agents and any persons controlling or controlled by us with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the Management Agreement or any claims by our Manager’s personnel relating to the terms and conditions of their employment by our Manager. Our Manager will not be liable for errors that may result from ordinary negligence, such as errors in the investment decision making process (such as a transaction that was effectuated in violation of our investment guidelines).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Management Agreement

On March 15, 2016, we entered into the Management Agreement. We describe this agreement and the associated fees in “Our Manager and Related Agreements — Management Agreement.” Messrs. Elliott and Messier, each a director and co-President of our company, each own 50% of the outstanding stock of our Manager.

Initial Portfolio

In connection with the acquisition of the Franklin Square Property and Greensboro Hampton Inn, Messrs. Elliott and Messier, received material benefits as described below.

•	Messrs. Elliott and Messier each owned an approximately 1% interest in Medalist Fund I, LLC, which owned the Franklin Square Property. Additionally, our Manager was the Manager of Medalist Fund I, LLC, and earned a 20% carried interest upon the return of all investor capital and an 8% cumulative return to investors. Messrs. Elliott and Messier each received a distribution of $54,050 from Medalist Fund I, LLC in connection with the sale of the Franklin Square Property to us.

•	Messrs. Elliott and Messier each owned a 2.2% interest in Medalist Properties 8, LLC, former owner of the Greensboro Hampton Inn. Messrs. Elliott and Messier contributed their individual interests in the Greensboro Hampton Inn to us for 10,638 OP Units each, rather than taking cash.

The purchase price of each of these Investments is supported by an MAI appraisal of the applicable property, whether obtained by us or by a lender making an acquisition loan to us.

Related Party Notes

We issued a note to our Manager in exchange for cash in the amount of $183,000 on September 30, 2019 and issued a second note to our Manager in exchange for cash in the amount of $80,000 on October 2, 2019, or $263,000 in the aggregate, to fund a portion of our company’s acquisition of the Brookfield Center Property which closed on October 3, 2019. We also issued a note to our Manager in exchange for cash in the amount of $589,000 on November 29, 2019. The notes are due on demand and bear interest at a rate of 5 percent annually. The entire balance of the notes remains outstanding.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and may be amended or revised from time to time by our board of directors without a vote of our stockholders, except as set forth below. However, any change to any of these policies would be made by our board of directors only after a review and analysis of such change, in light of then-existing business and other circumstances, and then only if our directors believe, in the exercise of their business judgment, that it is advisable to do so and in our and our stockholders’ best interests.

Our Investment Policies

Investment in Real Estate or Interests in Real Estate

We conduct all of our investment activities through our operating partnership and its affiliates.

We will focus on sourcing value-add Investments in markets in which we maintain deep industry relationships and local market knowledge. We intend to create value for investors by utilizing our relationships and local knowledge of commercial real estate investment, management and disposition

Our primary investment characteristics include:

•	Equity investments of $1 million to $6 million;

•	80% maximum leverage ratio for the portfolio;

•	Average property values between $5 million to $30 million;

•	Focus on Virginia, North Carolina, South Carolina, Georgia, Florida and Alabama;

•	Particular focus on undermanaged properties with high value-add opportunities; and

•	Relationship sourcing under the radar of big institutional buyers.

Our investments are expected to be geographically concentrated in the southeastern part of the United States. We expect our investment portfolio to consist of direct and indirect equity interests in individual properties and/or larger property portfolios. We will generally target equity investments ranging from approximately $1 million to $6 million and will target approximately 80% average leverage across our investment portfolio. We will underwrite potential investments to a target gross property-level IRR of between 13% and 15%, although there can be no assurance that such returns can or will be achieved.

Our investment policies give broad discretion to our Manager and officers to source, approve and consummate acquisitions. However, our investment guidelines currently require board approval of any acquisition or other investment that: (i) requires equity investment in excess of $10.0 million; (ii) would be leveraged, on an individual basis, more than 85%; (iii) would cause the aggregate leverage of our portfolio to exceed 80%; or (iv) would otherwise materially differ from the investment parameters approved by our board of directors.

Financing

The aggregate indebtedness of our investment portfolio is expected to be approximately 70-80% of the all-in cost of all portfolio investments (direct and indirect), depending on the product type. However, there is no maximum limit on the amount of indebtedness secured by the portfolio investments as a whole, or any portfolio investment individually.

We will have the ability to exercise discretion as to the types of financing structures we utilize. For example, we may obtain new mortgage loans to finance property acquisitions, acquire properties subject to debt or otherwise incur secured or unsecured indebtedness at the property level at any time. The use of leverage will enable us to acquire more properties than if leverage is not used. However, leverage will also increase the risks associated with an investment in our common stock. See “Risk Factors.”

Our Manager may also elect to enter into one or more credit facilities with financial institutions. Any such credit facility may be unsecured or secured, including by a pledge of or security interest granted in our assets.

Disposition Terms

Investments may be disposed of by sale on an all-cash or upon other terms as determined by our Manager in its sole discretion. We may accept purchase money obligations and other forms of consideration (including other real properties) in exchange for one or more investments. In connection with acquisitions or dispositions of investments, we may enter into certain guarantee or indemnification obligations relating to environmental claims, breaches of representations and warranties, claims against certain financial defaults and other matters, and may be required to maintain reserves against such obligations. In addition, we may dispose of less than 100% of its ownership interest in any investment in the sole discretion of our Manager.

We will consider all viable exit strategies for our investments, including single asset and/or portfolio sales to institutions, investment companies, real estate investment trusts, individuals and 1031 exchange buyers.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest. The common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof will not render the transaction void or voidable if:

•	the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board of directors, and our board of directors or such committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of shares owned of record or beneficially by the interested director or corporation or other entity; or

•	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

Conflict of Interest Policies

Our management will be subject to various conflicts of interest arising out of our relationship with our Manager and its affiliates. See “Risk Factors — Risks Related to Conflicts of Interest.” We are entirely dependent upon our Manager for our day-to-day management and do not have any independent employees. Our current executive officers and two of our directors, serve as officers of our Manager. Messrs. Elliott and Messier each own 50% of our Manager. As a result, conflicts of interest may arise between our Manager and its affiliates, on the one hand, and us on the other.

If our Manager sponsors or manages any entity that has investment funds available at the same time as our company, our Manager shall inform our board of directors of the method to be applied by our Manager in allocating investment opportunities among our company and competing investment entities and shall provide regular updates to our board of directors of the investment opportunities provided by our Manager to such entity in order for our board of directors to evaluate whether our Manager is allocating such opportunities in accordance with such method.

In addition, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and personnel, as well as employees and officers of our Manager and its affiliates who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us. Notwithstanding the prohibitions in our code of business conduct and ethics, after considering the relevant facts and circumstances of any actual conflict of interest, our board of directors may, on a case-by-case basis and in their sole discretion, waive such conflict of interest for executive officers or directors, which must be promptly disclosed to stockholders. Waivers for other personnel may be made by unanimous consent of our Co-Presidents. Waivers of our code of business conduct and ethics will be required to be disclosed in accordance with SEC requirements and Nasdaq Capital Market requirements, if applicable.

Investment Parameters

We will seek to achieve returns on our investments by pursuing a value-add strategy of repositioning, leasing, and managing multifamily, retail, and flex-industrial properties located in our target markets. We will seek to generate overall attractive risk-adjusted returns through our investments, a portion of which may include current-yielding investments. Our principal investment objective will be to furnish investment capital that we or our affiliates may commit to raise for commercial real estate investments that we will manage and potentially co-own with unrelated investors. There is no guarantee that our Manager will be able to identify investments that will permit it to achieve such returns or investment objectives. Prospective investors should further note that these IRR figures refer to the type of investments we intend to source, and do not represent projected returns to investors in the offering, which will be subject to additional factors including company expenses (including offering expenses) and the timing of an investor’s investment in our common stock.

We expect our investment portfolio to consist of equity interests in individual properties and/or larger property portfolios. Our Manager will exercise control over the real estate being acquired, with affiliates of our Manager providing property management and related services on market terms post-investment as appropriate.

PRINCIPAL STOCKHOLDERS

The table below sets forth, as of February 6, 2020 certain information regarding the beneficial ownership of our shares of common stock and shares of common stock issuable upon redemption of OP Units and conversion of warrants owned by Moloney Securities Co., Inc. for (1) each person who is the beneficial owner of 5% or more of our outstanding shares of common stock, (2) each of our directors, director nominees and named executive officers, and (3) all of our directors, director nominees and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The address of each person is set forth in the footnotes below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, our shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of the completion of this offering or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Number of Shares and OP Units Beneficially Owned	Percentage of all Shares(1)	Percentage of all Shares on a Fully Diluted Basis(2)
Virginia Birth-Related Neurological Injury Compensation Program(3)	1,151,228	1,151,228	25.58%	24.63%
William Elliott(4)	49,804	60,442	1.11%	1.29%
Thomas Messier(4)	48,741	59,379	1.08%	1.27%
Neil Farmer(4)	21,280	21,280	0.47%	0.46%
Charles Polk, III(4)	4,000	14,638	0.09%	0.31%
Mark Mullinax(4)	4,000	4,000	0.09%	0.09%
Charles Pearson, Jr.(4)	4,000	4,000	0.09%	0.09%
Dianna Raedle (4)	4,000	4,000	0.09%	0.09%
All Named Executive Officers, Directors and Director Nominees as a Group	135,825	167,739	3.02%	3.59%

(1)	Based on 4,500,144 issued and outstanding shares of common stock as of the date of this prospectus.

(2)	Based on (i) 4,500,144 issued and outstanding shares of common stock as of the date of this prospectus, (ii) 125,000 shares of common stock converted from OP Units, assuming our operating partnership chooses to redeem all OP Units in exchange for common stock of our company, and (iii) 49,890 shares of common stock converted from warrants held by Moloney Securities Co., Inc., our dealer manager in the 2018 Exempt Offering.

(3)	7501 Boulders View, Suite 210, Richmond, Virginia 23225

(4)	11 S. 12th Street, Suite 401, Richmond, Virginia 23219

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights and preferences of our capital stock. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our charter and bylaws and the relevant provisions of Maryland law for a more complete understanding of our capital stock. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part and the following summary, to the extent it relates to those documents, is qualified in its entirety by reference thereto. See “Additional Information.”

General

Our charter provides that we may issue up to 750,000,000 shares of common stock and 250,000,000 shares of preferred stock, both having par value $0.01 per share. As of the date of this prospectus, 4,500,144 shares of our common stock and no shares of our preferred stock were issued and outstanding. On December 31, 2019, we had 1,470 holders of record of our common stock. This figure may not represent the actual number of beneficial owners of our common stock because shares of our common stock are frequently held in “street name” by securities dealers and others for the benefit of beneficial owners who may vote the shares.

Common Stock

The shares of our common stock issued pursuant to the conversion of the Series A Preferred Stock, when issued, will be duly authorized, fully paid and nonassessable. Our common stock is not convertible or subject to redemption.

Holders of our common stock:

•	are entitled to receive distributions authorized by our board of directors and declared by us out of legally available funds after payment of, or provision for, full cumulative distributions on and any required redemptions of shares of preferred stock then outstanding;

•	in the event of any voluntary or involuntary liquidation or dissolution of our company, are entitled to share ratably in the distributable assets of our company remaining after satisfaction of the prior preferential rights of the preferred stock and the satisfaction of all of our debts and liabilities; and

•	do not have preference, conversion, exchange, sinking fund, or redemption rights or preemptive rights to subscribe for any of our securities and generally have no appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of shares, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights.

Shares of our common stock will be held in “uncertificated” form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and eliminate the need to return a duly executed stock certificate to effectuate a transfer. V-stock Transfer, LLC acts as our registrar and as the transfer agent for our shares. Transfers can be effectuated simply by mailing to V-stock Transfer, LLC a transfer and assignment form, which will be provided to you at no charge upon written request.

Stockholder Voting

Subject to the restrictions on ownership and transfer of stock contained in our charter and except as may otherwise be specified in our charter, each share of common stock will have one vote per share on all matters voted on by stockholders, including election of directors. Because stockholders do not have cumulative voting rights, holders of a majority of the outstanding shares of common stock can elect our entire board of directors.

Generally, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except that a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director and except as set forth in the next paragraph.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for a majority vote in these situations. Our charter further provides that any or all of our directors may be removed from office for cause, and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. For these purposes, “cause” means, with respect to any particular director, conviction of a felony or final judgment of a court of competent jurisdiction holding that such director caused demonstrable material harm to us through bad faith or active and deliberate dishonesty.

Each stockholder entitled to vote on a matter may do so at a meeting in person or by proxy directing the manner in which he or she desires that his or her vote be cast or without a meeting by a consent in writing or by electronic transmission. Any proxy must be received by us prior to the date on which the vote is taken. Pursuant to Maryland law and our bylaws, if no meeting is held, 100% of the stockholders must consent in writing or by electronic transmission to take effective action on behalf of our company, unless the action is advised, and submitted to the stockholders for approval, by our board of directors, in which case such action may be approved by the consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders.

Series A Preferred Stock

Our charter authorizes our board of directors, without further stockholder action, to provide for the issuance of up to 250,000,000 shares of preferred stock, in one or more classes or series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as our board of directors approves.

General

Our board of directors designated a series of preferred stock with the rights set forth herein consisting of         designated as Series A Preferred Stock. In connection with this offering, we are offering         shares of Series A Preferred Stock. Subsequent to the completion of this offering, we will have available for issuance         authorized but unissued shares of preferred stock. Our board of directors may, without notice to or the consent of holders of Series A Preferred Stock, authorize the issuance and sale of additional shares of Series A Preferred Stock and authorize and issue additional shares of Junior Stock or Parity Stock from time to time.

We have filed an application to list the Series A Preferred Stock on the Nasdaq Capital Market under the symbol “MDRR PRA.” If the application is approved, we expect trading to commence upon the initial delivery of the Series A Preferred Stock.

Ranking

The Series A Preferred Stock will, with respect to distribution rights and rights upon our liquidation, dissolution or winding up, rank senior to our common stock and any other class or series of our Junior Stock, pari passu with any other class or series of our Parity Stock and junior to any class or series of our capital stock expressly designated as ranking senior to the Series A Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up. Any authorization or issuance of shares of our capital stock expressly designated as ranking senior to the Series A Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock voting together as a single class with all other classes or series of Parity Stock upon which like voting rights have been conferred and are exercisable. Any convertible or exchangeable debt securities that we may issue are not considered to be equity securities for these purposes. The Series A Preferred Stock ranks junior in right of payment to all of our existing and future indebtedness.

Dividends

Subject to the preferential rights of holders of any class or series of our capital stock expressly designated as ranking senior to the Series A Preferred Stock as to distribution rights, holders of Series A Preferred Stock will be entitled to receive, when, as and if authorized by our Board of Directors, out of assets legally available for the payment of dividends, cumulative cash dividends at the rate of           % per annum of the $25.00 per share liquidation preference, equivalent to $            per annum per share of Series A Preferred Stock. Dividends on the Series A Preferred Stock will accrue and be cumulative from (but not including) the original date of issuance of any shares of Series A Preferred Stock and will be payable quarterly in arrears on or about the 25th day of January, April, July and October of each year. The first dividend on the Series A Preferred Stock sold in this offering will be paid on           , 2020. Dividends payable on the Series A Preferred Stock for any partial period will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will pay dividends to holders of record as they appear in our stock records at the close of business on the applicable record date, which will be such date as designated by our Board of Directors for the payment of dividends that is not more than 90 days nor fewer than 10 days prior to the dividend payment date. No holder of any shares of Series A Preferred Stock is entitled to receive any dividends paid or payable on the Series A Preferred Stock with a dividend payment date before the date such shares of Series A Preferred Stock are issued.

Our Board of Directors will not authorize, and we will not pay, any dividends on the Series A Preferred Stock or set aside assets for the payment of dividends if the terms of any of our agreements, including agreements relating to our indebtedness, prohibit that authorization, payment or setting aside of assets or provide that the authorization, payment or setting aside of assets is a breach of or a default under that agreement, or if the authorization, payment or setting aside of assets is restricted or prohibited by law. We are and may in the future become a party to agreements that restrict or prevent the payment of dividends on, or the purchase or redemption of, our capital stock. Under certain circumstances, these agreements could restrict or prevent the payment of dividends on or the purchase or redemption of Series A Preferred Stock. These restrictions may be indirect (for example, covenants requiring us to maintain specified levels of net worth or assets) or direct. We do not believe that these restrictions currently have any adverse impact on our ability to pay dividends on the Series A Preferred Stock.

Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not we have earnings, whether or not there are assets legally available for the payment of dividends, whether or not dividends are authorized or declared and whether or not the restrictions referred to above exist. Accrued but unpaid dividends on the Series A Preferred Stock will not bear interest, and the holders of Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends as described above. All of our dividends on Series A Preferred Stock, including any capital gain dividends, will be credited to the previously accrued and unpaid dividends on the Series A Preferred Stock. We will credit any dividend made on the Series A Preferred Stock first to the earliest accrued and unpaid dividend due.

Except as provided in the paragraph immediately below, we will not declare or pay any dividends, or set aside any assets for the payment of dividends, on our Junior Stock or our Parity Stock, or redeem or otherwise acquire our Junior Stock (other than a distribution paid in shares of, or options, warrants or rights to subscribe for or purchase shares of our Junior Stock) or our Parity Stock unless we also have declared and either paid or set aside for payment the full cumulative dividends on the Series A Preferred Stock for all past dividend periods, except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, our Junior Stock or pursuant to an exchange offer made on the same terms to all holders of Series A Preferred Stock and all holders of our Parity Stock. This restriction will not limit our redemption or other acquisition of shares of our common stock made for purposes of and in compliance with any incentive, benefit or stock purchase plan of ours or for the purposes of enforcing restrictions upon ownership and transfer of our equity securities contained in our charter in order to preserve our status as a REIT.

If we do not declare and either pay or set aside for payment the full cumulative dividends on the Series A Preferred Stock and our Parity Stock, the amount which we have declared will be allocated pro rata to the Series A Preferred Stock and our Parity Stock so that the amount declared per share is proportionate to the accrued and unpaid dividends on those shares.

In determining whether a distribution (other than upon voluntary or involuntary liquidation), by distribution, redemption or other acquisition of our equity securities is permitted under Maryland law, no effect shall be given to amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of the Series A Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference in cash or property, at fair market value as determined by our Board of Directors, of $25.00 per share, plus any accrued and unpaid dividends (whether or not declared) to, but not including, the date of the payment. Holders of Series A Preferred Stock will be entitled to receive this liquidating distribution before we distribute any assets to holders of our Junior Stock. The rights of holders of Series A Preferred Stock to receive their liquidation preference would be subject to the preferential rights of the holders of shares of any class or series of our capital stock expressly designated as ranking senior to the Series A Preferred Stock as to rights upon our liquidation, dissolution or winding up we may issue in the future. Written notice will be given to each holder of Series A Preferred Stock of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets. If we consolidate, convert or merge with any other entity, sell, lease, transfer or convey all or substantially all of our assets, or engage in a statutory share exchange, we will not be deemed to have liquidated. In the event our assets are insufficient to pay the full liquidating distributions to the holders of Series A Preferred Stock and our Parity Stock, then we will distribute our assets to the holders of Series A Preferred Stock and the holders of our Parity Stock ratably in proportion to the full liquidating distributions they would have otherwise received.

Optional Redemption

The Series A Preferred Stock will not be redeemable prior to                 , 2022. However, in order to ensure that we will continue to meet the requirements for qualification as a REIT, the Series A Preferred Stock will be subject to provisions in our charter as described below under “—Restrictions on Ownership and Transfer.”

On and after                 , 2022, at our sole option upon not less than 30 nor more than 60 days’ written notice, we may redeem shares of the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to all accumulated and unpaid dividends thereon to, but excluding, the date fixed for redemption, without interest. Holders of Series A Preferred Stock to be redeemed must then surrender such Series A Preferred Stock at the place designated in the notice. Upon surrender of the Series A Preferred Stock, the holders will be entitled to the redemption price thereon to, but excluding the date fixed for redemption, without interest. If notice of redemption of any shares of Series A Preferred Stock has been given and if we have deposited the funds necessary for such redemption with the paying agent for the benefit of the holders of any of the shares of Series A Preferred Stock to be redeemed, then from and after the date of such deposit dividends will cease to accumulate on those shares of Series A Preferred Stock, those shares of Series A Preferred Stock will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed shall be selected ratably by lot or by any other fair and equitable method that the Board may choose.

Unless full cumulative dividends for all applicable past dividend periods on all shares of Series A Preferred Stock and any shares of stock that rank on parity with regards to dividends and upon liquidation have been or contemporaneously are declared and paid (or declared and a sum sufficient for payment set apart for payment for all past dividend periods), no shares of Series A Preferred Stock will be redeemed. In such event, we also will not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchange for our capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation). However, the foregoing shall not prevent us from purchasing shares pursuant to our charter, in order to ensure that we continue to meet the requirements for qualification as a REIT, or from acquiring shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock and any shares of stock that rank on parity with regards to dividends and upon liquidation. So long as no dividends are in arrears, we will be entitled at any time and from time to time to repurchase shares of Series A Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

We will deliver a notice of redemption, by overnight delivery, by first class mail, postage prepaid or electronically to holders thereof, or request our agent, on behalf of us, to promptly do so by overnight delivery, by first class mail, postage prepaid or electronically. The notice will be provided not less than 30 nor more than 60 days prior to the date fixed for redemption in such notice. Each such notice will state: (A) the date for redemption; (B) the number of Series A Preferred Stock to be redeemed; (C) the CUSIP number for the Series A Preferred Stock; (D) the applicable redemption price on a per share basis; (E) if applicable, the place or places where the certificate(s) for such shares are to be surrendered for payment of the price for redemption; (F) that dividends on the Series A Preferred Stock to be redeemed will cease to accumulate from and after such date of redemption; and (G) the applicable provisions of our charter under which such redemption is made. If fewer than all shares held by any holder are to be redeemed, the notice delivered to such holder will also specify the number of Series A Preferred Stock to be redeemed from such holder or the method of determining such number. We may provide in any such notice that such redemption is subject to one or more conditions precedent and that we will not be required to affect such redemption unless each such condition has been satisfied at the time or times and in the manner specified in such notice. No defect in the notice or delivery thereof shall affect the validity of redemption proceedings, except as required by applicable law.

If a redemption date falls after a record date and prior to the corresponding dividend payment date, however, each holder of Series A Preferred Stock at the close of business on that record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before the dividend payment date.

Change of Control

If a Change of Control Triggering Event occurs with respect to the Series A Preferred Stock, unless we have exercised our option to redeem such Series A Preferred Stock as described above, holders of the Series A Preferred Stock will have the right to require us to redeem (a “Change of Control Redemption”) the Series A Preferred Stock at a price equal to the liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends up to but excluding the date of payment, but without interest (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control Triggering Event, but after public announcement of the transaction that constitutes or may constitute the Change of Control Triggering Event, a notice will be mailed to holders of the Series A Preferred Stock, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to redeem such Series A Preferred Stock on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control Triggering Event, state that the Change of Control Redemption is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

On each Change of Control Payment Date, we will, to the extent lawful:

•	redeem all Series A Preferred Stock or portions of Series A Preferred Stock properly tendered pursuant to the applicable Change of Control Redemption;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Series A Preferred Stock properly tendered; and

•	deliver or cause to be delivered to the paying agent the Series A Preferred Stock properly accepted together with an officers’ certificate stating the Series A Preferred Stock being redeemed.

We will not be required to make a Change of Control Redemption upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party redeems all Series A Preferred Stock properly tendered and not withdrawn under its offer.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of the Series A Preferred Stock as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Redemption provisions of the Series A Preferred Stock, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Redemption provisions of the Series A Preferred Stock by virtue of any such conflict.

For purposes of the foregoing discussion of the redemption of the Series A Preferred Stock at the option of the holders, the following definitions are applicable.

“Capital Stock” of a corporation means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

“Change of Control Triggering Event” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any Person, other than us or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to our liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control Triggering Event under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (A) was a member of such Board of Directors on the date the Series A Preferred Stock was issued or (B) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Person” has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Voting Stock” means, with respect to any specified Person that is a corporation as of any date, the Capital Stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

Conversion

The Series A Preferred Stock will not be convertible into or exchangeable for any of our other property or securities.

Voting Rights

Holders of Series A Preferred Stock generally will have no voting rights, except as set forth in the articles supplementary designating the Series A Preferred Stock.

Whenever dividends on the Series A Preferred Stock are in arrears for six consecutive quarterly (a “Preferred Dividend Default”), the number of directors then constituting our Board of Directors will be increased by two (if not already increased by reason of similar arrearage with respect to any Parity Stock upon which like voting rights have been conferred and are exercisable) and holders of Series A Preferred Stock, voting together as a single class with the holders of any other class or series of our Parity Stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to serve on our Board of Directors (the “Preferred Stock Directors”) at a special meeting called by the holders of at least 33% of the outstanding shares of Series A Preferred Stock or the holders of at least 33% of outstanding shares of any such other class or series of our Parity Stock if the request is received 90 or more days before the next annual meeting of stockholders, or, if the request is received less than 90 days prior to the next annual meeting of stockholders, at the next annual meeting of stockholders or, at our sole discretion, a separate special meeting of stockholders to be held no later than 90 days after our receipt of such request, and thereafter at each subsequent annual meeting of stockholders until all dividends accumulated on the Series A Preferred Stock for the past dividend periods and the then-current dividend period have been paid in full. The Preferred Stock Directors will be elected by a plurality of the votes cast by the holders of the Series A Preferred Stock and all other classes or series of our Parity Stock upon which like voting rights have been conferred and are exercisable (voting together as a single class) in the election to serve until our next annual meeting of stockholders and until their successors are duly elected and qualified or until such directors’ right to hold the office terminates as described below, whichever occurs earlier.

If and when all accumulated dividends in arrears for all past dividend periods and dividends for the then-current dividend period on the Series A Preferred Stock shall have been paid in full, the holders of Series A Preferred Stock will immediately be divested of the voting rights described above (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends in arrears and the dividends for the then-current dividend period have been paid in full on all other classes or series of our Parity Stock upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected will immediately terminate and the number of directors will be reduced accordingly. Any Preferred Stock Director may be removed at any time, but only for cause (as defined in our charter), by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of at least two-thirds of the outstanding shares of Series A Preferred Stock when they have the voting rights described above (voting together as a single class with the holders of all other classes or series of our Parity Stock upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default continues, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office or, if none remains in office, by a vote of the holders of record of the outstanding shares of Series A Preferred Stock when they have the voting rights described above and the holders of all other classes or series of our Parity Stock upon which like voting rights have been conferred and are exercisable (voting together as a single class). The Preferred Stock Directors will each be entitled to one vote per director on any matter.

So long as any Series A Preferred Stock remains outstanding, we will not:

•	authorize or create, or increase the authorized or issued amount of, any class or series of our capital stock expressly designated as ranking senior to the Series A Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up, or reclassify any authorized shares of our capital stock into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, without the affirmative vote of the holders of at least two-thirds of the then-outstanding shares of Series A Preferred Stock and all other classes or series of our Parity Stock upon which like voting rights have been conferred and are exercisable, voting together as a single class; or
•	amend, alter or repeal the provisions of our charter (including the articles supplementary establishing the Series A Preferred Stock), whether by merger, consolidation, conversion or otherwise, in each case in such a way that would materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock at the time (voting as a separate class).

Notwithstanding the preceding sentence, with respect to the occurrence of a merger, consolidation, conversion or a sale or lease of all of our assets as an entirety, so long as shares of Series A Preferred Stock remain outstanding with the terms thereof materially unchanged or the holders of Series A Preferred Stock receive shares of, or options, warrants or rights to purchase or subscribe for shares of, capital stock with rights, preferences, privileges and voting powers substantially the same as those of the Series A Preferred Stock, then the occurrence of any such event will not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of Series A Preferred Stock or the holders thereof. In addition, any increase in the amount of authorized Series A Preferred Stock or the creation or issuance, or increase in the amounts authorized, of any other class or series of our Parity Stock, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock or the holders thereof.

In addition, the voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have redeemed or called for redemption upon proper procedures all outstanding shares of Series A Preferred Stock.

In any matter in which the holders of Series A Preferred Stock are entitled to vote separately as a single class, each share of Series A Preferred Stock will be entitled to one vote. If the holders of Series A Preferred Stock and any other class or series of our Parity Stock are entitled to vote together as a single class on any matter, the Series A Preferred Stock and the shares of the other class or series of our Parity Stock will have one vote for each $25.00 of liquidation preference.

Information Rights

During any period in which we are not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series A Preferred Stock as their names and addresses appear in our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series A Preferred Stock. We will mail (or otherwise provide) the reports to the holders of Series A Preferred Stock within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or Section 15(d) of the Exchange Act.

Restrictions on Ownership and Transfer

For information regarding restrictions on ownership and transfer of the Series A Preferred Stock, see “Description of Stock—Restrictions on Ownership and Transfer” herein.

The articles supplementary for the Series A Preferred Stock will provide that the ownership limitations described herein under “Description of Stock—Restrictions on Ownership and Transfer” apply to ownership of shares of Series A Preferred Stock pursuant to Article VI of our charter, under which shares of Series A Preferred Stock owned by a stockholder in excess of an ownership limit will be transferred to a charitable trust and may be purchased by us under certain circumstances. Our Board of Directors may, in its sole discretion, except a person from an ownership limit, as described in “Description of Stock—Restrictions on Ownership and Transfer” herein.

Ownership limits also apply to shares of our common stock. See “Description of Stock—Restrictions on Ownership and Transfer” herein. Notwithstanding any other provision of the Series A Preferred Stock, no holder of shares of the Series A Preferred Stock will be entitled to convert any shares of Series A Preferred Stock into shares of our common stock to the extent that receipt of our common stock would cause such holder or any other person to exceed the ownership limits contained in our charter or in the articles supplementary for the Series A Preferred Stock.

Preemptive Rights

No holders of Series A Preferred Stock shall, as the holders, have any preemptive rights to purchase or subscribe for our common stock or any other security of our company.

Book-Entry Procedures

DTC will act as securities depositary for the Series A Preferred Stock, which will only be issued in the form of global securities held in book-entry form.

Title to book-entry interests in the Series A Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in the Series A Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series A Preferred Stock.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions amongst participants through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase shares of the Series A Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the shares of Series A Preferred Stock on DTC’s records. You, as the actual owner of the shares of Series A Preferred Stock, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of Series A Preferred Stock are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the shares of Series A Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our charter, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the shares of Series A Preferred Stock will be sent to Cede & Co. If less than all of the shares of Series A Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of Series A Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the shares of Series A Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the Series A Preferred Stock are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends and distributions on the shares of Series A Preferred Stock will be made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series A Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series A Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series A Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series A Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the Series A Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Issuance of Additional Securities and Debt Instruments

Our board of directors is authorized to issue additional securities, including common stock, preferred stock, convertible preferred stock and convertible debt, for cash, property or other consideration on such terms as they may deem advisable and to classify or reclassify any unissued shares of capital stock of our company into other classes or series of stock without approval of the holders of the outstanding securities. We may issue debt obligations with conversion privileges on such terms and conditions as the directors may determine, whereby the holders of such debt obligations may acquire our common stock or preferred stock. We may also issue warrants, options and rights to buy shares on such terms as the directors deem advisable, despite the possible dilution in the value of the outstanding shares which may result from the exercise of such warrants, options or rights to buy shares, as part of a ratable issue to stockholders, as part of a private or public offering or as part of other financial arrangements. Our board of directors, with the approval of a majority of the directors and without any action by stockholders, may also amend our charter from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the federal tax laws, we must meet several requirements concerning the ownership of our outstanding capital stock. Specifically, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include specified private foundations, employee benefit plans and trusts, and charitable trusts, during the last half of a taxable year, other than our first REIT taxable year. Moreover, 100 or more persons must own our outstanding shares of capital stock during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, other than our first REIT taxable year.

Because our board of directors believes it is essential for our company to qualify and continue to qualify as a REIT and for other corporate purposes, our charter, subject to the exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the federal income tax laws, more than 9.8% of:

•	the total value of the outstanding shares of our capital stock; or

•	the total value or number (whichever is more restrictive) of outstanding shares of our common stock.

This limitation regarding the ownership of our shares is the “9.8% Ownership Limitation.” Further, our charter provides for certain circumstances where our board of directors may exempt (prospectively or retroactively) a person from the 9.8% Ownership Limitation and establish or increase an excepted holder limit for such person. This exception is the “Excepted Holder Ownership Limitation.” Subject to certain conditions, our board of directors may also increase the 9.8% Ownership Limitation for one or more persons and decrease the 9.8% Ownership Limitation for all other persons.

To assist us in preserving our status as a REIT, among other purposes, our charter also contains limitations on the ownership and transfer of shares of common stock that would:

•	result in our capital stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution;

•	result in our company being “closely held” under the federal income tax laws; and

•	cause our company to own, actually or constructively, 9.8% or more of the ownership interests in a tenant of our real property, under the federal income tax laws or otherwise fail to qualify as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void, with the intended transferee acquiring no rights in such shares of stock. If any transfer of our stock occurs which, if effective, would result in any person owning shares in violation of the other limitations described above (including the 9.8% Ownership Limitation), then that number of shares the ownership of which otherwise would cause such person to violate such limitations will automatically result in such shares being designated as shares-in-trust and transferred automatically to a trust effective on the day before the purported transfer of such shares. The record holder of the shares that are designated as shares-in-trust, or the prohibited owner, will be required to submit such number of shares of capital stock to our company for registration in the name of the trust. We will designate the trustee, but it will not be affiliated with our company. The beneficiary of the trust will be one or more charitable organizations that are named by our company. If the transfer to the trust would not be effective for any reason to prevent a violation of the limitations on ownership and transfer, then the transfer of that number of shares that otherwise would cause the violation will be null and void, with the intended transferee acquiring no rights in such shares.

Shares-in-trust will remain shares of issued and outstanding capital stock and will be entitled to the same rights and privileges as all other stock of the same class or series. The trust will receive all dividends and other distributions on the shares-in-trust and will hold such dividends or other distributions in trust for the benefit of the beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. The trust will vote all shares-in-trust and, subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the beneficiary as follows. The prohibited owner generally will receive from the trust the lesser of:

•	the price per share such prohibited owner paid for the shares of capital stock that were designated as shares-in-trust or, in the case of a gift or devise, the market price per share on the date of such transfer; or

•	the price per share received by the trust from the sale of such shares-in-trust.

The trustee may reduce the amount payable to the prohibited owner by an amount equal to the dividends and other distributions that have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. The trust will distribute to the beneficiary any amounts received by the trust in excess of the amounts to be paid to the prohibited owner. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then the shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for the shares that exceeds the amount such prohibited owner was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, the shares-in-trust will be deemed to have been offered for sale to our company, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that created such shares-in-trust or, in the case of a gift or devise, the market price per share on the date of such gift or devise; or

•	the market price per share on the date that our company, or our designee, accepts such offer.

We may reduce the amount payable to the prohibited owner by an amount equal to the dividends and other distributions that have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the beneficiary. We will have the right to accept such offer for a period of 90 days after the later of the date of the purported transfer which resulted in such shares-in-trust or the date we determine in good faith that a transfer resulting in such shares-in-trust occurred.

“Market price” on any date means the closing price for our stock on such date. The “closing price” refers to the last quoted price as reported by the primary securities exchange or market on which our stock is then listed or quoted for trading. If our stock is not so listed or quoted at the time of determination of the market price, our board of directors will determine the market price in good faith.

If you acquire or attempt to acquire shares of our capital stock in violation of the foregoing restrictions, or if you owned common or preferred stock that was transferred to a trust, then we will require you to give us immediate written notice of such event or, in the case of a proposed or attempted transaction, at least 15 days written notice, and to provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

If you own, directly or indirectly, more than 5%, or such lower percentages as required under the federal income tax laws, of our outstanding shares of stock, then you must, within 30 days after January 1 of each year, provide to us a written statement or affidavit stating your name and address, the number of shares of capital stock owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect stockholder shall provide to us such additional information as we may request in order to determine the effect, if any, of such ownership on our qualification as a REIT and to ensure compliance with the ownership limit.

The ownership limit generally will not apply to the acquisition of shares of capital stock by an underwriter that participates in a public offering of such shares. In addition, our board of directors, upon receipt of a ruling from the IRS or an opinion of counsel and upon such other conditions as our board of directors may direct, including the receipt of certain representations and undertakings required by our charter, may exempt (prospectively or retroactively) a person from the ownership limit and establish or increase an excepted holder limit for such person. However, the ownership limit will continue to apply until our board of directors determines that it is no longer in the best interests of our company to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required for REIT qualification.

All certificates, if any, representing our common or preferred stock, will bear a legend referring to the restrictions described above.

The ownership limit in our charter may have the effect of delaying, deferring or preventing a takeover or other transaction or change in control of our company that might involve a premium price for your shares or otherwise be in your interest as a stockholder.

Upon the closing of our IPO, our board of directors exempted the Virginia Birth-Related Neurological Injury Compensation Program, or the Virginia Birth Injury Program, from the 9.8% ownership limit. In connection with that exemption, our board of directors set the Virginia Birth Injury Program’s ownership limit at 32.95% of our issued and outstanding common stock. As of the date of this prospectus, our top five stockholders, by share ownership, beneficially own 24.3% of our issued and outstanding common stock. If any of these stockholders increase their holdings, we go over the 50% threshold which could result in our failure to qualify or preserve our status as a REIT for federal income tax purposes. If this were to occur, your investment would be negatively affected.

Distributions

Some or all of our distributions may be paid from sources other than cash flow from operations, such as from the proceeds of this offering, cash advances to us by our Manager, the sale of our assets, cash resulting from a waiver of asset management fees and borrowings (including borrowings secured by our assets) in anticipation of future operating cash flow until such time as we have sufficient cash flow from operations to fully fund the payment of distributions therefrom. Generally, our policy is to pay distributions from cash flow from operations. Further, because we may receive income from interest or rents at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that at least during the early stages of our development and from time to time during our operational stage, we will declare distributions in anticipation of cash flow that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. We may fund such distributions from third party borrowings, offering proceeds, sale proceeds, advances from our Manager or sponsors or from our Manager’s deferral of its base management fee. To the extent that we make payments or reimburse certain expenses to our Manager pursuant to the Management Agreement, our cash flow and therefore our ability to make distributions from cash flow, as well as cash flow available for investment, will be negatively impacted. See “Our Manager and Related Agreements.” In addition, to the extent we invest in development or redevelopment projects or in properties that have significant capital requirements, these properties will not immediately generate operating cash flow, although we intend to structure many of these investments to provide for income to us during the development stage. Our ability to make distributions may be negatively impacted, especially during our early periods of operation.

We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for tax purposes. Generally, distributed income will not be taxable to us under the Code if we distribute at least 90% of our REIT taxable income.

Distributions are authorized at the discretion of our board of directors, in accordance with our earnings, cash flow, anticipated cash flow and general financial condition. Our board of directors’ discretion will be directed, in substantial part, by its intention to cause us to continue to qualify as a REIT.

Many of the factors that can affect the availability and timing of cash distributions to stockholders are beyond our control, and a change in any one factor could adversely affect our ability to pay future distributions. There can be no assurance that future cash flow will support distributions at the rate that such distributions are paid in any particular distribution period.

Under Maryland law, we may issue our own securities as stock dividends in lieu of making cash distributions to stockholders. We may issue securities as stock dividends in the future.

Stock Exchange Listing

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “MDRR.” We have filed an application to list the Series A Preferred Stock on the Nasdaq Capital Market under the symbol “MDRR PRA.” If the application is approved, we expect trading to commence upon the initial delivery of the securities.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is, and for our Series A Preferred Stock will be, V Stock Transfer LLC. Their office is located at 18 Lafayette Place, Woodmere, New York 11598. Their telephone number is (212) 828-8436.

IMPORTANT PROVISIONS OF MARYLAND CORPORATE LAW AND OUR CHARTER AND BYLAWS

The following is a summary of some important provisions of Maryland law, our charter and our bylaws in effect as of the date of this prospectus, copies of which are filed as an exhibit to the registration statement to which this prospectus relates and may also be obtained from us.

Our Charter and Bylaws

Stockholder rights and related matters are governed by the Maryland General Corporation Law, or MGCL, and our charter and bylaws. Provisions of our charter and bylaws, which are summarized below, may make it more difficult to change the composition of our board of directors and may discourage or make more difficult any attempt by a person or group to obtain control of our company.

Stockholders’ Meetings

An annual meeting of our stockholders will be held each year on the date and at the time and place set by our board of directors for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting. A special meeting of our stockholders may be called in the manner provided in the bylaws, including by the president, the chief executive officer, the chairman of our board of directors, or our board of directors, and, subject to certain procedural requirements set forth in our bylaws, must be called by the secretary to act on any matter that may properly be considered at a meeting of stockholders upon written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast on such matter at such meeting. Subject to the restrictions on ownership and transfer of stock contained in our charter and except as may otherwise be specified in our charter, at any meeting of the stockholders, each outstanding share of common stock entitles the owner of record thereof on the applicable record date to one vote on all matters submitted to a vote of stockholders. In general, the presence in person or by proxy of a majority of our outstanding shares of common stock entitled to vote constitutes a quorum, and the majority vote of our stockholders will be binding on all of our stockholders.

Our Board of Directors

A vacancy in our board of directors caused by the death, resignation or incapacity of a director or by an increase in the number of directors may be filled only by the vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred. Any director may resign at any time and may be removed only for cause, and then only by our stockholders entitled to cast at least a majority of the votes entitled to be cast generally in the election of directors.

Each director will serve a term beginning on the date of his or her election and ending on the next annual meeting of the stockholders and when his or her successor is duly elected and qualifies. Because holders of common stock have no right to cumulative voting for the election of directors, at each annual meeting of stockholders, the holders of the shares of common stock with a majority of the voting power of the common stock will be able to elect all of the directors.

Limitation of Liability and Indemnification

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

Finally, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

To the maximum extent permitted by Maryland law, our charter limits the liability of our directors and officers to us and our stockholders for monetary damages and our charter authorizes us to obligate ourselves to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors, our officers, and our Manager (including any director or officer who is or was serving at the request of our company as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise). In addition, our bylaws require us to indemnify and advance expenses to our directors and our officers, and permit us, with the approval of our board of directors, to provide such indemnification and advance of expenses to any individual who served a predecessor of us in any of the capacities described above and to any employee or agent of us, including our Manager, or a predecessor of us.

However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.

We may also purchase and maintain insurance to indemnify such parties against the liability assumed by them whether or not we are required or have the power to indemnify them against this same liability.

Takeover Provisions of the MGCL

The following paragraphs summarize some provisions of Maryland law and our charter and bylaws which may delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined as any person who beneficially owns 10% or more of the voting power of the corporation’s then outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. A person is not an interested stockholder under the statute if our board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors. After the five-year prohibition, any such business combination must be recommended by our board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Pursuant to the statute, our board of directors has opted out of these provisions of the MGCL provided that the business combination is first approved by our board of directors, in which case, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any person. As a result, any person may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the super-majority vote requirements and the other provisions of the statute.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors:

•	a person who makes or proposes to make a control share acquisition;

•	an officer of the corporation; or

•	an employee of the corporation who is also a director of the corporation.

“Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. We cannot assure you that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board of directors;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

We have elected to provide that vacancies on our board of directors may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directorships and require, unless called by the president, the chief executive officer, the chairman of our board of directors or our board of directors, the request of stockholders entitled to cast at least a majority of the votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders to call a special meeting to act on such matter.

Dissolution or Termination of Our Company

We are an infinite-life corporation that may be dissolved under the MGCL at any time by the affirmative vote of a majority of our entire board and of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter. Our operating partnership has a perpetual existence.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who is a stockholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our board of directors at a special meeting may be made only (1) by or at the direction of our board of directors or (2) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the bylaws.

THE OPERATING PARTNERSHIP AGREEMENT

General

Medalist Diversified Holdings, L.P., which we refer to as our operating partnership, was formed as a Delaware limited partnership on September 29, 2015. Substantially all of our assets are held by, and substantially all of our operations are conducted through, our operating partnership. We have entered into an agreement of limited partnership of our operating partnership, or the Limited Partnership Agreement, as the general partner and initial limited partner of our operating partnership. Pursuant to the Limited Partnership Agreement, we are the sole general partner of the operating partnership.

As the general partner of our operating partnership, we have full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions, including acquisitions, dispositions, re-financings, select tenants for our properties, enter into leases for our properties, make distributions to partners, and cause changes in the operating partnership’s business activities.

The limited partners of our operating partnership have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, our operating partnership except as required by applicable law. Consequently, we, by virtue of our position as the sole general partner, control the assets and business of our operating partnership.

In the Limited Partnership Agreement, the limited partners of our operating partnership expressly acknowledge that we, as general partner of our operating partnership, are acting for the benefit of our operating partnership, the limited partners and our stockholders, collectively. Neither us nor our board of directors is under any obligation to give priority to the separate interests of the limited partners in deciding whether to cause our operating partnership to take or decline to take any actions. In particular, we will be under no obligation to consider the tax consequence to limited partners when making decisions for the benefit of our operating partnership, but we are expressly permitted to take into account our tax consequences. If there is a conflict between the interests of our stockholders, on one hand, and the interests of the limited partners, on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, we have agreed to resolve any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners in favor of our stockholders. We are not liable under the Limited Partnership Agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions so long as we have acted in good faith.

Units

Subject to our discretion as general partner to create additional classes of limited partnership interests, our operating partnership currently has two classes of limited partnership interests. These classes are the OP Units and the LTIP units. See “— LTIP Units” below. In calculating the percentage interests of our operating partnership’s partners, holders of LTIP units are treated as holders of OP Units and LTIP units are treated as OP Units. In connection with this offering, we, in accordance with the terms of the Limited Partnership Agreement of our operating partnership, will contribute or otherwise transfer the net proceeds of the sale of the Series A Preferred Stock to our operating partnership, and our operating partnership will issue to us             % Series A Cumulative Redeemable Preferred Units (“Series A Preferred Units”). Our operating partnership will be required to make all required distributions on the Series A Preferred Units after any distribution of cash or assets to the holders of preferred units ranking senior to the Series A Preferred Units as to distributions and liquidation that we may issue and prior to any distribution of cash or assets to the holders of OP Units or to the holders of any other equity interest of our operating partnership, except for any other series of preferred units ranking on a parity with the Series A Preferred Units as to distributions and liquidation, in which case distributions will be made pro rata with the Series A Preferred Units; provided, however, that our operating partnership may make such distributions as are necessary to enable us to maintain our qualification as a REIT.

We expect that our operating partnership will issue OP Units to limited partners, including us, in exchange for capital contributions of cash or property, and that our operating partnership will issue LTIP units, including pursuant to any equity incentive plan adopted by our board of directors, to persons who provide services to us, including our officers, directors and employees. As of the date of this prospectus,218,850 OP Units were outstanding which were issued in connection with the contribution of ownership interests in the Greensboro Hampton Inn property.

However, as general partner, we may cause our operating partnership to issue additional OP Units or LTIP units for any consideration, or we may cause the creation of a new class of limited partnership interests, at our sole and absolute discretion. As general partner, we may elect to issue LTIP units subject to vesting agreements, which may provide that a recipient’s rights in such LTIP units vest over time, vest based upon our company’s performance or vest based upon any other conditions that we determine. The only difference between vested and unvested LTIP units is that unvested LTIP units may not be converted into OP Units.

Taking these differences into account, when we refer to “partnership units,” we are referring to OP Units and vested and unvested LTIP units collectively.

Amendments to the Limited Partnership Agreement

Amendments to the Limited Partnership Agreement may be proposed by us, as general partner, or by limited partners holding 66 2/3% or more of all of the outstanding partnership units held by limited partners other than us.

Generally, the Limited Partnership Agreement may not be amended, modified, or terminated without our approval and the written consent of limited partners holding more than 50% of all of the outstanding partnership units held by limited partners other than us. As general partner, we will have the power to unilaterally make certain amendments to the Limited Partnership Agreement without obtaining the consent of the limited partners, as may be necessary to:

•	add to our obligations as general partner or surrender any right or power granted to us as general partner for the benefit of the limited partners;

•	reflect the issuance of additional partnership units or the admission, substitution, termination or withdrawal of partners in accordance with the terms of the Limited Partnership Agreement;

•	set forth or amend the designations, rights, powers, duties, and preferences of the holders of any additional partnership units issued by our operating partnership;

•	reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the Limited Partnership Agreement not inconsistent with law or with other provisions of the Limited Partnership Agreement, or make other changes concerning matters under the Limited Partnership Agreement that will not otherwise be inconsistent with the Limited Partnership Agreement or law;

•	reflect changes that are reasonably necessary for us, as general partner, to qualify and maintain our qualification as a REIT;

•	modify the manner in which capital accounts are computed;

•	include provisions referenced in future federal income tax guidance relating to compensatory partnership interests that we determine are reasonably necessary in respect of such guidance; or

•	satisfy any requirements, conditions or guidelines of federal or state law.

Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, adversely modify the limited liability of a limited partner, adversely alter a partner’s right to receive any distributions or allocations of profits or losses or adversely alter or modify the redemption rights, must be approved by each limited partner that would be adversely affected by such amendment.

In addition, we, as general partner, may not do any of the following except as expressly authorized in the Limited Partnership Agreement:

•	without the written consent of limited partners holding more than 66 2/3% of all of the outstanding partnership units held by limited partners other than us, take any action in contravention of an express prohibition or limitation contained in the Limited Partnership Agreement;

•	enter into or conduct any business other than in connection with our role as general partner of our operating partnership and our operation as a REIT;

•	acquire an interest in real or personal property other than through our operating partnership; or

•	except as described in “— Restrictions on Mergers, Sales, Transfers and Other Significant Transactions” below, withdraw from our operating partnership or transfer any portion of our general partnership interest.

Restrictions on Mergers, Sales, Transfers and Other Significant Transactions

We may not voluntarily withdraw from the operating partnership or transfer or assign our general partnership interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of all, or substantially all, of our assets in a transaction which results in a change of control of our company (as general partner) unless:

•	we receive the consent of limited partners holding more than 50% of the partnership units held by the limited partners (other than those held by us or our subsidiaries);

•

as a result of such a transaction, all limited partners (other than us or our subsidiaries) holding partnership units, will receive for each partnership unit an amount of cash, securities or other property equal in value to the amount of cash, securities or other property they would have received if their partnership units had been converted into shares of our common stock immediately prior to such transaction, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to, and accepted by, the holders of more than 50% of the outstanding shares of our common stock, each holder of OP Units (other than us or our subsidiaries) shall be given the option to exchange such OP Units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•	we are the surviving entity in the transaction and either (A) our stockholders do not receive cash, securities or other property in the transaction or (B) all limited partners (other than us or our subsidiaries) receive for each partnership unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our stockholders.

We also may merge or consolidate with another entity, if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than OP Units held by us, are contributed, directly or indirectly, to our operating partnership as a capital contribution in exchange for OP Units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor in such merger or consolidation expressly agrees to assume all of our obligations under our Limited Partnership Agreement and such Limited Partnership Agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of conversion or redemption rights that approximates the existing method for such calculation as closely as reasonably possible.

We also may (i) transfer all or any portion of our general partnership interest to (A) a wholly owned subsidiary or (B) a parent company and following such transfer may withdraw as the general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange on which shares of our common stock are listed.

Limited partners may not transfer their partnership units without our consent, as the operating partnership’s general partner.

Capital Contributions

We will contribute directly to our operating partnership substantially all of the net proceeds of this offering in exchange for Series A Preferred Units; however, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors. The operating partnership will be deemed to have simultaneously paid the underwriting discounts and commissions and other costs associated with the offering.

As a result of this structure and upon our qualification as a REIT for federal income tax purposes, we will be an UPREIT, or an umbrella partnership real estate investment trust. An UPREIT is a structure that REITs often use to acquire real property from sellers on a tax-deferred basis because the sellers can generally accept partnership units and defer taxable gain otherwise required to be recognized by them upon the disposition of their properties. Such sellers may also desire to achieve diversity in their investment and other benefits afforded to stockholders in a REIT. Our operating partnership is treated as having two or more partners for federal income tax purposes, is treated as a partnership, and the REIT’s proportionate share of the assets and income of the operating partnership is deemed to be assets and income of the REIT for purposes of satisfying the asset and income tests for qualification as a REIT.

We are obligated to contribute the net proceeds of any future offering of shares as additional capital to our operating partnership. If we contribute additional capital to our operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. The Limited Partnership Agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from cash flow, borrowings by our operating partnership or capital contributions, we may borrow such funds from a financial institution or other lenders and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the Limited Partnership Agreement, if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation.

Issuance of Additional Limited Partnership Interests

As the sole general partner of our operating partnership, we are authorized, without the consent of the limited partners, to cause our operating partnership to issue additional units to us, to other limited partners or to other persons for such consideration and on such terms and conditions as we deem appropriate. If additional units are issued to us, then, unless the additional units are issued in connection with a contribution of property to our operating partnership, we must (1) issue additional shares of our common stock and must contribute to our operating partnership the entire proceeds received by us from such issuance or (2) issue additional units to all partners in proportion to their respective interests in our operating partnership. In addition, we may cause our operating partnership to issue to us additional partnership interests in different series or classes, which may be senior to the units, in conjunction with an offering of our securities having substantially similar rights, in which the proceeds thereof are contributed to our operating partnership. Consideration for additional partnership interests may be cash or other property or assets. No person, including any partner or assignee, has preemptive, preferential or similar rights with respect to additional capital contributions to our operating partnership or the issuance or sale of any partnership interests therein.

Our operating partnership may issue limited partnership interests that are OP Units, limited partnership interests that are preferred as to distributions and upon liquidation to our OP Units, LTIP Units and other types of units with such rights and obligations as may be established by us, as the sole general partner of our operating partnership, from time to time.

Redemption Rights

Pursuant to the Limited Partnership Agreement, any holders of OP Units, other than us or our subsidiaries, will receive redemption rights, which will enable them to cause the operating partnership to redeem their OP Units in exchange for cash or, at our option, shares of our common stock. The cash redemption amount per share of common stock will be based on the market price of our common stock at the time of redemption, multiplied by the conversion ratio set forth in our Limited Partnership Agreement. Alternatively, we may elect to purchase the OP Units by issuing shares of our common stock for OP Units, based on the conversion ratio set forth in our Limited Partnership Agreement.

The conversion ratio is initially one to one but is adjusted based on certain events including: (i) a distribution in shares of our common stock to holders of our outstanding common stock, (ii) a subdivision of our outstanding common stock, or (iii) a reverse split of our outstanding shares of common stock into a smaller number of shares. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of shares of our common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, shares of our common stock in excess of the stock ownership limit in our charter;

•	result in our common stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Code;

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of ours, the operating partnership’s or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code;

•	cause us to fail to qualify as a REIT under the Code; or

•	cause the acquisition of our common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive certain of these restrictions.

Subject to the foregoing, limited partners of our operating partnership holding OP Units may exercise their redemption rights at any time after one year following the date of issuance of their OP Units. However, a limited partner may not deliver more than two notices of redemption during each calendar year (subject to the terms of any agreement between us, as general partner, and a limited partner) and may not exercise its redemption right for less than 1,000 OP Units, unless such limited partner holds less than 1,000 OP Units, in which case, it must exercise its redemption right for all of its OP Units. We do not expect to issue any shares of our common stock offered hereby to the limited partners of the operating partnership in exchange for their OP Units, if they elect to redeem their OP Units. Rather, in the event a limited partner of our operating partnership exercises its redemption rights, and we elect to redeem the OP Units by the issuance of shares of our common stock, we expect to issue unregistered shares, or shares that shall have been registered after completion of this offering in connection with any such redemption transaction.

No Removal of the General Partner

We may not be removed as general partner by the limited partners with or without cause.

LTIP Units

In general, LTIP units, a class of partnership units in our operating partnership, will receive the same per-unit distributions as the OP Units. Initially, each LTIP unit will have a capital account balance of zero and, therefore, will not have full parity with OP Units with respect to liquidating distributions. However, our Limited Partnership Agreement provides that “book gain,” or economic appreciation, in our assets realized by our operating partnership as a result of the actual sale of all or substantially all of our operating partnership’s assets or the revaluation of our operating partnership’s assets as provided by applicable U.S. Department of Treasury regulations, or Treasury Regulations, will be allocated first to the LTIP unit holders until the capital account per LTIP unit is equal to the average capital account per-unit of the general partner’s OP Units in our operating partnership.

Our Limited Partnership Agreement provides that our operating partnership’s assets will be revalued upon the occurrence of certain events, specifically additional capital contributions by us or other partners, the redemption of a partnership interest, a liquidation (as defined in the Treasury Regulations) of our operating partnership or the issuance of a partnership interest (including LTIP units) to a new or existing partner as consideration for the provision of services to, or for the benefit of, our operating partnership.

Upon equalization of the capital accounts of the LTIP unit holders with the average per-unit capital account of the general partner’s OP Units, the LTIP Units will achieve full parity with OP Units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP Units may be converted into an equal number of OP Units at any time, and thereafter enjoy all the rights of OP Units. If a sale or revaluation of assets occurs at a time when our operating partnership’s assets have appreciated sufficiently since the last revaluation, the LTIP Units would achieve full parity with the OP Units upon such sale or revaluation. In the absence of sufficient appreciation in the value of our operating partnership’s assets at the time of a sale or revaluation, full parity would not be reached.

Consequently, an LTIP Unit may never become convertible because the value of our operating partnership’s assets has not appreciated sufficiently between revaluations to equalize capital accounts. Until and unless parity is reached, the value for a given number of vested LTIP Units will be less than the value of an equal number of our shares of common stock.

Operations

Our Limited Partnership Agreement requires that our operating partnership be operated in a manner that will enable us to (1) satisfy the requirements for qualification as a REIT for tax purposes, (2) avoid any U.S. federal income or excise tax liability, and (3) ensure that our operating partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code, which classification could result in our operating partnership being taxed as a corporation, rather than as a partnership.

Rights, Obligations and Powers of the General Partner

As our operating partnership’s general partner, generally we have complete and exclusive discretion to manage and control our operating partnership’s business and to make all decisions affecting its assets. This authority generally includes, among other things, the authority to:

•	acquire, purchase, own, operate, lease and dispose of any real property and any other property;

•	construct buildings and make other improvements on owned or leased properties;

•	authorize, issue, sell, redeem or otherwise purchase any OP Units or any securities of the partnership;

•	borrow or lend money;

•	make or revoke any tax election;

•	maintain insurance coverage in amounts and types as we determine is necessary;

•	retain employees or other service providers;

•	form or acquire interests in joint ventures; and

•	merge, consolidate or combine our operating partnership with another entity.

In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under U.S. federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to properties or interests in subsidiaries that are owned by us directly rather than by the operating partnership or its subsidiaries.

Fiduciary Responsibilities of the General Partner

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our stockholders. At the same time, we, as the general partner of our operating partnership, will have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders. In the event that a conflict of interest exists between the interests of our stockholders, on the one hand, and our operating partnership’s limited partners, on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or such limited partners. However, any such conflict that we determine cannot be resolved in a manner not adverse to either our stockholders or such limited partners shall be resolved in favor of our stockholders. The limited partners of our operating partnership will acknowledge expressly that in the event of such a determination by us, as the general partner of our operating partnership, we shall not be liable to such limited partners for losses sustained or benefits not realized in connection with, or as a result of, such a determination.

Distributions; Allocations of Profits and Losses

Our Limited Partnership Agreement provides that our operating partnership will distribute cash from operations at times and in amounts determined by us, as the sole general partner of our operating partnership, in our sole discretion, to the partners, in accordance with their respective percentage interests in our operating partnership. We will cause our operating partnership to distribute annually to us amounts sufficient to allow us to satisfy the annual distribution requirements necessary for us to qualify as a REIT, currently 90% of our REIT taxable income. We generally intend to cause our operating partnership to distribute annually to us an amount equal to at least 100% of our net taxable income, which we will then distribute to our stockholders, but we will be subject to corporate taxation to the extent distributions in such amounts are not made. Upon liquidation of our operating partnership, after payment of, or adequate provision for, debts and obligations of our operating partnership, including any partner loans, any remaining assets of our operating partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If any partner has a deficit balance in its capital account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such partner shall have no obligation to make any contribution to the capital of our operating partnership with respect to such deficit, and such deficit shall not be considered a debt owed to our operating partnership or to any other person for any purpose whatsoever.

Income, expenses, gains and losses of our operating partnership will generally be allocated among the partners in a manner consistent with the distribution of cash described in the paragraph above. All such allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the Treasury Regulations thereunder. To the extent Treasury Regulations promulgated pursuant to Section 704(c) of the Code permit, we, as the general partner, shall have the authority to elect the method to be used by the operating partnership for allocating items with respect to contributed property acquired in connection with this offering for which fair market value differs from the adjusted tax basis at the time of contribution, and such election shall be binding on all partners.

Term and Termination

Our operating partnership will continue indefinitely, or until sooner dissolved upon:

•	our bankruptcy, dissolution, removal or withdrawal (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all, or substantially all, of the assets of the partnership;

•	the redemption of all limited partnership interests (other than those held by us or our subsidiaries) unless we decide to continue the partnership by the admission of one or more limited partners; or

•	an election by us in our capacity as the general partner.

Tax Matters

Our Limited Partnership Agreement provides that we, as the sole general partner of the operating partnership, will be the partnership representative of the operating partnership and, as such, will have authority to handle tax audits and to make tax elections under the Code on behalf of the operating partnership.

mATERIAL FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material federal income tax considerations that you, as a stockholder, may consider relevant in connection with the purchase, ownership and disposition of our securities. Kaplan Voekler Cunningham & Frank, PLC, or our tax counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the U.S. federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the limited extent discussed in “— Taxation of Tax-Exempt Stockholders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “— Taxation of Non-U.S. Stockholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our securities;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates;

•	holders who receive our securities through the exercise of employee stock options or otherwise as compensation;

•	persons holding our securities as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code; and

•	persons holding our securities through a partnership or similar pass-through entity.

This summary assumes that stockholders hold shares as capital assets for U.S. federal income tax purposes, which generally means property held for investment.

The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury regulations, administrative interpretations and court decisions could change the current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR SECURITIES AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company

We elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended December 31, 2017. We believe that we have been organized and have operated so as to qualify us as a REIT commencing with our taxable year ended December 31, 2017, and intend to continue to so operate. We cannot assure you, however, that we will remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders, which laws are highly technical and complex.

Kaplan Voekler Cunningham & Frank, PLC has acted as tax counsel to us in connection with this offering. Tax counsel is of the opinion that we qualified to be taxed as a REIT under federal income tax laws for our taxable year ended December 31, 2017 and our organization and current and proposed method of operation will enable us to continue to qualify us as a REIT for future taxable years. Tax counsel’s opinion is based solely on our representations with respect to factual matters concerning our business operations and our properties. Tax counsel has not independently verified these facts. In addition, our qualification as a REIT depends, among other things, upon our meeting the requirements of Sections 856 through 860 of the Code throughout each year. Accordingly, because our satisfaction of such requirements will depend upon future events, including the final determination of financial and operational results, no assurance can be given that we will satisfy the REIT requirements during any particular taxable year.

Our REIT qualification depends on our ability to meet on a continuing basis several qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. We describe the REIT qualification tests, and the consequences of our failure to meet those tests, in more detail below. Tax counsel will not review our compliance with those tests on a continuing basis. Accordingly, neither we nor tax counsel can assure you that we will satisfy those tests.

As long as we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” which means taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation.

However, we will be subject to U.S. federal tax in the following circumstances:

•	We will pay U.S. federal income tax on any taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on some payments we receive (or on certain expenses deducted by Greensboro TRS or any TRS we form in the future on income imputed to our TRS for services rendered to or on behalf of us), if arrangements among us, our tenants, and our TRSs do not reflect arm’s-length terms.

•	If we fail to satisfy any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or 10% value test, as described below under “— Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations (currently 21%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Recordkeeping Requirements.”

•	The earnings of our lower-tier entities that are subchapter C corporations, including Greensboro TRS or any TRSs we form in the future, will be subject to U.S. federal corporate income tax.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, Greensboro TRS, Clemson TRS and any TRSs we form in the future will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7.	It elects to be a REIT or has made such election for a previous taxable year and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.

9.	It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws.

We must meet requirements 1 through 4, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining stock ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our charter provides restrictions regarding the transfer and ownership of shares of our capital stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer.” We believe that we will have issued sufficient stock with sufficient diversity of ownership to allow us to satisfy requirements 5 and 6 above. The restrictions in our charter are intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such share ownership requirements. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate.

Qualified REIT Subsidiaries.   A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships.   An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “— Asset Tests”) is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

We may acquire limited partner or non-managing member interests in partnerships and limited liability companies that are joint ventures. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were able to qualify for a statutory REIT “savings” provision, which may require us to pay a significant penalty tax to maintain our REIT qualification.

Taxable REIT Subsidiaries.   A REIT may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a TRS. We will not be treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to us will be an asset in our hands, and we will treat the distributions paid to us from such TRS, if any, as income. This treatment may affect our compliance with the gross income and asset tests. Because we will not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities, such as earning fee income, that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

A TRS pays income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

A TRS may not directly or indirectly operate or manage any health care facilities or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. A TRS is not considered to operate or manage a “qualified health care property” or “qualified lodging facility” solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so.

Rent that we receive from a TRS will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, as described in further detail below under “— Gross Income Tests — Rents from Real Property.” If we lease space to a TRS in the future, we will seek to comply with these requirements.

In connection with the acquisition of the Greensboro Hampton Inn, we created MDR Greensboro HI TRS, LLC, a Delaware limited liability company and a TRS jointly owned with PMI Greensboro, or the Greensboro TRS. Also in connection with the acquisition of the Clemson Best Western Property, we created MDR Clemson TRS, LLC, a Delaware limited liability company, or the Clemson TRS. While we believe our ownership of the Greensboro TRS and the Clemson TRS will not affect our qualification as a REIT for federal income tax purposes, your investment in our company would be materially affected if we do not qualify and maintain our qualification as a REIT for federal income tax purposes as the result of our ownership of the Greensboro TRS and Clemson TRS or otherwise.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of a real estate asset (excluding gain from the sale of a debt instrument issued by a “publicly offered REIT” to the extent not secured by real property or an interest in real property) not held for sale to customers;

•	income and gain derived from foreclosure property; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Cancellation of indebtedness, or COD, income and gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. Finally, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “— Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property.   Rent that we receive, including as a result of our ownership of preferred or common equity interests in a partnership that owns rental properties, from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS.

•	Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property. With respect to each property we will own we believe either that the personal property ratio will be less than 15% or that any rent attributable to excess personal property will not jeopardize our ability to quality as a REIT. There can be no assurance, however, that the IRS would not challenge out calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and this potentially lose our REIT status.

•

Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular property does not qualify as “rents from real property” because either (1) the rent is considered based on the income or profits of the related tenant, (2) the tenant either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying TRSs or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.”

In addition to rent, our tenants may be required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that we are obligated to pay to third parties, such charges generally will qualify as “rents from real property.” To the extent such additional charges represent penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that late charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

Interest. Interest income generally constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property (and a mortgage on an interest in real property). Except as provided in the following sentence, if we receive interest income with respect to a mortgage loan that is secured by both real and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. In the case of real estate mortgage loans secured by both real and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the mortgage is qualifying under the 75% asset test and as producing interest income that qualifies for purposes of the 75% gross income test.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

We may but do not currently intend to originate mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. In Revenue Procedure 2003-65, the IRS established a safe harbor under which loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as real estate assets for purposes of the REIT asset tests described below, and interest derived from those loans will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, we anticipate that our mezzanine loans typically will not meet all of the requirements for reliance on the safe harbor. To the extent any mezzanine loans that we originate do not qualify for the safe harbor described above, the interest income from the loans will be qualifying income for purposes of the 95% gross income test, but there is a risk that such interest income will not be qualifying income for purposes of the 75% gross income test. We intend to invest in mezzanine loans in a manner that will enable us to continue to satisfy the REIT gross income and asset tests.

Dividends.   Our share of any dividends received from any corporation (including any TRS but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Prohibited Transactions.   A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our properties have been or will be held primarily for sale to customers and that all prior sales of our properties were not, and a sale of any of our properties in the future will not be in the ordinary course of our business. However, there can be no assurance that the IRS would not disagree with that belief. Whether a REIT holds a property “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular property. A safe harbor to the characterization of the sale of property which is a real estate asset by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

•	the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the adjusted basis of the property do not exceed 30% of the selling price of the property;

•	either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, or (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year, or (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year or (4) the aggregate adjusted basis of property sold during the year is 20% or less of the aggregate adjusted basis of all of our assets as of the beginning of the taxable year and the aggregate adjusted basis of property sold during the 3-year period ending with the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of each of the three taxable years ending with the year of sale; or (5) the fair market value of property sold during the year is 20% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year and the fair market value of property sold during the 3-year period ending with the year of sale is 10% or less of the aggregate fair market value of all of our assets as of the beginning of each of the three taxable years ending with the year of sale;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•	if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income or through any of our TRSs.

We will attempt to comply with the terms of the safe-harbor provisions in the U.S. federal income tax laws prescribing when a property sale will not be characterized as a prohibited transaction. However, not all of our prior sales of properties have qualified for the safe-harbor provisions. In addition, we cannot assure you that we can comply with the safe-harbor provisions or that we have avoided and will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Fee Income.   Fee income generally will not be qualifying income for purposes of both the 75% and 95% gross income tests. Any fees earned by a TRS will not be included for purposes of the gross income tests.

Foreclosure Property.   We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year (or, with respect to qualified health care property, the second taxable year) following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income or through any of our TRSs.

Hedging Transactions.   From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided we satisfy the indemnification requirements discussed below. A “hedging transaction” means either (1) any transaction entered into in the normal course of our or our operating partnership’s trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). If we have entered into a hedging transaction and a portion of the hedged indebtedness or property is disposed of and in connection with such extinguishment or disposition we enter into a new “clearly identified” hedging transaction, or a Counteracting Hedge, income from the applicable hedge and income from the Counteracting Hedge (including gain from the disposition of such Counteracting Hedge) will not be treated as gross income for purposes of the 95% and 75% gross income tests. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

COD Income.   From time-to-time, we and our subsidiaries may recognize COD income in connection with repurchasing debt at a discount. COD income is excluded from gross income for purposes of both the 95% gross income test and the 75% gross income test.

Foreign Currency Gain.   Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests.   If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and money market funds and, in certain circumstances, foreign currencies;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs;

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and

•	(i) personal property leased in connection with real property to the extent that rents attributable to such personal property are treated as “rents from real property,” and (ii) debt instruments issued by “publicly offered REITs” (i.e., REITs which are required to file annual and periodic reports with the SEC under the Securities Exchange Act of 1934).

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power of any one issuer’s outstanding securities or 10% of the value of any one issuer’s outstanding securities, or the 10% vote test or 10% value test, respectively.

Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

Not more than 25% of the value of our total assets may be represented by debt instruments issued by publicly offered REITs to the extent not secured by real property or interests in real property.

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

	•	a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate;

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Certain securities issued by governmental entities;

•	Any security issued by a REIT;

•	Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

•	Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

We believe that our holdings of assets comply with the foregoing asset tests, and we intend to monitor compliance on an ongoing basis. However, independent appraisals have not been obtained to support our conclusions as to the value of our assets or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. As described above, Revenue Procedure 2003-65 provides a safe harbor pursuant to which certain mezzanine loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test (and therefore, are not subject to the 5% asset test and the 10% vote or value test). See “— Gross Income Tests.” We intend to make mezzanine loans only to the extent such loans will not cause us to fail the asset tests described above.

We will continue to monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. However, there is no assurance that we will not inadvertently fail to comply with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If we violate the 5% asset test, the 10% vote test or the 10% value test described above, we will not lose our REIT qualification if (1) the failure is de minimis  (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than  de minimis  failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (1) dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (2) we file a description of each asset causing the failure with the IRS and (3) pay a tax equal to the greater of $50,000 or 35% of the net income from the assets causing the failure during the period in which we failed to satisfy the asset tests.

Distribution Requirements

Each year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (1) we declare the distribution before we timely file our U.S. federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (2) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (1) are taxable to the stockholders in the year in which paid, and the distributions in clause (2) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay U.S. federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain net income for such year, and

•	any undistributed taxable income (ordinary and capital gain) from all periods.

We will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. In making this calculation, the amount that a REIT is treated as having ‘‘actually distributed’’ during the current taxable year is both the amount distributed during the current year and the amount by which the distributions during the prior year exceeded its taxable income and capital gain for that prior year (the prior year calculation uses the same methodology so, in determining the amount of the distribution in the prior year, one looks back to the year before and so forth).

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our capital stock or debt securities.

We may satisfy the 90% distribution test with taxable distributions of our stock or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. Those rulings may be relied upon only by taxpayers to whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/stock dividends. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and stock. We have no current intention to make a taxable dividend payable in our stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to U.S. federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, distributions to stockholders generally would be taxable as ordinary income. Subject to certain limitations of the U.S. federal income tax laws, corporate stockholders may be eligible for the dividends received deduction and stockholders taxed at individual rates may be eligible for the reduced U.S. federal income tax rate of 20% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

As used herein, the term “U.S. stockholder” means a holder of shares of our stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding shares of our stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of our stock by the partnership.

As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 20% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is currently 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is 37%. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. stockholders that are taxed at individual rates. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders (See — “Taxation of Our Company” above), our dividends generally will not be eligible for the 20% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. Under the Tax Cuts and Jobs Act enacted on December 22, 2017, or the TJCA, individuals, trusts, and estates generally may deduct 20% of the “qualified REIT dividends” (i.e., REIT dividends other than capital gain dividends and portions of REIT dividends designated as qualified dividend income, which in each case are already eligible for capital gain tax rates) they receive. The deduction for qualified REIT dividends is not subject to the wage and property basis limits that apply to other types of “qualified business in come” under the TCJA. The 20% deduction for qualified REIT dividends results in a maximum 29.6% federal income tax rate on REIT dividends. As with the other individual income tax changes in the TCJA, the deduction provisions are effective beginning in 2018. Without further legislation, the deduction would sunset after 2025.

However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (1) attributable to dividends received by us from non-REIT corporations, and (2) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

A U.S. stockholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held shares of our stock. We generally will designate our capital gain dividends as either 20% or 25% rate distributions. See “— Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s shares of our stock. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her shares of our stock as long-term capital gain, or short-term capital gain if the shares of the stock have been held for one year or less, assuming the shares of stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of shares of our stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of shares of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

The aggregate amount of dividends that we may designate as “capital gain dividends” or “qualified dividends” with respect to any taxable year may not exceed the dividends paid by us with respect to such year, including dividends that are paid in the following year and if made with or before the first regular dividend payment after such declaration) are treated as paid with respect to such year.

Certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds are required to pay a 3.8% Medicare tax. The Medicare tax applies to, among other things, dividends and other income derived from certain trades or business and net gains from the sale or other disposition of property, such as our capital stock, subject to certain exceptions. Our dividends and any gain from the disposition of shares of our stock generally are the type of gain that is subject to the Medicare tax.

Taxation of U.S. Stockholders on the Disposition of Shares of our Common Stock

A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of shares of our stock as long-term capital gain or loss if the U.S. stockholder has held shares of our stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of shares of our stock may be disallowed if the U.S. stockholder purchases other shares of our stock within 30 days before or after the disposition.

Taxation of U.S. Stockholders on a Redemption of Our Preferred Stock

A redemption of preferred stock will be treated under section 302 of the Code as a distribution that is taxable as dividend income (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in section 302(b) of the Code enabling the redemption to be treated as a sale of the preferred stock (in which case the redemption will be treated in the same manner as a sale described above in “—Taxation of U.S. Holders of our Capital Stock”). The redemption will satisfy such tests if it (i) is “substantially disproportionate” with respect to the U.S. holder’s interest in our stock, (ii) results in a “complete termination” of the U.S. holder’s interest in all classes of our stock or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder, all within the meaning of section 302(b) of the Code. In determining whether any of these tests have been met, stock considered to be owned by the U.S. holder by reason of certain constructive ownership rules set forth in the Code, as well as stock actually owned, generally must be taken into account. Because the determination as to whether any of the three alternative tests of section 302(b) of the Code described above will be satisfied with respect to any particular U.S. holder of preferred stock depends upon the facts and circumstances at the time that the determination must be made, prospective investors are urged to consult their tax advisors to determine such tax treatment.

If a redemption of preferred stock does not meet any of the three tests described above, the redemption proceeds will be taxable as a dividend, as described above in “—Taxation of Taxable U.S. Stockholders.” In that case, a U.S. holder’s adjusted tax basis in the redeemed preferred stock will be transferred to such U.S. holder’s remaining stockholdings in our company. If the U.S. holder does not retain any of our stock, such basis could be transferred to a related person that holds our stock or it may be lost.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 37%. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on ong-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to U.S. stockholders taxed at individual rates currently at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance (or be deemed to finance) its acquisition of stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our capital stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our capital stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our capital stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our capital stock in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our capital stock; or

•	a group of pension trusts individually holding more than 10% of the value of our capital stock collectively owns more than 50% of the value of our capital stock.

Taxation of Non-U.S. Stockholders

The term “non-U.S. stockholder” means a holder of shares of our stock that is not a U.S. stockholder, a partnership (or entity treated as a partnership for U.S. federal income tax purposes) or a tax-exempt stockholder. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules.  We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of shares of our stock, including any reporting requirements.

Distributions

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” or USRPI, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us;

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income; or

•	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its stock, as described below. We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution.

However, subject to the discussion below regarding distributions to “qualified shareholders” and “qualified foreign pension funds,” under FIRPTA, if the applicable class of our stock is regularly traded on an established securities market in the United States, capital gain distributions on that class of our stock that are attributable to our sale of a USRPI will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. stockholder did not own more than 10% of the applicable class of our stock at any time during the one-year period preceding the distribution. In such a case, non-U.S. stockholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

We believe that our common stock and Series A Preferred Stock are regularly traded on an established securities market in the in the United States. With respect to any class of our stock that is not regularly traded on an established securities market in the United States, subject to the discussion below regarding distributions to “qualified shareholders” and “qualified foreign pension funds,” capital gain distributions that are attributable to our sale of USRPIs will be subject to tax under FIRPTA, as described above. In such case, we must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold. Moreover, if a non-U.S. stockholder disposes of our stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

A U.S. withholding tax at a 30% rate applies to on dividends paid to certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Qualified Shareholders. Subject to the exception discussed below, any distribution to a “qualified shareholder” who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business and thus will not be subject to special withholding rules under FIRPTA. While a “qualified shareholder” will not be subject to FIRPTA withholding on REIT distributions, certain investors of a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor) and hold more than 10% of REIT stock (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding.

A “qualified shareholder” is a foreign person that (i) either is eligible for the benefits of a comprehensive income tax treaty which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or Nasdaq markets, (ii) is a qualified collective investment vehicle (defined below), and (iii) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (i), above.

A qualified collective investment vehicle is a foreign person that (i) would be eligible for a reduced rate of withholding under the comprehensive income tax treaty described above, even if such entity holds more than 10% of the stock of such REIT, (ii) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership, and would be treated as a United States real property holding corporation if it were a domestic corporation, or (iii) is designated as such by the Secretary of the Treasury and is either (a) fiscally transparent within the meaning of section 894 of the Code, or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.

Qualified Foreign Pension Funds. Any distribution to a “qualified foreign pension fund” or an entity all of the interests of which are held by a “qualified foreign pension fund” who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business and thus will not be subject to the withholding rules under FIRPTA.

A “qualified foreign pension fund” is any trust, corporation, or other organization or arrangement (A) which is created or organized under the law of a country other than the United States, (B) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (C) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (D) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (E) with respect to which, under the laws of the country in which it is established or operates, (i) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (ii) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

Dispositions

Non-U.S. stockholders could incur tax under FIRPTA with respect to gain realized upon a disposition of shares of our stock if we are a United States real property holding corporation during a specified testing period, subject to the discussion below regarding distributions to “qualified shareholders” and “qualified foreign pension funds.” If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a United States real property holding corporation. We believe that we are, and that we will continue to be, a United States real property holding corporation based on our investment strategy. However, even if we are a United States real property holding corporation, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of shares of our stock if we are a “domestically controlled qualified investment entity.”

A “domestically controlled qualified investment entity” includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met.

If the applicable class of our stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to a non-U.S. stockholder’s disposition of such stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. stockholder sells such stock. Under this additional exception, the gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if (1) the applicable class of our stock is treated as being regularly traded under applicable Treasury Regulations on an established securities market and (2) the non-U.S. stockholder owned, actually or constructively, 10% or less of that class of stock at all times during a specified testing period. As noted above, we believe that our common stock and Series A Preferred Stock are regularly traded on an established securities market.

A sale of our shares by:

•	a “qualified shareholder” or

•	a “qualified foreign pension fund”

who holds our shares directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA. While a “qualified shareholder” will not be subject to FIRPTA withholding upon sale of our shares, certain investors of a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor) and hold more than 10% of REIT stock (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding.

If the gain on the sale of shares of our stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. In addition, distributions that are subject to tax under FIRPTA also may be subject to a 30% branch profits tax when made to a non-U.S. stockholder treated as a corporation (under U.S. federal income tax principles) that is not otherwise entitled to treaty exemption. Finally, if we are not a domestically controlled qualified investment entity at the time our stock is sold, and the non-U.S. stockholder does not qualify for the exemptions described in the preceding paragraph, under FIRPTA the purchaser of shares of our stock also may be required to withhold 15% of the purchase price and remit this amount to the IRS on behalf of the selling non-U.S. stockholder.

With respect to individual non-U.S. stockholders, even if not subject to FIRPTA, capital gains recognized from the sale of shares of our stock will be taxable to such non-U.S. stockholder if he or she is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and some other conditions apply, in which case the non-resident alien individual may be subject to a U.S. federal income tax on his or her U.S. source capital gain.

A U.S. withholding tax at a 30% rate will be imposed on proceeds from the sale of shares of our stock by certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Redemption of Preferred Stock

For a discussion of the treatment of a redemption of preferred stock, see “—Taxation of U.S. Stockholders on a Redemption of Our Preferred Stock.”

Information Reporting Requirements and Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to distributions unless the stockholder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. stockholder of shares of our stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

U.S. withholding tax at a 30% rate applies to dividends received by U.S. stockholders who own shares of our stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed on proceeds from the sale of shares of our stock received by U.S. stockholders who own shares of our stock through foreign accounts or foreign intermediaries. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. stockholders who fail to certify their non-foreign status to us. We will not pay any additional amounts in respect of amounts withheld.

Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships

The following discussion summarizes certain U.S. federal income tax considerations applicable to our direct or indirect investments in our operating partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships.   We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for U.S. federal income tax purposes as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it:

•	is treated as a partnership under the Treasury Regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly-traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) for U.S. federal income tax purposes. We intend for our operating partnership to be classified as a partnership for U.S. federal income tax purposes and will not cause our operating partnership to elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or (the “90% passive income exception”). Treasury Regulations provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership in which we own an interest currently qualifies for the private placement exclusion.

We have not requested and do not intend to request a ruling from the IRS that our operating partnership will be classified as a partnership for U.S. federal income tax purposes. If for any reason our operating partnership were taxable as a corporation, rather than as a partnership, for U.S. federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See “— Gross Income Tests” and “— Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax.   A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations.   Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the U.S. federal income tax laws governing partnership allocations.

Tax Allocations with Respect to Partnership Properties.   Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference.

Allocations with respect to book-tax differences are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis of contributed properties in the hands of our operating partnership (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (2) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (2) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends. We have not yet decided what method will be used to account for book-tax differences.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code, any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for U.S. federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution as reduced for any decrease in the “book-tax difference.” See “— Income Taxation of the Partnerships and their Partners — Tax Allocations with Respect to Partnership Properties.” Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT qualification. See “— Gross Income Tests.” We do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Legislative or Other Actions Affecting REITs

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective stockholders are urged to consult with their own tax advisors regarding the effect of potential changes to the federal tax laws on an investment in shares of our stock.

State and Local Taxes

We and/or you may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws upon an investment in shares of our common stock.

ERISA CONSIDERATIONS

The following is a summary of material considerations arising under ERISA and the prohibited transaction provisions of the Code that may be relevant to a prospective purchaser, including plans and arrangements subject to the fiduciary rules of ERISA and plans or entities that hold assets of such plans (“ERISA Plans”); plans and accounts that are not subject to ERISA but are subject to the prohibited transaction rules of Section 4975 of the Code, including IRAs, Keogh plans, and medical savings accounts (together with ERISA Plans, “Benefit Plans” or “Benefit Plan Investors”); and governmental plans, church plans, and foreign plans that are exempt from ERISA and the prohibited transaction provisions of the Code but that may be subject to state law or other requirements, which we refer to as Other Plans. This discussion does not address all the aspects of ERISA, the Code or other laws that may be applicable to a Benefit Plan or Other Plan, in light of their particular circumstances.

In considering whether to invest a portion of the assets of a Benefit Plan or Other Plan, fiduciaries should consider, among other things, whether the investment:

•	will be consistent with applicable fiduciary obligations;

•	will be in accordance with the documents and instruments covering the investments by such plan, including its investment policy;

•	in the case of an ERISA plan, will satisfy the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other provisions of the Code and ERISA;

•	will impair the liquidity of the Benefit Plan or Other Plan;

•	will result in unrelated business taxable income to the plan; and

•	will provide sufficient liquidity, as there may be only a limited market to sell or otherwise dispose of our stock

ERISA and the corresponding provisions of the Code prohibit a wide range of transactions involving the assets of the Benefit Plan and persons who have specified relationships to the Benefit Plan, who are “parties in interest” within the meaning of ERISA and, “disqualified persons” within the meaning of the Code. Thus, a designated plan fiduciary of a Benefit Plan considering an investment in our shares should also consider whether the acquisition or the continued holding of our shares might constitute or give rise to a prohibited transaction. Fiduciaries of Other Plans should satisfy themselves that the investment is in accord with applicable law.

Section 3(42) of ERISA and regulations issued by the Department of Labor provide guidance on the definition of plan assets under ERISA. These regulations also apply under the Code for purposes of the prohibited transaction rules. Under the regulations, if a plan acquires an equity interest in an entity which is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the plan’s assets would include both the equity interest and an undivided interest in each of the entity’s underlying assets unless an exception from the plan asset regulations applies.

The regulations define a publicly-offered security as a security that is:

•	“widely-held;”

•	“freely-transferable;” and

•	either part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, or sold in connection with an effective registration statement under the Securities Act of 1933, provided the securities are registered under the Securities Exchange Act of 1934 within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering occurred.

The regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be widely held because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. As of December 31, 2017, our common stock is held by 100 or more independent investors.

The regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. If a security is part of an offering in which the minimum investment is $10,000 or less, the regulations provide that certain restrictions ordinarily will not, alone or in combination, affect the determination of whether a security is freely transferable. The restrictions identified in the regulations which will not ordinarily prevent a security from being freely transferable include:

•	any restriction on or prohibition against any transfer or assignment that would result in the termination or reclassification of an entity for federal or state tax purposes, or that otherwise would violate any federal or state law or court order;

•	any requirement that advance notice of a transfer or assignment be given to the issuer;

•	any administrative procedure that establishes an effective date, or an event, such as completion of an offering, prior to which a transfer or assignment will not be effective;

•	any restriction on or prohibition against any transfer or assignment to an ineligible or unsuitable investor; and

•	any limitation or restriction on transfer or assignment that is not imposed by the issuer or a person acting on behalf of the issuer.

We believe that the restrictions imposed under our charter on the ownership and transfer of our common stock should not prevent our common stock from being freely transferable for purposes of the Department of Labor plan asset regulations. However, no assurance can be given that the Department of Labor or the Treasury Department will not reach a contrary conclusion.

Our shares of common stock are being sold in connection with an effective registration statement under the Securities Act of 1933 and will be registered under Section 12(b) of the Securities Exchange Act of 1934 at the completion of this offering. We believe that registration under the Securities Exchange Act of 1934 on that basis should satisfy the requirements of the “publicly-offered securities” exception.

If the underlying assets of our company were treated by the Department of Labor as “plan assets,” the management of our company would be treated as fiduciaries with respect to Benefit Plan stockholders and the prohibited transaction restrictions of ERISA and the Code could apply to transactions involving our assets and transactions with “parties in interest” (as defined in ERISA) or “disqualified persons” (as defined in Section 4975 of the Code) with respect to Benefit Plan stockholders. If the underlying assets of our company were treated as “plan assets,” an investment in our company also might constitute an improper delegation of fiduciary responsibility to our company under ERISA and expose the ERISA Plan fiduciary to co-fiduciary liability under ERISA and might result in an impermissible commingling of plan assets with other property.

If a prohibited transaction were to occur, an excise tax equal to 15% of the amount involved would be imposed under the Code, with an additional 100% excise tax if the prohibited transaction is not “corrected.” Such taxes will be imposed on any disqualified person who participates in the prohibited transaction. In addition, our Manager, and possibly other fiduciaries of Benefit Plan stockholders subject to ERISA who permitted such prohibited transaction to occur or who otherwise breached their fiduciary responsibilities, could be required to restore to the plan any losses suffered by the ERISA Plan or any profits realized by these fiduciaries as a result of the transaction or beach. With respect to an IRA or similar account that invests in our company, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, would cause the IRA to lose its tax-exempt status. In that event, the IRA or other account owner generally would be taxed on the fair market value of all the assets in the account as of the first day of the owner’s taxable year in which the prohibited transaction occurred.

UNDERWRITING

We have entered into an underwriting agreement with Aegis Capital Corp. as sole book-running manager and the representative for the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have agreed to purchase, and we have agreed to sell to them, the number of shares of Series A Preferred Stock at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriters	Shares of Series A Preferred Stock
Aegis Capital Corp.

Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of Series A Preferred Stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of Series A Preferred Stock offered by this prospectus if any such shares of Series A Preferred Stock are taken, other than those shares of Series A Preferred Stock covered by the over-allotment option described below.

Over-Allotment Option

We have granted a 45-day option to the representative of the underwriters to purchase a maximum of         additional shares of Series A Preferred Stock solely to cover over-allotments, if any. The underwriters may exercise this option only to cover over-allotments made in connection with this offering. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase these additional shares of Series A Preferred Stock. If any additional shares of Series A Preferred Stock are purchased, the underwriters will offer the additional shares of Series A Preferred Stock on the same terms as those on which the Series A Preferred Stock are being offered hereby.

Commissions and Expenses

We have agreed to pay the underwriters a cash fee equal to 8% of the public offering price in this offering. In addition, we have agreed to pay the representative of the underwriters a non-accountable expense reimbursement of 1% of the gross proceeds received at the closing of the offering.

The representative has advised us that the underwriters propose to offer the shares of Series A Preferred Stock directly to the public at the public offering price set forth on the cover of this prospectus. In addition, the representative may offer some of the shares of Series A Preferred Stock to other securities dealers at such price less a concession of up to $       per share. After the offering to the public, the offering price and other selling terms may be changed by the representatives without changing the proceeds we will receive from the underwriters.

The following table summarizes the public offering price, underwriting commissions and proceeds before expenses to us assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of Series A Preferred Stock. The underwriting commissions are equal to the public offering price per share less the amount per share the underwriters pay us for the shares of Series A Preferred Stock.

	Per Share	Total Without Over-Allotment	Total With Over-Allotment
Public Offering price	$	$	$
Underwriting discounts and commissions (8%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to reimburse the representative up to (i) $7,500 for “road show” expenses and diligence expenses and (ii) $75,000 for legal fees, or $25,000 if the offering is not consummated. We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $350,000, all of which are payable by us.

Maxim Group LLC has agreed to act as our financial advisor in connection with the offering. In exchange for providing financial advisory services, we have agreed to pay Maxim Group LLC a one-time cash financial advisory fee in the amount of $75,000 to be paid at closing of the offering.

Lock-Up Agreements

We and our directors and officers shall enter into customary “lock-up” agreements in favor of the representative pursuant to which such persons and entities shall agree, for a period of six (6) months after the effective date of the registration statement (the “Lock-up Period”), that they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities without the representatives’ prior written consent, including the issuance of shares of common stock upon the exercise of currently outstanding options approved by the representatives.

The representative may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of our securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. In connection with the offering, the underwriters may purchase and sell our securities in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of securities in the offering. The underwriters may close out any covered short position by either exercising the over-allotment option or purchasing shares of securities in the open market. In determining the source of shares of securities to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of securities made by the underwriters in the open market before the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As result, the price of our securities may be higher than the price that might otherwise exist in the open market.

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our securities, including the imposition of penalty bids. This means that if the representative of the underwriters purchases securities in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them. The underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of securities to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC, or the Prospectus Directive, as implemented in Member States of the European Economic Area (each referred to herein as a Relevant Member State), from the requirement to produce a prospectus for offers of securities.

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC, or the Prospectus Directive, as implemented in Member States of the European Economic Area (each referred to herein as a Relevant Member State), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a) to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c) to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of ours or any underwriter for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers, or AMF. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France. Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005, or the Prospectus Regulations. The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority, or the ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ—$$—Aga e la Borsa, or CONSOB) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998, or Decree No. 58, other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999, or Regulation no. 11971, as amended, or Qualified Investors; and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended, or the FIEL, pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended, or FSMA) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005, or the FPO, (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together referred to as relevant persons). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

Certain legal and tax matters, including the validity of the shares of Series A Preferred Stock offered hereby, will be passed upon for us by Kaplan Voekler Cunningham & Frank, PLC. Kaplan Voekler Cunningham & Frank, PLC also provides legal services to some of our affiliates. The statements under the caption “Material Federal Income Tax Considerations” as they relate to U.S. federal income tax matters have been reviewed by our tax counsel, which will opine as to certain federal income tax matters relating to our company. Kaplan Voekler Cunningham & Frank, PLC will issue an opinion regarding certain matters of Maryland law, including the validity of the shares of Series A Preferred Stock offered hereby.

Certain legal matters will be passed upon for the underwriters by Sichenzia Ross Ference LLP.

EXPERTS

The (i) consolidated financial statements of Medalist Diversified REIT, Inc. and subsidiaries as of December 31, 2018 and December 31, 2017, and for each of the years in the two-year period ended December 31, 2018, (ii) the statement of revenues and certain operating expenses of Ashley Plaza for the year ended December 31, 2018 and (iii) the statement of revenues and certain operating expenses of Brookfield Center for the year ended December 31, 2018, all included in this prospectus, have been audited by Cherry Bekaert LLP, an independent registered public accounting firm, as set forth in their reports thereon, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-11, as amended, of which this prospectus is a part under the Securities Act of 1933 with respect to the shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the content of any contract or other document filed as an exhibit to the registration statement are necessarily summaries of such contract or other document, with each such statement being qualified in all respects by such reference and the schedules and exhibits to this prospectus. For further information regarding our company and the shares offered by this prospectus, reference is made by this prospectus to the registration statement and such schedules and exhibits.

We will provide to each person, including any beneficial owner, to whom our prospectus is delivered, upon request, a copy of any or all of the information that we have incorporated by reference into our prospectus but not delivered with our prospectus. To receive a free copy of any of the documents incorporated by reference in our prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at:

Medalist Diversified REIT, Inc.

11 S. 12th Street, Suite 401

Richmond, Virginia 23219
(804) 344-4435

The registration statement and the schedules and exhibits forming a part of the registration statement filed by us with the SEC can be inspected and copies obtained from the Securities and Exchange Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a website that contains reports, proxies and information statements and other information regarding our company and other registrants that have been filed electronically with the SEC. The address of such site is http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Medalist Diversified REIT, Inc.	F-1
Unaudited Pro Forma Consolidated Financial Statements as of September 30, 2019 and for the Nine Months Ended September 30, 2019 and the Year Ended December 31, 2018	F-1
Summary of Unaudited Pro Forma Consolidated Financial Statements	F-1
Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2019	F-2
Notes to Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2019	F-3
Unaudited Pro Forma Consolidated Statement of Operations for the Nine Months Ended September 30, 2019	F-4
Notes to Unaudited Pro Forma Consolidated Statement of Operations for the Nine Months Ended September 30, 2019	F-5
Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2018	F-8
Notes to Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2018	F-9

Unaudited Condensed Consolidated Financial Statements for the Nine Months Ended September 30, 2019 and 2018	F-11
Unaudited Condensed Consolidated Balance Sheets as of September 30, 2019 and December 31, 2018	F-12
Unaudited Condensed Consolidated Statements of Operations for the Three Months Ended and Nine Months Ended September 30, 2019 and 2018	F-13
Unaudited Condensed Consolidated Changes in Stockholders’ Equity for the Three and Nine Months Ended September 30, 2019 and 2018	F-14
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2019 and 2018	F-16
Unaudited Notes to Consolidated Financial Statements	F-17

Consolidated Financial Statements for the Years Ended December 31, 2018 and 2017	F-36
Report of Independent Registered Public Accounting Firm	F-36
Consolidated Balance Sheets as of December 31, 2018 and 2017	F-37
Consolidated Statements of Operations for the Years Ended December 31, 2018 and 2017	F-38
Consolidated Statements of Changes in Stockholders’ Equity for the Years Ended December 31, 2018 and 2017	F-39
Consolidated Statements of Cash Flows for the Years Ended December 31, 2018 and 2017	F-40
Notes to Consolidated Financial Statements	F-41
Schedule III - Real Estate Properties and Accumulated Appreciation	F-62

Ashley Plaza	F-64
Financial Statement for the Six Months Ended June 30, 2019 (unaudited) and Year Ended December 31, 2018	F-64
Report of Independent Auditor	F-65
Statement of Revenues and Certain Operating Expenses	F-66
Notes to Statement of Revenues and Certain Operating Expenses	F-67

Brookfield Center	F-69
Financial Statement for the Six Months Ended June 30, 2019 (unaudited) and Year Ended December 31, 2018	F-69
Report of Independent Auditor	F-70
Statement of Revenues and Certain Operating Expenses	F-71
Notes to Statement of Revenues and Certain Operating Expenses	F-72

MEDALIST DIVERSIFIED REIT, INC.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Nine Months Ended September 30, 2019 and Year Ended December 31, 2018

Summary of Unaudited Pro Forma Consolidated Financial Statements

The following unaudited pro forma consolidated financial statements and accompanying notes should be read in conjunction with the unaudited condensed consolidated balance sheet of Medalist Diversified REIT, Inc. and Subsidiaries (collectively, the “Company”) as of September 30, 2019, the related unaudited condensed consolidated statement of operations for the nine months ended September 30, 2019 and the audited consolidated statement of operations for the year ended December 31, 2018.

The following unaudited pro forma consolidated balance sheet as of September 30, 2019 has been prepared to give effect to (i) the acquisition of the Brookfield Center as if the acquisition occurred on September 30, 2019 and (ii) the capital raise of $7,500,000, net of offering costs, contemplated in this SEC filing.

The following unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2019 has been prepared to give effect to the acquisition of (i) the Ashley Plaza Property, (ii) the Clemson Best Western Property and (iii) the Brookfield Center Property, all as if the acquisitions had occurred on January 1, 2019.

The following unaudited pro forma consolidated statement of operations for the year ended December 31, 2018 has been prepared to give effect to the acquisition of (i) the Ashley Plaza Property, (ii) the Clemson Best Western Property and (iii) the Brookfield Center Property, all as if the acquisitions had occurred on January 1, 2018.

These unaudited pro forma consolidated financial statements are prepared for informational purposes only and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisitions of the Ashley Plaza Property, Clemson Best Western Property and Brookfield Center Property been consummated as of the date indicated.

F-1

Medalist Diversified REIT, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Balance Sheet

As of September 30, 2019

		Pro Forma		Pro Forma
	Historical	Adjustments		Adjustments	Pro Forma
	September 30,	Brookfield Center		Capital	September 30,
	2019(a)	Acquisition (b)		Raise (c)	2019
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
ASSETS
Investment properties, net	$69,977,731	$6,407,367	(i)	$-	$76,385,098
Cash	2,573,087	(2,172,643	)(ii)	6,575,000	6,975,444
Restricted cash	1,634,731	81,181	(iii)	-	1,715,912
Rent and other receivables, net of allowance	91,668	-		-	91,668
Unbilled rent	438,745	-		-	438,745
Advance deposits	-	-		-	-
Intangible assets, net	4,263,530	500,590	(iv)	-	4,764,120
Interest rate cap, at fair value	8,493	-		-	8,493
Prepaid expenses	134,828	-		-	134,828
Other assets	180,100	-		-	180,100
Total Assets	$79,302,913	$4,816,495		$6,575,000	$90,694,408

LIABILITIES
Accounts payable and accrued liabilities	$1,365,328	-		-	1,365,328
Intangible liabilities, net	1,336,298	-		-	1,336,298
Line of credit, short term, net	1,975,000	-		-	1,975,000
Related party note payable, short term	183,000	80,000	(v)	-	263,000
Mortgages payable, net	51,942,387	4,736,495	(vi)	-	56,678,882
Total Liabilities	$56,802,013	$4,816,495		$-	$61,618,508

EQUITY
Preferred stock	$-	$-		$3,158	$3,158
Common stock	45,001	-		-	45,001
Additional paid-in capital	31,702,347	-		6,896,842	38,599,189
Offering costs	(2,909,155)	-		(325,000)	(3,234,155)
Accumulated deficit	(9,104,410)	-		-	(9,104,410)
Total Shareholders' Equity	19,733,783	-		6,575,000	26,308,783
Noncontrolling interests - Hampton Inn Property	1,345,662	-		-	1,345,662
Noncontrolling interests - Hanover Square Property	560,438	-		-	560,438
Noncontrolling interests - Operating Partnership	861,017	-		-	861,017
Total Equity	$22,500,900	$-		$6,575,000	$29,075,900
Total Liabilities and Equity	$79,302,913	$4,816,495		$6,575,000	$90,694,408

See the accompanying notes to unaudited pro forma balance sheet

F-2

MEDALIST DIVERSIFIED REIT, INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2019

Notes to unaudited pro forma consolidated balance sheet as of September 30, 2019

(a)	Historical financial information was derived from the unaudited condensed consolidated financial statements of the Company as of September 30, 2019.

(b)	Represents the acquisition of the Brookfield Center as if it had occurred on September 30, 2019. The Brookfield Center Property was purchased by MDR Brookfield, LLC, which is wholly owned by Medalist Diversified Holdings, LP, of which the Company is the General Partner. The purchase price of the property was $6,700,000 plus capitalized closing and acquisition costs of $207,957 and the actual acquisition date was October 3, 2019.

(i)	Amounts recorded to investment properties include tangible assets acquired at closing, including land, site improvements, building and tenant improvements and are recorded at fair value in accordance with Accounting Standards Codification (“ASC”) 805.

(ii)	The acquisition cost, net of debt, was funded with $2,172,643 in cash from the Company. Pro forma cash from the Company has been adjusted over the actual cash investment made to reflect the impact of removing prepaid expenses, accrued liabilities and prorated revenues and expenses arising from the acquisition from the unaudited pro forma consolidated balance sheet. Pro forma cash from the Company has also been adjusted to reflect the receipt of the funds from the related party note payable (see note (v), below).

(iii)	Restricted cash represents deposits paid by the Company at closing for real estate tax and insurance escrows.

(iv)	Represents the fair value of lease intangibles, including leasing commissions, leases in place, above market leases and legal and marketing costs associated with replacing existing leases, recorded at fair value in accordance with ASC 805.

(v)	The Company utilized $263,000 in funds from a related party note payable, short term to fund a portion of the purchase price. A portion of these funds, or $183,000, was received by the Company on September 30, 2019, and is included in the unaudited pro forma consolidated balance sheet as of September 30, 2019. The remainder of these funds, or $80,000, was received by the Company on October 2, 2019, and is included in the pro forma adjustments related to the Brookfield Center Property Acquisition.

(vi)	The Company obtained a mortgage payable totaling $4,850,000 with deferred financing costs totaling $113,505, which are presented as a direct reduction of the associated debt.

(c)	Represents the capital raise closing contemplated under this filing, as if the closings occurred on September 30, 2019. Under this filing, the Company seeks to sell 315,789 shares of its preferred stock for $23.75 per share, or $7,500,000 in gross proceeds. Fees to its lead underwriter will be eight percent of the amount raised, or $600,000. The Company estimates that it will incur additional issuance costs of $325,000 associated with this capital raise.

F-3

Medalist Diversified REIT, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Statement of Operations

For the nine months ended September 30, 2019

	Historical			Pro Forma				Pro Forma
	Nine Months	Pro Forma		Adjustments		Pro Forma		Nine Months
	Ended	Adjustments		Clemson Best		Adjustments		Ended
	September 30,	Ashley Plaza		Western Property		Brookfield Center		September 30,
	2019(a)	Acquisition (b)		Acquisition (c)		Acquisition (d)		2019
	(unaudited)	(unaudited)		(unaudited)		(unaudited)		(unaudited)
REVENUE
Retail center property revenues	$2,377,377	$914,065	(i)	$-		$-		$3,291,442
Retail center property tenant reimbursements	450,354	124,021	(ii)	-		-		574,375
Flex/industrial property revenues	-	-		-		380,658	(i)	380,658
Flex/industrial property tenant reimbursements	-	-		-		122,594	(ii)	122,594
Hotel property room revenues	2,276,540	-		1,617,884	(i)	-		3,894,424
Hotel property other revenues	54,870	-		331,933	(ii)	-		386,803
Total Revenue	$5,159,141	$1,038,086		$1,949,817		$503,252		$8,650,296

OPERATING EXPENSES
Retail center property operating expenses	$805,251	$163,593	(iii)	$-		$-		$968,844
Flex/industrial property operating expenses	-	-		-		119,668	(iii)	119,668
Hotel property operating expenses	1,917,654	-		1,456,575	(iii)	-		3,374,229
Share based compensation expenses	61,600							61,600
Legal, accounting and other professional fees	827,789	-		-		-		827,789
Corporate general and administrative expenses	207,194	-		-		-		207,194
Depreciation and amortization	1,755,494	672,570	(iv)	430,392	(iv)	290,394	(iv)	3,148,850
Total Operating Expenses	5,574,982	836,163		1,886,967		410,062		8,708,174
Loss on disposition of FF&E	983,855	-		-		-		983,855
Operating (Loss) Income	(1,399,696)	201,923		62,850		93,190		(1,041,733)
Interest expense	1,589,951	414,132	(v)	518,335	(v)	160,239	(v)	2,682,657
Net Loss from Operations	(2,989,647)	(212,209)		(455,485)		(67,049)		(3,724,390)
Other income	50,177	-		-		-		50,177
Decrease in fair value - interest rate cap	(130,104)	-		-		-		(130,104)
Net Loss	(3,069,574)	(212,209)		(455,485)		(67,049)		(3,804,317)
Less: Net loss attributable to Hampton Inn Property noncontrolling interests	(663,369)	-		-		-		(663,369)
Less: Net loss attributable to Hanover Square Property noncontrolling interests	(8,505)	-		-		-		(8,505)
Less: Net loss attributable to Operating Partnership noncontrolling interests	(45,860)	-		-		-		(45,860)
Net Loss Attributable to Medalist Common Shareholders	$(2,351,840)	$(212,209)		$(455,485)		$(67,049)		$(3,086,583)

Loss per share from operations - basic and diluted	$(0.69)							$(0.90)

Weighted-average number of shares - basic and diluted	3,410,847							3,410,847 (e)

Dividends declared per common share	$0.175							$0.175

See the accompanying notes to unaudited pro forma statement of operations

F-4

MEDALIST DIVERSIFIED REIT, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019

Notes to unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2019

(a)	Historical financial information was derived from the unaudited condensed consolidated financial statements of the Company for the nine months ended September 30, 2019.

(b)	Represents the acquisition of Ashley Plaza as if it had occurred on January 1, 2019. Ashley Plaza was purchased by MDR Ashley Plaza, LLC, which is wholly owned by Medalist Diversified Holdings, LP, of which the Company is the General Partner. The purchase price of the property was $15,200,000 plus capitalized closing and acquisition costs of $357,823 and the actual acquisition date was August 30, 2019.

(i)	Represents rental revenues for Ashley Plaza that would have been recognized for the nine months ended September 30, 2019, as if the acquisition occurred on January 1, 2019, based on the terms of leases for tenants that are currently in place. Rental revenues are presented on a straight-line basis and include an adjustment of $75,663 in net amortization of above and below market leases.

(ii)	Represents tenant reimbursement revenues for Ashley Plaza that would have been recognized for the nine months ended September 30, 2019, as if the acquisition occurred on January 1, 2019.

(iii)	Represents operating expenses for Ashley Plaza for the nine months ended September 30, 2019, as if the acquisition occurred on January 1, 2019, based on historical operations of the previous owner, but excluding asset management fees which are already included as an expense in the historical financial information referenced in (a), above. Property management fees have been adjusted to reflect the Company’s management agreement with Ashley Plaza’s property manager.

(iv)	Represents depreciation and amortization expense for Ashley Plaza for the nine months ended September 30, 2019 as if the Company had acquired Ashley Plaza on January 1, 2019. Depreciation expense is calculated using the straight-line method over the estimated remaining useful life of 27 years for the building and five years for land improvements. Tenant improvements are amortized utilizing the straight-line method over the term of the related lease or occupancy term of the tenant, if shorter. Intangible assets such as in-place lease value and other lease-related intangibles are recorded at fair value and are amortized over the remaining terms of the underlying leases.

(v)	Represents interest expense on the mortgage payable and note payable, short term for the nine months ended September 30, 2019 as if the loans were outstanding for the full nine months ending September 30, 2019. Interest expense on the mortgage payable is based on the principal amount of $11,400,000 and is calculated at the stated annual rate of 3.75%. Interest expense includes amortization of deferred financing costs using the straight-line method, which approximates to the effective interest method, over the term of the loan (10 years).

The line of credit, short term, bears interest at a variable rate calculated at 250 basis points over one month LIBOR as published in the Wall Street Journal. Interest expense on the line of credit, short term is based on the outstanding principal balance of $1,000,000 and is calculated at 4.724%, the rate in effect as of September 1, 2019 on the variable rate loan as if the loans were outstanding for the full nine months ending September 30, 2019. A one-eighth (1/8) percentage point change in one month LIBOR would result in an adjustment to net income of $938 for the nine months ended September 30, 2019. Interest expense includes amortization of deferred financing costs using the straight-line method, which approximates to the effective interest method, over the term of the loan (6 months). While the loan term is six months, for purposes of the unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2019, the loan is assumed to be outstanding for the full nine months ending September 30, 2019.

F-5

(c)	Represents the acquisition of Clemson Best Western Hotel as if it had occurred on January 1, 2019. Clemson Best Western Hotel was purchased by MDR Clemson, LLC, which is wholly owned by Medalist Diversified Holdings, LP, of which the Company is the General Partner. The purchase price of the property was $9,750,000 plus capitalized closing, lease buy-out and acquisition costs of $578,953 and the actual acquisition date was September 27, 2019.

(i)	Represents hotel room revenues for Clemson Best Western Hotel that would have been recognized for the nine months ended September 30, 2019, as if the acquisition occurred on January 1, 2019, based on historical operations of the previous owner.

(ii)	Represents food and beverage and other revenues that would have been recognized for the nine months ended September 30, 2019, as if the acquisition occurred on January 1, 2019, based on historical operations of the previous owner.

(iii)	Represents operating expenses for Clemson Best Western Hotel that would have been incurred for the nine months ended September 30, 2019, as if the acquisition occurred on January 1, 2019, based on historical operations of the previous owner, but excluding asset management fees which are already included as an expense in the historical financial information referenced in (a), above.

(iv)	Represents depreciation and amortization expense for Clemson Best Western Hotel for the nine months ended September 30, 2019 as if the Company had acquired Clemson Best Western Hotel on January 1, 2019. Depreciation expense is calculated using the straight-line method over the estimated remaining useful life of 30 years for the building, 3 years for furniture, fixtures and equipment, and 6.4 years for land improvements.

(v)	Represents interest expense on the mortgage payable and line of credit, short term, for the nine months ended September 30, 2019 as if the loans were outstanding for the full nine months ending September 30, 2019.

Interest expense on the mortgage payable is based on the outstanding principal balance of $7,750,000 and is calculated at 7.15%, the rate in effect as of September 30, 2019 on the variable rate loan as if the loans were outstanding for the full nine months ending September 30, 2019. The mortgage payable bears interest at a variable rate based on the USD LIBOR one-month rate plus 4.9% with a minimum rate of 7.15%. As of September 30, 2019, the USD LIBOR one-month rate was 2.015%. If LIBOR exceeded 2.25%, a one-eighth (1/8) percentage point change in the USD LIBOR one-month rate would result in an adjustment to net income of $7,266 for the nine months ended September 30, 2019. Interest expense includes amortization of deferred financing costs using the straight-line method, which approximates to the effective interest method, over the term of the loan (three years).

The line of credit, short term, bears interest at a variable rate calculated at 250 basis points over one month LIBOR as published in the Wall Street Journal. Interest expense on the line of credit, short term is based on the outstanding principal balance of $1,000,000 and is calculated at 4.724%, the rate in effect as of September 1, 2019 on the variable rate loan as if the loans were outstanding for the full nine months ending September 30, 2019. A one-eighth (1/8) percentage point change in one month LIBOR would result in an adjustment to net income of $938 for the nine months ended September 30, 2019. Interest expense includes amortization of deferred financing costs using the straight-line method, which approximates to the effective interest method, over the term of the loan (6 months). While the loan term is six months, for purposes of the unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2019, the loan is assumed to be outstanding for the full nine months ending September 30, 2019.

F-6

(d)	Represents the acquisition of Brookfield Center as if it had occurred on January 1, 2019. Brookfield Center was purchased by MDR Brookfield, LLC, which is wholly owned by Medalist Diversified Holdings, LP (the “Operating Partnership”), of which the Company is the General Partner, on October 3, 2019. The purchase price of the property was $6,700,000 plus capitalized closing and acquisition costs of $207,957.

(i)	Represents rental revenues for Brookfield Center that would have been recognized for the nine months ended September 30, 2019, as if the acquisition occurred on January 1, 2019, based on the terms of leases for tenants that are currently in place. Rental revenues are presented on a straight-line basis and include an adjustment of ($1,737) in amortization of above market leases.

(ii)	Represents tenant reimbursement revenues for Brookfield Center that would have been recognized for the nine months ended September 30, 2019, as if the acquisition occurred on January 1, 2019.

(iii)	Represents operating expenses for Brookfield Center for the nine months ended September 30, 2019, based on historical operations of the previous owner, but excluding asset management fees which are already included as an expense in the historical financial information referenced in (a), above. Property management fees have been adjusted to reflect the Company’s management agreement with Brookfield Center’s property manager.

(iv)	Represents depreciation and amortization expense for Brookfield Center for the nine months ended September 30, 2019, as if the acquisition occurred on January 1, 2019, as if the Company had acquired Brookfield Center on January 1, 2019. Depreciation expense is calculated using the straight-line method over the estimated remaining useful life of 40 years for the building and 4.3 years for land improvements. Tenant improvements are amortized utilizing the straight-line method over the term of the related lease or occupancy term of the tenant, if shorter. Intangible assets such as in-place lease value and other lease-related intangibles are recorded at fair value and are amortized over the remaining terms of the underlying leases.

(v)	Represents interest expense on the mortgage payable and related party note payable, short term for the nine months ended September 30, 2019 as if the loans were outstanding for the full nine months ending September 30, 2019. Interest expense on the mortgage payable is based on the principal amount of $4,850,000 and is calculated at the stated annual rate of 3.9%.

Interest expense includes amortization of deferred financing costs using the straight-line method, which approximates to the effective interest method, over the term of the loan (10 years). The related party note payable, short term, is based on the principal amount of $263,000 and is calculated at the stated annual rate of 5%.

(e)	Weighted-average number of shares outstanding is based on the historical weighted average shares outstanding as of September 30, 2019.

F-7

Medalist Diversified REIT, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Statement of Operations

For the year ended December 31, 2018

				Pro Forma
	Historical	Pro Forma		Adjustments		Pro Forma		Pro forma
	Year ended	Adjustments		Clemson Best		Adjustments		Year ended
	December 31,	Ashley Plaza		Western Property		Brookfield Center		December 31,
	2018(a)	Acquisition (b)		Acquisition (c)		Acquisition (d)		2018
		(unaudited)		(unaudited)		(unaudited)		(unaudited)
REVENUE
Retail center property revenues	$2,372,666	$1,083,659	(i)	$-		$-		$3,456,325
Retail center property tenant reimbursements	541,116	116,043	(ii)	-		-		657,159
Flex/industrial property revenues	-	-		-		498,952	(i)	498,952
Flex/industrial property tenant reimbursements	-	-		-		156,103	(ii)	156,103
Hotel property room revenues	3,636,485	-		2,061,174	(i)	-		5,697,659
Hotel property other revenues	39,684	-		442,547	(ii)	-		482,231
Total Revenue	$6,589,951	$1,199,702		$2,503,721		$655,055		$10,948,429

OPERATING EXPENSES
Retail center property operating expenses	976,468	279,252	(iii)	-		-		1,255,720
Flex/industrial property operating expenses	-	-		-		172,715	(iii)	172,715
Hotel property operating expenses	2,608,825	-		2,119,494	(iii)	-		4,728,319
Share based compensation expenses	790,340	-		-		-		790,340
Legal, accounting and other professional fees	924,651	-		-		-		924,651
Corporate general and administrative expenses	119,679	-		-		-		119,679
Loss on impairment	191,578	-		-		-		191,578
Depreciation and amortization	2,043,323	896,760	(iv)	573,855	(iv)	384,876	(iv)	3,898,814
Total Operating Expenses	7,654,864	1,176,012		2,693,349		557,591		12,081,816
Operating Loss	(1,064,913)	23,690		(189,628)		97,464		(1,133,387)
Interest expense	1,917,183	522,176	(v)	691,113	(v)	213,652	(v)	3,344,124
Net Loss from Operations	(2,982,096)	(498,486)		(880,741)		(116,188)		(4,477,511)
Other income	44,094	-		-		-		44,094
Net Loss before Income Taxes	(2,938,002)	(498,486)		(880,741)		(116,188)		(4,433,417)
Income tax expense	53,151	-		-		-		53,151
Net Loss	(2,991,153)	(498,486)		(880,741)		(116,188)		(4,486,568)
Less: Net loss attributable to Hampton Inn Property noncontrolling interests	(166,314)	-		-		-		(166,314)
Less: Net loss attributable to Hanover Square Property noncontrolling interests	(15,177)	-		-		-		(15,177)
Less: Net loss attributable to Operating Partnership noncontrolling interests	(66,339)	-		-		-		(66,339)
Net Loss Attributable to Medalist Common Shareholders	$(2,743,323)	$(498,486)		$(880,741)		$(116,188)		$(4,238,738)

Loss per share from operations - basic and diluted	$(1.39)							$(2.15)

Weighted-average number of shares - basic and diluted	1,967,980							1,967,980 (e)

Dividends declared per common share	$0.525							$0.525

See the accompanying notes to unaudited pro forma statement of operations

F-8

MEDALIST DIVERSIFIED REIT, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2018

Notes to unaudited pro forma consolidated statement of operations for the year ended December 31, 2018

(a)	Historical financial information was derived from the audited condensed consolidated financial statements of the Company for the year ended December 31, 2018.

(b)	Represents the acquisition of Ashley Plaza as if it had occurred on January 1, 2018. Ashley Plaza was purchased by MDR Ashley Plaza, LLC, which is wholly owned by Medalist Diversified Holdings, LP, of which the Company is the General Partner. The purchase price of the property was $15,200,000 plus capitalized closing and acquisition costs of $357,823 and the actual acquisition date was August 30 2019.

(i)	Represents rental revenues for Ashley Plaza that would have been recognized for the year ended December 31, 2018, as if the acquisition occurred on January 1, 2018, based on the terms of leases for tenants that are currently in place. Rental revenues are presented on a straight-line basis and include an adjustment of $100,884 in net amortization of above and below market leases.

(ii)	Represents tenant reimbursement revenues for Ashley Plaza that would have been recognized for the year ended December 31, 2018, as if the acquisition occurred on January 1, 2018.

(iii)	Represents operating expenses for Ashley Plaza for the year ended December 31, 2018, as if the acquisition occurred on January 1, 2018, based on historical operations of the previous owner, but excluding asset management fees which are already included as an expense in the historical financial information referenced in (a), above. Property management fees have been adjusted to reflect the Company’s management agreement with Ashley Plaza’s property manager.

(iv)	Represents depreciation and amortization expense for Ashley Plaza for the year ended December 31, 2018 as if the Company had acquired Ashley Plaza on January 1, 2018. Depreciation expense is calculated using the straight-line method over the estimated remaining useful life of 27 years for the building and five years for land improvements. Tenant improvements are amortized utilizing the straight-line method over the term of the related lease or occupancy term of the tenant, if shorter. Intangible assets such as in-place lease value and other lease-related intangibles are recorded at fair value and are amortized over the remaining terms of the underlying leases.

(v)	Represents interest expense on the mortgage payable and note payable, short term for the year ended December 31, 2018 as if the loans were outstanding for the full 12 months of 2018. Interest expense on the mortgage payable is based on the principal amount of $11,400,000 and is calculated at the stated annual rate of 3.75%. Interest expense includes amortization of deferred financing costs using the straight-line method, which approximates to the effective interest method, over the term of the loan (10 years).

The line of credit, short term, bears interest at a variable rate calculated at 250 basis points over one month LIBOR as published in the Wall Street Journal. Interest expense on the line of credit, short term is based on the outstanding principal balance of $1,000,000 and is calculated at 4.724%, the rate in effect as of September 1, 2019 on the variable rate loan as if the loans were outstanding for the full 12 months of 2018. A one-eighth (1/8) percentage point change in one month LIBOR would result in an adjustment to net income of $1,250 for the year ended December 31, 2018. Interest expense includes amortization of deferred financing costs using the straight-line method, which approximates to the effective interest method, over the term of the loan (6 months).

(c)	Represents the acquisition of Clemson Best Western Hotel as if it had occurred on January 1, 2018. Clemson Best Western Hotel was purchased by MDR Clemson, LLC, which is wholly owned by Medalist Diversified Holdings, LP, of which the Company is the General Partner. The purchase price of the property was $9,750,000 plus capitalized closing, lease buy-out and acquisition costs of $578,953 and the actual acquisition date was September 27, 2019.

i.	Represents hotel room revenues for Clemson Best Western Hotel that would have been recognized for the year ended December 31, 2018, as if the acquisition occurred on January 1, 2018, based on historical operations of the previous owner.

ii.	Represents food and beverage and other revenues that would have been recognized for the year ended December 31, 2018, as if the acquisition occurred on January 1, 2018, based on historical operations of the previous owner.

F-9

iii.	Represents operating expenses for Clemson Best Western Hotel for the year ended December 31, 2018, as if the acquisition occurred on January 1, 2018, based on historical operations of the previous owner, but excluding asset management fees which are already included as an expense in the historical financial information referenced in (a), above.

iv.	Represents depreciation and amortization expense for Clemson Best Western Hotel for the year ended December 31, 2018 as if the Company had acquired Clemson Best Western Hotel on January 1, 2018. Depreciation expense is calculated using the straight-line method over the estimated remaining useful life of 30 years for the building, 3 years for furniture, fixtures and equipment, and 6.4 years for land improvements.

v.	Represents interest expense on the mortgage payable and line of credit, short term, for the year ended December 31, 2018 as if the loans were outstanding for the full year ended December 31, 2018.

Interest expense on the mortgage payable is based on the outstanding principal balance of $7,750,000 and is calculated at 7.15%, the rate in effect as of September 30, 2019 on the variable rate loan as if the loans were outstanding for the full year ended December 31, 2018. The mortgage payable bears interest at a variable rate based on the USD LIBOR one-month rate plus 4.9% with a minimum rate of 7.15%. As of September 30, 2019, the USD LIBOR one-month rate was 2.015%. If LIBOR exceeded 2.25%, a one-eighth (1/8) percentage point change in the USD LIBOR one-month rate would result in an adjustment to net income of $9,688 for the year ended December 31, 2018. Interest expense includes amortization of deferred financing costs using the straight-line method, which approximates to the effective interest method, over the term of the loan (three years).

Interest expense on the line of credit, short term is based on the outstanding principal balance of $1,000,000 and is calculated at 4.724%, the rate in effect as of September 1, 2019 on the variable rate loan as if the loan were outstanding for the full year ended December 31, 2018. A one-eighth (1/8) percentage point change in the USD LIBOR one-month rate would result in an adjustment to net income of $1,250 for the year ended December 31, 2018.

(d)	Represents the acquisition of Brookfield Center as if it had occurred on January 1, 2018. Brookfield Center was purchased by MDR Brookfield, LLC, which is wholly owned by Medalist Diversified Holdings, LP (the “Operating Partnership”), of which the Company is the General Partner, on October 3, 2019. The purchase price of the property was $6,700,000 plus capitalized closing and acquisition costs of $207,957.

(i)	Represents rental revenues for Brookfield Center that would have been recognized for the year ended December 31, 2018, as if the acquisition occurred on January 1, 2018, based on the terms of leases for tenants that are currently in place. Rental revenues are presented on a straight-line basis and include an adjustment of ($2,316) in amortization of above market leases.

(ii)	Represents tenant reimbursement revenues for Brookfield Center that would have been recognized for the year ended December 31, 2018, as if the acquisition occurred on January 1, 2018.

(iii)	Represents operating expenses for Brookfield Center for the year ended December 31, 2018, as if the acquisition occurred on January 1, 2018, based on historical operations of the previous owner, but excluding asset management fees which are already included as an expense in the historical financial information referenced in (a), above. Property management fees have been adjusted to reflect the Company’s management agreement with Brookfield Center’ property manager.

(iv)	Represents depreciation and amortization expense for Brookfield Center for the year ended December 31, 2018 as if the Company had acquired Brookfield Center on January 1, 2018. Depreciation expense is calculated using the straight-line method over the estimated remaining useful life of 40 years for the building and 4.3 years for land improvements. Tenant improvements are amortized utilizing the straight-line method over the term of the related lease or occupancy term of the tenant, if shorter. Intangible assets such as in-place lease value and other lease-related intangibles are recorded at fair value and are amortized over the remaining terms of the underlying leases.

(v)	Represents interest expense on the mortgage payable and related party note payable, short term for the year ended December 31, 2018 as if the loans were outstanding for the full 12 months of 2018. Interest expense on the mortgage payable is based on the principal amount of $4,850,000 and is calculated at the stated annual rate of 3.9%. Interest expense includes amortization of deferred financing costs using the straight-line method, which approximates to the effective interest method, over the term of the loan (10 years). The related party note payable, short term, is based on the principal amount of $263,000 and is calculated at the stated annual rate of 5%.

(e)	Weighted-average number of shares outstanding is based on the historical weighted average shares outstanding as of December 31, 2018.

F-10

MEDALIST DIVERSIFIED REIT, INC.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Nine Months Ended September 30, 2019

F-11

Medalist Diversified REIT, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Investment properties, net	$69,977,731	$45,323,497
Cash	2,573,087	1,327,424
Restricted cash	1,634,731	2,793,372
Rent and other receivables, net of allowance of $0 and $15,194, as of September 30, 2019 and December 31, 2018, respectively	91,668	108,478
Unbilled rent	438,745	259,216
Advance deposits	-	423,747
Intangible assets, net	4,263,530	2,585,834
Interest rate caps, at fair value	8,493	126,797
Prepaid expenses	134,828	158,687
Other assets	180,100	-
Total Assets	$79,302,913	$53,107,052

LIABILITIES
Accounts payable and accrued liabilities	$1,365,328	$826,336
Intangible liabilities, net	1,336,298	439,726
Line of credit, short term, net	1,975,000	-
Related party notes payable, short term	183,000	-
Mortgages payable, net	51,942,387	33,236,397
Total Liabilities	$56,802,013	$34,502,459

EQUITY
Preferred stock, $.01 par value, 250,000,000 shares authorized, none issued and outstanding	$-	$-
Common stock, $.01 par value, 750,000,000 shares authorized, 4,500,144 and 2,321,582 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	45,001	23,216
Additional paid-in capital	31,702,347	22,077,827
Offering costs	(2,909,155)	(1,835,291)
Accumulated deficit	(9,104,410)	(5,229,760)
Total Shareholders' Equity	19,733,783	15,035,992
Noncontrolling interests - Hampton Inn Property	1,345,662	2,009,031
Noncontrolling interests - Hanover Square Property	560,438	608,943
Noncontrolling interests - Operating Partnership	861,017	950,627
Total Equity	$22,500,900	$18,604,593
Total Liabilities and Equity	$79,302,913	$53,107,052

See notes to condensed consolidated financial statements (unaudited)

F-12

Medalist Diversified REIT, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
REVENUE
Retail center property revenues	$873,373	$715,362	$2,377,377	$1,636,102
Retail center property tenant reimbursements	171,217	124,873	450,354	365,657
Hotel property room revenues	846,097	863,702	2,276,540	2,687,064
Hotel property other revenues	16,878	8,168	54,870	33,448
Total Revenue	$1,907,565	$1,712,105	$5,159,141	$4,722,271

OPERATING EXPENSES
Retail center property operating expenses	$285,694	$226,136	$805,251	$670,391
Hotel property operating expenses	718,920	637,383	1,917,654	1,938,546
Share based compensation expenses	61,600	-	61,600	-
Legal, accounting and other professional fees	283,980	212,373	827,789	782,088
Corporate general and administrative expenses	68,045	8,854	207,194	36,330
Depreciation and amortization	627,149	571,993	1,755,494	1,476,862
Total Operating Expenses	2,045,388	1,656,739	5,574,982	4,904,217
Loss on disposition of FF&E	-	-	983,855	-
Operating (Loss) Income	(137,823)	55,366	(1,399,696)	(181,946)
Interest expense	573,118	510,118	1,589,951	1,397,673
Net Loss from Operations	(710,941)	(454,752)	(2,989,647)	(1,579,619)
Other income	30,156	-	50,177	-
(Decrease) increase in fair value - interest rate caps	(25,690)	16,462	(130,104)	120,627
Net Loss	(706,475)	(438,290)	(3,069,574)	(1,458,992)
Less: Net loss attributable to Hampton Inn Property noncontrolling interests	(92,691)	(47,603)	(663,369)	(83,180)
Less: Net loss attributable to Hanover Square Property noncontrolling interests	(1,660)	(5,009)	(8,505)	(9,399)
Less: Net loss attributable to Operating Partnership noncontrolling interests	(5,918)	(12,166)	(45,860)	(41,939)
Net Loss Attributable to Medalist Common Shareholders	$(606,206)	$(373,512)	$(2,351,840)	$(1,324,474)

Loss per share from operations - basic and diluted	$(0.13)	$(0.19)	$(0.69)	$(0.67)

Weighted-average number of shares - basic and diluted	4,497,585	1,995,582	3,410,847	1,983,791

Dividends declared per common share	$0.175	$0.175	$0.350	$0.350

See notes to condensed consolidated financial statements (unaudited)

F-13

Medalist Diversified REIT, Inc. and Subsidiaries

Condensed Consolidated Statements of Equity

(Unaudited)

For the nine months ended September 30, 2019

	Common Stock						Noncontrolling Interests
	Shares	Par Value	Additional Paid in Capital	Offering Costs	Accumulated Deficit	Total Shareholders' Equity	Hampton Inn Property	Hanover Square Property	Operating Partnership	Total Equity
Balance, December 31, 2018	2,321,582	$23,216	$22,077,827	$(1,835,291)	$(5,229,760)	$15,035,992	$2,009,031	$608,943	$950,627	$18,604,593

Common stock issuances	2,164,562	21,645	9,563,060	-	-	9,584,705	-	-	-	9,584,705
Share based compensation	14,000	140	61,460	-	-	61,600	-	-	-	61,600
Offering costs	-	-	-	(1,073,864)	-	(1,073,864)	-	-	-	(1,073,864)
Net loss	-	-	-	-	(2,351,840)	(2,351,840)	(663,369)	(8,505)	(45,860)	(3,069,574)
Dividends and distributions	-	-	-	-	(1,522,810)	(1,522,810)	-	(40,000)	(43,750)	(1,606,560)
Balance, September 30, 2019	4,500,144	$45,001	$31,702,347	$(2,909,155)	$(9,104,410)	$19,733,783	$1,345,662	$560,438	$861,017	$22,500,900

For the nine months ended September 30, 2018

	Common Stock						Noncontrolling Interests
	Shares	Par Value	Additional Paid in Capital	Offering Costs	Accumulated Deficit	Total Shareholders' Equity	Hampton Inn Property	Hanover Square Property	Operating Partnership	Total Equity

Balance, December 31, 2017	1,148,002	$11,480	$11,086,897	$(912,060)	$(1,398,222)	$8,788,095	$2,211,345	$-	$1,082,591	$12,082,031

Common stock issuances	847,580	8,476	7,969,960	-	-	7,978,436	-	-	-	7,978,436
Offering costs	-	-	-	(528,068)	-	(528,068)	-	-	-	(528,068)
Net loss	-	-	-	-	(1,324,474)	(1,324,474)	(83,180)	(9,399)	(41,939)	(1,458,992)
Dividends and distributions	-	-	-	-	(697,039)	(697,039)	(36,000)	-	(43,750)	(776,789)
Non-controlling interests	-	-	-	-	-	-	-	648,120	-	648,120
Balance, September 30, 2018	1,995,582	$19,956	$19,056,857	$(1,440,128)	$(3,419,735)	$14,216,950	$2,092,165	$638,721	$996,902	$17,944,738

See notes to condensed consolidated financial statements (unaudited)

F-14

For the three months ended September 30, 2019

	Common Stock						Noncontrolling Interests
	Shares	Par Value	Additional Paid in Capital	Offering Costs	Accumulated Deficit	Total Shareholders' Equity	Hampton Inn Property	Hanover Square Property	Operating Partnership	Total Equity
Balance, June 30, 2019	4,486,144	$44,861	$31,640,887	$(2,792,523)	$(7,713,101)	$21,180,124	$1,438,353	$574,098	$888,810	$24,081,385

Share based compensation	14,000	140	61,460	-	-	61,600	-	-	-	61,600
Offering costs	-	-	-	(116,632)	-	(116,632)	-	-	-	(116,632)
Net loss	-	-	-	-	(606,206)	(606,206)	(92,691)	(1,660)	(5,918)	(706,475)
Dividends and distributions	-	-	-	-	(785,103)	(785,103)	-	(12,000)	(21,875)	(818,978)
Balance, September 30, 2019	4,500,144	$45,001	$31,702,347	$(2,909,155)	$(9,104,410)	$19,733,783	$1,345,662	$560,438	$861,017	$22,500,900

For the three months ended September 30, 2018

	Common Stock						Noncontrolling Interests
	Shares	Par Value	Additional Paid in Capital	Offering Costs	Accumulated Deficit	Total Shareholders' Equity	Hampton Inn Property	Hanover Square Property	Operating Partnership	Total Equity

Balance, June 30, 2018	1,995,582	$19,956	$19,056,857	$(1,285,143)	$(2,696,968)	$15,094,702	$2,175,768	$643,730	$1,030,943	$18,945,143

Common stock issuances	-	-	-	-	-	-	-	-	-	-
Offering costs	-	-	-	(154,985)	-	(154,985)	-	-	-	(154,985)
Net loss	-	-	-	-	(373,512)	(373,512)	(47,603)	(5,009)	(12,166)	(438,290)
Dividends and distributions	-	-	-	-	(349,255)	(349,255)	(36,000)	-	(21,875)	(407,130)
Balance, September 30, 2018	1,995,582	$19,956	$19,056,857	$(1,440,128)	$(3,419,735)	$14,216,950	$2,092,165	$638,721	$996,902	$17,944,738

See notes to condensed consolidated financial statements (unaudited)

F-15

Medalist Diversified REIT, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended
	September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES

Net Loss	$(3,069,574)	$(1,458,992)

Adjustments to reconcile consolidated net loss to net cash used in operating activities
Depreciation	1,261,379	1,060,303
Amortization	494,115	416,559
Loan cost amortization	134,586	123,889
Amortization of tenant inducements	12,780	7,100
Decrease (increase) in fair value - interest rate caps	130,104	(120,627)
Above (below) market lease amortization, net	83,556	110,071
Loss on disposition of FF&E	983,855	-
Share-based compensation	61,600	-

Changes in assets and liabilities, net of acquisitions
Rent and other receivables, net	16,810	(66,044)
Unbilled rent	(179,529)	(128,062)
Prepaid expenses	23,859	(29,969)
Other assets	(578,805)	-
Accounts payable and accrued liabilities	538,992	70,579
Net cash used in operating activities	(86,272)	(15,193)

CASH FLOWS FROM INVESTING ACTIVITIES

Investment property acquisitions	(25,488,071)	(4,012,209)
Capital expenditures	(1,333,870)	(618,446)
Advance deposits	(626,650)	-
Net cash used in investing activities	(27,448,591)	(4,630,655)

CASH FLOWS FROM FINANCING ACTIVITIES

Dividends and distributions paid	(1,606,560)	(776,789)
Investment of noncontrolling interests	-	648,120
Proceeds from line of credit, short term, net of loan issuance costs	1,970,000	-
Proceeds from issuance of related party notes payable, short term	183,000	-
Repayment of notes payable and related party notes payable	-	(2,177,538)
Proceeds from mortgages payable, net	18,694,646	250,652
Repayment of mortgages payable	(130,042)	(84,076)
Proceeds from sales of common stock, net of offering costs	8,510,841	7,450,368
Net cash provided by investing activities	27,621,885	5,310,737

INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	87,022	664,889
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	4,120,796	3,294,847
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$4,207,818	$3,959,736

CASH AND CASH EQUIVALENTS, end of period shown in consolidated balance sheets	2,573,087	646,971
RESTRICTED CASH including assets restricted for capital and operating reserves and tenant deposits	1,634,731	3,312,765
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period shown in the statement of cash flows	$4,207,818	$3,959,736

Supplemental Disclosures and Non-Cash Activities:

Interest paid, net of interest rate cap offsetting receipts	$1,418,259	$1,299,308
Transfer advance deposits to investment properties	$1,050,397	$-
Transfer other assets to investment properties	$398,705	$-
Mortgage payable assumed for acquisition of Hanover Square Property	$-	$8,527,315

See notes to condensed consolidated financial statements (unaudited)

F-16

Medalist Diversified REIT, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1.	Organization and Basis of Presentation and Consolidation

Medalist Diversified Real Estate Investment Trust, Inc. (the “REIT”) is a Maryland corporation formed on September 28, 2015. Beginning with the taxable year ended December 31, 2017, the REIT has elected to be taxed as a real estate investment trust for federal income tax purposes. The REIT serves as the general partner of Medalist Diversified Holdings, LP (the “Operating Partnership”) which was formed as a Delaware limited partnership on September 29, 2015. As of September 30, 2019, the REIT, through the Operating Partnership, owned and operated five properties, the Shops at Franklin Square, a 134,239 square foot retail property located in Gastonia, North Carolina (the “Franklin Square Property”), the Greensboro Airport Hampton Inn, a hotel with 125 rooms on 2.162 acres in Greensboro, North Carolina (the “Hampton Inn Property”), the Shops at Hanover Square North (the “Hanover Square Property”), a 73,440 square foot retail property located in Mechanicsville, Virginia, the Ashley Plaza Shopping Center (the “Ashley Plaza Property”), a 160,356 square foot retail property located in Goldsboro, North Carolina and the Clemson Best Western University Inn (the “Clemson Best Western Property”), a hotel with 148 rooms on 5.92 acres in Clemson, South Carolina. The Company owns 64 percent of the Hampton Inn Property as a tenant in common with a noncontrolling owner which owns the remaining 36 percent interest. The Company owns 84 percent of the Hanover Square Property as a tenant in common with a noncontrolling owner which owns the remaining 16 percent interest.

The use of the word “Company” refers to the REIT and its consolidated subsidiaries, except where the context otherwise requires. The Company includes the REIT, the Operating Partnership, wholly owned limited liability corporations which own or operate the properties, and the taxable REIT subsidiaries which operate the Hampton Inn Property and the Clemson Best Western Property. As a REIT, certain tax laws limit the amount of “non-qualifying” income that Company can earn, including income derived directly from the operation of hotels. As a result, the Company and, in the case of the Hampton Inn Property, the tenant in common (“TIC”) noncontrolling owner, leases its consolidated hotel properties to taxable REIT subsidiaries (“TRS”) for federal income tax purposes. The TRS subsidiaries are subject to income tax and are not limited as to the amount of nonqualifying income they can generate, but they are limited in terms of their value as a percentage of the total value of the Company’s assets. The TRS subsidiaries enter into agreements with a third party to manage the operations of the hotel. The Company prepared the accompanying condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). References to the consolidated financial statements and references to individual financial statements included herein, reference the condensed consolidated financial statements or the respective individual condensed financial statement. All material balances and transactions between the consolidated entities of the Company have been eliminated.

The Company was formed to acquire, reposition, renovate, lease and manage income-producing properties, with a primary focus on (i) commercial properties, including flex-industrial, limited service hotels, and retail properties, and (ii) multi-family residential properties in secondary and tertiary markets in the southeastern part of the United States, with an expected concentration in Virginia, North Carolina, South Carolina, Georgia, Florida and Alabama. The Company may also pursue, in an opportunistic manner, other real estate-related investments, including, among other things, equity or other ownership interests in entities that are the direct or indirect owners of real property, indirect investments in real property, such as those that may be obtained in a joint venture. While these types of investments are not intended to be a primary focus, the Company may make such investments in its Manager’s discretion.

The Company is externally managed by Medalist Fund Manager, Inc. (the ‘‘Manager’’). The Manager makes all investment decisions for the Company. The Manager and its affiliated companies specialize in acquiring, developing, owning and managing value-added commercial real estate in the Mid-Atlantic and Southeast regions. The Manager oversees the Company’s overall business and affairs and has broad discretion to make operating decisions on behalf of the Company and to make investment decisions. The Company’s stockholders are not involved in its day-today affairs.

F-17

2.	Summary of Significant Accounting Policies

Investment Properties

As of January 1, 2017, the Company adopted Accounting Standards Update (“ASU”) 2017-01, Business Combinations (Topic 805), which clarifies the framework for determining whether an integrated set of assets and activities meets the definition of a business. The revised framework establishes a screen for determining whether an integrated set of assets and activities is a business and narrows the definition of a business, which is expected to result in fewer transactions being accounted for as business combinations. Acquisitions of integrated sets of assets and activities that do not meet the definition of a business are accounted for as asset acquisitions. As a result, the all of the Company’s acquisitions to date qualified as asset acquisitions and the Company expects future acquisitions of operating properties to qualify as asset acquisitions. Accordingly, third-party transaction costs associated with these acquisitions have been and will be capitalized, while internal acquisition costs will continue to be expensed.

Accounting Standards Codification (“ASC”) 805 mandates that “an acquiring entity shall allocate the cost of an acquired entity to the assets acquired and liabilities assumed based on their estimated fair values at date of acquisition.” ASC 805 results in an allocation of acquisition costs to both the tangible and intangible assets associated with income producing real estate. Tangible assets include land, buildings, site improvements, tenant improvements and furniture, fixtures and equipment, while intangible assets include the value of in-place leases, lease origination costs (leasing commissions and tenant improvements), legal and marketing costs and leasehold assets and liabilities (above or below market leases), among others.

The Company uses independent, third party consultants to assist management with its ASC 805 evaluations. The Company determines fair value based on accepted valuation methodologies including the cost, market, and income capitalization approaches. The purchase price is allocated to the tangible and intangible assets identified in the evaluation.

The Company records depreciation on buildings and improvements utilizing the straight-line method over the estimated useful life of the asset, generally 5 to 40 years. The Company reviews depreciable lives of investment properties periodically and makes adjustments to reflect a shorter economic life, when necessary. Tenant allowances, tenant inducements and tenant improvements are amortized utilizing the straight-line method over the term of the related lease. Amounts allocated to buildings are depreciated over the estimated remaining life of the acquired building or related improvements.

Acquisition and closing costs are capitalized as part of each tangible asset on a pro rata basis. Improvements and major repairs and maintenance are capitalized when the repair and maintenance substantially extend the useful life, increases capacity or improves the efficiency of the asset. All other repair and maintenance costs are expensed as incurred.

The Company reviews investment properties for impairment on a property-by-property basis whenever events or changes in circumstances indicate that the carrying value of investment properties may not be recoverable, but at least annually. These circumstances include, but are not limited to, declines in the property’s cash flows, occupancy and fair market value. The Company measures any impairment of investment property when the estimated undiscounted cash flows plus its residual value, is less than the carrying value of the property. To the extent impairment has occurred, the Company charges to income the excess of the carrying value of the property over its estimated fair value. The Company estimates fair value using unobservable data such as projected future operating income, estimated capitalization rates, or multiples, leasing prospects and local market information. The Company may decide to sell properties that are held for use and the sale prices of these properties may differ from their carrying values. The Company did not record any impairment adjustments to its properties during the three months or nine months ended September 30, 2019 or September 30, 2018, respectively.

Intangible Assets and Liabilities, net

The Company determines, through the ASC 805 evaluation, the above and below market lease intangibles upon acquiring a property. Intangible assets (or liabilities) such as above or below-market leases and in-place lease value are recorded at fair value and are amortized as an adjustment to rental revenue or amortization expense, as appropriate, over the remaining terms of the underlying leases. The Company amortizes amounts allocated to tenant improvements, in-place lease assets and other lease-related intangibles over the remaining life of the underlying leases. The analysis is conducted on a lease-by-lease basis.

The Company reviews its intangible assets for impairment whenever vents or changes in circumstances indicate that the carrying value of its intangible assets may not be recoverable, but at least annually. During the three months and nine months ended September 30, 2019 and 2018, respectively, the Company did not record any impairment adjustments to its intangible assets.

F-18

Details of these deferred costs, net of amortization, arising from the Company’s purchases of the Franklin Square Property, Hanover Square Property and Ashley Plaza Property are as follows:

	September 30, 2019	December 31, 2018
	(unaudited)
Intangible Assets
Leasing commissions	$1,031,188	$305,646
Legal and marketing costs	116,340	95,950
Above market leases	678,096	648,409
Leases in place	2,437,906	1,535,829
	$4,263,530	$2,585,834

Intangible Liabilities
Below market leases, net	$(1,336,298)	$(439,726)

Capitalized above-market lease values are amortized as a reduction of rental income over the remaining terms of the respective leases. Capitalized below-market lease values are amortized as an increase to rental income over the remaining terms of the respective leases. Adjustments to rental revenue related to the above and below market leases during the three months and nine months ended September 30, 2019 and 2018, respectively, were as follows:

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Amortization of above market leases	$(55,830)	$(60,444)	$(165,699)	$(164,605)
Amortization of below market leases	35,120	23,511	82,143	54,534
	$(20,710)	$(36,933)	$(83,556)	$(110,071)

Amortization of lease origination costs, leases in place and legal and marketing costs represent a component of depreciation and amortization expense. Amortization related to these intangible assets during the three months and nine months ended September 30, 2019 and 2018, respectively, were as follows:

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Leasing commissions	$(28,180)	$(23,586)	$(74,109)	$(60,112)
Legal and marketing costs	(7,751)	(8,781)	(24,271)	(23,998)
Leases in place	(137,965)	(144,429)	(395,735)	(332,449)
	$(173,896)	$(176,796)	$(494,115)	$(416,559)

As of September 30, 2019 and December 31, 2018, the Company’s accumulated amortization of lease origination costs, leases in place and legal and marketing costs totaled $1,273,275 and $821,014, respectively.

F-19

Future amortization of above and below market leases, lease origination costs, leases in place, legal and marketing costs and tenant relationships is as follows:

	For the remaining three months ending December 31, 2019	2020	2021	2022	2023	2024- 2039	Total
Intangible Assets
Leasing commissions	$39,850	$152,216	$142,806	$109,232	$83,691	$503,393	$1,031,188
Legal and marketing costs	7,683	26,436	21,709	17,185	12,992	30,335	116,340
Above market leases, net	59,973	219,074	212,136	119,607	33,311	33,995	678,096
Leases in place	165,297	601,659	533,733	307,177	165,747	664,293	2,437,906
	$272,803	$999,385	$910,384	$553,201	$295,741	$1,232,016	$4,263,530

Intangible Liabilities
Below market leases, net	$(58,338)	$(219,714)	$(207,700)	$(185,252)	$(138,780)	$(526,514)	$(1,336,298)

Conditional Asset Retirement Obligation

A conditional asset retirement obligation represents a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement depends on a future event that may or may not be with the Company’s control. Currently, the Company does not have any conditional asset retirement obligations. However, any such obligations identified in the future would result in the Company recording a liability if the fair value of the obligation can be reasonably estimated. Environmental studies conducted at the time the Company acquired its properties did not reveal any material environmental liabilities, and the Company is unaware of any subsequent environmental matters that would have created a material liability.

The Company believes that its properties are currently in material compliance with applicable environmental, as well as non-environmental, statutory and regulatory requirements. The Company did not record any conditional asset retirement obligation liabilities during the three months and nine months ended September 30, 2019 and 2018, respectively.

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments purchased with an original maturity of 90 days or less to be cash and cash equivalents. Cash equivalents are carried at cost, which approximates fair value. Cash equivalents consist primarily of bank operating accounts and money markets. Financial instruments that potentially subject the Company to concentrations of credit risk include its cash and equivalents and its trade accounts receivable.

Restricted cash represents (i) amounts held by the Company for tenant security deposits, (ii) escrow deposits held by lenders for real estate tax, insurance, and operating reserves and (iii) capital reserves held by lenders for investment property capital improvements.

The Company places its cash and cash equivalents and any restricted cash held by the Company on deposit with financial institutions in the United States which are insured by the Federal Deposit Insurance Company ("FDIC") up to $250,000. The Company's credit loss in the event of failure of these financial institutions is represented by the difference between the FDIC limit and the total amounts on deposit. Management monitors the financial institutions credit worthiness in conjunction with balances on deposit to minimize risk. As of September 30, 2019, the Company held two cash accounts with balances that exceeded the FDIC limit by an aggregate amount of $1,027,534. As of December 31, 2018, the Company held one cash account with a balance that exceeded the FDIC limit by $650,699.

Tenant security deposits are restricted cash balances held by the Company to offset potential damages, unpaid rent or other unmet conditions of its tenant leases. As of September 30, 2019 and December 31, 2018, the Company reported $83,393 and $71,022, respectively, in security deposits held as restricted cash.

Escrow deposits are restricted cash balances held by lenders for real estate taxes, insurance and other operating reserves. As of September 30, 2019 and December 31, 2018, the Company reported $966,798 and $719,588, respectively, in escrow deposits.

Capital reserves are restricted cash balances held by lenders for capital improvements, leasing commissions and tenant improvements. As of September 30, 2019 and December 31, 2018, the Company reported $584,540 and $2,002,762, respectively, in capital property reserves. These funds are being held in reserve for improvements to the Hampton Inn Property ($82,693 and $1,601,809 as of September 30, 2019 and December 31, 2018, respectively), improvements to the Clemson Best Western Property ($50,000 and $0 as of September 30, 2019 and December 31, 2018, respectively) and tenant improvements, leasing commissions and maintenance reserves for the Franklin Square Property ($451,847 and $400,953 as of September 30, 2019 and December 31, 2018, respectively).

F-20

Other Assets

As of September 30, 2019 and December 31, 2018, the Company reported $180,100 and $0, respectively, in other assets. The Company records payments made for deposits, due diligence and other pre-acquisition costs for potential future investment properties as “other assets”. Upon acquisition of a property, these costs will be capitalized as part of either (i) the acquisition cost of the acquired property or (ii) as issuance costs related to mortgages payable. As of September 30, 2019, the Company reported $145,500 in other assets related to the Company’s acquisition of the Brookfield Center Property (see Note 10, below, for further discussion on the Brookfield Center Property). In addition, as of September 30, 2019, the Company reported $34,600 in capitalized franchise costs, net, in other assets.

Revenue Recognition

The Company adopted ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) effective on January 1, 2019 (see Recent Accounting Pronouncements, below). This adoption did not have a material impact on the Company’s recognition of revenues from either its retail properties or its hotel property.

Retail Property Revenues

The Company recognizes minimum rents from its retail center properties (the Franklin Square, Hanover Square and Ashley Plaza properties) on a straight-line basis over the terms of the respective leases which results in an unbilled rent asset or deferred rent liability being recorded on the consolidated balance sheet. The Company’s leases generally require the tenant to reimburse the Company for a substantial portion of its expenses incurred in operating, maintaining, repairing, insuring and managing the shopping center and common areas (collectively defined as Common Area Maintenance or “CAM” expenses). The Company includes these reimbursements, along with other revenue derived from late fees and seasonal events, under the consolidated statements of operations caption "Retail center property tenant reimbursements." This significantly reduces the Company’s exposure to increases in costs and operating expenses resulting from inflation or other outside factors. The Company accrues reimbursements from tenants for recoverable portions of all these expenses as revenue in the period the applicable expenditures are incurred. The Company calculates the tenant’s share of operating costs by multiplying the total amount of the operating costs by a fraction, the numerator of which is the total number of square feet being leased by the tenant, and the denominator of which is the average total square footage of all leasable buildings at the property. The Company also receives payments for these reimbursements from substantially all its tenants on a monthly basis throughout the year.

The Company recognizes differences between previously estimated recoveries and the final billed amounts in the year in which the amounts become final. Since these differences are determined annually under the leases, the impact on revenues recognized for the three and nine months ended September 30, 2019 is not known.

The Company recognizes lease termination fees in the period that the lease is terminated and collection of the fees is reasonably assured. Upon early lease termination, the Company provides for losses related to unrecovered intangibles and other assets. During the three months and nine months ended September 30, 2019 and 2018, respectively, no such termination costs were recognized.

Hotel Property Revenues

Hotel revenues (from the Hampton Inn Property and Clemson Best Western Property) are recognized as earned, which is generally defined as the date upon which a guest occupies a room or utilizes the hotel’s services.

Rent and other receivables and unbilled rent

Rent and other receivables include tenant receivables related to base rents and tenant reimbursements. Unbilled rent includes receivables attributable to recording rents on a straight-line basis. The Company determines an allowance for the uncollectible portion of accrued rents and accounts receivable based upon customer credit worthiness (including expected recovery of a claim with respect to any tenants in bankruptcy), historical bad debt levels, and current economic trends. The Company considers a receivable past due once it becomes delinquent per the terms of the lease. A past due receivable triggers certain events such as notices, fees and other allowable and required actions per the lease. The Company’s allowance for uncollectible accounts are comprised of amounts specifically identified based on management’s review of individual tenants’ outstanding receivables.

Income Taxes

Beginning with the Company’s taxable year ended December 31, 2017, the REIT has elected to be taxed as a real estate investment trust for federal income tax purposes under Sections 856 through 860 of the Internal Revenue Code and applicable Treasury regulations relating to REIT qualification. In order to maintain this REIT status, the regulations require the Company to distribute at least 90% of its taxable income to shareholders and meet certain other asset and income tests, as well as other requirements. If the Company fails to qualify as a REIT, it will be subject to tax at regular corporate rates for the years in which it fails to qualify. If the Company loses its REIT status it could not elect to be taxed as a REIT for five years unless the Company’s failure to qualify was due to reasonable cause and certain other conditions were satisfied.

F-21

Management has evaluated the effect of the guidance provided by GAAP on Accounting for Uncertainty of Income Taxes and has determined that the Company had no uncertain income tax positions.

During the three months and nine months ended September 30, 2019, the Company’s Hampton Inn TRS and Clemson Best Western TRS subsidiaries generated a tax loss, so no income tax expense was recorded. During the three months and nine months ended September 30, 2018, the Company’s Hampton Inn TRS entity generated taxable income, but management made the determination not to record income tax expense as of September 30, 2018 due to the Hampton Inn Property’s seasonal variations in taxable income. Instead, management made the decision to record income tax expense for the full year as of December 31, 2018.

Use of Estimates

The Company has made estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and revenues and expenses during the reported period. The Company’s actual results could differ from these estimates.

Loss on Disposition of FF&E

The Company allocated and recorded a portion of the acquisition cost of the Hampton Inn Property to furniture, fixtures and equipment (“FF&E”), a component of investment properties on the condensed consolidated balance sheet, when it acquired the Hampton Inn Property in November 2017. As part of a property improvement plan for the Hampton Inn Property, the Company has replaced a significant portion of the FF&E it acquired. As a result, during the nine months ending September 30, 2019, the Company recorded a loss on disposition of FF&E of $983,855 which represented the net book value of the assets that were disposed. No such losses were recorded during the three months ended September 30, 2019 or the three and nine months ending September 30, 2018.

Noncontrolling Interests

There are three elements of noncontrolling interests in the capital structure of the Company. The ownership interests not held by the REIT are considered noncontrolling interests. Accordingly, noncontrolling interests have been reported in equity on the consolidated balance sheets but separate from the Company’s equity. On the consolidated statements of operations, the subsidiaries are reported at the consolidated amount, including both the amount attributable to the Company and noncontrolling interests. Consolidated statements of changes in stockholders’ equity include beginning balances, activity for the period and ending balances for shareholders’ equity, noncontrolling interests and total equity.

The first noncontrolling interest is in the Hampton Inn Property in which the Company owns a 64 percent tenancy in common interest through its subsidiaries and an outside party owns a 36 percent tenancy in common interest. In 2017, the noncontrolling owner of the Hampton Inn Property provided $2.3 million as part of the acquisition of the Hampton Inn Property. The Hampton Inn Property’s net loss is allocated to the noncontrolling ownership interest based on its 36 percent ownership. During the three and nine months ended September 30, 2019, 36 percent of the Hampton Inn’s net loss of $257,478 and $1,842,694, respectively, or $92,691 and $663,369, respectively was allocated to the noncontrolling partnership interest. During the three and nine months ended September 30, 2018, 36 percent of the Hampton Inn’s net loss of $132,233 and $231,058, respectively, or $47,603 and $83,180 respectively, was allocated to the noncontrolling ownership interest.

The second noncontrolling interest is in the Hanover Square Property in which the Company owns an 84 percent tenancy in common interest through its subsidiary and an outside party owns a 16 percent tenancy in common interest. The Hanover Square Property’s net loss is allocated to the noncontrolling ownership interest based on its 16 percent ownership. During the three and nine months ended September 30, 2019, 16 percent of the Hanover Square Property’s net loss of $10,378 and $53,161, respectively, or $1,660 and $8,505, respectively, was allocated to the noncontrolling ownership interest. During the three and nine months ended September 30, 2018, 16 percent of the Hanover Square Property’s net loss of $31,304 and $58,741, respectively, or $5,009 and $9,399, respectively, was allocated to the noncontrolling ownership interest.

The third noncontrolling ownership interest are the units in the Operating Partnership that are not held by the REIT. In 2017, 125,000 Operating Partnership units were issued to members of the selling LLC which owned the Hampton Inn Property who elected to participate in a 721 exchange, which allows the exchange of interests in real property for shares in a real estate investment trust. These members of the selling LLC invested $1,175,000 in the Operating Partnership in exchange for 125,000 Operating Partnership units. The Operating Partnership units not held by the REIT represent 2.70 percent and 5.11 percent of the outstanding Operating Partnership units as of September 30, 2019 and December 31, 2018, respectively. The noncontrolling interest percentage is calculated at any point in time by dividing the number of units not owned by the Company by the total number of units outstanding. The noncontrolling interest ownership percentage will change as additional common or preferred shares are issued by the REIT, or additional Operating Partnerships units are issued or as units are exchanged for the Company’s $0.01 par value per share Common Stock. During periods when the Operating Partnership’s noncontrolling interest changes, the noncontrolling ownership interest is calculated based on the weighted average Operating Partnership noncontrolling ownership interest during that period. The Operating Partnership’s net loss is allocated to the noncontrolling unit holders based on their ownership interest.

During the three and nine months ended September 30, 2019, a weighted average of 2.71 percent and 3.36 percent, respectively, of the Operating Partnership’s net loss of $218,775 and $1,365,387, respectively, or $5,918 and $45,860 respectively, was allocated to the noncontrolling unit holders. During the three and nine months ended September 30, 2018, a weighted average of 5.91 percent and 6.46 percent, respectively, of the Operating Partnership’s net loss of $206,551 and $648,814, respectively, or $12,166 and $41,939, respectively, was allocated to the noncontrolling unit holders.

F-22

Recent Accounting Pronouncements

For each of the accounting pronouncements that affect the Company, the Company has elected or plans to elect to follow the rule that allows companies engaging in an initial public offering as an Emerging Growth Company to follow the private company implementation dates.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements of ASC Topic 605, Revenue Recognition and most industry-specific guidance on revenue recognition throughout the ASC. The new standard is principles based and provides a five step model to determine when and how revenue is recognized. The core principle of the new standard is that revenue should be recognized when a company transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The new standard also requires disclosure of qualitative and quantitative information surrounding the amount, nature, timing and uncertainty of revenues and cash flows arising from contracts with customers. In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarifies the implementation guidance on principal versus agent considerations. In June 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients, which relates to assessing collectability, presentation of sales taxes, noncash consideration and completed contracts and contract modifications in transition. In December 2016, the FASB issued 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, which clarifies or corrects unintended application of the standard. Adoption is required for private companies for fiscal years beginning after December 15, 2018. In September 2017, the FASB issued ASU 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842). These amendments provide additional clarification and implementation guidance on the previously issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The Company adopted Topic 606 effective on January 1, 2019.

A majority of the Company’s tenant-related revenue from its Franklin Square, Hanover Square and Ashley Plaza Properties is recognized pursuant to lease agreements and will be governed by the leasing guidance discussed below.  The Company has evaluated its hotel revenues and concluded that the adoption of this standard did not impact the amount or timing of revenue recognition in its consolidated financial statements. As previously discussed, the Company completed its assessment of ASU No. 2014-09 and has concluded that the guidance does not have a material impact on the Company’s method of revenue recognition or on the consolidated financial statements.

Accounting for Leases

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842).  The amendments in this update govern a number of areas including, but not limited to, accounting for leases, replacing the existing guidance in ASC No. 840, Leases.  Under this standard, among other changes in practice, a lessee’s rights and obligations under most leases, including existing and new arrangements, would be recognized as assets and liabilities, respectively, on the balance sheet.  Other significant provisions of this standard include (i) defining the “lease term” to include the non-cancelable period together with periods for which there is a significant economic incentive for the lessee to extend or not terminate the lease; (ii) defining the initial lease liability to be recorded on the balance sheet to contemplate only those variable lease payments that depend on an index or that are in substance “fixed,” (iii) a dual approach for determining whether lease expense is recognized on a straight-line or accelerated basis, depending on whether the lessee is expected to consume more than an insignificant portion of the leased asset’s economic benefits and (iv) a requirement to bifurcate certain lease and non-lease components.  The lease standard is effective for public companies for fiscal years beginning after December 15, 2018 (including interim periods within those fiscal years) and for private companies, fiscal years beginning after December 15, 2020, with early adoption permitted.  The Company plans to adopt the standard effective on January 1, 2021. The accounting for leases under which the Company is the lessor remains largely unchanged and the Company is not currently a “lessee” under any lease agreements. Management does not believe the adoption will have a material impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This update enhances the methodology of measuring expected credit losses to include the use of forward-looking information to better calculate credit loss estimates. The guidance will apply to most financial assets measured at amortized cost and certain other instruments, such as accounts receivable and loans. The guidance will require that the Company estimate the lifetime expected credit loss with respect to these receivables and record allowances that, when deducted from the balance of the receivables, represent the net amounts expected to be collected. The Company will also be required to disclose information about how it developed the allowances, including changes in the factors that influenced the Company’s estimate of expected credit losses and the reasons for those changes. For public companies, the guidance will be effective for interim and annual reporting periods beginning after December 15, 2020 and for private companies, periods after December 15, 2022. The Company is currently in the process of evaluating the impact the adoption of the guidance will have on its consolidated financial statements.

Cash Flows

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force). The ASU provides guidance on the presentation of restricted cash or restricted cash equivalents in the statement of cash flows in an effort to reduce diversity in practice. The standard requires a reconciliation of total cash, cash equivalents and restricted cash, such as escrows and operating property reserves and property capital reserves, in the cash flow statement or in the notes to the financial statements. This ASU is effective for annual and interim reporting periods beginning after December 15, 2017 and early adoption is permitted. The new standard is to be applied retrospectively for all periods presented.

F-23

The Company adopted the standard as of January 1, 2019 and applied retrospectively. For the nine months ended September 30, 2018, the adoption resulted in a reduction of $175,973 in net cash used in operating activities and a reduction of $104,947 in net cash used in investing activities on the consolidated statements of cash flows.

3.	Investment Properties

Investment properties consist of the following:

	September 30, 2019	December 31, 2018
	(unaudited)
Land	$12,528,373	$7,462,946
Site improvements	3,542,446	2,341,547
Buildings and improvements (a)	54,590,901	35,753,467
Furniture and fixtures (b)	2,058,240	1,733,273
Investment properties at cost (c)	72,719,960	47,291,233
Less accumulated depreciation	2,742,229	1,967,736
Investment properties, net	$69,977,731	$45,323,497

(a)	Includes tenant improvements (both those acquired at the acquisition and those constructed after the acquisition), tenant inducements, capitalized leasing commissions and other capital costs incurred post-acquisition.

(b)	As of September 30, 2019 and December 31, 2018, excludes $0 and $423,747, respectively, in pre-payments recorded as advance deposits for furniture and fixtures not yet received as part of the renovations of the Hampton Inn Property. The Company reclassifies the amounts recorded as advance deposits to a furniture and fixtures account when the assets are received or placed in service.

(c)	Excludes intangible assets and liabilities (see note, below), escrow deposits and property reserves.

The Company’s depreciation expense on investment properties was $453,253 and $399,637 for the three months ended September 30, 2019 and 2018, respectively, and $1,261,379 and $1,060,303 for the nine months ended September 30, 2019 and 2018, respectively.

The Company generally records depreciation of capitalized tenant improvements and amortization of capitalized leasing commissions on a straight-line basis over the terms of the related leases. Details of these deferred costs, net of depreciation and amortization as of September 30, 2019 and December 31, 2018, respectively, are as follows:

	September 30, 2019	December 31, 2018
	(unaudited)
Capitalized tenant improvements, net	$176,298	$175,580
Capitalized leasing commissions, net	298,366	322,861

During the three and nine months ended September 30, 2019, the Company recorded $0 and $31,284, respectively, in capitalized tenant improvements. During the three and nine months ended September 30, 2018, the Company recorded $0 in capitalized tenant improvements. Depreciation on capitalized tenant improvements was $10,536 and $30,566 for the three and nine months ended September 30, 2019, respectively, and $6,003 and $15,857 for the three and nine months ended September 30, 2018, respectively.

During the three and nine months ended September 30, 2019, the Company recorded $500 and $5,075, respectively in capitalized leasing commissions. During the three and nine months ended September 30, 2018, the Company recorded $57,000 and $152,866, respectively in capitalized leasing commissions. Amortization of capitalized leasing commissions was $10,106 and $29,570 for the three and nine months ended September 30, 2019, respectively, and $5,631 and $9,935 for the three and nine months ended September 30, 2018, respectively.

In May 2018, the Company paid $125,000 to induce a tenant in the Franklin Square Property to release a restriction in its lease that prohibited the Company from leasing space to a similar user. Capitalized tenant inducements are amortized as a reduction of rental income over the term of the respective lease. Details of these deferred costs, net of depreciation and amortization as of September 30, 2019 and December 31, 2018, respectively, are as follows:

	September 30, 2019	December 31, 2018
	(unaudited)
Capitalized tenant inducements, net	$100,860	$113,640

F-24

Amortization of the tenant inducement was $4,260 and $4,260 for the three months ended September 30, 2019 and 2018, respectively, and $12,780 and $7,100 for the nine months ended September 30, 2019 and 2018, respectively.

A significant portion of the Company’s land, buildings and improvements serve as collateral for its mortgage loans payable portfolio. Accordingly, restrictions exist as to each property’s transferability, use and other common rights typically associated with property ownership.

Property Acquisitions

2019 Acquisitions

The Ashley Plaza Property

On August 30, 2019, the Company completed its acquisition of the Ashley Plaza Property, a 160,356 square foot retail property located in Goldsboro, North Carolina, through a wholly owned subsidiary. The Ashley Plaza Property, built in 1977 and fully renovated in 2018, was 98 percent leased as of September 30, 2019 and is anchored by Hobby Lobby, Harbor Freight and Ashley Home Store. The purchase price for the Ashley Plaza Property was $15,200,000 paid through a combination of cash provided by the Company, the incurrence of new mortgage debt and funds from a line of credit, short term. The Company’s total investment, including $204,300 of loan issuance costs, was $15,885,444. The Company paid $357,823 of acquisition and closing costs which were capitalized and added to the tangible assets acquired.

The Clemson Best Western Hotel Property

On September 27, 2019, the Company completed its acquisition of the Clemson Best Western Hotel Property, a 148 room hotel on 5.92 acres located in Clemson, South Carolina, through a wholly owned subsidiary. The Clemson Best Western Hotel Property was built in 1982 and substantially renovated in 2016 and 2017. The purchase price for the Clemson Best Western Hotel Property was $9,750,000 paid through a combination of cash provided by the Company, the incurrence of new mortgage debt and funds from a line of credit, short term. The Company’s total investment, including $269,254 of loan issuance costs, was $10,786,782. The Company paid $578,953 of acquisition, closing costs and lease buy-out fees, which were capitalized and added to the tangible assets acquired.

The following summarizes the consideration paid and the fair values of the assets acquired and liabilities created or assumed in conjunction with the acquisitions described above, along with a description of the methods used to determine fair value. Asset values presented include allocated acquisition and closing costs.

	Clemson Best Western Property	Ashley Plaza Property
Fair value of assets acquired
Investment property (a)	$10,328,953	$14,199,028
Lease intangibles and other assets (b)	-	2,142,124
Restricted cash created (c)	188,575	123,321
Above market leases (b)	-	195,386
Below market leases (b)	-	(978,715)
Fair value of net assets acquired (d)	$10,517,528	$15,681,144

Purchase consideration
Consideration paid with cash (e)	$1,767,528	$3,281,144
Consideration paid with new line of credit, short term (f)	1,000,000	1,000,000
Consideration paid with new mortgage debt (g)	7,750,000	11,400,000
Total consideration (h)	$10,517,528	$15,681,144

(a)	Represents the fair value of the investment property acquired which includes land, buildings, site improvements, tenant improvements and furniture, fixtures and equipment. The fair value was determined using the market approach, the cost approach, the income approach or a combination thereof. Closing and acquisition costs of $578,553 for the Clemson Best Western Property and $357,824 for the Ashley Plaza Property were allocated and added to the fair value of the tangible assets acquired.

(b)	Represents the fair value of lease intangibles and other assets. Lease intangibles include leasing commissions, leases in place, above market leases, below market leases and legal and marketing costs associated with replacing existing leases.

(c)	Represents deposits paid by the Company at closing for real estate tax escrows and operating and capital reserves.

(d)	Represents the total fair value of assets and liabilities acquired at closing.

F-25

(e)	Represents cash paid at closing and cash paid for acquisition (including intangible assets), escrows, lease buy-out fees, and closing costs paid outside of closing or directly by the Company.

(f)	Represents funds received from a line of credit, short term. See Note 4, below.

(g)	Issuance of new mortgage debt to fund the purchase of the properties. See Note 4, below.

(i)	Represents the consideration paid for the fair value of the assets and liabilities acquired.

2018 Acquisition

The Hanover Square Property

On May 8, 2018, the Company completed its acquisition of an 84 percent interest in the Hanover Square Property through a wholly owned subsidiary. The Hanover Square Property, built in 2007, was 100 percent leased as of September 30, 2019 and is anchored by Marshalls and an Old Navy store. The purchase price for the Hanover Square Property was $12,173,000 paid through a combination of cash provided by the Company, assumed secured debt which amount was increased by additional debt and cash provided by the 16 percent noncontrolling investor. The Company’s total investment, including acquisition and closing costs, escrows and lease reserves was $12,961,557, including $122,033 of loan issuance costs and $648,120 in cash provided by a non-controlling investor.

The following summarizes the consideration paid and the fair values of assets acquired and liabilities assumed in conjunction with the acquisition described above, along with a description of the methods used to determine fair value. Asset values presented include allocated acquisition and closing costs.

Hanover Square
Fair value of assets acquired
Investment property (a)	$11,493,360
Lease intangibles and other assets (b)	1,093,057
Escrows and property reserves created or acquired (c)	300,000
Above market leases (b)	170,154
Below market leases (b)	(217,047)
Fair value of net assets acquired (d)	$12,839,524

Purchase consideration
Consideration paid with cash (e)	$3,291,404
Consideration paid with assumed mortgage debt (f)	8,527,315
Consideration paid with new mortgage debt (g)	372,685
Consideration paid by noncontrolling interest (h)	648,120
Total consideration (i)	$12,839,524

(a)	Represents the fair value of the investment property acquired which includes land, buildings, site improvements, tenant improvements and furniture and fixtures. The fair value was determined using the market approach, the cost approach, the income approach or a combination thereof. Closing and acquisition costs were allocated and added to the fair value of the tangible assets acquired.

(b)	Represents the fair value of lease intangibles and other assets. Lease intangibles include leasing commissions, leases in place, above market leases, below market leases and legal and marketing costs associated with replacing existing leases.

(c)	Escrow deposits are restricted cash balances held by lenders for real estate taxes, insurance and reserves for capital improvements. These are generally created at closing. For the Hanover Square Property, $200,000 in existing reserves were purchased at closing from the Seller as part of the loan assumption (see (f) below) and the Company funded $100,000 in additional escrows at closing.

(d)	Represents the total fair value of assets and liabilities acquired at closing.

(e)	Represents cash paid at closing and cash paid for acquisition (including intangible assets), escrows and closing costs paid outside of closing or directly by the Company.

(f)	Assumption of mortgage debt related to the purchase of the Hanover Square Property.

(g)	Issuance of new mortgage debt (an increase in the amount of the assumed mortgage) to fund the purchase of the Hanover Square Property. See mortgages payable.

(h)	Represents investment of noncontrolling interest paid at closing for the Hanover Square Property.

(i)	Represents the consideration paid for the fair value of the assets and liabilities acquired.

F-26

4.	Loans Payable

Mortgages Payable

The Company’s mortgages payables, net, were $51,942,387 and $33,236,397 as of September 30, 2019 and December 31, 2018, respectively.

				Balance
Property	Monthly Payment	Interest Rate	Maturity	September 30, 2019	December 31, 2018
				(unaudited)
Franklin Square	Interest only	4.70%	October 2021	$14,275,000	$14,275,000
Hampton Inn (a)	Interest only	Variable (b)	November 2020	10,600,000	10,600,000
Hanover Square (c)	$51,993	4.90%	December 2027	8,642,520	8,772,562

Ashley Plaza (d)	Interest only	3.75%	September 2029	11,400,000	-

Clemson Best Western (e)	Interest only	Variable	October 2022	7,750,000	-

Unamortized issuance costs, net				(725,133)	(411,165)
Total mortgages payable, net				$51,942,387	$33,236,397

(a)	Certain of the Company’s obligation under the mortgage loan for the Hampton Inn Property to complete a property improvement plan (PIP) are guaranteed by individual members of the Manager and by an individual member of the noncontrolling owner. This guarantee is irrevocable and unconditional and requires the PIP work to be completed on schedule and free of all liens. As of September 30, 2019, the PIP was substantially complete.

(b)	The mortgage loan for the Hampton Inn Property bears interest at a variable rate based on LIBOR with a minimum rate of 6.1 percent. The interest rate payable is the USD LIBOR one-month rate plus 5 percent. As of September 30, 2019 and December 31, 2018, the rate in effect for the Hampton Inn Property mortgage was 7.125 percent and 7.50 percent, respectively.

(c)	The mortgage loan for the Hanover Square Property bears interest at a fixed rate of 4.9 percent until January 2023, when the interest rate adjusts to a new fixed rate which will be determined by adding 3.10 percentage points to the daily average yield on United States Treasury securities adjusted to a constant maturity of five years, as made available by the Federal Reserve Board, with a minimum of 4.9 percent. The fixed monthly payment includes principal and interest. The mortgage loan agreement for the Hanover Square property includes covenants to (i) maintain a Debt Service Coverage Ratio (“DSCR”) in excess of 1.35 to 1.00 and (ii) maintain a loan-to-value of real estate ratio of 75 percent. As of September 30, 2019, the Company believes that it is complaint with these covenants.

(d)	The mortgage loan for the Ashley Plaza Property bears interest at a fixed rate of 3.75 percent and is interest only for the first twelve months. Beginning on October 1, 2020, the monthly payment will be $52,795 for the remaining term of the loan, which will include interest at the fixed rate, and principal, based on a thirty year amortization schedule.

(e)	The mortgage loan for the Clemson Best Western Property bears interest at a variable rate based on LIBOR with a minimum rate of 7.15 percent. The interest rate payable is the USD LIBOR one-month rate plus 4.9 percent. As of September 30, 2019, the rate in effect for the Clemson Best Western Property mortgage was 7.15 percent.

For the Franklin Square Property mortgage payable, interest expense was $171,458 and $171,458 for the three months ended September 30, 2019 and 2018, respectively, and $508,783 and $508,784 for the nine months ended September 30, 2019 and 2018, respectively. Amortization of capitalized issuance costs was $4,638 and $4,638 for the three months ended September 30, 2019 and 2018, respectively, and $13,914 and $13,914 for the nine months ended September 30, 2019 and 2018, respectively. Interest accrued as of September 30, 2019 and December 31, 2018 was $55,910 and $57,774, respectively. As of September 30, 2019 and December 31, 2018, accumulated amortization of capitalized issuance costs was $44,835 and $30,921, respectively.

For the Hampton Inn Property mortgage payable, interest expense (before considering the impact of the offsetting payments from the interest rate protection transaction (see note below) was $196,432 and $190,726 for the three months ended September 30, 2019 and 2018, respectively, and $597,281 and $557,236 for the nine months ended September 30, 2019 and 2018, respectively. Payments received from the interest rate protection transaction (see note below) were recorded as a reduction of interest expense and were $10,122 and $3,386 for the three months ended September 30, 2019 and 2018, respectively, and $38,057 and $3,386 for the nine months ended September 30, 2019 and 2018, respectively. Amortization of capitalized issuance costs was $34,890 and $34,890 for the three months ended September 30, 2019 and 2018, respectively and $104,670 and $104,670 for the nine months ended September 30, 2019 and 2018, respectively. As of September 30, 2019 and December 31, 2018 accumulated amortization of capitalized issuance costs was $267,491 and $162,821, respectively.

F-27

For the Hanover Square Property mortgage payable, interest expense was $106,067 and $104,844 for the three months ended September 30, 2019 and 2018, respectively, and $320,012 and $167,762 for the nine months ended September 30, 2019 and 2018, respectively. Amortization of capitalized issuance costs was $3,183 and $3,183 for the three months ended September 30, 2019 and 2018, respectively and $9,549 and $5,305 for the nine months ended September 30, 2019 and 2018, respectively. Interest accrued as of September 30, 2019 and December 31, 2018 was $34,114 and $0, respectively. As of September 30, 2019 and December 31, 2018, accumulated amortization of capitalized issuance costs was $18,037 and $8,488, respectively.

For the Ashley Plaza Property mortgage payable, interest expense was $38,000 and $0 for the three months ended September 30, 2019 and 2018, respectively, and $38,000 and $0 for the nine months ended September 30, 2019 and 2018, respectively. Amortization of capitalized issuance costs was $1,453 and $0 for the three months ended September 30, 2019 and 2018, respectively and $1,453 and $0 for the nine months ended September 30, 2019 and 2018, respectively. As of September 30, 2019 and December 31, 2018, accumulated amortization of capitalized issuance costs was $1,453 and $0 respectively.

For the Clemson Best Western Property mortgage payable, interest expense was $13,853 and $0 for the three months ended September 30, 2019 and 2018, respectively, and $13,853 and $0 for the nine months ended September 30, 2019 and 2018, respectively.

Other interest expense was $8,266 and $379 for the three months ended September 30, 2019 and 2018, respectively, and $15,493 and $40,002 for the nine months ended September 30, 2019 and 2018, respectively. Other interest expense includes interest paid on the line of credit, short term and on the notes payable and related party notes payable, short term (see notes, below).

Interest rate protection transactions

The Hampton Inn Property

On November 3, 2017, the Company entered into an interest rate protection transaction to limit the Company’s exposure to increases in interest rates on the variable rate mortgage loan on the Hampton Inn Property. Under this agreement, the Company’s interest rate exposure is capped at 7 percent if USD 1-Month LIBOR BBA exceeds 2 percent. USD 1-Month LIBOR was 2.016 percent and 2.520 percent as of September 30, 2019 and December 31, 2018, respectively. In accordance with the guidance on derivatives and hedging, the Company records all derivatives on the balance sheet at fair value. As of September 30, 2019 and December 31, 2018, respectively, the fair value of the interest rate protection transaction was $7,129 and $126,797. The Company reports changes in the fair value of the derivative as a decrease (increase) in fair value-interest rate cap on its consolidated statements of operations.

Beginning in July 2018, the USD 1-Month LIBOR BBA rate exceeded two percent and remained in excess of two percent on each subsequent monthly valuation date from July 2018 through September 30, 2019. For the three months ended September 30, 2019 and 2018, respectively, the Company received $10,122 and $3,386 in payments under the Interest Rate Protection Transaction and for the nine months ended September 30, 2019 and 2018, respectively, the Company received $38,057 and $3,386 in payments under the Interest Rate Protection Transaction. All payments were recorded as a reduction to interest expense.

The Clemson Best Western Property

On September 27, 2019, the Company entered into an interest rate protection transaction to limit the Company’s exposure to increases in interest rates on the variable rate mortgage loan on the Clemson Best Western Property. Under this agreement, the Company’s interest rate exposure is capped at 8.4 percent if USD 1-Month LIBOR BBA exceeds 3.5 percent. USD 1-Month LIBOR was 2.016 percent and 2.520 percent as of September 30, 2019 and December 31, 2018, respectively. In accordance with the guidance on derivatives and hedging, the Company records all derivatives on the balance sheet at fair value. As of September 30, 2019 and December 31, 2018, respectively, the fair value of the interest rate protection transaction was $1,364 and $0. The Company reports changes in the fair value of the derivative as a decrease (increase) in fair value-interest rate cap on its consolidated statements of operations.

Line of credit, short term

As of September 30, 2019, the Company had a line of credit, short term outstanding in the principal amount of $2,000,000. The line of credit, short term was established on August 21, 2019 to provide short term funding for the Company’s acquisition of the Ashley Plaza Property and the Clemson Best Western Property (see note on 2019 acquisitions, above). On August 29, 2019, the Company received $1,000,000 in funding from the line of credit, short term, to fund a portion of its acquisition of the Ashley Plaza Property. On September 26, 2019, the Company received $1,000,000 to fund a portion of its acquisition of the Clemson Best Western Property. The Company paid $30,000 of loan fees, which were recorded as capitalized issuance costs, which are presented as a direct reduction of the associated debt. The line of credit, short term, has a six month term and matures on February 21, 2020.

The line of credit, short term, bears interest at a variable rate calculated at 250 basis points over USD 1-Month LIBOR as published in the Wall Street Journal. The rate adjusts on the first day of each month during which the loan is outstanding. As of September 30, 2019, the rate in effect for the line of credit, short term, was 4.724 percent. On October 1, 2019 the rate in effect adjusted to 4.516 percent. Interest expense includes amortization of the capitalized issuance costs using the straight-line method, which approximates to the effective interest method, over the six-month term of the loan.

F-28

For the line of credit, short term, interest expense was $4,856 and $0 for the three months ended September 30, 2019 and 2018, respectively, and $4,856 and $0 for the nine months ended September 30, 2019 and 2018, respectively. Interest accrued as of September 30, 2019 and December 31, 2018 was $4,856 and $0, respectively. Amortization of capitalized issuance costs was $5,000 and $0 for the three months ended September 30, 2019 and 2018, respectively and $5,000 and $0 for the nine months ended September 30, 2019 and 2018, respectively. As of September 30, 2019 and December 31, 2018, accumulated amortization of capitalized issuance costs was $5,000 and $0 respectively.

As of December 31, 2018, the Company had no line of credit, short term outstanding.

Note payable and related party notes payable, short term

As of September 30, 2019 and December 31, 2018, the Company had a related party note payable, short term, outstanding in the principal amount of $183,000 (see related party transactions, below) and $0, respectively. This note was issued on September 30, 2019 to fund a portion of the Company’s acquisition of the Brookfield Center Property, which closed on October 3, 2019 (see Note 10, below). The note is due on demand and bears interest at a rate of 5 percent annually.

During the three and nine months ended September 30, 2018, the Company repaid a short term note payable in the principal amount of $0 and $1,500,000, respectively. In addition, during the three and nine months ended September 30, 2018, the Company repaid related party notes payable, short term, to five related parties totaling $0 and $677,538, respectively.

F-29

Debt Maturity

The Company’s scheduled principal repayments on indebtedness as of September 30, 2019 (unaudited) are as follows:

	Mortgages Payable	Line of Credit, Short Term	Total
For the remaining three months ending December 31, 2019	$50,319	$-	$50,319
2020	10,849,696	2,000,000	12,849,696
2021	14,692,388	-	14,692,388
2022	8,186,108	-	8,186,108
2023	455,682	-	455,682
Thereafter	18,433,327	-	18,433,327
Total Maturities	$52,667,520	$2,000,000	$54,667,520
Less unamortized issuance costs	(725,133)	(25,000)	(750,133)
Mortgages payable, net	$51,942,387	$1,975,000	$53,917,387

5.	Rentals under Operating Leases

Future minimum rentals (based on recognizing future rents on the straight-line basis) to be received under noncancelable tenant operating leases for each of the next five years and thereafter, excluding Common Area Maintenance and other expense pass-throughs, as of September 30, 2019 (unaudited) are as follows:

For the remaining three months ending December 31, 2019	$1,115,208
2020	4,181,624
2021	3,893,616
2022	2,812,525
2023	1,996,815
Thereafter	6,307,461
Total minimum rents	$20,307,249

6.	Equity

The Company has authority to issue 1,000,000,000 shares consisting of 750,000,000 shares of common stock, $0.01 par value per share ("Common Shares"), and 250,000,000 shares of preferred stock, $0.01 par value per share ("Preferred Shares"). Substantially all of the Company’s business is conducted through its Operating Partnership. The REIT is the sole general partner of the Operating Partnership and owned a 97.30% and 94.89% interest in the Operating Partnership as of September 30, 2019 and December 31, 2018, respectively. Limited partners in the Operating Partnership who have held their units for one year or longer have the right to redeem their common units for cash or, at the REIT’s option, Common Shares at a ratio of one common unit for one common share. Under the Agreement of Limited Partnership, distributions to unit holders are made at the discretion of the REIT. The REIT intends to make distributions in a manner that will result in limited partners of the Operating Partnership receiving distributions at the same rate per unit as dividends per share are paid to the REIT’s holders of Common Shares.

In January 2018, the Company issued and sold 775,460 Common Shares and in February, 2018 the Company issued and sold 63,620 Common Shares at an offering price of $10.00 per share. Net proceeds from the issuances totaled $7,684,167, which includes the impact of discounts and offering costs, including the underwriters' selling commissions and legal, accounting and other professional fees.

On June 6, 2018 the Company issued and sold 8,500 Common Shares at an offering price of $10.00 per share. Net proceeds from the issuance totaled $65,825, which includes the impact of discounts and offering costs, including the underwriter’s selling commissions and legal, accounting and other professional fees.

On November 30, 2018, the Company issued and sold 240,000 Common Shares at an offering price of $10.00 per share. Net proceeds from the issuance totaled $1,838,727, which includes the impact of discounts and offering costs, including the underwriter’s selling commissions and legal, accounting and other professional fees. The Company also incurred $299,624 in other issuance costs during the year ended December 31, 2018.

On May 8, 2019, the Company issued and sold 1,666,667 Common Shares at an offering price of $4.80 per share. Net proceeds from the issuance totaled $7,222,501, which includes the impact of discounts and offering costs, including the underwriter’s selling commissions and legal fees. On May 21, 2019, the company issued and sold 227,062 Common Shares at an offering price of $4.80 per share, pursuant to its underwriter’s over-allotment option related to the May 8, 2019 offering. Net proceeds from the issuance totaled $991,807, which includes the impact of discounts and offering costs, including the underwriter’s selling commissions. On May 31, 2019, the Company issued and sold 270,833 shares pursuant to a private placement at an offering price of $4.80 per share. Net proceeds from the issuance totaled $1,183,998, which includes the impact of discounts and offering costs, including the underwriter’s selling commissions and legal fees. During the three and nine months ended September 30, 2019, the Company also incurred $116,632 and $887,465, respectively, in offering costs, including legal, accounting, advisory and other professional fees.

F-30

As of September 30, 2019 and December 31, 2018 there were 4,625,144 and 2,446,582 common units of the Operating Partnership outstanding with the REIT owning 4,500,144 and 2,321,582, respectively, of these common units. As of September 30, 2019 and December 31, 2018, there were 4,500,144 and 2,321,582 Common Shares of the REIT outstanding. As of September 30, 2019 and December 31, 2018, there were 125,000 common units of the Operating Partnership that were eligible for conversion to the Company’s Common Shares.

Warrants to purchase shares of common stock

On October 4, 2018, the Company issued a warrant to Moloney Securities Co. Inc. (the “Holder”), the lead underwriter of the issuances of the Company’s Common Shares in 2017 and the first six months of 2018, which grants the Holder the right to purchase 49,890 shares of the Company’s Common Shares, in whole or in part, at an exercise price of $12.50 per share, subject to certain conditions. The warrant was valued at $49,890 in the consolidated financial statements, its fair value as of the date of issuance using the Black-Scholes Model.

2018 Equity Incentive Plan

The Company’s 2018 Equity Incentive Plan (the “Plan”) was adopted by the Company’s Board of Directors on July 27, 2018 and approved by the Company’s shareholders on August 23, 2018. The Plan permits the grant of stock options, stock appreciation rights, stock awards, performance units, incentive awards and other equity-based awards (including LTIP units of the Company’s Operating Partnership) to its employees or an affiliate (as defined in the Plan) of the Company and for up to the greater of (i) 240,000 shares of common stock and (ii) eight percent (8%) of the number of fully diluted shares of the Company’s Common Shares (taking into account interests in the Operating Partnership that may become convertible into Common Shares).

On August 31, 2018, the Company’s Board of Directors approved a grant of 80,000 shares of Common Shares to two employees of the Manager who also serve as directors of the Company and a grant of 6,000 Common Shares to the Company’s three independent directors. The effective date of the grants was December 4, 2018, the date on which the registration of the Plan shares was effective. The Common Shares granted vest immediately, but will be restricted for six months by a lock-up agreement associated with the Company’s sale of its Common Shares on November 27, 2018. In addition, the Plan includes other restrictions on the sale of shares issued under the Plan. Because the Common Shares vest immediately, the fair value of the grants, or $790,340, was recorded to expense on the effective date of the grant. The fair value of the grants was determined by the market price of the Company’s Common Shares on the effective date of the grant.

On July 18, 2019, the Company’s Board of Directors approved a grant of 14,000 Common Shares to the Company’s five independent directors. The effective date of the grants was July 18, 2019. The Common Shares granted vest immediately and are unrestricted. However, the Plan includes other restrictions on the sale of shares issued under the Plan. Because the Common Shares vest immediately, the fair value of the grants, or $61,600, was recorded to expense on the effective date of the grant. The fair value of the grants was determined by the market price of the Company’s Common Shares on the effective date of the grant.

As of September 30, 2019, there are 140,000 shares available for issuance under the Plan.

Earnings per share

Basic earnings per share for the Company’s Common Shares is calculated by dividing income (loss) from continuing operations, excluding the net loss attributable to noncontrolling interests, by the Company’s weighted-average number of Common Shares outstanding during the period. Diluted earnings per share is computed by dividing the net income attributable to common shareholders, excluding the net loss attributable to noncontrolling interests, by the weighted average number of Common Shares, including any dilutive shares. As of September 30, 2019 and December 31, 2018, all of the Operating Partnership’s 125,000 common units outstanding were eligible to be converted, on a one-to-one basis, into Common Shares. The Operating Partnership’s common units have been excluded from the Company’s diluted earnings per share calculation because their inclusion would be antidilutive.

F-31

The Company's earnings per common share are determined as follows:

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Basic and diluted shares outstanding
Weighted average Common Shares – basic	4,497,585	1,995,582	3,410,847	1,983,791
Effect of conversion of operating partnership units	125,000	-	125,000	-
Weighted average common shares – diluted	4,622,585	1,995,582	3,535,847	1,983,791

Calculation of earnings per share – basic and diluted
Net loss attributable to common shareholders	$(606,206)	$(373,512)	$(2,351,840)	$(1,324,474)
Weighted average Common Shares – basic and diluted	4,497,585	1,995,582	3,410,847	1,983,791
Earnings per share – basic and diluted	$(0.13)	$(0.19)	$(0.69)	$(0.67)

Dividends and Distributions

During the three months ended September 30, 2019, a dividend was paid on July 17, 2019 to common shareholders of record on July 12, 2019. During the nine months ended September 30, 2019, a dividend was paid on May 28, 2019 payable to common shareholders of record on May 24, 2019, in addition to the dividend paid on July 18, 2019. During the three months ended September 30, 2018, a dividend was declared on July 12, 2018 payable to common shareholders of record on July 12, 2018. During the nine months ended September 30, 2018, dividends were declared on July 12, 2018 and April 2, 2018 payable to common shareholders of record on April 5, 2018. Dividends and distributions to noncontrolling interests paid during the three months and nine months ended September 30, 2019 and 2018, respectively, are as follows:

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Common shareholders (dividends)	$785,103	$349,255	$1,522,810	$697,039
Hanover Square Property noncontrolling interest (distribution)	12,000	-	40,000	-
Hampton Inn Property noncontrolling interest (distribution)	-	36,000	-	36,000
Operating Partnership unit holders (distributions)	21,875	21,875	43,750	43,750
Total dividends and distributions	$818,978	$407,130	$1,606,560	$776,789

7.	Commitments and Contingencies

Insurance

The Company carries comprehensive liability, fire, extended coverage, business interruption and rental loss insurance covering all of the properties in its portfolio, in addition to other coverages that may be appropriate for certain of its properties. Additionally, the Company carries a directors and officers liability insurance policy that covers such claims made against the Company and its directors and officers. The Company believes the policy specifications and insured limits are appropriate and adequate for its properties given the relative risk of loss, the cost of the coverage and industry practice; however, its insurance coverage may not be sufficient to fully cover its losses.

Concentration of Credit Risk

The Company is subject to risks incidental to the ownership and operation of commercial real estate. These risks include, among others, the risks normally associated with changes in the general economic climate, trends in the retail industry, creditworthiness of tenants, competition for tenants and customers, changes in tax laws, interest rates, the availability of financing and potential liability under environmental and other laws. The Company’s portfolio of properties is dependent upon regional and local economic conditions and is geographically concentrated in the Mid-Atlantic which represented 100 percent of the total annualized base revenues of the properties in its portfolio as of September 30, 2019. The Company’s geographic concentration may cause it to be more susceptible to adverse developments in those markets than if it owned a more geographically diverse portfolio. Additionally, the Company’s retail shopping center property depends on anchor stores or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants.

F-32

Regulatory and Environmental

As the owner of the buildings on its properties, the Company could face liability for the presence of hazardous materials (e.g., asbestos or lead) or other adverse conditions (e.g., poor indoor air quality) in its buildings. Environmental laws govern the presence, maintenance, and removal of hazardous materials in buildings, and if the Company does not comply with such laws, it could face fines for such noncompliance. Also, the Company could be liable to third parties (e.g., occupants of the buildings) for damages related to exposure to hazardous materials or adverse conditions in its buildings, and the Company could incur material expenses with respect to abatement or remediation of hazardous materials or other adverse conditions in its buildings. In addition, some of the Company’s tenants routinely handle and use hazardous or regulated substances and wastes as part of their operations at the Company’s properties, which are subject to regulation. Such environmental and health and safety laws and regulations could subject the Company or its tenants to liability resulting from these activities. Environmental liabilities could affect a tenant’s ability to make rental payments to the Company, and changes in laws could increase the potential liability for noncompliance. This may result in significant unanticipated expenditures or may otherwise materially and adversely affect the Company’s operations. The Company is not aware of any material contingent liabilities, regulatory matters or environmental matters that may exist.

Seasonality

The hotel industry historically has been seasonal in nature. Seasonal variations in occupancy at the Company’s hotels may cause quarterly fluctuations in its revenues. Occupancy rates and hotel revenues for the Company’s Hampton Inn Property are highest in October, due to a local event that generates significant demand, and generally greater in the second and third quarters than in the first quarter and in November and December. Occupancy rates and hotel revenues for the Company’s Clemson Best Western Property are highest in the spring and fall months, due to sporting events at Clemson University. To the extent that cash flow from operations is insufficient during any quarter, due to temporary or seasonal fluctuations in revenue, the Company expects to utilize cash on hand or available financing sources to meet cash requirements.

Litigation

The Company is not currently involved in any litigation or legal proceedings.

8.	Related Party Transactions

Medalist Fund Manager, Inc. (the “Manager”)

The Company is externally managed by the Manager, which makes all investment decisions for the Company. The Manager oversees the Company’s overall business and affairs and has broad discretion to make operating decisions on behalf of the Company and to make investment decisions.

The Company pays the Manager a monthly asset management fee equal to 0.125% of stockholders’ equity, payable in arrears in cash. For purposes of calculating the asset management fee, the Company’s stockholders’ equity means: (a) the sum of (1) the net proceeds from (or equity value assigned to) all issuances of the Company’s equity and equity equivalent securities (including common stock, common stock equivalents, preferred stock and OP Units issued by the Company’s operating partnership) since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (2) the Company’s retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that the Company has paid to repurchase its common stock issued in this or any subsequent offering. Stockholders’ equity also excludes (1) any unrealized gains and losses and other non-cash items (including depreciation and amortization) that have impacted stockholders’ equity as reported in the Company’s consolidated financial statements prepared in accordance with GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between the Company’s Manager and its independent director(s) and approval by a majority of its independent directors.

For the three months ended September 30, 2019 and 2018, respectively, the Company incurred $137,742 and $90,947 in asset management fees, and for the nine months ended September 30, 2019 and 2018, the Company incurred $345,438 and $253,606, in asset management fees, respectively. Asset management fees are recorded on the Company’s consolidated statements of operations as either (i) retail center property operating expenses, (ii) hotel property operating expenses or (iii) legal, accounting and other professional fees, depending on the basis on which the asset management fee is determined.

The Manager also receives an acquisition fee of 2.0% of the purchase price plus transaction costs, for each property acquired or investment made on the Company’s behalf at the closing of the acquisition of such property or investment, in consideration for the Manager’s assistance in effectuating such acquisition. Acquisition fees are allocated and added to the fair value of the tangible assets acquired. Repayment of funds advanced are recorded as a reduction in outstanding accounts payable and accrued liabilities. For the three and nine months ended September 30, 2019, the Company incurred and paid $512,171 in acquisition fees associated with the Ashley Plaza Property and Clemson Best Western Property transactions. During the three months ended September 30, 2018, the Company incurred and paid $0 in acquisition fees. During the nine months ended September 30, 2018, the Company incurred and paid $252,451 in acquisition fees associated with the Hanover Square Property transaction.

F-33

The Manager will be entitled to an incentive fee, payable quarterly, equal to an amount, not less than zero, equal to the difference between (1) the product of (x) 20% and (y) the difference between (i) Adjusted Funds from Operations (AFFO) (as further defined below) for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price of equity securities issued in this offering and in future offerings and transactions, multiplied by the weighted average number of all shares of common stock outstanding on a fully-diluted basis (including any restricted stock units, any restricted shares of common stock and OP Units) in the previous 12-month period, exclusive of equity securities issued prior to this offering, and (B) 7%, and (2) the sum of any incentive fee paid to the Manager with respect to the first three calendar quarters of such previous 12-month period. For purposes of calculating the incentive fee during the first years after completion of this offering, adjusted funds from operations (“AFFO”) will be determined by annualizing the applicable period following completion of this offering. AFFO is calculated by removing the effect of items that do not reflect ongoing property operations. The Company further adjusts funds from operations (“FFO”) for certain items that are not added to net income in the National Association of Real Estate Investment Trusts’ (NAREIT) definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of the Company’s properties, and subtract recurring capital expenditures (and, when calculating the incentive fee only, we further adjust FFO to include any realized gains or losses on real estate investments). No incentive fees were earned or paid during the three and nine months ended September 30, 2019 or 2018.

In addition to the asset management fees paid to the Manager, during the nine months ended September 30, 2019 and 2018, respectively, the Company repaid the Manager $0 and $236,026 for funds advanced by the Manager on behalf of the Company. No such repayments were recorded during the three months ended September 30, 2019 and 2018, respectively.

On September 30, 2019, the Company entered into a related party note payable, short term with the Manager by which the Manager provided $183,000 to fund a portion of the Company’s acquisition of the Brookfield Center Property which closed on October 3, 2019 (see subsequent events, below). The note is due on demand and bears interest at a rate of 5 percent annually.

Hampton Inn Property

The tenants in common owners of the Hampton Inn Property have entered into lease with the Hampton Inn TRS for the Hampton Inn Property. Under the lease, the Hampton Inn TRS, under a hotel management agreement with Marshall Properties, operates the property and pays rent to the tenants in common owners. Base rent and percentage rent are payable under the lease, as follows:

	Period	Annual Rent	Percentage Rent
Year 1	November, 2017 – October, 2018	$866,834	6% of Gross Revenue
Years 2 and 3	November, 2018 – October, 2020	$866,834	10% of Gross Revenue
Years 4 and 5	November, 2020 – October, 2022	$946,834	10% of Gross Revenue

During the three months ending September 30, 2019 and 2018 the Hampton Inn TRS incurred $301,406 and $269,020, respectively, in rent to the tenants in common owners and during the nine months ending September 30, 2019 and 2018 the Hampton Inn TRS incurred $881,666 and $813,356, respectively in rent to the tenants in common owners. As of September 30, 2019 and December 31, 2018 accrued but unpaid rent was $420,023 and $119,556. All material balances and transactions between the two entities have been eliminated in the consolidated financial statements.

As of September 30, 2019 and 2018, respectively, the Company had $945,000 and $0 in short-term advances outstanding to the tenants in common owners to fund costs associated with the property improvement plan. These loans will be repaid with funds from the escrow held by the lender and by cash flow from the Hampton Inn Property. These intercompany balances have been eliminated in the consolidated financial statements.

Clemson Best Western Property

The wholly owned subsidiary that owns the Clemson Best Western Property has entered into lease with the wholly owned Clemson Best Western TRS for the Clemson Best Western Property. Under the lease, the Clemson Best Western TRS, under a hotel management agreement with Marshall Properties, operates the property and pays rent to the owning entity. Base rent and percentage rent are payable under the lease, as follows:

	Period	Annual Rent	Percentage Rent
Years 1 through 3	October, 2019 – September, 2021	$787,188	16% of Gross Revenue
Years 4 and 5	October, 2022 – September, 2024	$847,188	16% of Gross Revenue

During the three months ending September 30, 2019 and 2018 the Clemson Best Western TRS incurred $11,305 and $0, respectively, in rent and during the nine months ending September 30, 2019 and 2018 the Hampton Inn TRS incurred $11,305 and $0, respectively in rent. As of September 30, 2019 and December 31, 2018 accrued but unpaid rent was $11,305 and $0. All material balances and transactions between the two entities have been eliminated in the consolidated financial statements.

F-34

Other related parties

The Company pays Shockoe Properties, LLC, a subsidiary of Dodson Properties, an entity in which one of the owners of the Manager holds a 6.32 percent interest, an annual property management fee of up to 3 percent of the monthly gross revenues of the Franklin Square Property and the Hanover Square Properties. These fees are paid in arrears on a monthly basis. During the three months ended September 30, 2019 and 2018, the Company paid Shockoe Properties, LLC property management fees of $31,128 and $22,987, respectively and during the nine months ended September 30, 2019 and 2018, the Company paid Shockoe Properties, LLC property management fees of $84,429 and $62,188, respectively.

9.	Segment Information

The Company establishes operating segments at the property level and aggregates individual properties into reportable segments based on product types in which the Company has investments. As of September 30, 2019, The Company had the following reportable segments:  retail center properties and hotel properties. During the periods presented, there have been no material intersegment transactions.

Net operating income ("NOI") is a non-GAAP financial measure and is not considered a measure of operating results or cash flows from operations under GAAP. NOI is the primary performance measure reviewed by management to assess operating performance of properties and is calculated by deducting operating expenses from operating revenues. Operating revenues include rental income, tenant reimbursements, hotel income, and other property income; and operating expenses include retail center property and hotel operating costs. The NOI performance metric consists of only revenues and expenses directly related to real estate rental operations. NOI reflects property acquisitions and dispositions, occupancy levels, rental rate increases or decreases, and the recoverability of operating expenses. NOI, as the Company calculates it, may not be directly comparable to similarly titled, but differently calculated, measures for other REITs.

Asset information and capital expenditures by segment are not reported because the Company does not use these measures to assess performance.  Depreciation and amortization expense, along with other expense and income items, are not allocated among segments.

The following table presents property operating revenues, expenses and NOI by product type:

	For the three months ended September 30,
	Hotel property		Retail center properties		Total
	2019	2018	2019	2018	2019	2018
Revenues	$862,975	$871,870	$1,044,590	$840,235	$1,907,565	$1,712,105
Operating expenses	718,920	637,383	285,694	226,136	1,004,614	863,519
Net operating income	$144,055	$234,487	$758,896	$614,099	$902,951	$848,586

	For the nine months ended September 30,
	Hotel property		Retail center properties		Total
	2019	2018	2019	2018	2019	2018
Revenues	$2,331,410	$2,720,512	$2,827,731	$2,001,759	$5,159,141	$4,722,271
Operating expenses	1,917,654	1,938,546	805,251	670,391	2,722,905	2,608,937
Net operating income	$413,756	$781,966	$2,022,480	$1,331,368	$2,436,236	$2,113,334

10.	Subsequent Events

As of November 5, 2019, the following events have occurred subsequent to the September 30, 2019 effective date of the consolidated financial statements:

On October 3, 2019, the Company closed on its acquisition of the Brookfield Center Property, a 64,884 square foot flex-industrial property in Greenville, South Carolina, for a purchase price of $6,700,000, exclusive of closing costs.

On October 21, 2019, the Company declared its third quarter dividend of $0.175 per share of common stock payable on or about December 4, 2019 to holders of the Company’s common stock on November 13, 2019.

F-35

MEDALIST DIVERSIFIED REIT, INC.

CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2018 and 2017

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Medalist Diversified REIT, Inc. and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Medalist Diversified REIT, Inc. and Subsidiaries (collectively, the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes and financial statement schedule III (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and their cash flows for each of the years in the two-year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Cherry Bekaert LLP

We have served as the Company’s auditors since 2017.

Richmond, VA

March 11, 2019

F-36

Medalist Diversified REIT, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2018 and 2017

	2018	2017
ASSETS
Investment properties, net	$45,323,497	$34,229,888
Cash	1,327,424	263,002
Rent and other receivables, net of allowance of $15,194 and $38,628, as of December 31, 2018 and 2017, respectively	108,478	122,017
Unbilled rent	259,216	51,784
Security deposits	71,022	54,119
Advance deposits	423,747	-
Escrows and operating property reserves	719,588	406,401
Property capital reserves	2,002,762	2,571,325
Intangible assets, net	2,585,834	2,259,904
Interest rate cap, at fair value	126,797	83,436
Prepaid expenses	158,687	50,802
Total Assets	$53,107,052	$40,092,678

LIABILITIES
Accounts payable and accrued liabilities	$826,336	$1,113,117
Intangible liabilities, net	439,726	300,724
Notes payable, short term	-	1,500,000
Related party notes payable, short term	-	677,538
Mortgages payable, net	33,236,397	24,419,268
Total Liabilities	$34,502,459	$28,010,647

EQUITY
Preferred stock, $.01 par value, 250,000,000 shares authorized, none issued and outstanding	$-	$-
Common stock, $.01 par value, 750,000,000 shares authorized, 2,321,582 and 1,148,002 shares issued and outstanding at Common stock December 31, 2018 and 2017, respectively	23,216	11,480
Additional paid-in capital	22,077,827	11,086,897
Offering costs	(1,835,291)	(912,060)
Accumulated deficit	(5,229,760)	(1,398,222)
Total Shareholders' Equity	15,035,992	8,788,095
Noncontrolling interests - Hampton Inn Property	2,009,031	2,211,345
Noncontrolling interests - Hanover Square Property	608,943	-
Noncontrolling interests - Operating Partnership	950,627	1,082,591
Total Equity	$18,604,593	$12,082,031
Total Liabilities and Equity	$53,107,052	$40,092,678

See notes to consolidated financial statements

F-37

Medalist Diversified REIT, Inc. and Subsidiaries

Consolidated Statements of Operations

For the years ended December 31, 2018 and 2017

	2018	2017
REVENUE
Retail center property revenues	$2,372,666	$1,091,915
Retail center property tenant reimbursements	541,116	233,240
Hotel property room revenues	3,636,485	396,088
Hotel property other revenues	39,684	3,414
Total Revenue	$6,589,951	$1,724,657

OPERATING EXPENSES
Retail center property operating expenses	976,468	602,970
Hotel property operating expenses	2,608,825	356,427
Share based compensation expenses	790,340	-
Legal, accounting and other professional fees	924,651	253,056
Corporate general and administrative expenses	119,679	54,185
Loss on impairment	191,578	-
Depreciation and amortization	2,043,323	743,146
Total Operating Expenses	7,654,864	2,009,784
Operating Loss	(1,064,913)	(285,127)
Interest expense	1,917,183	766,857
Net Loss from Operations	(2,982,096)	(1,051,984)
Other income	44,094	83,436
Net Loss before Income Taxes	(2,938,002)	(968,548)
Income tax expense	53,151	-
Net Loss	(2,991,153)	(968,548)
Less: Net loss attributable to Hampton Inn Property noncontrolling interests	(166,314)	(50,095)
Less: Net loss attributable to Hanover Square Property noncontrolling interests	(15,177)	-
Less: Net loss attributable to Operating Partnership noncontrolling interests	(66,339)	(70,534)
Net Loss Attributable to Medalist Common Shareholders	$(2,743,323)	$(847,919)

Loss per share from operations - basic and diluted	$(1.39)	$(1.28)

Weighted-average number of shares - basic and diluted	1,967,980	661,363

Dividends declared per common share	$0.525	$0.350

See notes to consolidated financial statements

F-38

MEDALIST DIVERSIFIED REIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

For the years ended December 31, 2018 and 2017

							Noncontrolling Interests
			Additional			Total	Hampton	Hanover
	Common Stock		Paid in	Offering	Accumulated	Shareholders'	Inn	Square	Operating
	Shares	Par Value	Capital	Costs	Deficit	Equity	Property	Property	Partnership	Total Equity
Balance, December 31, 2016	2	$-	$250	$(107,755)	$(188,083)	$(295,588)	$-	$-	$-	$(295,588)

Common stock issuances	1,148,000	11,480	11,086,647	-	-	11,098,127	-	-	-	11,098,127
Offering costs	-	-	-	(804,305)	-	(804,305)	-	-	-	(804,305)
Net loss	-	-	-	-	(847,919)	(847,919)	(50,095)	-	(70,534)	(968,548)
Dividends and distributions	-	-	-	-	(362,220)	(362,220)	(38,591)	-	(21,875)	(422,686)
Non-controlling interests	-	-	-	-	-	-	2,300,031	-	1,175,000	3,475,031

Balance, December 31, 2017	1,148,002	$11,480	$11,086,897	$(912,060)	$(1,398,222)	$8,788,095	$2,211,345	$-	$1,082,591	$12,082,031

Common stock issuances	1,087,580	10,876	10,151,560	-	-	10,162,436	-	-	-	10,162,436
Share based compensation	86,000	860	789,480	-	-	790,340	-	-	-	790,340
Offering costs	-	-	-	(873,341)	-	(873,341)	-	-	-	(873,341)
Warrants issued	-	-	49,890	(49,890)	-	-	-	-	-	-
Net loss	-	-	-	-	(2,743,323)	(2,743,323)	(166,314)	(15,177)	(66,339)	(2,991,153)
Dividends and distributions	-	-	-	-	(1,088,215)	(1,088,215)	(36,000)	(24,000)	(65,625)	(1,213,840)
Non-controlling interests	-	-	-	-	-	-	-	648,120	-	648,120

Balance, December 31, 2018	2,321,582	$23,216	$22,077,827	$(1,835,291)	$(5,229,760)	$15,035,992	$2,009,031	$608,943	$950,627	$18,604,593

See notes to consolidated financial statements

F-39

Medalist Diversified REIT, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the years ended December 31, 2018 and 2017

	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES

Net Loss	$(2,991,153)	$(968,548)

Adjustments to reconcile consolidated net loss to net cash used in operating activities
Depreciation	1,461,630	498,819
Amortization	581,693	244,327
Loan cost amortization	166,600	35,630
Amortization of tenant inducements	11,360	-
Increase in fair value - interest rate cap	(43,361)	(83,436)
Above (below) market lease amortization, net	136,370	97,037
Share-based compensation	790,340	-
Loss on impairment	191,578	-

Changes in assets and liabilities, net of acquisitions
Rent and other receivables, net	13,539	(122,017)
Unbilled rent	(207,432)	(51,784)
Prepaid expenses	(107,885)	(50,802)
Cash restricted for operating property security deposits	(16,903)	(54,119)
Cash restricted for escrows and operating property reserves	(13,187)	(406,401)
Accounts payable and accrued liabilities	(423,955)	817,447
Net cash used in operating activities	(450,766)	(43,847)

CASH FLOWS FROM INVESTING ACTIVITIES

Investment property acquisitions, net of cash acquired	(4,312,209)	(24,308,692)
Capital expenditures	(986,470)	(208,006)
Advance deposits	(423,747)	-
Decrease in property capital reserves	568,563	593,451
Net cash used in investing activities	(5,153,863)	(23,923,247)

CASH FLOWS FROM FINANCING ACTIVITIES

Dividends and distributions paid	(1,213,840)	(422,686)
Investment of noncontrolling interests	648,120	2,300,031
Issuance of notes payable and related party notes payable	-	2,177,538
Repayment of notes payable and related party notes payable	(2,177,538)	-
Proceeds from mortgages payable, net	250,652	10,181,309
Repayment of mortgages payable	(127,438)	-
Proceeds from sales of common stock, net	9,289,095	9,993,822
Net cash provided by financing activities	6,669,051	24,230,014

INCREASE IN CASH AND CASH EQUIVALENTS	1,064,422	262,920
CASH AND CASH EQUIVALENTS, beginning of period	263,002	82
CASH AND CASH EQUIVALENTS, end of period	$1,327,424	$263,002
	-
Supplemental Disclosures and Non-Cash Activities:

Other cash transactions:
Interest paid	$1,850,615	$585,179

Non-cash transactions:
Mortgage payable assumed for acquisition of Hanover Square Property	$8,527,315	$-
Mortgage payable assumed for acquisition of Franklin Square Property	-	14,275,000
Noncontrolling interests resulting from issuance of operating partnership units	-	1,175,000
Issuance of common stock related to Hampton Inn Property acquisition	-	300,000
Warrants issued	49,890	-
Capital expenditures recorded but not yet paid	137,174	-

See notes to consolidated financial statements

F-40

Medalist Diversified REIT, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1.	Organization and Basis of Presentation and Consolidation

Medalist Diversified Real Estate Investment Trust, Inc. (the “REIT”) is a Maryland corporation formed on September 28, 2015. Beginning with the taxable year ended December 31, 2017, the REIT has elected to be taxed as a real estate investment trust for federal income tax purposes. The REIT serves as the general partner of Medalist Diversified Holdings, LP (the “Operating Partnership”) which was formed as a Delaware limited partnership on September 29, 2015. As of December 31, 2018, the REIT, through the Operating Partnership, owned and operated three properties, the Shops at Franklin Square, a 134,239 square foot retail property located in Gastonia, North Carolina (the “Franklin Square Property”), the Greensboro Airport Hampton Inn, a hotel with 125 rooms on 2.162 acres in Greensboro, North Carolina (the “Hampton Inn Property”), and the Shops at Hanover Square North (the “Hanover Square Property”), a 73,440 square foot retail property located in Mechanicsville, Virginia. The Company owns 64 percent of the Hampton Inn Property as a tenant in common with a noncontrolling owner which owns the remaining 36 percent interest. The Company owns 84 percent of the Hanover Square Property as a tenant in common with a noncontrolling owner which owns the remaining 16 percent interest.

The use of the word “Company” refers to the REIT and its consolidated subsidiaries, except where the context otherwise requires. The Company includes the REIT, the Operating Partnership, wholly owned limited liability corporations which own or operate the properties, and the taxable REIT subsidiary which operates the Hampton Inn Property. As a REIT, certain tax laws limit the amount of “non-qualifying” income that Company can earn, including income derived directly from the operation of hotels. As a result, the Company and the tenant in common (“TIC”) noncontrolling owner, lease its consolidated hotel property to a taxable REIT subsidiary (“TRS”) for federal income tax purposes. The TRS is subject to income tax and is not limited as to the amount of nonqualifying income it can generate, but it is limited in terms of its value as a percentage of the total value of the Company’s assets. The TRS enters into an agreement with a third party to manage the operations of the hotel. The Company prepared the accompanying consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All material balances and transactions between the consolidated entities of the Company have been eliminated.

The Company was formed to acquire, reposition, renovate, lease and manage income-producing properties, with a primary focus on (i) commercial properties, including flex-industrial, limited service hotels, and retail properties, and (ii) multi-family residential properties in secondary and tertiary markets in the southeastern part of the United States, with an expected concentration in Virginia, North Carolina, South Carolina, Georgia, Florida and Alabama. The Company may also pursue, in an opportunistic manner, other real estate-related investments, including, among other things, equity or other ownership interests in entities that are the direct or indirect owners of real property, indirect investments in real property, such as those that may be obtained in a joint venture. While these types of investments are not intended to be a primary focus, the Company may make such investments in its Manager’s discretion.

The Company is externally managed by Medalist Fund Manager, Inc. (the ‘‘Manager’’). The Manager makes all investment decisions for the Company. The Manager and its affiliated companies specialize in acquiring, developing, owning and managing value-added commercial real estate in the Mid-Atlantic and Southeast regions. The Manager oversees the Company’s overall business and affairs and has broad discretion to make operating decisions on behalf of the Company and to make investment decisions. The Company’s stockholders are not involved in its day-today affairs.

F-41

2.	Summary of Significant Accounting Policies

Investment Properties

As of January 1, 2017, the Company adopted Accounting Standards Update (“ASU”) 2017-01, Business Combinations (Topic 805), which clarifies the framework for determining whether an integrated set of assets and activities meets the definition of a business. The revised framework establishes a screen for determining whether an integrated set of assets and activities is a business and narrows the definition of a business, which is expected to result in fewer transactions being accounted for as business combinations. Acquisitions of integrated sets of assets and activities that do not meet the definition of a business are accounted for as asset acquisitions. As a result, the acquisitions that occurred in 2017 and 2018 qualified as asset acquisitions and most of the Company’s future acquisitions of operating properties will qualify as asset acquisitions. Accordingly, third-party transaction costs associated with these acquisitions have been and will be capitalized, while internal acquisition costs will continue to be expensed.

Accounting Standards Codification (“ASC”) 805 mandates that “an acquiring entity shall allocate the cost of an acquired entity to the assets acquired and liabilities assumed based on their estimated fair values at date of acquisition.” ASC 805 results in an allocation of acquisition costs to both the tangible and intangible assets associated with income producing real estate. Tangible assets include land, buildings, site improvements, tenant improvements and furniture and fixtures, while intangible assets include the value of in-place leases, lease origination costs (leasing commissions and tenant improvements), legal and marketing costs and leasehold assets and liabilities (above or below market), among others.

The Company uses independent, third party consultants to assist management with its ASC 805 evaluations. The Company determines fair value based on accepted valuation methodologies including the cost, market, and income capitalization approaches. The purchase price is allocated to the tangible and intangible assets identified in the evaluation.

The Company records depreciation on buildings and improvements utilizing the straight-line method over the estimated useful life of the asset, generally 5 to 40 years. The Company reviews depreciable lives of investment properties periodically and makes adjustments to reflect a shorter economic life, when necessary. Tenant allowances, tenant inducements and tenant improvements are amortized utilizing the straight-line method over the term of the related lease. Amounts allocated to buildings are depreciated over the estimated remaining life of the acquired building or related improvements.

Acquisition and closing costs are capitalized as part of each tangible asset on a pro rata basis. Improvements and major repairs and maintenance are capitalized when the repair and maintenance substantially extend the useful life, increases capacity or improves the efficiency of the asset. All other repair and maintenance costs are expensed as incurred.

The Company reviews investment properties for impairment on a property-by-property basis whenever events or changes in circumstances indicate that the carrying value of investment properties may not be recoverable, but at least annually. These circumstances include, but are not limited to, declines in the property’s cash flows, occupancy and fair market value. The Company measures any impairment of investment property when the estimated undiscounted cash flows plus its residual value, is less than the carrying value of the property. To the extent impairment has occurred, the Company charges to income the excess of the carrying value of the property over its estimated fair value. The Company estimates fair value using unobservable data such as operating income, estimated capitalization rates, or multiples, leasing prospects and local market information. The Company may decide to sell properties that are held for use and the sale prices of these properties may differ from their carrying values.

During 2018, a tenant in the Company’s Franklin Square Property was evicted. The Company determined that the carrying value of the tenant improvements associated with this lease that were recorded as part of the purchase of the Franklin Square Property should be written off. As a result, the Company recorded a loss on impairment of $50,405 for the year ended December 31, 2018. The Company did not record any impairment adjustments to its investment properties during the year ended December 31, 2017.

Intangible Assets and Liabilities, net

The Company determines, through the ASC 805 evaluation, the above and below market lease intangibles upon acquiring a property. Intangible assets (or liabilities) such as above or below-market leases and in-place lease value are recorded at fair value and are amortized as an adjustment to rental revenue or amortization expense, as appropriate, over the remaining terms of the underlying leases. The Company amortizes amounts allocated to tenant improvements, in-place lease assets and other lease-related intangibles over the remaining life of the underlying leases. The analysis is conducted on a lease-by-lease basis.

F-42

During 2017, the Company recorded certain intangible assets and liabilities as part of its purchase of the Franklin Square Property. In May, 2018, the Company recorded certain intangible assets and liabilities as part of its purchase of the Hanover Square Property.

The Company reviews its intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of its intangible assets may not be recoverable, but at least annually. During 2018, a tenant in the Company’s Franklin Square Property was evicted. The Company determined that the book value of the intangible assets associated with this lease that were recorded as part of the purchase of the Franklin Square Property should be written off. As a result, the Company recorded a loss on impairment of intangible assets of $141,173 for the year ended December 31, 2018. The Company did not record any impairment adjustments to its intangible assets during the year ended December 31, 2017.

Details of these deferred costs, net of amortization and the impact of the impairment adjustment, are as follows:

	December 31,
	2018	2017
Intangible Assets
Leasing commissions	$305,646	$278,625
Legal and marketing costs	95,950	112,167
Above market leases	648,409	771,856
Leases in place	1,535,829	1,097,256
	$2,585,834	$2,259,904

Intangible Liabilities
Below market leases, net	$(439,726)	$(300,724)

Capitalized above-market lease values are amortized as a reduction of rental income over the remaining terms of the respective leases. Capitalized below-market lease values are amortized as an increase to rental income over the remaining terms of the respective leases. Adjustments to rental revenue related to the above and below market leases during the years ended December 31, 2018 and 2017 were as follows:

	For the years ended December 31,
	2018	2017
Amortization of above market leases	$214,415	$127,734
Amortization of below market leases	(78,045)	(30,697)
	$136,370	$97,037

Amortization of lease origination costs, leases in place and legal and marketing costs represent a component of depreciation and amortization expense. Amortization related to these intangible assets during the years ended December 31, 2018 and 2017 were as follows:

	For the years ended December 31,
	2018	2017
Leasing commissions	$(82,306)	$(41,602)
Legal and marketing costs	(31,660)	(18,674)
Leases in place	(467,727)	(184,051)
	$(581,693)	$(244,327)

As of December 31, 2018 and 2017, the Company’s accumulated amortization of lease origination costs, leases in place and legal and marketing costs totaled $821,014 and $244,327, respectively.

Future amortization of above and below market leases, lease origination costs, leases in place, legal and marketing costs and tenant relationships is as follows:

F-43

	2019	2020	2021	2022	2023	2024- 2027	Total
Intangible Assets
Leasing commissions	$88,331	$75,332	$67,721	$36,661	$17,855	$19,746	$305,646
Legal and marketing costs	30,054	20,736	16,127	11,739	8,126	9,168	95,950
Above market leases, net	212,864	180,650	173,712	81,183	-	-	648,409
Leases in place	490,184	404,455	365,252	157,418	54,354	64,166	1,535,829
	$821,433	$681,173	$622,812	$287,001	$80,335	$93,080	$2,585,834

Intangible Liabilities
Below market leases, net	$(94,045)	$(88,558)	$(85,321)	$(63,749)	$(48,840)	$(59,213)	$(439,726)

Conditional Asset Retirement Obligation

A conditional asset retirement obligation represents a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement depends on a future event that may or may not be with the Company’s control. Currently, the Company does not have any conditional asset retirement obligations. However, any such obligations identified in the future would result in the Company recording a liability if the fair value of the obligation can be reasonably estimated. Environmental studies conducted at the time the Company acquired its properties did not reveal any material environmental liabilities, and the Company is unaware of any subsequent environmental matters that would have created a material liability.

The Company believes that its properties are currently in material compliance with applicable environmental, as well as non-environmental, statutory and regulatory requirements. The Company did not record any conditional asset retirement obligation liabilities during the years ended December 31, 2018 and 2017, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of 90 days or less to be cash and cash equivalents. Cash equivalents are carried at cost, which approximates fair value. Cash equivalents consist primarily of bank operating accounts and money markets. Financial instruments that potentially subject the Company to concentrations of credit risk include its cash and cash equivalents and its trade accounts receivable. The Company places its cash and cash equivalents on deposit with financial institutions in the United States, which are insured by the Federal Deposit Insurance Company ("FDIC") up to $250,000. The Company's credit loss in the event of failure of these financial institutions is represented by the difference between the FDIC limit and the total amounts on deposit. Management monitors the financial institutions credit worthiness in conjunction with balances on deposit to minimize risk. As of December 31, 2018, the Company held a cash account with a balance of $900,669, which exceeded the FDIC limit by $650,699. As of December 31, 2017, the Company did not hold cash accounts with balances greater than $250,000.

Escrow Deposits and Property Reserves

Escrow deposits are restricted cash balances held by lenders for real estate taxes, insurance and other operating reserves. The Company presents changes in escrow deposits as operating activities in the consolidated statement of cash flows. As of December 31, 2018 and 2017, the Company reported $719,588 and $406,401, respectively, in escrow deposits.

Property capital reserves are restricted cash balances held by lenders for capital improvements, leasing commissions and tenant improvements. The Company presents changes in property capital reserves as investing activities in the consolidated statement of cash flows. As of December 31, 2018 and 2017, the Company reported $2,002,762 and $2,571,325, respectively, as a capital property reserve. These funds are being held in reserve for improvements to the Hampton Inn Property ($1,601,809 and $2,206,099 as of December 31, 2018 and 2017 respectively) and tenant improvements and leasing commissions for the Franklin Square Property ($400,953 and $365,226 as of December 31, 2018 and 2017 respectively). During the years ended December 31, 2018 and 2017, respectively, $604,290 and $0 in funds were released from the Hampton Inn Property capital reserve to fund costs associated with improvements to the Hampton Inn Property and $64,944 and $0 were released from the Franklin Square Property capital reserve to fund leasing costs.

Security Deposits

Security deposits are restricted cash balances held by the Company to offset potential damages, unpaid rent or other unmet conditions of its tenant leases. The Company presents changes in security deposits as operating activities in the consolidated statement of cash flows. As of December 31, 2018 and 2017, the Company reported $71,022 and $54,119, respectively in security deposits.

F-44

Revenue Recognition

Retail Property Revenues

The Company recognizes minimum rents from its retail center properties (the Franklin Square and Hanover Square properties) on a straight-line basis over the terms of the respective leases which results in an unbilled rent asset or deferred rent liability being recorded on the consolidated balance sheet. At December 31, 2018 and 2017, there were and $259,216 and $51,784, respectively, in unbilled rent. The Company’s leases generally require the tenant to reimburse the Company for a substantial portion of its expenses incurred in operating, maintaining, repairing, insuring and managing the shopping center and common areas (collectively defined as Common Area Maintenance or “CAM” expenses). The Company includes these reimbursements, along with other revenue derived from late fees and seasonal events, under the consolidated statements of operations caption "Retail center property tenant reimbursements." This significantly reduces the Company’s exposure to increases in costs and operating expenses resulting from inflation or other outside factors. The Company accrues reimbursements from tenants for recoverable portions of all these expenses as revenue in the period the applicable expenditures are incurred. The Company calculates the tenant’s share of operating costs by multiplying the total amount of the operating costs by a fraction, the numerator of which is the total number of square feet being leased by the tenant, and the denominator of which is the average total square footage of all leasable buildings at the property. The Company also receives escrow payments for these reimbursements from substantially all its tenants throughout the year.

The Company recognizes differences between previously estimated recoveries and the final billed amounts in the year in which the amounts become final. During the year ended December 31, 2018, the Company recognized $67,726 in revenues for CAM reimbursements related to 2017 for the Franklin Square Property, $16,457 in revenues for CAM reimbursements related to 2018 for the Franklin Square Property and $35,941 in revenues for CAM reimbursements related to 2018 for the Hanover Square Property. The Company recognizes lease termination fees in the period that the lease is terminated and collection of the fees is reasonably assured. Upon early lease termination, the Company provides for losses related to unrecovered intangibles and other assets. During the years ended December 31, 2018 and 2017, no such termination costs were recognized.

Hotel Property Revenues

Hotel revenues (from the Hampton Inn Property) are recognized as earned, which is generally defined as the date upon which a guest occupies a room or utilizes the hotel’s services.

Tenant receivables and unbilled rent

Tenant receivables include base rents, tenant reimbursements and receivables attributable to recording rents on a straight-line basis. The Company determines an allowance for the uncollectible portion of accrued rents and accounts receivable based upon customer credit-worthiness (including expected recovery of a claim with respect to any tenants in bankruptcy), historical bad debt levels, and current economic trends. The Company considers a receivable past due once it becomes delinquent per the terms of the lease. A past due receivable triggers certain events such as notices, fees and other allowable and required actions per the lease. As of December 31, 2018 and 2017, the Company’s allowance for uncollectible accounts totaled $15,194 and $38,628, respectively, which are comprised of amounts specifically identified based on management’s review of individual tenants’ outstanding receivables. Management determined that no additional general reserve is considered necessary as of December 31, 2018 and 2017, respectively.

Income Taxes

Beginning with the Company’s taxable year ended December 31, 2017, the REIT has elected to be taxed as a real estate investment trust for federal income tax purposes under Sections 856 through 860 of the Internal Revenue Code and applicable Treasury regulations relating to REIT qualification. In order to maintain this REIT status, the regulations require the Company to distribute at least 90% of its taxable income to shareholders and meet certain other asset and income tests, as well as other requirements.

During the year ended December 31, 2018, the REIT’s Hampton Inn TRS entity generated taxable income and an expense and accrual of $53,151 has been recorded for federal and state income taxes. During the year ended December 31, 2017, the REIT’s Hampton Inn TRS entity generated a tax loss, so no accrual was recorded. If the Company fails to qualify as a REIT, it will be subject to tax at regular corporate rates for the years in which it fails to qualify. If the Company loses its REIT status it could not elect to be taxed as a REIT for five years unless the Company’s failure to qualify was due to reasonable cause and certain other conditions were satisfied. Management has evaluated the effect of the guidance provided by GAAP on Accounting for Uncertainty of Income Taxes and has determined that the Company had no uncertain income tax positions.

Use of Estimates

The Company has made estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and revenues and expenses during the reported period. The Company’s actual results could differ from these estimates.

F-45

Assets Held for Sale

The Company records assets as held for sale when management has committed to a plan to sell the assets, actively seeks a buyer for the assets, and the consummation of the sale is considered probable and is expected within one year. The Company does not currently have plans to sell any of its properties.

Noncontrolling Interests

There are three elements of noncontrolling interests in the capital structure of the Company. The ownership interests not held by the REIT are considered noncontrolling interests. Accordingly, noncontrolling interests have been reported in equity on the consolidated balance sheets but separate from the Company’s equity. On the consolidated statements of operations, the subsidiaries are reported at the consolidated amount, including both the amount attributable to the Company and noncontrolling interests. Consolidated statements of changes in stockholders’ equity include beginning balances, activity for the period and ending balances for shareholders’ equity, noncontrolling interests and total equity.

The first noncontrolling interest is the Hampton Inn Property in which the Company owns a 64 percent tenancy in common interest through its subsidiaries and an outside party owns a 36 percent tenancy in common interest. The second is the Hanover Square Property in which the Company owns an 84 percent tenancy in common interest through its subsidiary and an outside party owns a 16 percent tenancy in common interest. The third noncontrolling ownership interest are the units in the Operating Partnership that are not held by the REIT and represent 5.11 percent and 9.82 percent of the outstanding Operating Partnership units as of December 31, 2018 and December 31, 2017, respectively.

The noncontrolling interest in the Operating Partnership is the portion of equity in the majority owned and consolidated Operating Partnership not attributable to the REIT. The noncontrolling interest of the Operating Partnership common unit holders is calculated by multiplying the noncontrolling interest ownership percentage at the balance sheet date by the Operating Partnership’s net assets (total assets less total liabilities). The noncontrolling interest percentage is calculated at any point in time by dividing the number of units not owned by the Company by the total number of units outstanding. The noncontrolling interest ownership percentage will change as additional common or preferred shares are issued by the REIT, or additional Operating Partnerships units are issued or as units are exchanged for the Company’s $0.01 par value per share Common Stock. During periods when the Operating Partnership’s noncontrolling interest changes, the noncontrolling ownership interest is calculated based on the weighted average Operating Partnership noncontrolling ownership interest during that period.

The Hampton Inn Property’s net income (loss) is allocated to the noncontrolling ownership interest based on its 36 percent ownership. During the year ended December 31, 2018, 36 percent of the Hampton Inn’s net loss of $461,982, or $166,314 was allocated to the noncontrolling partnership interest. During the year ended December 31, 2017, 36 percent of the Hampton Inn’s net loss of $139,152, or $50,095, was allocated to the noncontrolling ownership interest.

The Hanover Square Property’s net loss is allocated to the noncontrolling ownership interest based on its 16 percent ownership. During the year ended December 31, 2018, 16 percent of the Hanover Square Property’s net loss of $94,858, or $15,177, was allocated to the noncontrolling ownership interest. The Company did not own the Hanover Square Property during 2017.

The Operating Partnership’s net loss is allocated to the noncontrolling unit holders based on their ownership interest. During the year ended December 31, 2018, a weighted average of 5.98 percent of the Operating Partnership’s net loss of $1,108,614 or $66,339, was allocated to the noncontrolling unit holders. During the year ended December 31, 2017, a weighted average of 9.82 percent of the Operating Partnership’s net loss of $718,314, or $70,534, was allocated to the noncontrolling unit holders.

In 2017, 125,000 Operating Partnership units were issued to members of the selling LLC which owned the Hampton Inn Property who elected to participate in a 721 exchange, which allows the exchange of interests in real property for shares in a real estate investment trust. In this transaction, members of the selling LLC exchanged their membership interests for units in the Operating Partnership. These members of the selling LLC invested $1,175,000 in the Operating Partnership in exchange for 125,000 Operating Partnership units. Also in 2017, the noncontrolling owner of the Hampton Inn Property provided $2.3 million as part of the acquisition of the Hampton Inn Property.

Recent Accounting Pronouncements

For each of the accounting pronouncements that affect the Company, the Company elected to follow the rule that allows companies engaging in an initial public offering as an Emerging Growth Company to follow the private company implementation dates.

F-46

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, Revenue from Contracts with Customers.  The objective of ASU No. 2014-09 is to establish a single, comprehensive, five-step model for entities to use in accounting for revenue arising from contracts with customers that will supersede most of the existing revenue recognition guidance, including industry-specific guidance.  The core principle of this standard is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  ASU No. 2014-09 applies to all contracts with customers except those that are within the scope of other topics in the FASB ASC.  The new guidance is effective for public companies for annual reporting periods (including interim periods within those periods) beginning after December 15, 2017.  Entities have the option of using either a full retrospective or modified retrospective approach to adopt ASU No. 2014-09. The Company plans to follow the rule that allows companies engaging in an initial public offering as an Emerging Growth Company to follow the private company implementation dates, which has allowed the Company to adopt the standard effective on January 1, 2019.

Most significantly for the real estate industry, leasing transactions are not within the scope of the new standard.  A majority of the Company’s tenant-related revenue is recognized pursuant to lease agreements and will be governed by the leasing guidance discussed below.  The Company completed its assessment of ASU No. 2014-09 and has concluded that the guidance will not have a material impact on the Company’s method of revenue recognition.

Accounting for Leases

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842).  The amendments in this update govern a number of areas including, but not limited to, accounting for leases, replacing the existing guidance in ASC No. 840, Leases.  Under this standard, among other changes in practice, a lessee’s rights and obligations under most leases, including existing and new arrangements, would be recognized as assets and liabilities, respectively, on the balance sheet.  Other significant provisions of this standard include (i) defining the “lease term” to include the non-cancelable period together with periods for which there is a significant economic incentive for the lessee to extend or not terminate the lease; (ii) defining the initial lease liability to be recorded on the balance sheet to contemplate only those variable lease payments that depend on an index or that are in substance “fixed,” (iii) a dual approach for determining whether lease expense is recognized on a straight-line or accelerated basis, depending on whether the lessee is expected to consume more than an insignificant portion of the leased asset’s economic benefits and (iv) a requirement to bifurcate certain lease and non-lease components.  The lease standard is effective for fiscal years beginning after December 15, 2018 (including interim periods within those fiscal years), with early adoption permitted.  The Company plans to follow the rule that allows companies engaging in an initial public offering as an Emerging Growth Company to follow the private company implementation dates, which allows the Company to adopt the standard effective on January 1, 2020. Management does not believe the adoption will have a material impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, "Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments." This update enhances the methodology of measuring expected credit losses to include the use of forward-looking information to better calculate credit loss estimates. The guidance will apply to most financial assets measured at amortized cost and certain other instruments, such as accounts receivable and loans. The guidance will require that the Company estimate the lifetime expected credit loss with respect to these receivables and record allowances that, when deducted from the balance of the receivables, represent the net amounts expected to be collected. The Company will also be required to disclose information about how it developed the allowances, including changes in the factors that influenced the Company’s estimate of expected credit losses and the reasons for those changes. The guidance would be effective for interim and annual reporting periods beginning after December 15, 2020. The Company is currently in the process of evaluating the impact the adoption of the guidance will have on its consolidated financial statements.

Cash Flows

In August 2016, the FASB issued ASU No. 2016-15, "Classification of Certain Cash Receipts and Cash Payments." This ASU amends guidance to either add or clarify the classification of certain cash receipts and payments in the statement of cash flows. Eight specific issues were identified for further clarification and include: debt prepayment or extinguishment costs, settlement of zero-coupon debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of company-owned life insurance policies, distributions received from equity method investees, beneficial interests in securitization transactions and the classification of cash flows that have aspects of more than one class of cash flows. The provisions of ASU No. 2016-15 were effective for the Company as of January 1, 2018. The Company adopted the standard using the modified retrospective approach, and the adoption did not have any impact to the consolidated financial statements.

F-47

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force).” The ASU provides guidance on the presentation of restricted cash or restricted cash equivalents in the statement of cash flows in an effort to reduce diversity in practice. The standard requires a reconciliation of total cash, cash equivalents and restricted cash, such as escrows and operating property reserves and property capital reserves, in the cash flow statement or in the notes to the financial statements. This ASU is effective for annual and interim reporting periods beginning after December 15, 2017 and early adoption is permitted. The new standard is to be applied retrospectively for all periods presented. The Company plans to adopt the rule that allows companies engaging in an initial public offering as an Emerging Growth Company to follow the private company implementation dates, which has allowed the Company to adopt the standard effective January 1, 2019.

Related Parties Under Common Control and Business Combinations

In October 2016, the FASB issued ASU No. 2016-17, "Interests Held through Related Parties That Are Under Common Control." This ASU amends the consolidation guidance on how a reporting entity that is a single decision maker of a Variable Interest Entity (“VIE”) should treat indirect interests in the entity held through related parties that are under common control when determining whether it is the primary beneficiary of that VIE. The provisions of ASU No. 2016-17 were effective for the Company as of January 1, 2017. The Company has adopted this update, and the adoption did not have any impact to the consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, "Business Combinations." This ASU narrows the definition of a business and provides a framework for evaluating whether a transaction is an acquisition of a business or an asset. The amendment provides a screen to evaluate whether a transaction is a business and requires that when substantially all of the fair value of the acquired assets can be concentrated in a single asset or identifiable group of similar assets, then the assets acquired are not a business. If the screen is not met, then to be considered a business, the assets must have an input and a substantive process to create outputs. The Company early adopted the provisions of ASU No. 2017-01 as of January 1, 2017; this adoption had a material impact on the presentation of the Company’s consolidated financial statements. Specifically, as discussed above, acquisitions of integrated sets of assets and activities that do not meet the definition of a business are accounted for as asset acquisitions. The Company’s property acquisitions to date have been accounted for as asset acquisitions.

3.	Investment Properties

Investment properties consist of the following:

	December 31,
	2018	2017
Land	$7,462,946	$4,304,064
Site improvements	2,341,547	1,589,647
Buildings and improvements (a)	35,753,467	27,156,549
Furniture and fixtures (b)	1,733,273	1,678,447
Investment properties at cost (c)	47,291,233	34,728,707
Less accumulated depreciation	1,967,736	498,819
Investment properties, net	$45,323,497	$34,229,888

(a)	Includes tenant improvements (both those acquired at the acquisition and those constructed after the acquisition), tenant inducements, capitalized leasing commissions and other capital costs incurred post-acquisition.

(b)	Excludes $423,747 in pre-payments recorded during 2018 as advance deposits for furniture and fixtures not yet received as part of the renovations of the Hampton Inn Property. Upon completion of the renovation and the placement into service of the furniture and fixtures, the Company will reclassify the amounts recorded as advance deposits to a furniture and fixtures account.

(c)	Excludes intangible assets and liabilities (see note, below), escrow deposits and property reserves.

The Company’s depreciation expense on investment properties was $1,461,630 and $498,819 for the years ended December 31, 2018 and 2017, respectively. The accumulated depreciation totals, in the table above, include the impact of the recognition of the loss on impairment related to the Franklin Square Property tenant. Specifically, during the year ended December 31, 2018, $54,478 of gross capitalized tenant improvements recorded as part of the acquisition of the Franklin Square Property and $4,073 of related accumulated amortization were written off as part of the recognition of loss impairment. During the year ended December 31, 2017, the Company did not record a loss on impairment.

F-48

The Company generally records depreciation of capitalized tenant improvements and amortization of capitalized leasing commissions on a straight-line basis over the terms of the related leases. Details of these deferred costs, net of depreciation and amortization as of December 31, 2018 and 2017, respectively, are as follows:

	December 31,
	2018	2017
Capitalized tenant improvements, net	$175,580	$136,090
Capitalized leasing commissions, net	322,861	42,288

Depreciation on capitalized tenant improvements was $22,850 and $18,720 for the years ended December 31, 2018 and 2017, respectively. Amortization of capitalized leasing commissions was $25,075 and $1,033 for the years ended December 31, 2018 and 2017, respectively.

In May 2018, the Company paid $125,000 to induce a tenant in the Franklin Square Property to release a restriction in its lease that prohibited the Company from leasing space to a similar user. Capitalized tenant inducements are amortized as a reduction of rental income over the term of the respective lease. Details of these deferred costs, net of depreciation and amortization as of December 31, 2018 and 2017, respectively, are as follows:

	December 31,
	2018	2017
Capitalized tenant inducements, net	$113,640	$-

Amortization of the tenant inducement was $11,360 and $0 for the years ended December 31, 2018 and 2017, respectively.

A significant portion of the Company’s land, buildings and improvements serve as collateral for its mortgage loans payable portfolio. Accordingly, restrictions exist as to each property’s transferability, use and other common rights typically associated with property ownership.

Property Acquisitions

2018 Acquisitions

The Shops at Hanover Square North

On May 8, 2018, the Company completed its acquisition of an 84 percent interest in The Shops at Hanover Square North, a 73,440 square foot retail property located in Mechanicsville, Virginia, (the “Hanover Square Property”) through a wholly owned subsidiary. The purchase price for the Hanover Square Property was $12,173,000 paid through a combination of cash provided by the Company, assumed secured debt which amount was increased by additional debt and cash provided by the 16 percent noncontrolling investor. The Company’s total investment, including acquisition and closing costs, escrows and lease reserves was $12,961,557, including $122,033 of loan issuance costs and $648,120 in cash provided by a non-controlling investor. The Hanover Square Property, built in 2007, was 97 percent leased as of the acquisition date and is anchored by Marshalls and an Old Navy store.

The following summarizes the consideration paid and the fair values of assets acquired and liabilities assumed in conjunction with the acquisition described above, along with a description of the methods used to determine fair value. Asset values presented include allocated acquisition and closing costs.

F-49

Hanover Square
Fair value of assets acquired
Investment property (a)	$11,493,360
Lease intangibles and other assets (b)	1,093,057
Escrows and property reserves created or acquired (c)	300,000
Above market leases (b)	170,154
Below market leases (b)	(217,047)
Fair value of net assets acquired (d)	$12,839,524

Purchase consideration
Consideration paid with cash (e)	$3,291,404
Consideration paid with assumed mortgage debt (f)	8,527,315
Consideration paid with new mortgage debt (g)	372,685
Consideration paid by noncontrolling interest (h)	648,120
Total consideration (i)	$12,839,524

(a)	Represents the fair value of the investment property acquired which includes land, buildings, site improvements, tenant improvements and furniture and fixtures. The fair value was determined using the market approach, the cost approach, the income approach or a combination thereof. Closing and acquisition costs were allocated and added to the fair value of the tangible assets acquired.

(b)	Represents the fair value of lease intangibles and other assets. Lease intangibles include leasing commissions, leases in place, above market leases, below market leases and legal and marketing costs associated with replacing existing leases.

(c)	Escrow deposits are restricted cash balances held by lenders for real estate taxes, insurance and reserves for capital improvements. These are generally created at closing. For the Hanover Square Property, $200,000 in existing reserves were purchased at closing from the Seller as part of the loan assumption (see (f) below) and the Company funded $100,000 in additional escrows at closing.

(d)	Represents the total fair value of assets and liabilities acquired at closing.

(e)	Represents cash paid at closing and cash paid for acquisition (including intangible assets), escrows and closing costs paid outside of closing or directly by the Company.

(f)	Assumption of mortgage debt related to the purchase of the Hanover Square Property.

(g)	Issuance of new mortgage debt (an increase in the amount of the assumed mortgage) to fund the purchase of the Hanover Square Property. See mortgages payable.

(h)	Represents investment of noncontrolling interest paid at closing for the Hanover Square Property.

(i)	Represents the consideration paid for the fair value of the assets and liabilities acquired.

2017 Acquisitions

The Shops at Franklin Square

On April 28, 2017, the Company completed its acquisition of The Shops at Franklin Square, a 134,239 square foot retail property located in Gastonia, North Carolina, (the “Franklin Square Property”) through a wholly owned subsidiary. The purchase price for the Franklin Square Property was $20,500,000 paid through a combination of cash and assumed, secured debt. The Company’s total investment, including acquisition and closing costs, escrows and lease reserves was $22,054,071. The Franklin Square Property, built in 2006 and 2007, was 68 percent leased as of the acquisition date and is anchored by Ashley Furniture. As of December 31, 2018, the Franklin Square Property was 92.4 percent occupied.

Greensboro Airport Hampton Inn

On November 3, 2017 the Company completed its acquisition of a 64 percent interest in the Greensboro Airport Hampton Inn (the “Hampton Inn Property”) through a wholly owned subsidiary. The total purchase price for the Hampton Inn Property was $15.1 million paid through a combination of cash provided by the Company, operating partnership units (“OP Units”), the incurrence of new mortgage debt and cash provided by the 36 percent non-controlling investor. The total investment, including acquisition, closing costs, escrow deposits and a reserve for property improvements required under the Hampton Inn Property’s franchise agreement, was $18,004,621. The hotel has 125 rooms and was built in 1996.

The following summarizes the consideration paid and the fair values of assets acquired and liabilities assumed in conjunction with the 2017 acquisitions described above, along with a description of the methods used to determine fair value. Asset values presented include allocated acquisition and closing costs.

F-50

	2017 Acquisitions
	Franklin Square	Hampton Inn	Total
Fair value of assets acquired:

Investment property (a)	$18,761,322	$15,759,379	$34,520,701
Lease intangibles and other assets (b)	1,732,375	-	1,732,375
Escrows and property reserves created or acquired (c)	919,534	2,245,242	3,164,776
Above market leases (b)	899,589	-	899,589
Below market leases (b)	(331,420)	-	(331,420)
Capitalized loan fees (d)	72,671	-	72,671
Fair value of net assets acquired (e)	$22,054,071	$18,004,621	$40,058,692

Purchase Consideration:
Consideration paid with cash (f)	$7,779,071	$4,048,281	$11,827,352
Consideration paid with new mortgage debt (g)	-	10,181,309	10,181,309
Consideration paid with assumed mortgage debt (h)	14,275,000	-	14,275,000
Consideration paid with Company shares (i)	-	300,000	300,000
Consideration paid with Operating Partnership Units (j)	-	1,175,000	1,175,000
Consideration paid by noncontrolling interest (k)	-	2,300,031	2,300,031
Total consideration (l)	$22,054,071	$18,004,621	$40,058,692

(a)	Represents the fair value of the investment property acquired which includes land, buildings, site improvements, tenant improvements and furniture and fixtures. The fair value was determined using the market approach, the cost approach, the income approach or a combination thereof. Closing and acquisition costs were allocated and added to the fair value of the tangible assets acquired.

(b)	Represents the fair value of lease intangibles and other assets. Lease intangibles include leasing commissions, leases in place, above market leases, below market leases and legal and marketing costs associated with replacing existing leases.

(c)	Escrow deposits are restricted cash balances held by lenders for real estate taxes, insurance and reserves for capital improvements. These are generally created at closing. For the Franklin Square Property, existing reserves were purchased at closing from the Seller as part of the loan assumption (see (f) below).

(d)	Represents cash paid for loan fees for the Franklin Square Property mortgage which are capitalized and amortized over the term of the loan.

(e)	Represents the total fair value of assets and liabilities acquired at closing.

(f)	Represents cash paid at closing and cash paid for acquisition (including intangible assets), escrows, loan fees and closing costs paid outside of closing or directly by the Company.

(g)	Issuance of new mortgage debt of $10,600,000 to fund the purchase of the Hampton Inn Property, net of loan fees. See mortgages payable.

(h)	Assumption of mortgage debt related to the purchase of the Franklin Square Property.

(i)	Represents non-cash consideration paid by exchanging an ownership interest in the selling entity for 3,000 shares of the Company’s common stock as part of the Hampton Inn Property acquisition.

(j)	Represents non-cash consideration paid by exchanging an ownership interest in the selling entity for 125,000 Operating Partnership units as part of the Hampton Inn Property acquisition.

(k)	Represents investment of noncontrolling interest paid at closing for the Hampton Inn Property.

(l)	Represents the consideration paid for the fair value of the assets and liabilities acquired.

F-51

$.	Mortgages Payable

The Company’s mortgages payables were $33,236,397 and $24,419,268 as of December 31, 2018 and December 31, 2017, respectively.

				Balance
	Monthly	Interest		December 31,
Property	Payment	Rate	Maturity	2018	2017
Franklin Square	Interest only	4.7%	October 2021	$14,275,000	$14,275,000
Hampton Inn (a)	Interest only	Variable (b)	November 2020	10,600,000	10,600,000
Hanover Square (c)	$51,993	4.9%	December 2027	8,772,562	-

Unamortized issuance costs, net				(411,165)	(455,732)
Total mortgages payable, net				$33,236,397	$24,419,268

(a)	Certain of the Company’s obligation under the mortgage loan for the Hampton Inn Property to complete a property improvement plan (PIP) are guaranteed by individual members of the Manager and by an individual member of the noncontrolling owner. This guarantee is irrevocable and unconditional and requires the PIP work to be completed on schedule and free of all liens.

(b)	The mortgage loan for the Hampton Inn Property bears interest at a variable rate based on LIBOR with a minimum rate of 6.1 percent. The interest rate payable is the USD LIBOR one-month rate plus 5 percent. As of December 31, 2018 and 2017, the rate in effect for the Hampton Inn Property mortgage was 7.50 percent and 6.50 percent, respectively.

(c)	The mortgage loan for the Hanover Square property bears interest at a fixed rate of 4.9% until January 2023, when the interest rate adjusts to a fixed rate which will be determined by adding 3.10 percentage points to the daily average yield on United States Treasury securities adjusted to a constant maturity of five years, as made available by the Federal Reserve Board, with a minimum of 4.9%. The fixed monthly payment includes principal and interest. The mortgage loan agreement for the Hanover Square property includes covenants to (i) maintain a Debt Service Coverage Ratio (“DSCR”) in excess of 1.35 to 1.00 and (ii) maintain a loan-to-value of real estate ratio of 75%. As of December 31, 2018, the Company believes that it is complaint with these covenants.

For the Franklin Square Property mortgage payable, interest expense was $680,242 and $512,482 for the years ended December 31, 2018 and 2017, respectively. Amortization of capitalized issuance costs was $18,552 and $12,369 for the years ended December 31, 2018 and 2017, respectively. Interest accrued as of December 31, 2018 and 2017 was $57,774 and $57,774, respectively. As of December 31, 2018 and 2017, accumulated amortization of capitalized issuance costs was $30,921 and $12,369, respectively.

For the Hampton Inn Property mortgage payable, interest expense was $761,544 and $137,726 for the years ended December 31, 2018 and 2017, respectively. Payments received from the interest rate protection transaction (see note below) were recorded as a reduction of interest expense and were $12,330 and $0 for the years ended December 31, 2018 and 2017, respectively. Amortization of capitalized issuance costs was $139,560 and $23,261 for the years ended December 31, 2018 and 2017, respectively. Interest accrued as of December 31, 2018 and 2017 was $0 and $59,331, respectively. As of December 31, 2018 and 2017 accumulated amortization of capitalized issuance costs was $162,821 and $23,261, respectively.

For the Hanover Square Property mortgage payable, interest expense was $280,377 and $0 for the years ended December 31, 2018 and 2017, respectively. Amortization of capitalized issuance costs was $8,488 and $0 for the years ended December 31, 2018 and 2017, respectively. Interest accrued as of December 31, 2018 and 2017 was $0 and $0, respectively. As of December 31, 2018 and 2017 accumulated amortization of capitalized issuance costs was $8,488 and $0, respectively.

Interest rate protection transaction

On November 3, 2017, the Company entered into an Interest Rate Protection Transaction to limit the Company’s exposure to increases in interest rates on the variable rate mortgage loan on the Hampton Inn Property. Under this agreement, the Company’s interest rate exposure is capped at 7 percent if USD 1-Month LIBOR BBA exceeds 2 percent. USD 1-Month LIBOR was 2.51988 percent and 1.56775 percent as of December 31, 2018 and 2017, respectively. In accordance with the guidance on derivatives and hedging, the Company records all derivatives on the balance sheet at fair value. As of December 31, 2018 and 2017, respectively, the fair value of the interest Rate Protection Transaction was $126,797 and $83,436. The Company reports the changes in the fair value of the derivative in other income.

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Beginning in July 2018, the USD 1-Month LIBOR BBA rate exceeded two percent and remained in excess of two percent on each subsequent monthly valuation date from July 2018 through December 31, 2018. Accordingly, the Company received the following payments under the Interest Rate Protection Transaction, all of which were recorded as a reduction to interest expense:

Period	Payment Received	Period	Payment Received
July 2018	$1,104	October 2018	$2,209
August 2018	$1,141	November 2018	$3,423
September 2018	$1,141	December 2018	$3,312

Notes payable, short term and related party notes payable, short term

As of December 31, 2018, the Company had no notes payable, short term or related party notes payable, short term outstanding. As of December 31, 2017, the company had a short-term note payable outstanding to Virginia Commonwealth Bank in the principal amount of $1,500,000 with a fixed interest rate of 4.223 percent per annum. .

During the year ended December 31, 2018, the Company accrued $27,485 in interest on the Virginia Commonwealth Bank loan, which included a loan fee of $22,500 which was recorded as interest expense, and $4,985 in interest. During the year ended December 31, 2017, the Company accrued interest of $9,971.

On January 29, 2018, the Company repaid the short-term note payable, with interest. Interest paid on this loan during 2018 totaled $37,456, which included the $9,971 of interest accrued during the year ended December 31, 2017, the loan fee of $22,500, which was paid at the time of the principal repayment and which was recorded as interest expense and the $4,985 of interest accrued in January 2018.

As of December 31, 2018 and 2017, respectively, the Company had the following related party short-term notes payable outstanding:

	December 31,
	2018	2017
Loan payable to Medalist Fund I (a)	$-	$252,000
Loan payable to Medalist Fund II (a)	-	150,000
Loan payable to Medalist Properties 8 (b)	-	125,538
Loan payable to K&R Automotive (a)	-	100,000
Loan payable to Medalist Fund I-B (a)	-	50,000
	$-	$677,538

(a)	Interest rate of 5 percent for the term of the loan

(b)	Short term loan from seller of Hampton Inn Property which did not bear interest

Each loan was issued on November 2, 2017 and the proceeds were used to fund the purchase of the Hampton Inn Property. During the year ended December 31, 2018, the Company accrued $9,200 in interest on the related party short-term notes payable. During the year ended December 31, 2017, the Company accrued $18,400 in interest. All of these loans were repaid, with interest, on January 29, 2018, as follows:

	Principal	Interest
Loan payable to Medalist Fund I (a)	$252,000	$12,600
Loan payable to Medalist Fund II (a)	150,000	7,500
Loan payable to Medalist Properties 8 (b)	125,538	-
Loan payable to K&R Automotive (a)	100,000	5,000
Loan payable to Medalist Fund I-B (a)	50,000	2,500
	$677,538	$27,600

(a)	Interest rate of 5 percent for the term of the loan

(b)	Short term loan from seller of Hampton Inn Property which did not bear interest.

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On a weighted average basis, the effective interest rate on the short-term loans payable was 8.0 percent per annum.

Debt Maturity

The Company’s scheduled principal repayments on indebtedness as of December 31, 2018 are as follows:

2019	$192,446
2020	10,801,019
2021	14,487,444
2022	223,242
2023	234,589
Thereafter	7,708,822
Total Maturities	$33,647,562
Less Unamortized Issuance Costs	(411,165)
Outstanding Loans	$33,236,397

5.	Rentals under Operating Leases

Future minimum rentals (based on recognizing future rents on the straight-line basis) to be received under noncancelable tenant operating leases for each of the next five years and thereafter, excluding Common Area Maintenance and other expense pass-throughs, as of December 31, 2018 are as follows:

2019	$2,989,929
2020	2,623,055
2021	2,455,083
2022	1,492,061
2023	835,469
Thereafter	2,236,454
Total minimum rents	$12,632,051

6.	Equity

The Company has authority to issue 1,000,000,000 shares consisting of 750,000,000 shares of common stock, $0.01 par value per share ("Common Shares"), and 250,000,000 shares of preferred stock, $0.01 par value per share ("Preferred Shares"). Substantially all of the Company’s business is conducted through its Operating Partnership. The REIT is the sole general partner of the Operating Partnership and owned a 94.89% and 90.18% interest in the Operating Partnership as of December 31, 2018 and December 31, 2017, respectively. Limited partners in the Operating Partnership who have held their units for one year or longer have the right to redeem their common units for cash or, at the REIT’s option, Common Shares at a ratio of one common unit for one common share. Under the Agreement of Limited Partnership, distributions to unit holders are made at the discretion of the REIT. The REIT intends to make distributions in a manner that will result in limited partners of the Operating Partnership receiving distributions at the same rate per unit as dividends per share are paid to the REIT’s holders of Common Shares.

In January 2018, the Company issued and sold 775,460 Common Shares and in February, 2018 the Company issued and sold 63,620 Common Shares at an offering price of $10.00 per share. Net proceeds from the issuances totaled $7,684,167, which includes the impact of discounts and offering costs, including the underwriters' selling commissions and legal, accounting and other professional fees.

On June 6, 2018 the Company issued and sold 8,500 Common Shares at an offering price of $10.00 per share. Net proceeds from the issuance totaled $65,825, which includes the impact of discounts and offering costs, including the underwriter’s selling commissions and legal, accounting and other professional fees.

On November 30, 2018, the Company issued and sold 240,000 Common Shares at an offering price of $10.00 per share. Net proceeds from the issuance totaled $1,838,727, which includes the impact of discounts and offering costs, including the underwriter’s selling commissions and legal, accounting and other professional fees. The Company also incurred $299,624 in other issuance costs during the year ended December 31, 2018.

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As of December 31, 2018 and 2017 there were 2,446,582 and 1,273,002, respectively, of common units of the Operating Partnership outstanding with the REIT owning 2,321,582 and 1,148,002, respectively, of these common units. As of December 31, 2018 and 2017, there were 2,321,582 and 1,148,002, respectively, of Common Shares of the REIT outstanding. As of December 31, 2018 and 2017, there were 125,000 and 0, respectively, common units of the Operating Partnership that were eligible for conversion to the Company’s Common Shares.

Warrants to purchase shares of common stock

On October 4, 2018, the Company issued a warrant to Moloney Securities Co. Inc. (the “Holder), the lead underwriter of the issuances of the Company’s Common Shares in 2017 and the first six months of 2018, which grants the Holder the right to purchase 49,890 shares of the Company’s Common Shares, in whole or in part, at an exercise price of $12.50 per share, subject to certain conditions. The warrant was valued at $49,890 in the consolidated financial statements, its fair value as of the date of issuance using the Black-Scholes Model.

2018 Equity Incentive Plan

The Company’s 2018 Equity Incentive Plan (the “Plan”) was adopted by the Company’s Board of Directors on July 27, 2018 and approved by the Company’s shareholders on August 23, 2018. The Plan permits the grant of stock options, stock appreciation rights, stock awards, performance units, incentive awards and other equity-based awards (including LTIP units of the Company’s Operating Partnership) to its employees or an affiliate (as defined in the Plan) of the Company and for up to the greater of (i) 240,000 shares of common stock and (ii) eight percent (8%) of the number of fully diluted shares of the Company’s Common Shares (taking into account interests in the Operating Partnership that may become convertible into Common Shares).

On August 31, 2018, the Company’s Board of Directors approved a grant of 80,000 shares of Common Shares to two employees of the Manager who also serve as directors of the Company and a grant of 6,000 Common Shares to the Company’s three independent directors. The effective date of the grants was December 4, 2018, the date on which the registration of the Plan shares was effective. The Common Shares granted vest immediately, but will be restricted for six months by a lock-up agreement associated with the Company’s sale of its Common Shares on November 27, 2018. In addition, the Plan includes other restrictions on the sale of shares issued under the Plan. Because the Common Shares vest immediately, the fair value of the grants, or $790,340, was recorded to expense on the effective date of the grant. The fair value of the grants was determined by the market price of the Company’s Common Shares on the effective date of the grant.

As of December 31, 2018, there are 154,000 shares available for issuance under the Plan.

Earnings per share

Basic earnings per share for the Company’s Common Shares is calculated by dividing income (loss) from continuing operations, excluding the net loss attributable to noncontrolling interests, by the Company’s weighted-average number of Common Shares outstanding during the period. Diluted earnings per share is computed by dividing the net income attributable to common shareholders, excluding the net loss attributable to noncontrolling interests, by the weighted average number of Common Shares, including any dilutive shares. As of December 31, 2018, all of the Operating Partnership’s 125,000 common units outstanding were eligible to be converted, on a one-to-one basis, into Common Shares. As of December 31, 2017, none of the Operating Partnership’s common units outstanding to noncontrolling interests were eligible to be converted into shares of Common Stock. The Operating Partnership’s common units have been excluded from the Company’s diluted earnings per share calculation because their inclusion would be antidilutive.

The Company's earnings per common share are determined as follows:

	For the year ended December 31,
	2018	2017
Basic and diluted shares outstanding
Weighted average Common Shares – basic	1,967,980	661,363
Effect of conversion of operating partnership units	125,000	-
Weighted average common shares – diluted	2,092,980	661,363

Calculation of earnings per share – basic and diluted
Net loss attributable to common shareholders	$(2,743,323)	$(847,919)
Weighted average Common Shares – basic and diluted	1,967,980	661,363
Earnings per share – basic and diluted	$(1.39)	$(1.28)

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Dividends

During the years ended December 31, 2018, dividends were declared on March 28, 2018 payable to common shareholders of record on April 2, 2018, July 12, 2018 payable to common shareholders of record on July 12, 2018, and November 30, 2018 payable to common shareholders of record on December 12, 2018. During the years ended December 31, 2017, dividends were declared on August 15, 2017 payable to common shareholders of record on August 30, 2017 and December 21, 2017 payable to common shareholders of record on December 28, 2017. In addition, distributions were made to holders of Operating Partnership units and noncontrolling interests. Dividends and distributions paid during the years ended December 31, 2018 and 2017 are as follows:

	For the year ended December 31,
	2018	2017
Common shareholders (dividends)	$1,088,215	$362,220
Hampton Inn Property noncontrolling interest (distribution)	36,000	38,591
Hanover Square Property noncontrolling interest (distribution)	24,000	-
Operating Partnership unit holders (distributions)	65,625	21,875
Total dividends and distributions	$1,213,840	$422,686

7.	Commitments and Contingencies

 Hampton Inn Property – Property Improvement Plan

The Company is obligated under the mortgage loan for the Hampton Inn Property to complete a property improvement plan which includes exterior and interior renovations and replacement of furniture and fixtures. This obligation is irrevocably and unconditionally guaranteed by individual members of the Manager and by an individual member of the noncontrolling owner. The Company has entered into a series of contracts for this work with a total estimated cost of $2,576,920. These costs will be partially funded by $2,206,099 of funds held in escrow by the mortgage holder (see ‘Escrow Deposits and Property Reserves’, above), with the remainder being funded by the Company and the noncontrolling owner.

During the year ended December 31, 2018, the Company incurred and paid $1,009,452 in costs associated with the property improvement plan. Escrows held by the mortgage holder funded $604,290 of these costs and the remainder was funded by the Company. As of December 31, 2018, the Company estimates that the remaining costs to be incurred associated with this work is $1,567,468, all of which will be funded by the escrow balance of $1,601,809 as of December 31, 2018.

Insurance

The Company carries comprehensive liability, fire, extended coverage, business interruption and rental loss insurance covering all of the properties in its portfolio, in addition to other coverages that may be appropriate for certain of its properties. Additionally, the Company carries a directors and officers liability insurance policy that covers such claims made against the Company and its directors and officers. The Company believes the policy specifications and insured limits are appropriate and adequate for its properties given the relative risk of loss, the cost of the coverage and industry practice; however, its insurance coverage may not be sufficient to fully cover its losses.

Concentration of Credit Risk

The Company is subject to risks incidental to the ownership and operation of commercial real estate. These risks include, among others, the risks normally associated with changes in the general economic climate, trends in the retail industry, creditworthiness of tenants, competition for tenants and customers, changes in tax laws, interest rates, the availability of financing and potential liability under environmental and other laws. The Company’s portfolio of properties is dependent upon regional and local economic conditions and is geographically concentrated in the Mid-Atlantic which represented 100 percent of the total annualized base revenues of the properties in its portfolio as of December 31, 2018. The Company’s geographic concentration may cause it to be more susceptible to adverse developments in those markets than if it owned a more geographically diverse portfolio. Additionally, the Company’s retail shopping center property depends on anchor stores or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants.

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 Regulatory and Environmental

As the owner of the buildings on its properties, the Company could face liability for the presence of hazardous materials (e.g., asbestos or lead) or other adverse conditions (e.g., poor indoor air quality) in its buildings. Environmental laws govern the presence, maintenance, and removal of hazardous materials in buildings, and if the Company does not comply with such laws, it could face fines for such noncompliance. Also, the Company could be liable to third parties (e.g., occupants of the buildings) for damages related to exposure to hazardous materials or adverse conditions in its buildings, and the Company could incur material expenses with respect to abatement or remediation of hazardous materials or other adverse conditions in its buildings. In addition, some of the Company’s tenants routinely handle and use hazardous or regulated substances and wastes as part of their operations at the Company’s properties, which are subject to regulation. Such environmental and health and safety laws and regulations could subject the Company or its tenants to liability resulting from these activities. Environmental liabilities could affect a tenant’s ability to make rental payments to the Company, and changes in laws could increase the potential liability for noncompliance. This may result in significant unanticipated expenditures or may otherwise materially and adversely affect the Company’s operations. The Company is not aware of any material contingent liabilities, regulatory matters or environmental matters that may exist.

Litigation

The Company is not currently involved in any litigation or legal proceedings.

8.	Related Party Transactions

Medalist Fund Manager, Inc. (the “Manager”)

The Company is externally managed by the Manager, which makes all investment decisions for the Company. The Manager oversees the Company’s overall business and affairs and has broad discretion to make operating decisions on behalf of the Company and to make investment decisions.

The Company pays the Manager a monthly asset management fee equal to 0.125% of stockholders’ equity, payable in arrears in cash. For purposes of calculating the asset management fee, the Company’s stockholders’ equity means: (a) the sum of (1) the net proceeds from (or equity value assigned to) all issuances of the Company’s equity and equity equivalent securities (including common stock, common stock equivalents, preferred stock and OP Units issued by the Company’s operating partnership) since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (2) the Company’s retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that the Company has paid to repurchase its common stock issued in this or any subsequent offering. Stockholders’ equity also excludes (1) any unrealized gains and losses and other non-cash items (including depreciation and amortization) that have impacted stockholders’ equity as reported in the Company’s consolidated financial statements prepared in accordance with GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between the Company’s Manager and its independent director(s) and approval by a majority of its independent directors.

The Manager also receives an acquisition fee of 2.0% of the purchase price plus transaction costs, for each property acquired or investment made on the Company’s behalf at the closing of the acquisition of such property or investment, in consideration for the Manager’s assistance in effectuating such acquisition.

The Manager will be entitled to an incentive fee, payable quarterly, equal to an amount, not less than zero, equal to the difference between (1) the product of (x) 20% and (y) the difference between (i) Adjusted Funds from Operations (AFFO) (as further defined below) for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price of equity securities issued in this offering and in future offerings and transactions, multiplied by the weighted average number of all shares of common stock outstanding on a fully-diluted basis (including any restricted stock units, any restricted shares of common stock and OP Units) in the previous 12-month period, exclusive of equity securities issued prior to this offering, and (B) 7%, and (2) the sum of any incentive fee paid to the Manager with respect to the first three calendar quarters of such previous 12-month period. For purposes of calculating the incentive fee during the first years after completion of this offering, adjusted funds from operations (“AFFO”) will be determined by annualizing the applicable period following completion of this offering. AFFO is calculated by removing the effect of items that do not reflect ongoing property operations. The Company further adjusts funds from operations (“FFO”) for certain items that are not added to net income in the National Association of Real Estate Investment Trusts’ (NAREIT) definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of the Company’s properties, and subtract recurring capital expenditures (and, when calculating the incentive fee only, we further adjust FFO to include any realized gains or losses on real estate investments). No incentive fees were earned or paid during the year ended December 31, 2018 or 2017.

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In addition, the Manager advanced funds totaling $239,940 to the Company during 2016 and 2017 and $1,083 during 2018 to fund syndication, legal and other costs. On January 8, 2018, the Company reimbursed the Manager for $4,997 and on January 30, 2018, the Company reimbursed the Manager for $196,483, representing partial repayment of the funds the Manager advanced on behalf of the Company for syndication, legal and other costs. On May 3, 2018 the Company reimbursed the Manager $39,543 for the remainder of the syndication, legal and other costs.

For the years ended December 31, 2018 and 2017, respectively, the Company paid the Manager the following amounts:

	For the year ended December 31,
	2018	2017
Asset management fees	$305,193	$83,881
Acquisition fees earned in 2017	275,560	510,000
Acquisition fees earned in 2018	252,451	-
Repayment of funds advanced	241,023	-
	$1,074,227	$593,881

Asset management fees are recorded on the Company’s consolidated statements of operations as either (i) retail center property operating expenses, (ii) hotel property operating expenses or (iii) legal, accounting and other professional fees, depending on the basis on which the asset management fee is determined. Acquisition fees are allocated and added to the fair value of the tangible assets acquired. Repayment of funds advanced are recorded as a reduction in outstanding accounts payable and accrued liabilities.

For the years ended December 31, 2018 and 2017, respectively, the Company received the following payments from the Manager:

	For the year ended December 31,
	2018	2017
Medalist Fund Manager, Inc. (a)	$18,606	$-

(a)	Repayment of overpaid asset management fees. These amounts were netted against asset management fees payable during the year ended December 31, 2018.

As of December 31, 2018 and 2017, respectively, the Company recorded as an accounts payable and accrued liabilities on its consolidated balance sheets the following amounts payable to the Manager:

	December 31,
	2018	2017
Funds advanced – syndication, legal and other costs	$-	$239,940
Asset management fees accrued	17,755	-
Acquisition fees accrued	-	275,560

Hampton Inn Property

The tenants in common owners of the Hampton Inn Property have entered into lease with the Hampton Inn TRS for the Hampton Inn Property. Under the lease, the TRS, under a hotel management agreement with Marshall Properties, operates the property and pays rent to the tenants in common owners. Base rent and percentage rent are payable under the lease, as follows:

	Period	Annual Rent	Percentage Rent
Years 1 – 3	2017 - 2020	$866,834	6% of Gross Revenue
Years 4 – 5	2020 - 2022	$946,834	10% of Gross Revenue

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During the years ending December 31, 2018 the TRS paid $1,106,333 in rent to the tenants in common owners. During the years ending December 31, 2017 the TRS accrued $163,627 in rent payable to the tenants in common owners. All material balances and transactions between the two entities have been eliminated in the consolidated financial statements.

Other related parties

For the years ended December 31, 2018 and 2017, respectively, the Company made the following payments to other related parties:

	For the year ended December 31,
	2018	2017
Medalist Properties 8, LLC (a)	$43,623	$-
Shockoe Properties, Inc. (b)	86,077	35,062

Related party notes payable, short term, repayments
Principal and interest repaid to Medalist Fund I (c)	$264,600	$-
Principal and interest repaid to Medalist Fund II (c)	157,500	-
Principal and interest repaid to K&R Automotive (c)	105,000	-
Principal and interest repaid to Medalist Fund I-B (c)	52,500	-
Principal and interest repaid to Medalist Properties 8 (c)	125,538	-

(a)	In 2017, the Company acquired the Hampton Inn Property from an entity which was managed by the Manager and in which the Manager’s members had ownership interests. As part of the pro rations and reconciliations of rents and expenses from this transaction, the Company owed the selling entity $43,623, which was repaid to Medalist Properties 8, LLC, the seller of the Hampton Inn Property, on May 4, 2018.

(b)	The Company pays Shockoe Properties, LLC, a subsidiary of Dodson Properties, an entity in which one of the owners of the Manager holds a 6.32 percent interest, an annual property management fee of up to 3 percent of the monthly gross revenues of the Franklin Square Property and the Hanover Square Properties. These fees are paid in arrears on a monthly basis.

(c)	The Company entered into short term loans from various entities affiliated with the Manager to provide funds for the purchase of the Hampton Inn Property. These loans were repaid in January 2018 and are described under “Other Loans Payable”, above.

For the years ended December 31, 2018 and 2017, respectively, the Company received the following payments from other related parties:

	For the year ended December 31,
	2018	2017
Medalist Fund I, LLC (a)	$35,443	$-
Medalist Fund I, LLC (b)	37,468	-
Medalist Properties 8, LLC (c)	30,774	-

(a)	In 2017, the Company acquired the Franklin Square Property from an entity which was managed by the Manager and in which the Manager’s members had ownership interests. As part of the pro rations and reconciliations of rents and expenses from this transaction, the selling entity owed the Company $35,443, which was repaid by Medalist Fund I, LLC, the seller of the Franklin Square Property, on May 30, 2018.

(b)	On June 7, 2018, the Company received $37,468 from Medalist Fund I, LLC. This represented funds from a rollover of a member’s interest in Medalist Fund I, LLC to the Company’s Common Shares that was unpaid at the time of the closing of the issuance in January 2018.

(c)	In 2017, the Company acquired the Hampton Inn Property from an entity which was managed by the Manager and in which the Manager’s members had ownership interests. As part of the pro rations and reconciliations of expense from this transaction, the selling entity owed the Company $30,774, which was repaid by Medalist Properties 8, LLC, the seller of the Hampton Inn Property, on September 30, 2018.

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As of December 31, 2018 and 2017, respectively, the Company owed the following amounts to related parties:

	December 31,
	2018	2017
Medalist Properties 8, LLC (a)	$-	$32,194

Loan payable to Medalist Fund I (b)	-	252,000
Loan payable to Medalist Fund II (b)	-	150,000
Loan payable to K&R Automotive (b)	-	100,000
Loan payable to Medalist Fund I-B (b)	-	50,000
Loan payable to Medalist Properties 8 (b)	-	125,538

(a)	In 2017, the Company acquired the Hampton Inn Property from an entity which was managed by the Manager and in which the Manager’s members had ownership interests. As part of the pro rations and reconciliations of rents and expenses from this transaction, the Company owed the selling entity $32,194 as of December 31, 2017. Additional amounts due to the selling entity were identified and recorded in 2018. On May 4, 2018, $43,623 was repaid to Medalist Properties 8, LLC, the seller of the Hampton Inn Property.

(b)	See “Other Loans Payable”

As of December 31, 2018 and 2017, respectively, other related parties owed the Company the following amounts:

	December 31,
	2018	2017
Medalist Fund I, LLC (a)	$-	$35,443
Medalist Fund I, LLC (b)	-	37,468

(a)	In 2017, the Company acquired the Franklin Square Property from an entity which was managed by the Manager and in which the Manager’s members had ownership interests. As part of the pro rations and reconciliations of rents and expenses from this transaction, the selling entity owed the Company $35,443, which was repaid by Medalist Fund I, LLC, the seller of the Franklin Square Property, on May 30, 2018.

(b)	On June 7, 2018, the Company received $37,468 from Medalist Fund I, LLC. This represented funds from a rollover of a member’s interest in Medalist Fund I, LLC to the Company’s Common Shares that was unpaid at the time of the closing of the issuance in January 2018

9.	Segment Information

The Company establishes operating segments at the property level and aggregates individual properties into reportable segments based on product types in which the Company has investments. As of December 31, 2018, The Company had the following reportable segments:  retail center properties and hotel properties. During the periods presented, there have been no material intersegment transactions.

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Net operating income ("NOI") is a non-GAAP financial measure and is not considered a measure of operating results or cash flows from operations under GAAP. NOI is the primary performance measure reviewed by management to assess operating performance of properties and is calculated by deducting operating expenses from operating revenues. Operating revenues include rental income, tenant reimbursements, hotel income, and other property income; and operating expenses include retail center property and hotel operating costs. The NOI performance metric consists of only revenues and expenses directly related to real estate rental operations. NOI reflects property acquisitions and dispositions, occupancy levels, rental rate increases or decreases, and the recoverability of operating expenses. NOI, as the Company calculates it, may not be directly comparable to similarly titled, but differently calculated, measures for other REITs.

Asset information and capital expenditures by segment are not reported because the Company does not use these measures to assess performance.  Depreciation and amortization expense, along with other expense and income items, are not allocated among segments.

The following table presents property operating revenues, expenses and NOI by product type:

	Hotel property		Retail center properties		Total
	2018	2017	2018	2017	2018	2017
Revenues	$3,676,169	$399,502	$2,913,782	$1,325,155	$6,589,951	$1,724,657
Operating expenses	2,608,825	356,427	976,468	602,970	3,585,293	959,397
Net operating income	$1,067,344	$43,075	$1,937,314	$722,185	$3,004,658	$765,260

10.	Subsequent Events

As of March 11, 2019, the following events have occurred subsequent to the December 31, 2018 effective date of the consolidated financial statements:

Registration statement filed with SEC for issuance of additional shares of common stock

On January 31, 2019, the Company filed an S-11 registration statement, subject to completion, (the “Registration Statement”) with the United States Securities and Exchange Commission (“SEC”). Under the Registration Statement, the Company plans to sell 1,000,000 shares of common stock at a to-be-determined price per share. The Company will use the net proceeds from this issuance for property acquisitions, asset management and working capital and general corporate purposes.

Release of Property Escrows

On January 24, 2019, the mortgage holder for the Franklin Square Property released an escrow of $350,000 (recorded on the Company’s consolidated balance sheets under “Escrows and operating property reserves”). These funds had been held by the mortgage holder until the Company leased space that had been vacant upon the Company’s purchase of the Franklin Square Property. These funds will be used for general operating purposes.

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Medalist Diversified REIT, Inc. and Subsidiaries

Schedule III - Real Estate Properties and Accumulated Depreciation

December 31, 2018

		Initial Cost to Company			Costs Capitalized		Costs	Gross Amount at Which Carried at Close of Period						Life on Which Depreciation in Latest
Description	Encum- brances	Land	Buildings and Improvements		Subsequent to Acquisition		Written Off Due to Impairment	Land	Buildings and Improvements	Total	Accumulated Depreciation	Date of Construction	Date Acquired	Income Statements is Computed
Retail properties

The Shops at Franklin Square Gastonia, North Carolina	$14,275,000	$3,343,164	$15,418,158	(1)	$685,004		$(54,478)	$3,343,164	$16,048,684	$19,391,848	$1,006,271	2006	April 28, 2017	Building - 38 years Site Improvements - 13 years

Hanover North Shopping Center Mechanicsville, Virginia	8,772,562	3,158,882	8,334,478	(1)	6,115		-	3,158,882	8,340,593	11,499,475	229,238	2007	May 8, 2018	Building - 39 years Site Improvements - 12 years

Total retail properties	23,047,562	6,502,046	23,752,636		691,119		(54,478)	6,502,046	24,389,277	30,891,323	1,235,509

Hotel properties

Greensboro Airport Hampton Inn Greensboro, North Carolina	10,600,000	960,900	13,120,032	(2)	585,705	(2)	-	960,900	13,705,737	14,666,637	336,882	1996	November 3, 2017	Building - 51 years Site Improvements - 10 years

Total investment properties	$33,647,562	$7,462,946	$36,872,668		$1,276,824		$(54,478)	$7,462,946	$38,095,014	$45,557,960	$1,572,391

(1)	Excludes intangible assets

(2)	Excludes furniture and fixtures

F-62

	Franklin	Hanover	Hampton
	Square	Square	Inn	Total
Investments in real estate - 2018

Balance at beginning of period - 1/1/18	$18,959,453	$-	$14,090,807	$33,050,260
Additions during period:
Acquisitions	-	11,493,360	-	11,493,360
Capitalized leasing commissions	299,533	6,115	-	305,648
Capitalized tenant improvements	62,340	-	-	62,340
Capitalized tenant inducements	125,000	-	-	125,000
Building improvements - construction in progress	-	-	575,830	575,830
Impairment write-offs	(54,478)	-	-	(54,478)
Balance at end of period - 12/31/18	$19,391,848	$11,499,475	$14,666,637	$45,557,960

Accumulated depreciation - 2018

Balance at beginning of period	$394,746	$-	$48,125	$442,871
Additions charged to costs and expenses	615,599	229,238	288,756	1,133,593
Impairment write-offs	(4,073)	-	-	(4,073)
Balance at end of period	$1,006,272	$229,238	$336,881	$1,572,391

Net investments in real estate - end of period	$18,385,576	$11,270,237	$14,329,756	$43,985,569

Investments in real estate - 2017

Balance at beginning of period - 1/1/17	$-	$-	$-	$-
Additions during period:
Acquisitions	18,761,322	-	14,080,932	32,842,254
Capitalized leasing commissions	43,321	-	-	43,321
Capitalized tenant improvements	154,810	-	-	154,810
Building improvements - CIP	-	-	9,875	9,875
Balance at end of period - 12/31/17	$18,959,453	$-	$14,090,807	$33,050,260

Accumulated depreciation - 2017

Balance at beginning of period	$-	$-	$-	$-
Additions charged to costs and expenses	394,746	-	48,125	442,871
Balance at end of period	$394,746	$-	$48,125	$442,871
Net investments in real estate - end of period	$18,564,707	$-	$14,042,682	$32,607,389

F-63

ASHLEY PLAZA

FINANCIAL STATEMENT

Six Months Ended June 30, 2019 (unaudited) and

Year Ended December 31, 2018

F-64

Report of Independent Auditor

Board of Directors

Medalist Diversified REIT, Inc.

We have audited the accompanying statement of revenues and certain operating expenses (the “Statement”) of Ashley Plaza shopping center (the “Property”), as defined in Note 1 of the Statement, for the year ended December 31, 2018.

Management’s Responsibility for the Statement

Management is responsible for the preparation and fair presentation of this Statement, in accordance with accounting principles generally accepted in the United States of America that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on this Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statement.

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statement referred to above presents fairly, in all material respects, the revenues and certain operating expenses of the Property for the year ended December 31, 2018 in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying Statement was prepared as described in Note 1, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property’s revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ Cherry Bekaert LLP

Richmond, Virginia

September 24, 2019

F-65

ASHLEY PLAZA

STATEMENT OF REVENUES AND CERTAIN OPERATING EXPENSES

Six Months Ended June 30, 2019 (unaudited) and

Year Ended December 31, 2018

	Six months ended
	June 30, 2019	2018
	(unaudited)
REVENUE
Retail center property revenues	$644,636	$982,775
Retail center property tenant reimbursements	90,104	116,043

Total revenues	734,740	1,098,818

CERTAIN OPERATING EXPENSES
Real estate taxes and insurance	45,960	85,507
Operating and maintenance	67,022	167,211
Management fee	20,093	26,534

Total certain operating expenses	133,075	279,252

Revenues in excess of certain operating expenses	$601,665	$819,566

See accompanying notes to statement of revenues and certain operating expenses.

F-66

Notes to Statement of Revenues and Certain Operating Expenses

Note 1. Basis of Presentation

The accompanying statement of revenues and certain operating expenses (the “Statement”) includes the operations of Ashley Plaza shopping center (the “Property”).

The Statement has been prepared for the purpose of complying with Rule 8-06 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the Statement is not representative of the actual operations for the periods presented, as revenues and certain operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Property, have been excluded. Such excluded items include certain legal, accounting, maintenance and repair and interest expenses, non-cash expenses such as depreciation, amortization, and amortization of above-market and below-market leases, and interest income. Management is not aware of any material factors during the six months ended June 30, 2019 (unaudited) or the year ended December 31, 2018 that would cause the reported financial information not to be indicative of future operating results.

Note 2. Nature of Business and Summary of Significant Accounting Policies

Basis of accounting:

The Statement has been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”) as determined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Revenue recognition:

The Property recognizes rental revenue from tenants on a straight-line basis over the lease term when collectability is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset. Tenant recoveries related to reimbursement of real estate taxes, insurance, repairs and maintenance, and other operating expenses are recognized as revenue in the period the applicable expenses are incurred. Tenant recoveries and reimbursable expenses are recognized and presented gross, as the Property is generally the primary obligor with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier and bears the associated credit risk.

Income taxes:

As a limited liability company, the Property’s taxable income or loss is allocated to its members. Therefore, no provision or liability for income taxes has been included in the financial statement.

Use of estimates:

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain operating expenses during the reporting period to present the Statement in conformity with GAAP. Actual results could differ from those estimates.

F-67

Note 3. Minimum Future Lease Rentals

There are various lease agreements in place with tenants to lease space in the Property. As of June 30, 2019, the minimum future cash rents receivable under noncancelable operating leases in each of the next five years and thereafter are as follows:

(Unaudited)
For the remaining six months ending December 31, 2019	$663,156
2020	1,312,982
2021	1,250,343
2022	1,132,098
2023	975,772
Thereafter	4,071,940
Total future rents	$9,406,291

The above schedule takes into consideration all renewals, expirations and new leases executed from the period from January 1, 2019 through June 30, 2019.

Note 4. Tenant Concentrations

For the six months ended June 30, 2019 (unaudited), five tenants combine to represent approximately 68% of the Property’s rental revenues. For the year ended December 31, 2018, five tenants combine to represent approximately 70% of the Property’s rental revenues.

Note 5. Commitments and Contingencies

The Property is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. Management believes that the ultimate settlement of these actions will not have a material adverse effect on the Property’s results of operations.

Note 6. Subsequent Events

Management has evaluated subsequent events through September 24, 2019, the date the financial statement was available to be issued and there are no subsequent events for disclosure in the accompanying financial statement.

F-68

BROOKFIELD CENTER

FINANCIAL STATEMENT

Six Months Ended June 30, 2019 (unaudited) and

Year Ended December 31, 2018

F-69

Report of Independent Auditor

Board of Directors

Medalist Diversified REIT, Inc.

We have audited the accompanying statement of revenues and certain operating expenses (the “Statement”) of 48 Brookfield Center Drive (the “Property”), as defined in Note 1 of the Statement, for the year ended December 31, 2018.

Management’s Responsibility for the Statement

Management is responsible for the preparation and fair presentation of this Statement, in accordance with accounting principles generally accepted in the United States of America that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on this Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statement.

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statement referred to above presents fairly, in all material respects, the revenues and certain operating expenses of the Property for the year ended December 31, 2018 in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying Statement was prepared as described in Note 1, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property’s revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ Cherry Bekaert LLP

Richmond, Virginia

October 15, 2019

F-70

BROOKFIELD CENTER

STATEMENT OF REVENUES AND CERTAIN OPERATING EXPENSES

Six Months Ended June 30, 2019 (unaudited) and

Year Ended December 31, 2018

	Six months ended
	June 30, 2019	2018
	(unaudited)
REVENUE
Flex/industrial property revenues	$250,306	$501,268
Flex/industrial property tenant reimbursements	79,517	156,103

Total revenues	329,823	657,371

CERTAIN OPERATING EXPENSES
Real estate taxes and insurance	42,420	84,347
Operating and maintenance	32,076	66,878
Management fee	6,648	21,490

Total certain operating expenses	81,144	172,715

Revenues in excess of certain operating expenses	$248,679	$484,656

See accompanying notes to statement of revenues and certain operating expenses.

F-71

Notes to Statement of Revenues and Certain Operating Expenses

Note 1. Basis of Presentation

The accompanying statement of revenues and certain operating expenses (the “Statement”) includes the operations of the 64,884 square foot flex office/warehouse building located at 48 Brookfield Center Drive, Greenville, South Carolina (the “Property”).

The Statement has been prepared for the purpose of complying with Rule 8-06 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the Statement is not representative of the actual operations for the periods presented, as revenues and certain operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Property, have been excluded. Such excluded items include certain legal, accounting, maintenance and repair and interest expenses, non-cash expenses such as depreciation, amortization, and amortization of above-market and below-market leases, and interest income. Management is not aware of any material factors during the six months ended June 30, 2019 (unaudited) or the year ended December 31, 2018 that would cause the reported financial information not to be indicative of future operating results.

Note 2. Nature of Business and Summary of Significant Accounting Policies

Basis of accounting:

The Statement has been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”) as determined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Revenue recognition:

The Property recognizes rental revenue from tenants on a straight-line basis over the lease term when collectability is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset. Tenant recoveries related to reimbursement of real estate taxes, insurance, repairs and maintenance, and other operating expenses are recognized as revenue in the period the applicable expenses are incurred. Tenant recoveries and reimbursable expenses are recognized and presented gross, as the Property is generally the primary obligor with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier and bears the associated credit risk.

Income taxes:

As a limited liability company, the Property’s taxable income or loss is allocated to its members. Therefore, no provision or liability for income taxes has been included in the Statement.

Use of estimates in the preparation of the financial statement:

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain operating expenses during the reporting period to present the Statement in conformity with GAAP. Actual results could differ from those estimates.

Note 3. Minimum Future Lease Rentals

There are various lease agreements in place with tenants to lease space in the Property. As of June 30, 2019, the minimum future cash rents receivable under noncancelable operating leases for the next five years and thereafter are as follows:

(Unaudited)
For the remaining six months ending December 31, 2019	$262,298
2020	517,862
2021	451,343
2022	447,203
2023	420,070
Thereafter	709,947
Total future rents	$2,808,723

The above schedule takes into consideration all renewals, expirations and new leases executed from the period from January 1, 2019 through June 30, 2019.

F-72

Note 4. Tenant Concentrations

For the six months ended June 30, 2019 (unaudited), three tenants combine to represent approximately 91% of the Property’s rental revenues. For the year ended December 31, 2018, four tenants combine to represent approximately 85% of the Property’s rental revenues.

Note 5. Commitments and Contingencies

The Property is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. Management believes that the ultimate settlement of these actions will not have a material adverse effect on the Property’s results of operations.

Note 6. Subsequent Events

Management has evaluated subsequent events through October 15, 2019, the date the financial statement was available to be issued and there are no subsequent events for disclosure in the accompanying financial statement.

F-73

MEDALIST DIVERSIFIED REIT, INC.

% Series A Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 Per Share)

PROSPECTUS

Sole Book-Running Manager

Aegis Capital Corp.

                     , 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

Securities and Exchange Commission Registration Fee	$1,120
FINRA Filing Fee	3,950
Printing and Engraving Expenses	2,500
Legal Fees and Expenses	125,000
Accounting Fees and Expenses	50,000
Transfer Agent and Registrar Fees	2,500
Total	$185,070

Item 32. Sales to Special Parties

None

Item 33. Recent Sales of Unregistered Securities

During 2017, our company issued 1,148,000 shares of common stock at $10 per share, subject to issuance costs and discounts. The net proceeds were used to finance a portion of the purchase price of and pay expenses related to the acquisition of our Initial Portfolio. In addition, our company issued 125,000 OP Units in exchange for $1,175,000 contribution of equity in the Greensboro Hampton Inn. These shares were issued pursuant to an exemption from registration pursuant to Regulation A promulgated under the Securities Act of 1933, as amended, or the Securities Act.

During January and February 2018, our company issued 839,080 shares of common stock at $10 per share, subject to issuance costs and discounts. The net proceeds were used to (i) retire the short-term notes payable used to finance the purchase of the Greensboro Hampton Inn and (ii) fund our company’s acquisition of Hanover Square North, which closed in May 2018. These shares were issued pursuant to an exemption from registration pursuant to Regulation A promulgated under the Securities Act.

During June 2018, our company issued 8,500 shares of common stock at $10 per share, subject to issuance costs and discounts. The net proceeds were used as working capital and general corporate purposes. These shares were issued pursuant to an exemption from registration pursuant to Regulation A promulgated under the Securities Act.

During September 2018, our company issued warrants to purchase 49,890 shares of our common stock at a price of $0.001 per warrant. The proceeds were used as working capital and general corporate purposes. The warrants are exercisable from September 12, 2019 through July 8, 2021 at a price of $12.50. The warrants were issued pursuant to an exemption from registration pursuant to Section 4(a)(2) the Securities Act.

During May 2019, our company issued shares of common stock at $4.80 per share, subject to issuance costs and discounts. The proceeds were used as working capital and general corporate purposes. The warrants were issued pursuant to an exemption from registration pursuant to Section 4(a)(2) the Securities Act.

During January 2020, our company’s operating partnership issued 93,580 OP Units in exchange for tenant in common interests in the Greensboro Hampton Inn. These securities were issued pursuant to an exemption from registration pursuant to Section 4(a)(2) the Securities Act.

Item 34. Indemnification of Directors and Officers

Subject to any applicable limitations set forth under Maryland law or below, (i) no director or officer of our company shall be liable to us or our stockholders for money damages and (ii) we shall indemnify and pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (A) any individual who is a present or former director or officer of us; (B) any individual who, while a director or officer of us and at our request, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his service in such capacity; or (C) the Manager or any of its affiliates.

Under the Maryland General Corporation Law (the “MGCL”), a Maryland corporation may limit the liability of directors and officers to the corporation and its stockholders for money damages unless such liability results from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

In addition, the MGCL requires a corporation (unless its charter provides otherwise) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in a proceeding unless the following can be established:

•	the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

Finally, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Notwithstanding anything to the contrary contained in the paragraphs above, we shall not provide for indemnification of a director, the Manager or any affiliate of the Manager (the “Indemnitee”) for any liability or loss suffered by any of them or hold such person harmless for any loss or liability suffered by the registrant, unless all of the following conditions are met:

(i) the Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of our company;

(ii) the Indemnitee was acting on behalf of or performing services for us;

(iii) such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnitee is a director (other than an independent director), the Manager or an affiliate of the Manager or (B) gross negligence or willful misconduct, in the case that the Indemnitee is an independent director;

(iv) such indemnification or agreement to hold harmless is recoverable only out of net assets and not from stockholders; and

(v) with respect to losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws, one or more of the following conditions are met: (A) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnitee; (B) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (C) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

Neither the amendment nor repeal of the provision for indemnification in our charter, nor the adoption or amendment or amendment of any other provision of our charter or bylaws inconsistent with the provision for indemnification in our charter, shall apply to or affect in any respect the applicability of the provision for indemnification in our charter with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

We shall pay or reimburse reasonable legal expenses and other costs incurred by an Indemnitee in advance of the final disposition of a proceeding only if (in addition to the procedures required by the MGCL) all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of us, (b) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (c) the Indemnitee provides us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and undertakes to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular Indemnitee is not entitled to indemnification.

Item 35. Treatment of Proceeds from Stock Being Registered

None.

Item 36. Financial Statements and Exhibits

(a) The following financial statements are filed as part of this Registration Statement and included in the Prospectus:

•	The unaudited pro forma consolidated financial statements of Medalist Diversified REIT, Inc. as of September 30, 2019 and for the nine months ended September 30, 2019 and the year ended December 31, 2018.

•	The unaudited condensed consolidated financial statements of Medalist Diversified REIT, Inc. for the nine months ended September 30, 2019 and 2018.

•	The audited consolidated balance sheets of Medalist Diversified REIT, Inc. as of December 31, 2018 and 2017, and the related consolidated statements of operations, statements of changes in stockholders’ equity and statements of cash flows as of December 31, 2018 and 2017.

•	The financial statement of Ashley Plaza.

•	The financial statement of Brookfield Center.

(b) See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this Registration Statement on Form S-11, which Exhibit Index is incorporated herein by reference.

Item 37. Undertakings

(a) The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURE PAGE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia on February 6, 2020.

MEDALIST DIVERSIFIED REIT, INC.

By:	/s/ Thomas E. Messier
Thomas E. Messier
Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Form S-11 registration statement has been signed by the following persons in the following capacities on February 6, 2020.

Name		Title	Date

/s/ Thomas E. Messier		Chief Executive Officer and Chairman of the Board	February 6, 2020
Thomas E. Messier		(principal executive officer, principal accounting officer and principal financial officer)

*		President, Chief Operating Officer and	February 6, 2020
William R. Elliott		Vice Chairman of the Board

*		Director	February 6, 2020
Neil P. Farmer

*		Director	February 6, 2020
Charles S. Pearson, Jr.

*		Director	February 6, 2020
Charles M. Polk, III

*		Director	February 6, 2020
Dianna Raedle

*		Director	February 6, 2020
Mark Mullinix

* By:	/s/ Thomas E. Messier
Power-of-Attorney

EXHIBIT INDEX

The following exhibits are filed as part of this registration statement on Form S-11:

Exhibit Number	Description
1.1	Form of Underwriting Agreement by and between Medalist Diversified REIT, Inc., and Aegis Capital Corp.
3.1	Articles of Incorporation of Medalist Diversified REIT, Inc.**
3.2	Form of Articles Supplementary to the Articles of Incorporation of Medalist Diversified REIT, Inc. designating the Company’s Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share**
3.3	Bylaws of Medalist Diversified REIT, Inc. **
4.1	Form of Certificate of Common Stock **
4.2	Form of Certificate of Series A Cumulative Redeemable Preferred Stock**
5.1	Opinion of Kaplan Voekler Cunningham & Frank, PLC as to the legality of the securities being registered**
8.1	Opinion of Kaplan Voekler Cunningham & Frank, PLC as to certain federal income tax considerations**
10.1	Management Agreement by and among Medalist Diversified REIT, Inc. **
10.2	Real Estate Purchase and Sale Agreement, dated as of June 1, 2016, by and between Medalist Fund 1-A, LLC and Medalist Diversified Holdings, L.P. **
10.3	First Amendment Real Estate Purchase and Sale Agreement, dated as of September 2016, by and between Medalist Fund 1-A, LLC and Medalist Diversified Holdings, L.P. **
10.4	Second Amendment Real Estate Purchase and Sale Agreement, dated as of April 18, 2017, by and between Medalist Fund 1-A, LLC and Medalist Diversified Holdings, L.P. **
10.5	Third Amendment Real Estate Purchase and Sale Agreement, dated as of April 28, 2017, by and between Medalist Fund 1-A, LLC and Medalist Diversified Holdings, L.P. **
10.6	Loan Agreement, dated as of February 10, 2016, by and between Medalist Fund 1-A, LLC and Jefferies Loancore LLC**
10.7	Promissory Note, dated as of February 10, 2016 by Medalist Fund 1-A, LLC for the benefit of Jefferies Loancore LLC**
10.8	Deed of Trust, Assignment of Leases and Rents, and Security Agreement, dated as of February 10, 2016, by Medalist Fund 1-A, LLC for the benefit of Jefferies Loancore LLC**
10.9	Modification, Consent and Assumption Agreement with Release, dated as of April 28, 2017, by and among Medalist Fund 1-A, LLC, MDR Franklin Square, LLC, William R. Elliott, Thomas E. Messier, Medalist Diversified REIT, Inc. and Wells Fargo Bank, National Association **
10.10	Real Estate Purchase and Sale Agreement, dated as of July 31, 2016, by and between Medalist Properties 8, LLC and Medalist Diversified Holdings, L.P. **
10.11	First Amendment and Reinstatement of Real Estate Purchase and Sale Agreement, dated as of July 25, 2017, by and between Medalist Properties 8, LLC and Medalist Diversified Holdings, L.P. **
10.12	Second Amendment and Reinstatement of Real Estate Purchase and Sale Agreement, dated as of October 12, 2017, by and between Medalist Properties 8, LLC and Medalist Diversified Holdings, L.P. **
10.13	Assignment of Real Estate Purchase and Sale Agreement, dated as of September 2017, by and among Medalist Diversified Holdings, L.P., MDR Greensboro, LLC and PMI Greensboro, LLC **
10.14	Loan Agreement, dated as of November 3, 2017, by and among MDR Greensboro, LLC, PMI Greensboro, LLC and Benefit Street Partners Realty Operating Partnership, L.P. **
10.15	Promissory Note, dated as of November 3, 2017, by MDR Greensboro, LLC and PMI Greensboro, LLC for the benefit of Benefit Street Partners Realty Operating Partnership, L.P. **
10.16	Deed of Trust, Security Agreement, Assignment of Leases and Fixture Filing, dated as of November 3, 2017, by MDR Greensboro, LLC and PMI Greensboro, LLC for the benefit of Benefit Street Partners Realty Operating Partnership, L.P. **
10.17	Security Agreement, dated as of November 3, 2017, by MDR Greensboro HI TRS, LLC for the benefit of Benefit Street Partners Realty Operating Partnership, L.P. **
10.18	Tenants in Common Agreement, dated as of November 3, 2017, by and between MDR Greensboro, LLC and PMI Greensboro, LLC **
10.19	First Amendment to Tenants in Common Agreement, dated as of November 3, 2017, by and between MDR Greensboro, LLC and PMI Greensboro, LLC **
10.20	Limited Liability Company Agreement of MDR Greensboro HI TRS, LLC, dated as of September 15, 2017, by and between Medalist Diversified Holdings, L.P. and Peter Mueller, Inc. **

10.21	Real Estate Purchase and Sale Agreement, dated as of February 26, 2018, by and between COF North, LLC and Medalist Diversified Holdings, L.P. **
10.22	Assignment of Real Estate Purchase and Sale Agreement, dated as of May 3, 2018, by and between Medalist Diversified Holdings, L.P., MDR Hanover Square, LLC and PMI Hanover Sq., LLC **
10.23	Business Loan Agreement, dated as of November 3, 2017, by and between COF North, LLC and Langley Federal Credit Union **
10.24	Promissory Note, dated as of November 3, 2017, by COF North for the benefit of Langley Federal Credit Union **
10.25	Change in Terms Agreement, dated as of May 8, 2018, by MDR Hanover Square, LLC and PMI Hanover Sq., LLC **
10.26	Deed of Trust, dated as of November 3, 2017, by COF North for the benefit of Langley Federal Credit Union **
10.27	Modification of Deed of Trust, dated as of May 8, 2018, by MDR Hanover Square, LLC and PMI Hanover Sq., LLC for the benefit of Langley Federal Credit Union **
10.28	Tenants in Common Agreement, dated as of May 8, 2018, by and between MDR Hanover Square, LLC and PMI Hanover Sq., LLC **
10.29	Medalist Diversified REIT, Inc. 2018 Equity Incentive Plan **
10.30	Purchase and Sale Agreement, dated May 24, 2019, by and between HERI AUM LCC and Medalist Diversified Holdings, L.P. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 29, 2019).
10.31	Purchase Agreement, dated May 30, 2019, by and among Medalist Diversified REIT, Inc., Medalist Diversified Holdings, L.P. and Virginia Birth-Related Neurological Injury Compensation Program (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 31, 2019).
10.32	Placement Agency Agreement, dated May 30, 2019, by and among Medalist Diversified REIT, Inc., Medalist Diversified Holdings, L.P. and Aegis Capital Corp. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 31, 2019).
10.33	Purchase and Sale Agreement, dated July 9, 2019, by and between RCG-Goldsboro, LLC and Medalist Diversified Holdings, L.P. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 11, 2019).
10.34	Reinstatement of and First Amendment to Purchase and Sale Agreement, dated July 19, 2019, by and between HERI AUM LLC and Medalist Diversified Holdings, L.P. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 23, 2019).
10.35	Contract of Sale and Purchase, dated July 19, 2019, by and among Appian-Brookfield South 48, LLC, Appian-Brookfield TIC, LLC and Medalist Fund Manager, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 5, 2019).
10.36	Assignment of Real Estate Purchase and Sale Agreement, dated August 5, 2019, by and between Medalist Fund Manager, Inc. and Medalist Diversified Holdings, L.P. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on August 5, 2019).
10.37	Agreement of Limited Partnership of Medalist Diversified Holdings, L.P. **
10.38	Form of First Amendment to Agreement of Limited Partnership of Medalist Diversified Holdings, L.P.**
21.1	List of Subsidiaries**
23.1	Consent of Kaplan Voekler Cunningham & Frank, PLC (included in Exhibit 5.1)
23.2	Consent of Kaplan Voekler Cunningham & Frank, PLC (included in Exhibit 8.1)
23.3	Consents of Cherry Bekaert LLP**
24.1	Powers of Attorney (included on the signature page of this Company’s Registration Statement on Form S-11 filed on December 10, 2019)

** Previously filed.